    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            TELETECH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  7389                                 84-1291044
     (State or Other Jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of Incorporation or Organization)          Classification Code Number)                 Identification No.)

                            ------------------------

                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203
                                 (303) 894-4000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                             JAMES B. KAUFMAN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            TELETECH HOLDINGS, INC.
                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203
                                 (303) 894-4000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

     STEVEN A. COHEN, ESQ.                                         M. WAINWRIGHT FISHBURN, ESQ.
    HOGAN & HARTSON L.L.P.                                              COOLEY GODWARD LLP
 ONE TABOR CENTER, SUITE 1500                                          4365 EXECUTIVE DRIVE
    1200 SEVENTEENTH STREET                                                 SUITE 1100
    DENVER, COLORADO 80202                                          SAN DIEGO, CALIFORNIA 92121
        (303) 899-7300                                                    (858) 550-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                    AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                    TO BE         OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED(1)        COMMON SHARE           PRICE(2)              FEE(3)
Common Stock, $0.01 par value per share.....       8,428,371               N/A             $155,398,094            $41,025

(1) Represents the maximum number of shares of common stock, par value $0.01 per share, of TeleTech expected to be issued pursuant to the transactions described herein, based on (i) the number of shares of Newgen common stock outstanding on August 21, 2000 (10,535,464 shares) and (ii) the highest exchange ratio of .80 of a share of TeleTech common stock for each share of Newgen common stock applicable in the merger.

(2) Estimated solely for purposes of calculating the registration fee and computed pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, based on the market value of the Newgen common stock to be converted into TeleTech common stock in the merger, as established by the average of the high and low sales prices per share of Newgen common stock as reported on the Nasdaq National Market on October 2, 2000.

(3) This fee has been calculated pursuant to Section 6(b) of the Securities Act as .0264 of one percent of $155,398,094.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Newgen Stockholders:

    The boards of directors of TeleTech Holdings, Inc. and Newgen Results Corporation have approved a merger agreement that provides for the merger of Newgen with a wholly owned subsidiary of TeleTech. As a result of the merger, Newgen will become a wholly owned subsidiary of TeleTech. If the parties complete the merger, you will receive shares of TeleTech common stock in exchange for your shares of Newgen common stock. The number of shares of TeleTech common stock you will receive is based on an exchange ratio that will be determined by dividing $18.00 by the average closing price of TeleTech's common stock for the 20 consecutive trading days ending on the second full trading day prior to the closing date of the merger. However, you will receive no less than .48 and no more than .80 of a share of TeleTech common stock for each share of Newgen common stock that you own.

    TeleTech's common stock is listed on the Nasdaq National Market under the
trading symbol "TTEC." On       , 2000, the last reported trading price of
TeleTech's common stock was $      .

    The parties cannot complete the merger unless a majority of the stockholders of Newgen adopt the merger agreement. The board of directors of Newgen has scheduled a special meeting of its stockholders to vote on this matter. The
special meeting is being held on       , 2000, at             .m. local time at
            . Whether or not you plan to attend the Newgen special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by voting by telephone or through the Internet as instructed on your proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal presented at the Newgen special meeting. If you do not return your card or you do not appoint a proxy by telephone or through the Internet, or you do not instruct your broker how to vote any shares held for you in "street name," it will have the same effect as a vote against the merger.

    THE NEWGEN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ITS STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

    Various stockholders of Newgen (including members of management), which beneficially own a total of approximately 56.6% of the outstanding shares of Newgen's common stock, have entered into voting agreements with TeleTech, pursuant to which they have agreed to vote all of their Newgen shares in favor of the adoption of the merger agreement. As a result, the adoption of the merger agreement by Newgen stockholders at the Newgen special meeting is assured.

    THIS PROXY STATEMENT/PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE NEWGEN SPECIAL MEETING AND THE MERGER. YOU CAN ALSO GET INFORMATION FROM PUBLICLY AVAILABLE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS RELATING TO THE MERGER AND AN INVESTMENT IN TELETECH COMMON STOCK" BEGINNING ON PAGE 25 OF THIS PROXY STATEMENT/PROSPECTUS.

                                        Sincerely,
                                        Gerald L. Benowitz
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated             , 2000 and is first being
mailed to stockholders on or about       , 2000.

                                     [LOGO]

                       12680 HIGH BLUFF DRIVE, SUITE 300
                          SAN DIEGO, CALIFORNIA 92130
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON       , 2000

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Newgen
Results Corporation, a Delaware corporation, will be held at            .m.,
local time, on       , 2000, at       , for the following purposes:

        1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of August 21, 2000, by and among Newgen Results Corporation, TeleTech Holdings, Inc., a Delaware corporation and NG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary TeleTech Holdings, Inc., as described in more detail in the proxy statement/prospectus that accompanies this Notice.

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

    The board of directors of Newgen Results Corporation has fixed the close of
business on             , 2000, as the record date for the determination of the
stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of stockholders entitled to vote at the special meeting will be open to examination by the stockholders, during regular business hours, for a period of ten days prior to the special meeting at Newgen Results Corporation's principal executive offices at 12680 High Bluff Drive, Suite 300, San Diego, California 92130.

    THE BOARD OF DIRECTORS OF NEWGEN RESULTS CORPORATION HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE NEWGEN RESULTS CORPORATION STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF NEWGEN COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT.

                                        By order of Newgen Results Corporation's
                                        Board of Directors,
                                        Samuel Simkin
                                        SENIOR VICE PRESIDENT, CHIEF OPERATING
                                        OFFICER AND SECRETARY

      , 2000

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, AND WHETHER YOU OWN ONE OR MORE SHARES OF NEWGEN COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN BY DELIVERING TO THE SECRETARY OF NEWGEN A WRITTEN REVOCATION OR A PROXY WITH A LATER DATE OR BY VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY VIA THE INTERNET OR BY PHONE.

        Please do not send your stock certificates with your proxy card.

                      REFERENCE TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about TeleTech that is not included in this document. That information is described under "Where You Can Find More Information." TeleTech will provide the information incorporated into this document without charge to you upon written or oral request, to the extent it does not already accompany this document. Requests should be made in writing or by telephone to the following:

                            TeleTech Holdings, Inc.
                        1700 Lincoln Street, Suite 1400
                             Denver, Colorado 80203
                        Telephone number: (303) 894-4000
                           Attention: General Counsel

    IN ORDER TO ENSURE TIMELY DELIVERY OF THE INFORMATION PRIOR TO THE NEWGEN
STOCKHOLDER MEETING, REQUESTS MUST BE RECEIVED BY             , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS & ANSWERS ABOUT THE MERGER........................      1
SUMMARY.....................................................      4
  The Companies.............................................      4
  The Newgen Special Meeting; Vote Required.................      4
  Share Ownership of Newgen's Management....................      4
  Newgen Voting Agreements..................................      4
  No Dissenters' Rights.....................................      5
  The Merger................................................      5
  Recommendation of Newgen's Board of Directors.............      5
  Fairness Opinion of Newgen's Financial Advisor............      5
  Conflicts of Interest of Newgen's Directors and Executive
    Officers in the Merger..................................      5
  The Merger Agreement......................................      5
  Conversion of Newgen Common Stock.........................      5
  Conditions to the Merger..................................      6
  Termination of the Merger Agreement; Termination Fees.....      6
  Regulatory Approvals......................................      6
  Federal Income Tax Consequences...........................      6
  Accounting Treatment......................................      6
  Comparison of Stockholder Rights..........................      7
  Where You Can Find More Information.......................      7
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
DATA........................................................      8
NEWGEN RESULTS CORPORATION QUARTERLY FINANCIAL INFORMATION
(UNAUDITED).................................................     11
COMPARATIVE PER SHARE INFORMATION...........................     12
PRICE RANGE OF COMMON STOCK.................................     13
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION.................................................     15
RISK FACTORS RELATING TO THE MERGER AND AN INVESTMENT IN
TELETECH COMMON STOCK.......................................     25
  Risks Related to the Merger...............................     25
    You will receive shares of TeleTech common stock based
     on an exchange ratio that is determined by the market
     value of TeleTech common stock.........................     25
    If the merger fails to qualify as a reorganization you
     will recognize gain or loss on your Newgen shares......     25
    TeleTech may not be able to treat the merger as a
     pooling of interests for accounting purposes...........     25
    The requirement for regulatory approvals may delay
     completion of the merger...............................     26
    The issuance of shares of TeleTech common stock in the
     merger will result in immediate dilution of the
     outstanding TeleTech common stock......................     26
    Sales of substantial amounts of TeleTech's common stock
     in the open market could depress TeleTech's stock
     price..................................................     26
    Failure of Newgen stockholders to adopt the merger
     agreement may require Newgen, under certain
     circumstances, to pay termination fees and may result
     in a decrease in the market price of Newgen common
     stock..................................................     26
    The directors and executive officers of Newgen may have
     interests in the completion of the merger that are
     different from the interests of Newgen's
     stockholders...........................................     27
    TeleTech may encounter difficulties in the integration
     and development of the business of Newgen..............     27

                                                                PAGE
                                                              --------
    General uncertainty related to the merger could harm the
     combined company.......................................     28
    The costs of the merger and the costs of integrating
     TeleTech's and Newgen's operations are substantial and
     will make it more difficult for TeleTech to achieve
     profitability..........................................     28
  Risks Related to TeleTech's Business......................     28
    TeleTech's loss of any of its major clients may
     materially reduce its revenues.........................     28
    The terms of TeleTech's contracts with its clients do
     not guarantee a minimum level of revenue...............     29
    The service fees that TeleTech charges its clients may
     not cover the costs TeleTech incurs in providing
     services...............................................     29
    TeleTech's customer interaction centers occasionally are
     under used, but TeleTech incurs the same operating
     costs regardless of level of use.......................     29
    TeleTech's failure to manage effectively its rapid
     growth may delay its achievement of its business
     strategy...............................................     29
    TeleTech must enhance its services and develop new ones
     to be successful in the rapidly changing market........     30
    TeleTech's success depends on its retention of key
     personnel and its ability to hire other key
     personnel..............................................     30
    TeleTech's success depends on the maintenance of good
     labor relations and its ability to effectively respond
     to high personnel turnover.............................     30
    The market TeleTech faces is highly competitive and
     TeleTech may not be able to compete effectively........     30
    TeleTech may experience difficulties in completing and
     integrating acquired companies and joint ventures,
     which may slow its growth..............................     31
    A system failure could delay or interrupt service to
     TeleTech clients.......................................     31
    TeleTech's international operations subject it to
     additional risks.......................................     31
    TeleTech has experienced and may continue to experience
     fluctuations in its quarterly operating results........     31
    Changes in key industries that use TeleTech's services
     may negatively affect TeleTech's revenues..............     32
    TeleTech's success depends on the success of TeleTech's
     clients' products......................................     32
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................     33
THE NEWGEN SPECIAL MEETING..................................     34
  Date, Time and Place of the Special Meeting...............     34
  Matters to be Considered at the Special Meeting...........     34
  Stock Entitled to Vote....................................     34
  Quorum....................................................     34
  Voting Rights; Vote Required for Approval.................     34
  Abstentions, Failures to Vote and Broker Non-Votes........     34
  Voting by Proxy; Revocation of Proxy......................     35
  Certain Beneficial Owners.................................     35
  Voting via the Internet or by Telephone...................     35
  Solicitation of Proxies...................................     36
  No Dissenters' Rights.....................................     36
THE MERGER..................................................     38
  Background of the Merger..................................     38
  Recommendation of Newgen's Board of Directors.............     42
  Newgen's Reasons for the Merger...........................     42
  Opinion of Financial Advisor to Newgen....................     44
  TeleTech's Reasons for the Merger.........................     49
  Interests of Certain Persons in the Merger................     50

                                                                PAGE
                                                              --------
  Structure of the Merger and Conversion of Newgen Common
    Stock...................................................     51
  Exchange of Newgen Stock Certificates for TeleTech Stock
    Certificates............................................     52
  Material United States Federal Income Tax Consequences of
    the Merger..............................................     52
  Accounting Treatment of the Merger........................     54
  Regulatory Filings and Approvals Required to Complete the
    Merger..................................................     55
  Restrictions on Sales by Affiliates of Newgen and
    TeleTech................................................     55
  Additional Restrictions on Sales of Shares of TeleTech
    Common Stock by Affiliates of Newgen....................     56
  Listing on the Nasdaq National Market of TeleTech Common
    Stock to be Issued in the Merger........................     56
  Delisting and Deregistration of Newgen Common Stock after
    the Merger..............................................     56
  Operations after the Merger...............................     56
THE MERGER AGREEMENT........................................     57
  Closing; Effective Time of the Merger.....................     57
  Representations and Warranties of TeleTech, NG Acquisition
    Corp. and Newgen........................................     57
  Newgen's Conduct of Business before Completion of the
    Merger..................................................     58
  TeleTech's Conduct of Business before Completion of the
    Merger..................................................     59
  Newgen's Employee Benefit Plans; Termination of Newgen's
    Employee Stock Purchase Plan............................     60
  Treatment of Newgen Stock Options; Grant of TeleTech Stock
    Options.................................................     60
  Conditions to Completion of the Merger....................     61
  No Solicitation by Newgen.................................     62
  Termination of the Merger Agreement.......................     63
  Expenses..................................................     65
  Extension, Waiver and Amendment of the Merger Agreement...     65
  Indemnification; Directors' and Officers' Insurance.......     65
  The Voting Agreements.....................................     66
INFORMATION ABOUT THE COMPANIES.............................     69
  TeleTech Holdings, Inc....................................     69
  Recent Events.............................................     71
  Security Ownership of Certain Beneficial Owners and
    Management of TeleTech..................................     71
  Newgen Results Corporation................................     73
  Risks Related to Newgen's Business........................     86
  Newgen Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................     98
  Newgen's Quantitative and Qualitative Disclosure about
    Market Risk.............................................    104
  Additional Newgen Information.............................    105
  Security Ownership of Certain Beneficial Owners and
    Management of Newgen....................................    105
  NG Acquisition Corp.......................................    107

                                                                PAGE
                                                              --------
COMPARISON OF TELETECH COMMON STOCK AND NEWGEN COMMON
STOCK.......................................................    108
  Authorized Capital........................................    108
  Board of Directors........................................    108
  Committees of the Board of Directors......................    109
  Newly Created Directorships and Vacancies.................    110
  Removal of Directors......................................    110
  Officers..................................................    111
  Special Meetings of Stockholders..........................    111
  Quorum at Stockholder Meetings............................    111
  Stockholder Action by Written Consent.....................    112
  Advance Notice of Stockholder-Proposed Business at Annual
    Meetings................................................    112
  Amendment of Governing Documents..........................    112
  Indemnification Of Directors And Officers.................    113
  Business Combination with an Interested Stockholder.......    113
LEGAL MATTERS...............................................    115
EXPERTS.....................................................    115
OTHER MATTERS...............................................    115
WHERE YOU CAN FIND MORE INFORMATION.........................    115
WHAT INFORMATION YOU SHOULD RELY ON.........................    117
  ANNEX A--Agreement and Plan of Merger.....................    A-1
  ANNEX B--Primary Voting Agreement.........................    B-1
  ANNEX C--Secondary Voting Agreement.......................    C-1
  ANNEX D--Chase H&Q Fairness Opinion.......................    D-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q: WHY ARE TELETECH AND NEWGEN PROPOSING THE MERGER?

A: Both TeleTech and Newgen believe that the merger will provide the combined company with:

    - the ability to leverage Newgen's services in international markets using TeleTech's infrastructure;
    - opportunities to expand Newgen's services beyond the automotive industry; and

    - potentially greater financial, technological and human resources to develop new products and services.

Q: HOW IS THIS TRANSACTION BEING STRUCTURED?

A: If all conditions to the merger are satisfied (or waived), NG Acquisition
    Corp., a wholly owned subsidiary of TeleTech, will be merged into Newgen. As a result of the merger, NG Acquisition Corp. will cease to exist and Newgen will continue as the surviving corporation. Following the merger, Newgen will be a wholly owned subsidiary of TeleTech.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF NEWGEN COMMON STOCK?

A: In the merger, your shares of Newgen common stock will be converted into the right to receive shares of TeleTech common stock. The number of shares of TeleTech common stock that you will receive for your shares of Newgen common stock will be determined by an exchange ratio. The exchange ratio will be determined by dividing $18.00 by the average closing price per share of TeleTech common stock for the 20 consecutive trading days ending on the second full trading day prior to the closing date of the merger as reported on the Nasdaq National Market. However, you will receive no less than .48 and no more than .80 of a share of TeleTech common stock for each share of Newgen common stock that you own.

    For example, if you own 100 Newgen shares and the exchange ratio is .6076 (based on an average closing price of $29.625 per share of TeleTech common stock), then you would receive 60 shares of TeleTech common stock and $22.52 in cash in the merger. The following chart sets forth examples of the exchange ratios for various average closing prices per share of TeleTech common stock:

    IF THE 20-DAY AVERAGE CLOSING
     PRICE PER SHARE OF TELETECH    THEN THE EXCHANGE
          COMMON STOCK IS:           RATIO WILL BE:
    -----------------------------  -------------------
    $22.50 or less............             .80
    $25.50....................            .7059
    $30.50....................            .5902
    $35.50....................            .5070
    $37.50 or more............             .48

Q: WILL ANY FRACTIONAL SHARES OF TELETECH COMMON STOCK BE ISSUED IN THE MERGER?

A: No. Cash based on the 20-day average closing price per share of TeleTech common stock will be paid instead of fractional shares.

Q: WILL THE SHARES OF TELETECH COMMON STOCK ISSUED IN THE MERGER BE LISTED ON
    THE NASDAQ NATIONAL MARKET?

A: Yes. The shares of TeleTech common stock issued in the merger will be listed on the Nasdaq National Market.

Q: DO I GET TO VOTE ON THE MERGER AGREEMENT?

A: If you held Newgen common stock at the close of business on               ,
    2000, the record date, you may vote on the adoption of the merger agreement. TeleTech's stockholders will not vote on the merger agreement.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: Newgen stockholders are being asked to adopt the merger agreement, which provides for the merger of NG Acquisition Corp., a wholly owned subsidiary of TeleTech, into Newgen. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Newgen common stock as of the record date.

    THE NEWGEN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT

    AND RECOMMENDS THAT NEWGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    TeleTech stockholders are not being asked to approve, and are not required to approve, the merger agreement.

Q: DO NEWGEN STOCKHOLDERS HAVE DISSENTERS' RIGHTS?

A: No. Newgen stockholders do not have rights to an appraisal of their shares under Delaware law because Newgen common stock is listed on Nasdaq and Newgen stockholders will receive consideration in the merger consisting of shares of TeleTech common stock, which is also listed on Nasdaq, and cash in lieu of fractional shares.

Q: HOW SOON AFTER THE NEWGEN SPECIAL MEETING WILL THE MERGER OCCUR?

A: If the merger agreement is adopted at the special meeting, TeleTech anticipates that the merger will occur as soon as practicable after the completion of the Newgen special meeting. Both TeleTech and Newgen hope to complete the merger during the fourth quarter of 2000. Because the merger is subject to governmental approvals, however, TeleTech cannot predict the exact timing of the closing.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS OF NEWGEN AND
    TELETECH?

A: For United States federal income tax purposes, Newgen stockholders will not recognize any gain or loss on the exchange of their shares of Newgen common stock for shares of TeleTech common stock, except with respect to the cash received, if any, instead of fractional shares of TeleTech common stock. However, different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you. The merger will not have any tax consequences for TeleTech stockholders.

Q: WHAT WILL MY TAX BASIS BE IN THE TELETECH COMMON STOCK I RECEIVE IN THE
    MERGER?

A: Your tax basis in the total shares of TeleTech common stock you receive in the merger will equal your current tax basis in your total shares of Newgen common stock, reduced by the amount of basis allocable to fractional shares for which you receive cash.

    THE TAX CONSEQUENCES TO YOU WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Newgen special meeting. In the alternative, you may appoint a proxy via the Internet or by phone.

    If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement. If you do not sign and send in your proxy card, do not appoint a proxy via the Internet or by phone or if you abstain, it will have the effect of a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR VOTED BY
    PHONE OR OVER THE INTERNET?

A: You may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new, later-dated proxy card or by acting at a later date via the Internet or by telephone. You also may attend the Newgen special meeting and vote in person. However, Newgen stockholders who are parties to voting agreements with TeleTech may not revoke the proxies they granted to TeleTech and NG Acquisition Corp. under those agreements.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will vote your shares of Newgen common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger agreement.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your Newgen stock certificates at this time. After the merger is completed, you will receive written instructions for exchanging your Newgen stock certificates for TeleTech stock certificates.

Q: WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger, you should contact Sam Simkin, Newgen's Chief Operating Officer, at (858) 481-7545 or ssimkin@ngresults.com.

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE DETAILED INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS AN ANNEX TO THIS PROXY STATEMENT/PROSPECTUS. FOR MORE INFORMATION ABOUT TELETECH AND NEWGEN, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 115. EACH ITEM IN THIS SUMMARY REFERS TO THE PAGES WHERE THAT SUBJECT IS DISCUSSED MORE FULLY.
THE COMPANIES (SEE PAGE 69)

TELETECH HOLDINGS, INC.
1700 Lincoln Street, Suite 1400
Denver, Colorado 80203
(303) 894-4000

TeleTech Holdings, Inc. is a leading provider of eCommerce-enabling customer management solutions for large domestic, foreign and multinational companies. TeleTech helps its clients acquire, serve, and retain their customers by strategically managing inbound telephone and Internet-based inquiries on their behalf. Such programs include both automated and human-assisted support and involve all stages of the customer relationship. Programs consist of a variety of customer management and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support and resolving customer complaints.

NEWGEN RESULTS CORPORATION
12680 High Bluff Drive, Suite 300
San Diego, California 92130
(858) 481-7545

Newgen Results Corporation provides customized, outsourced database management, direct marketing and related services for automobile dealerships' service departments and automobile manufacturers. Newgen combines its expertise in database marketing and customer retention services, its focus on customer service and its in-depth knowledge of automobile service department operations to provide highly targeted and customized solutions. Newgen's RESULTS Program employs efficient and cost-effective technology to enable dealerships to increase their number of service department customers as well as revenues per customer. Newgen has grown its customer base from 177 dealerships at December 31, 1995 to 5,039 dealerships at June 30, 2000.

THE NEWGEN SPECIAL MEETING; VOTE REQUIRED (SEE PAGE 34)

The special meeting of Newgen stockholders will be held on ____________, ____________, 2000 at ______.m., local time. At the special meeting, holders of shares of Newgen common stock will be asked to vote to adopt the merger agreement providing for the merger of NG Acquisition Corp., a wholly owned subsidiary of TeleTech, into Newgen. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Newgen common stock entitled to vote at the Newgen special meeting.

You can vote at the special meeting of Newgen stockholders if you owned shares of Newgen common stock at the close of business on ____________, 2000.

SHARE OWNERSHIP OF NEWGEN'S MANAGEMENT (SEE PAGE 105)

As of the record date for the Newgen special meeting, the executive officers and directors of Newgen and their affiliates beneficially owned 6,019,466 shares of Newgen common stock, representing approximately 57.1% of the outstanding shares of Newgen common stock entitled to vote at the Newgen special meeting.

NEWGEN VOTING AGREEMENTS (SEE PAGE 66)

Various stockholders of Newgen (including members of management) have entered into voting agreements with TeleTech under which they have agreed to vote all of their shares of Newgen common stock in favor of adoption of the merger agreement. As of the record date for the Newgen special meeting, the stockholders that are parties to the voting agreements beneficially owned a total of 5,957,386 shares of Newgen common stock, representing approximately 56.6% of the outstanding shares of Newgen common stock entitled to vote at the Newgen special meeting.

Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Newgen common stock entitled to vote at the Newgen special meeting, including the shares covered by the voting agreements, the adoption of the merger agreement by Newgen stockholders at the Newgen special meeting is assured. The voting agreements are attached as Annexes B and C to this proxy statement/prospectus.

NO DISSENTERS' RIGHTS (SEE PAGE 36)

Under the Delaware General Corporation Law, the Newgen stockholders do not have any right to a court determination, in a proceeding known as an appraisal, of the fair value of their shares of Newgen common stock, in connection with the proposed merger with TeleTech.

THE MERGER (SEE PAGE 38)

In the merger, NG Acquisition Corp. will merge into Newgen and NG Acquisition Corp. will cease to exist. As a result of the merger, Newgen will become a wholly owned subsidiary of TeleTech.

RECOMMENDATION OF NEWGEN'S BOARD OF DIRECTORS (SEE PAGE 42)

The Newgen board of directors has unanimously approved the merger agreement and recommends that Newgen stockholders vote FOR the adoption of the merger agreement. Please see pages 43 and 44 for a description of the factors that the Newgen board of directors considered in determining whether to approve the merger agreement.

FAIRNESS OPINION OF NEWGEN'S FINANCIAL ADVISOR (SEE PAGE 44)

In deciding to approve the merger agreement, the Newgen board of directors considered the oral opinion, delivered on August 16, 2000, of its financial advisor, Chase H&Q, that, as of that date, the consideration to be received in the merger was fair, from a financial point of view, to the holders of Newgen common stock. Such opinion was confirmed in writing on August 21, 2000. This opinion is attached as Annex D to this document. WE ENCOURAGE NEWGEN STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

CONFLICTS OF INTEREST OF NEWGEN'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 50)

In considering the recommendation of Newgen's board of directors with respect to the merger, Newgen's stockholders should be aware of the existence of various employment agreements, bonus arrangements, voting agreements and indemnification obligations. As a result, some of Newgen's directors and executive officers may have interests in the merger that differ from, or are in addition to, the interests of Newgen stockholders generally.

THE MERGER AGREEMENT (SEE PAGE 57)

The merger agreement is attached at the back of this proxy statement/prospectus as Annex A. We urge you to carefully read the merger agreement in its entirety as it is the legal document that governs the merger.

CONVERSION OF NEWGEN COMMON STOCK
(SEE PAGE 51)

In the merger, your shares of Newgen common stock will be converted into the right to receive TeleTech common stock. The number of shares of TeleTech common stock that you will receive for your shares of Newgen common stock will be determined by an exchange ratio. The exchange ratio will be determined by dividing $18.00 by the average closing price per share of TeleTech common stock for the 20 consecutive trading days ending on the second full trading day prior to the closing date of the merger as reported on the Nasdaq National Market. However, you will receive no less than .48 and no more than .80 of a share of TeleTech common stock for each share of Newgen common stock that you own. Cash based on the 20-day average closing price per share of TeleTech common stock will be paid instead of fractional shares.

CONDITIONS TO THE MERGER (SEE PAGE 61)

Before the merger can be completed, a number of conditions must be satisfied. These include:

    - adoption of the merger agreement by the requisite vote of Newgen stockholders;

    - absence of legal impediments preventing the completion of the merger;

    - effectiveness of the registration statement on Form S-4 of which this proxy statement/ prospectus is a part;

    - expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of any necessary approvals; and

    - other customary closing conditions.

Where the law permits, Newgen or TeleTech could decide to complete the merger even though one or more conditions were not satisfied. By law, neither Newgen nor TeleTech can waive (a) the requirement that the Newgen stockholders adopt the merger agreement, or (b) any court order or law preventing completion of the merger. Whether any of the conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the Newgen board of directors or the TeleTech board of directors.

It is also a condition to the completion of the merger that at least one of Hogan & Hartson L.L.P., counsel to TeleTech, and Cooley Godward LLP, counsel to Newgen, deliver an opinion that the merger qualifies as a reorganization under the provisions of section 368(a) of the Internal Revenue Code. This condition will not be waived.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (SEE PAGE 63)

The merger agreement contains provisions addressing the circumstances under which Newgen or TeleTech may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Newgen may be required to pay to TeleTech a termination fee of $5 million and reimburse TeleTech for up to $1 million of expenses incurred in connection with the merger agreement.

REGULATORY APPROVALS (SEE PAGE 55)

TeleTech and Newgen have made filings and taken other actions necessary to obtain approvals from regulatory authorities, including U.S. antitrust authorities, in connection with the merger. The initial filings under the Hart-Scott-Rodino Antitrust Improvements Act were made on September 22, 2000. The parties expect to obtain approval from the U.S. antitrust authorities and all other necessary regulatory approvals before the Newgen special meeting. However, it is not certain that the parties will obtain all required regulatory approvals by that date or at all. Any approvals that the parties receive may be subject to conditions that could be detrimental to TeleTech or Newgen.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 52)

TeleTech and Newgen intend for the merger to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, then the holders of Newgen common stock will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except to the extent of the cash received as part of the merger consideration in lieu of fractional shares. However, different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT (SEE PAGE 54)

The merger is expected to be treated as a pooling of interests for financial accounting purposes. The pooling of interests method of accounting assumes, for purposes of financial statement presentation, that TeleTech and Newgen have always been combined. If the merger is consummated, TeleTech will restate retroactively at the effective date of the merger its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Newgen, as if the companies had been combined as of the earliest date reported by the combined financial statements. If the SEC determines that merger may not be treated as a pooling of interests for financial accounting purposes, TeleTech may terminate the merger agreement.

COMPARISON OF STOCKHOLDER RIGHTS (SEE PAGE 108)

TeleTech and Newgen are both Delaware corporations. Currently, the rights of stockholders of Newgen are determined by reference to Delaware law and Newgen's certificate of incorporation and bylaws. At the effective time of the merger, stockholders of Newgen will become stockholders of TeleTech. As a result, their rights as stockholders will then be determined by reference to Delaware law and TeleTech's certificate of incorporation and bylaws. There are differences between the two corporations' certificates of incorporation and bylaws.

WHERE YOU CAN FIND MORE INFORMATION
(SEE PAGE 115)

If you would like more information about TeleTech or Newgen, you can find this information in documents filed by TeleTech and Newgen with the SEC. Please see page 115 for instructions on how you can obtain copies of these documents.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

    The summaries below set forth selected historical financial data and selected unaudited pro forma financial data. This financial data should be read in conjunction with the historical consolidated financial statements and related notes of TeleTech contained in its 1999 Form 10-K and March 31, 2000 and June 30, 2000 Form 10-Q's, which are incorporated by reference in this proxy statement/prospectus, with the historical consolidated financial statements and related notes of Newgen included elsewhere in this proxy statement/prospectus, and with the unaudited pro forma combined financial statements and related notes of TeleTech included elsewhere in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA

    The selected historical consolidated financial data of TeleTech and Newgen for the five years ended December 31, 1999, set forth below, has been derived from audited financial statements. The selected historical financial statements for the six months ended June 30, 1999 and 2000 for TeleTech and Newgen, have been derived from unaudited financial statements which reflect, in the opinon of TeleTech and Newgen, all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the financial data for such periods. Results for interim periods do not necessarily indicate results for the full year.

                            TELETECH HOLDINGS, INC.

                                   SIX MONTHS ENDED
                                       JUNE 30,                       YEAR ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------
                                    2000       1999       1999       1998       1997       1996       1995
                                  --------   --------   --------   --------   --------   --------   --------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  INCOME DATA:
  Operating revenue.............  $369,853   $248,877   $549,076   $384,771   $284,683   $171,265   $54,933
  Total operating expenses......   335,027    228,859    503,119    351,257    251,256    147,646    50,171
                                  --------   --------   --------   --------   --------   --------   -------
  Income from operations........    34,826     20,018     45,957     33,514     33,427     23,619     4,762
  Other income..................    11,310        188      6,835        137      2,299         18     2,468
                                  --------   --------   --------   --------   --------   --------   -------
  Income before income taxes and
    minority interest...........    46,136     20,206     52,792     33,651     35,726     23,637     7,230
    Provision for income
      taxes.....................    18,233      8,009     20,847     13,344     14,206      9,773     2,992
                                  --------   --------   --------   --------   --------   --------   -------
  Income before minority
    interest....................    27,903     12,197     31,945     20,307     21,520     13,864     4,238
    Minority interest...........      (399)        --         --         --         --         --        --
                                  --------   --------   --------   --------   --------   --------   -------
  Net income....................  $ 27,504   $ 12,197   $ 31,945   $ 20,307   $ 21,520   $ 13,864   $ 4,238
                                  ========   ========   ========   ========   ========   ========   =======
  Net income per common share
    Basic.......................  $   0.42   $   0.20   $   0.50   $   0.32   $   0.35   $   0.25   $  0.08
    Diluted.....................  $   0.39   $   0.20   $   0.48   $   0.31   $   0.33   $   0.24   $  0.08

                                                                   DECEMBER 31,
                                   JUNE 30,    ----------------------------------------------------
                                     2000        1999       1998       1997       1996       1995
                                   ---------   --------   --------   --------   --------   --------
                                                        (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital................  $163,036    $ 85,667   $ 65,579   $ 82,154   $ 88,511   $11,305
  Total assets...................   465,977     311,552    238,969    194,947    147,011    30,583
  Long-term debt.................    47,888      26,344      6,798     10,566     10,144     3,590
  Redeemable convertible
    preferred stock..............        --          --         --         --         --    12,867
  Total stockholder's equity.....   296,539     210,798    169,064    139,401    108,530     4,068

                           NEWGEN RESULTS CORPORATION

                                 SIX MONTHS ENDED
                                     JUNE 30,                       YEAR ENDED DECEMBER 31,
                                -------------------   ----------------------------------------------------
                                  2000       1999       1999       1998       1997       1996       1995
                                --------   --------   --------   --------   --------   --------   --------
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Operating revenue...........  $39,847    $25,696    $55,188    $40,106    $26,414    $11,629    $ 3,614
  Total operating expenses....   36,385     24,004     50,948     43,240     28,185     16,091      6,422
                                -------    -------    -------    -------    -------    -------    -------
  Income (loss) from
    operations................    3,462      1,692      4,240     (3,134)    (1,771)    (4,462)    (2,808)
  Other income (expenses).....    1,427        (31)       726        (69)      (418)      (229)        (3)
                                -------    -------    -------    -------    -------    -------    -------
  Income (loss) before income
    taxes.....................    4,889      1,661      4,966     (3,203)    (2,189)    (4,691)    (2,811)
    Provision for income
      taxes...................      178         --        131         --         --         --         --
                                -------    -------    -------    -------    -------    -------    -------
  Net income (loss)...........    4,711      1,661      4,835     (3,203)    (2,189)    (4,691)    (2,811)
  Adjustment for accretion of
    redeemable convertible
    preferred stock...........       --       (487)      (487)    (1,371)      (132)        --         --
                                -------    -------    -------    -------    -------    -------    -------
  Income (loss) applicable to
    common stockholders.......  $ 4,711    $ 1,174    $ 4,348    $(4,574)   $(2,321)   $(4,691)   $(2,811)
                                =======    =======    =======    =======    =======    =======    =======
  Net income (loss) per common
    share
    Basic.....................  $  0.46    $  0.23    $  0.57    $ (1.21)   $ (0.62)   $ (1.25)   $ (0.75)
    Diluted...................  $  0.42    $  0.19    $  0.50    $ (1.21)   $ (0.62)   $ (1.25)   $ (0.75)

                                                                         DECEMBER 31,
                                         JUNE 30,    ----------------------------------------------------
                                           2000        1999       1998       1997       1996       1995
                                         ---------   --------   --------   --------   --------   --------
                                                              (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital......................   $27,546    $26,279    $  2,558   $ 6,291    $   484     $  (15)
  Total assets.........................    57,571     51,095      12,772    12,302      5,492      1,190
  Long-term debt.......................     1,125      1,225         874       435      1,264         24
  Redeemable convertible preferred
    stock..............................        --         --      16,050    14,679      5,422         --
  Total stockholder's equity
    (deficit)..........................    47,555     42,347     (11,133)   (6,815)    (4,494)      (477)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data combine the historical consolidated balance sheets and statements of income of TeleTech and Newgen after giving effect to the merger under the pooling of interests method of accounting, assuming that the merger had been effective for all periods presented. Pro forma per share data for common stock give effect to the conversion of each share of Newgen common stock into TeleTech common stock based upon an assumed exchange ratio of .6076 shares of TeleTech common stock for each share of Newgen common stock. This data does not reflect any cost savings or other synergies anticipated by management as a result of the merger. The selected unaudited pro forma combined financial data does not necessarily indicate the operating results or financial position that would have occurred had the merger been consummated on the date for which the merger is being given effect, nor do they necessarily indicate future operating results or financial position.

                                   SIX MONTHS ENDED
                                       JUNE 30,                       YEAR ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------
                                    2000       1999       1999       1998       1997       1996       1995
                                  --------   --------   --------   --------   --------   --------   --------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED PRO FORMA COMBINED
  STATEMENT OF INCOME DATA (1):
  Operating revenue.............  $409,700   $274,573   $604,264   $424,877   $311,097   $182,894   $58,547
  Total operating expenses......   371,412    252,863    554,067    394,497    279,441    163,737    56,593
                                  --------   --------   --------   --------   --------   --------   -------
  Income from operations........    38,288     21,710     50,197     30,380     31,656     19,157     1,954
  Other income (expenses).......    12,737        157      7,561         68      1,881       (211)    2,465
                                  --------   --------   --------   --------   --------   --------   -------
  Income before income taxes and
    minority interest...........    51,025     21,867     57,758     30,448     33,537     18,946     4,419
    Provision for income
      taxes.....................    18,411      8,009     20,978     13,344     14,206      9,773     2,992
                                  --------   --------   --------   --------   --------   --------   -------
  Income before minority
    interest....................    32,614     13,858     36,780     17,104     19,331      9,173     1,427
    Minority interest...........      (399)        --         --         --         --         --        --
                                  --------   --------   --------   --------   --------   --------   -------
  Net income....................  $ 32,215   $ 13,858   $ 36,780   $ 17,104   $ 19,331   $  9,173   $ 1,427
                                  ========   ========   ========   ========   ========   ========   =======
  Net income per common share
    Basic.......................  $   0.45   $   0.20   $   0.53   $   0.24   $   0.30   $   0.16   $  0.03
    Diluted.....................  $   0.42   $   0.20   $   0.51   $   0.24   $   0.28   $   0.15   $  0.02

                                                                   DECEMBER 31,
                                   JUNE 30,    ----------------------------------------------------
                                     2000        1999       1998       1997       1996       1995
                                   ---------   --------   --------   --------   --------   --------
                                                        (AMOUNTS IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED
  BALANCE SHEET DATA (1):
  Working capital................  $182,982    $111,946   $ 68,137   $ 88,445   $ 88,995   $11,290
  Total assets...................   523,548     362,647    251,741    207,249    152,503    31,773
  Long-term debt.................    49,013      27,569      7,672     11,001     11,408     3,614
  Redeemable convertible
    preferred stock..............        --          --     16,050     14,679      5,422    12,867
  Total stockholder's equity.....   336,494     253,145    157,931    132,586    104,036     3,591

------------------------

(1) TeleTech and Newgen estimate that they will incur merger related expenses of approximately $7.6 million, consisting primarily of transaction costs for fees of financial advisors, attorneys, accountants, financial printing and one-time charges related to the transaction. This estimate is preliminary and is therefore subject to change. These non-recurring expenses will be charged to operations in the first fiscal quarter in which the merger is consummated. The Unaudited Pro Forma Combined Balance Sheet gives effect to such expenses as if they had been incurred as of June 30, 2000, but the Unaudited Pro Forma Combined Statement of Income does not give effect to such expenses in accordance with Regulation S-X.

           NEWGEN RESULTS CORPORATION QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                              QUARTER ENDED
                                  ----------------------------------------------------------------------
                                  MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,
                                    1998        1998         1998        1998        1999        1999
                                  ---------   ---------   ----------   ---------   ---------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Database marketing services
  revenues......................   $ 6,908     $ 7,562      $ 8,124     $ 8,919     $10,572     $11,963
Consulting revenues.............     2,366       2,539        1,710       1,978       1,532       1,629
                                   -------     -------      -------     -------     -------     -------
  Total revenues................     9,274      10,101        9,834      10,897      12,104      13,592
Gross profit....................     2,277       2,651        2,663       3,252       4,184       5,488
Selling, general and
  administrative expenses.......     1,854       1,893        2,045       3,085       2,927       3,401
Net income (loss)...............      (663)       (647)        (664)     (1,229)        524       1,137
Adjustment for accretion of
  redeemable convertible
  preferred stock...............      (341)       (341)        (341)       (349)       (365)       (122)
                                   -------     -------      -------     -------     -------     -------
Income (loss) applicable to
  common stockholders...........   $(1,004)    $  (988)     $(1,005)    $(1,578)    $   159     $ 1,015
                                   =======     =======      =======     =======     =======     =======
Basic net income (loss) per
  share.........................   $ (0.27)    $ (0.26)     $ (0.27)    $ (0.42)    $  0.04     $  0.15
                                   =======     =======      =======     =======     =======     =======
Diluted net income (loss) per
  share.........................   $ (0.27)    $ (0.26)     $ (0.27)    $ (0.42)    $  0.03     $  0.12
                                   =======     =======      =======     =======     =======     =======
Shares used in basic per share
  calculation...................     3,767       3,767        3,767       3,767       3,830       6,568
                                   =======     =======      =======     =======     =======     =======
Shares used in diluted per share
  calculation...................     3,767       3,767        3,767       3,767       4,681       9,384
                                   =======     =======      =======     =======     =======     =======

                                                  QUARTER ENDED
                                  ----------------------------------------------
                                  SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,
                                     1999        1999        2000        2000
                                  ----------   ---------   ---------   ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Database marketing services
  revenues......................    $12,656     $14,266     $19,312     $19,386
Consulting revenues.............      1,515       1,055         508         640
                                    -------     -------     -------     -------
  Total revenues................     14,171      15,321      19,820      20,026
Gross profit....................      5,727       5,822       7,312       9,283
Selling, general and
  administrative expenses.......      3,038       3,219       4,811       5,051
Net income (loss)...............      1,907       1,267       1,132       3,579
Adjustment for accretion of
  redeemable convertible
  preferred stock...............         --          --          --          --
                                    -------     -------     -------     -------
Income (loss) applicable to
  common stockholders...........    $ 1,907     $ 1,267     $ 1,132     $ 3,579
                                    =======     =======     =======     =======
Basic net income (loss) per
  share.........................    $  0.19     $  0.13     $  0.11     $  0.35
                                    =======     =======     =======     =======
Diluted net income (loss) per
  share.........................    $  0.18     $  0.12     $  0.10     $  0.32
                                    =======     =======     =======     =======
Shares used in basic per share
  calculation...................     10,015      10,026      10,132      10,192
                                    =======     =======     =======     =======
Shares used in diluted per share
  calculation...................     10,802      10,763      11,113      11,187
                                    =======     =======     =======     =======

                       COMPARATIVE PER SHARE INFORMATION

    The following table compares historical and pro forma earnings per share and book value per share information for TeleTech and Newgen. You should read the table together with the financial information for TeleTech and Newgen included or incorporated by reference in this proxy statement/ prospectus. You should not rely on the pro forma financial information as an indication of the results that TeleTech would have achieved if the merger had taken place earlier or of the results that TeleTech will achieve after the merger.

                                                   SIX MONTHS       YEAR ENDED
                                                 ENDED JUNE 30,    DECEMBER 31,
                                                      2000             1999
                                                 --------------   --------------
TeleTech--historical
  Net income per share (diluted)...............      $0.39            $0.48
  Book value per share (1).....................      $4.49            $3.24

Newgen--historical
  Net income per share (diluted)...............      $0.42            $0.50
  Book value per share (1).....................      $4.66            $4.22

Pro forma combined net income per share
  (diluted)
  Pro forma net income per share (diluted)
    (2)........................................      $0.42            $0.51
  Equivalent pro forma net income per Newgen
    share (3)..................................      $0.26            $0.31

Pro forma combined book value per share
  Pro forma book value per share (4)...........      $4.77            $3.56
  Equivalent pro forma book value per Newgen
    share (3)..................................      $2.90            $2.16

------------------------

(1) The historical book value per share is calculated by dividing stockholders' equity by the total number of outstanding shares of common stock at the end of the period.

(2) The pro forma combined net income per share is calculated by dividing the pro forma net income by the pro forma number of diluted shares outstanding at the end of the period.

(3) The equivalent pro forma combined amounts are calculated by multiplying the pro forma combined per share amounts by an assumed exchange ratio of .6076 of a share of TeleTech common stock for each share of Newgen common stock equivalent share.

(4) The pro forma combined book value per share is calculated by dividing the pro forma stockholders' equity by the pro forma number of outstanding shares of common stock at the end of the period.

                          PRICE RANGE OF COMMON STOCK

TELETECH MARKET PRICE DATA

    The TeleTech common stock is listed on the Nasdaq National Market under the symbol "TTEC." The following table sets forth the range of high and low sales prices for TeleTech common stock as reported on the Nasdaq National Market.

PERIOD                                                          HIGH       LOW
------                                                        --------   --------
1999
First Quarter...............................................   $12.38     $ 5.56
Second Quarter..............................................    10.25       5.56
Third Quarter...............................................    14.94       9.69
Fourth Quarter..............................................    34.38      11.13

2000
First Quarter...............................................   $43.69     $23.38
Second Quarter..............................................    41.19      27.13
Third Quarter...............................................    38.31      19.75
Period commencing on October 1, 2000 and ending on
            , 2000

    Newgen stockholders are urged to obtain current quotations for the market prices of TeleTech common stock. No assurance can be given as to the market price of TeleTech common stock at the effective time of the merger.

NEWGEN MARKET PRICE DATA

    The Newgen common stock is listed on the Nasdaq National Market under the symbol "NWGN." The following table sets forth the range of high and low sales prices for Newgen common stock as reported on the Nasdaq National Market since May 21, 1999. Prior to that time, there was no public market for Newgen common stock.

PERIOD                                                          HIGH       LOW
------                                                        --------   --------
1999
First Quarter...............................................      N/A        N/A
Second Quarter..............................................   $13.63     $10.19
Third Quarter...............................................    13.63       8.69
Fourth Quarter..............................................    14.13       8.13

2000
First Quarter...............................................   $19.38     $ 9.75
Second Quarter..............................................    17.00       8.38
Third Quarter...............................................    17.88      11.00
Period commencing on October 1, 2000 and ending on
            , 2000

RECENT CLOSING PRICES

    On August 21, 2000, the last trading day before the public announcement of the merger agreement, the closing prices for TeleTech common stock and Newgen common stock as reported on the Nasdaq National Market were:

TeleTech....................................................  $29.625
Newgen......................................................  $13.125

    On             , 2000, the closing price of TeleTech common stock as
reported on the Nasdaq National Market was $  per share and the closing price of
Newgen common stock as reported on the Nasdaq National Market was $      per
share.

DIVIDEND INFORMATION

    Neither TeleTech nor Newgen has ever paid any cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the expansion and operation of their respective businesses.

NUMBER OF STOCKHOLDERS

    As of August 15, 2000, there were 92 holders of record of TeleTech common stock and as of September 14, 2000 there were 44 holders of record of Newgen common stock.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the historical consolidated financial statements of TeleTech and Newgen, including the notes thereto, included or incorporated by reference in this proxy statement/prospectus.

    The unaudited pro forma condensed combined financial statements give effect to the merger of TeleTech and Newgen using the pooling of interests method of accounting and are based on each company's respective historical consolidated financial statements and notes thereto, which are included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet combines Teletech's unaudited consolidated condensed balance sheet as of June 30, 2000 with Newgen's unaudited condensed balance sheet as of June 30, 2000, giving effect to the merger as if it had occurred at June 30, 2000. The unaudited pro forma combined condensed statements of income combine TeleTech's historical results for the years ended December 31, 1999, 1998 and 1997 and the six-month periods ended June 30, 2000 and 1999, with Newgen's historical results for the years ended December 31, 1999, 1998 and 1997 and the six-month periods ended June 30, 2000 and 1999, respectively, giving effect to the merger as if it had occurred at the beginning of the earliest period presented.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of financial position or operating results that would have occurred had the merger been consummated at the beginning of the earliest period presented, or at June 30, 2000, as appropriate, nor is it necessarily indicative of future operating results or financial position of TeleTech. This data does not reflect any cost savings or other synergies anticipated by management as a result of the merger.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT JUNE 30, 2000

                                 (IN THOUSANDS)

                                                                                          PRO FORMA
                                                      TELETECH    NEWGEN    ADJUSTMENTS   COMBINED
                                                      --------   --------   -----------   ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $  6,360   $19,032      $    --     $ 25,392
  Short-term investments............................    47,406        --           --       47,406
  Investment securities available-for-sale..........    70,839     1,495           --       72,334
  Accounts receivable, net..........................   146,543    13,026           --      159,569
  Prepaids and other assets.........................     7,939     2,819           --       10,758
                                                      --------   -------      -------     --------
    Total current assets............................   279,087    36,372           --      315,459
PROPERTY AND EQUIPMENT, net.........................   138,748     7,730           --      146,478
OTHER ASSETS:
  Long-term accounts receivable.....................     2,290        --           --        2,290
  Goodwill, net.....................................    22,296    11,213           --       33,509
  Contract acquisition cost, net....................    13,893        --           --       13,893
  Intangible assets.................................     2,230        --           --        2,230
  Deferred tax asset................................       550        --           --          550
  Deferred charges..................................       113        --           --          113
  Other assets......................................     6,770     2,256           --        9,026
                                                      --------   -------      -------     --------
    Total assets....................................  $465,977   $57,571      $    --     $523,548
                                                      ========   =======      =======     ========

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT JUNE 30, 2000

                                 (IN THOUSANDS)

                                                                                          PRO FORMA
                                                      TELETECH    NEWGEN    ADJUSTMENTS   COMBINED
                                                      --------   --------   -----------   ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.................  $ 13,472   $ 1,119      $    --     $ 14,591
  Bank overdraft....................................     1,253        --           --        1,253
  Related party debt................................       930        --           --          930
  Accounts payable..................................    13,297     4,989        7,600(3)    25,886
  Accrued employee compensation.....................    31,780     1,114           --       32,894
  Accrued income taxes..............................    10,456       696           --       11,152
  Deferred income taxes.............................    16,733        --           --       16,733
  Other accrued expenses............................    24,931       908           --       25,839
  Customer advances, deposits and deferred income...     3,199        --           --        3,199
                                                      --------   -------      -------     --------
    Total current liabilities.......................   116,051     8,826        7,600      132,477
LONG-TERM DEBT, net of current portion:
  Capital lease obligations.........................        23       775           --          798
  Line of credit....................................    43,000        --           --       43,000
  Other debt........................................     4,865       350           --        5,215
  Deferred rent.....................................        --        65           --           65
                                                      --------   -------      -------     --------
    Total liabilities...............................   163,939    10,016        7,600      181,555
                                                      --------   -------      -------     --------
MINORITY INTEREST, in consolidated subsidiaries.....     5,499        --           --        5,499
                                                      --------   -------      -------     --------
STOCKHOLDERS' EQUITY:
  Stock purchase warrants...........................     5,100        --           --        5,100
  Common stock; $.01 par value; 150,000,000 shares
    authorized; 62,745,671 and 68,947,079 (giving
    effect to the merger) shares issued and
    outstanding.....................................       633        --           62(2)       695
  Common stock; $.01 par value; 28,000,000 shares
    authorized; 10,206,399 and 0 (giving effect to
    the merger) shares issued and outstanding.......        --        10          (10)(2)       --
  Additional paid-in capital........................   137,290    52,535          (52)(2)  189,773
  Accumulated other comprehensive income (loss).....    37,555        (8)          --       37,547
  Retained earnings.................................   115,961    (4,079)      (7,600)(3)  104,282
  Deferred compensation.............................        --      (763)          --         (763)
  Notes receivable from stockholders................        --      (140)          --         (140)
                                                      --------   -------      -------     --------
    Total stockholders' equity......................   296,539    47,555       (7,600)     336,494
                                                      --------   -------      -------     --------
    Total liabilities and stockholders' equity......  $465,977   $57,571      $    --     $523,548
                                                      ========   =======      =======     ========

        See accompanying notes to unaudited pro forma condensed combined balance sheet and statements of income

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         TELETECH               NEWGEN          PRO FORMA COMBINED
                                    -------------------   -------------------   -------------------
                                      2000       1999       2000       1999       2000       1999
                                    --------   --------   --------   --------   --------   --------
REVENUES..........................  $369,853   $248,877   $39,847    $25,696    $409,700   $274,573
                                    --------   --------   -------    -------    --------   --------
OPERATING EXPENSES:
  Costs of services...............   245,991    166,241    23,251     16,024     269,242    182,265
  Other operating expenses........    89,036     62,618    13,134      7,980     102,170     70,598
                                    --------   --------   -------    -------    --------   --------
    Total operating expenses......   335,027    228,859    36,385     24,004     371,412    252,863
                                    --------   --------   -------    -------    --------   --------
INCOME FROM OPERATIONS............    34,826     20,018     3,462      1,692      38,288     21,710
                                    --------   --------   -------    -------    --------   --------
OTHER INCOME (EXPENSE):
  Interest expense................    (2,088)    (1,041)     (120)      (205)     (2,208)    (1,246)
  Interest income.................     1,322      1,202       547        174       2,869      1,376
  Gain on sale of securities......    12,762         --        --         --      12,762         --
  Other...........................      (686)        27     1,000         --        (686)        27
                                    --------   --------   -------    -------    --------   --------
    Total other income
      (expense)...................    11,310        188     1,427        (31)     12,737        157
                                    --------   --------   -------    -------    --------   --------
INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST...............    46,136     20,206     4,889      1,661      51,025     21,867
  Provision for income taxes......    18,233      8,009       178         --      18,411      8,009
                                    --------   --------   -------    -------    --------   --------
INCOME BEFORE MINORITY INTEREST...    27,903     12,197     4,711      1,661      32,614     13,858
  Minority interest, net of income
    taxes.........................      (399)        --        --         --        (399)        --
                                    --------   --------   -------    -------    --------   --------
NET INCOME........................    27,504     12,197     4,711      1,661      32,215     13,858
  Adjustment for accretion of
    redeemable convertible
    preferred stock...............        --         --        --       (487)         --       (487)
                                    --------   --------   -------    -------    --------   --------
    Net income applicable to
      common stockholders.........  $ 27,504   $ 12,197   $ 4,711    $ 1,174    $ 32,215   $ 13,371
                                    ========   ========   =======    =======    ========   ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING (NOTE 2)
  Basic...........................    65,563     64,197     6,174      3,159      71,737     67,356
  Diluted.........................    69,980     65,635     6,773      5,229      76,753     70,864
NET INCOME PER SHARE
  Basic...........................  $   0.42   $   0.20                         $   0.45   $   0.20
  Diluted.........................  $   0.39   $   0.20                         $   0.42   $   0.20

        See accompaning notes to unaudited pro forma condensed combined balance sheet and statements of income

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    PRO FORMA
                                                              TELETECH    NEWGEN    COMBINED
                                                              --------   --------   ---------
REVENUES....................................................  $549,076   $55,188    $604,264
                                                              --------   -------    --------
OPERATING EXPENSES:
  Costs of services.........................................   372,182    33,967     406,149
  Other operating expenses..................................   130,937    16,981     147,918
                                                              --------   -------    --------
    Total operating expenses................................   503,119    50,948     554,067
                                                              --------   -------    --------
INCOME FROM OPERATIONS......................................    45,957     4,240      50,197
                                                              --------   -------    --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (2,509)     (340)     (2,849)
  Interest income...........................................     2,372     1,066       3,438
  Gain on settlement of long-term contract..................     6,726        --       6,726
  Other.....................................................       246        --         246
                                                              --------   -------    --------
    Total other income (expense)............................     6,835       726       7,561
                                                              --------   -------    --------
INCOME BEFORE INCOME TAXES..................................    52,792     4,966      57,758
    Provision for income taxes..............................    20,847       131      20,978
                                                              --------   -------    --------
NET INCOME..................................................    31,945     4,835      36,780
  Adjustment for accretion of redeemable convertible
    preferred stock.........................................        --      (487)       (487)
                                                              --------   -------    --------
    Net income applicable to common stockholders............  $ 31,945   $ 4,348    $ 36,293
                                                              ========   =======    ========
WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 2)
  Basic.....................................................    64,447     4,641      69,088
  Diluted...................................................    66,670     5,917      72,587
NET INCOME PER SHARE
  Basic.....................................................  $   0.50              $   0.53
  Diluted...................................................  $   0.48              $   0.51

        See accompanying notes to unaudited pro forma condensed combined balance sheet and statements of income

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    PRO FORMA
                                                              TELETECH    NEWGEN    COMBINED
                                                              --------   --------   ---------
REVENUES....................................................  $384,771   $ 40,106   $424,877
                                                              --------   --------   --------
OPERATING EXPENSES:
  Costs of services.........................................   253,427     29,262    282,689
  Other operating expenses..................................    97,830     13,978    111,808
                                                              --------   --------   --------
    Total operating expenses................................   351,257     43,240    394,497
                                                              --------   --------   --------
INCOME FROM OPERATIONS......................................    33,514     (3,134)    30,380
                                                              --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (1,446)      (212)    (1,658)
  Interest income...........................................     3,074        143      3,217
  Equity in income of affiliate.............................        70         --         70
  Business combination expenses.............................    (1,321)        --     (1,321)
  Other.....................................................      (240)        --       (240)
                                                              --------   --------   --------
    Total other income (expense)............................       137        (69)        68
                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES..................................    33,651     (3,203)    30,448
    Provision for income taxes..............................    13,344         --     13,344
                                                              --------   --------   --------
NET INCOME..................................................    20,307     (3,203)    17,104
  Adjustment for accretion of redeemable convertible
    preferred
    stock...................................................        --     (1,371)    (1,371)
                                                              --------   --------   --------
    Net income applicable to common stockholders............  $ 20,307   ($ 4,574)  $ 15,733
                                                              ========   ========   ========
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic.....................................................    63,214      2,289     65,503
  Diluted...................................................    65,316      4,910     70,226
NET INCOME PER SHARE
  Basic.....................................................  $   0.32              $   0.24
  Diluted...................................................  $   0.31              $   0.24

        See accompanying notes to unaudited pro forma condensed combined balance sheet and statements of income

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    PRO FORMA
                                                              TELETECH    NEWGEN    COMBINED
                                                              --------   --------   ---------
REVENUES....................................................  $284,683   $26,414    $311,097
                                                              --------   -------    --------
OPERATING EXPENSES:
  Costs of services.........................................   182,509    20,397     202,906
  Other operating expenses..................................    68,747     7,788      76,535
                                                              --------   -------    --------
    Total operating expenses................................   251,256    28,185     279,441
                                                              --------   -------    --------
INCOME FROM OPERATIONS......................................    33,427    (1,771)     31,656
                                                              --------   -------    --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (1,166)     (463)     (1,629)
  Interest income...........................................     3,404        45       3,449
  Equity in income of affiliate.............................       302        --         302
  Other.....................................................      (241)       --        (241)
                                                              --------   -------    --------
    Total other income (expense)............................     2,299      (418)      1,881
                                                              --------   -------    --------
INCOME BEFORE INCOME TAXES..................................    35,726    (2,189)     33,537
  Provision for income taxes................................    14,206        --      14,206
                                                              --------   -------    --------
NET INCOME..................................................    21,520    (2,189)     19,331
  Adjustment for accretion of redeemable convertible
    preferred stock.........................................        --      (132)       (132)
                                                              --------   -------    --------
    Net income applicable to common stockholders............  $ 21,520   ($2,321)   $ 19,199
                                                              ========   =======    ========
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic.....................................................    61,699     2,289      63,988
  Diluted...................................................    64,910     4,602      69,512
NET INCOME PER SHARE
  Basic.....................................................  $   0.35              $   0.30
  Diluted...................................................  $   0.33              $   0.28

        See accompanying notes to unaudited pro forma condensed combined balance sheet and statements of income

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AND STATEMENTS OF INCOME

NOTE 1: BASIS OF PRESENTATION

    The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of TeleTech for the years ended December 31, 1999, 1998, and 1997 and the six-month periods ended June 30, 2000 and 1999, with the historical statements of operations of Newgen for the years ended December 31, 1999, 1998, and 1997 and the six-month periods ended June 30, 2000 and 1999.

    No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

NOTE 2: PRO FORMA NET INCOME PER SHARE

    The number of shares of TeleTech's Common Stock that will be issued in exchange for the outstanding shares of Newgen's Common Stock is based on the exchange ratio. The exchange ratio is based on the average closing price per share of TeleTech common stock for the 20 consecutive trading days ending on the second full trading day prior to the closing date of the merger. An assumed exchange ratio of 0.6076 shares of TeleTech common stock for each share of Newgen common stock was used in preparing the pro forma combined financial data.

    The following table provides the calculation of the assumed exchanged ratio:

Agreed price per share of Newgen stock......................  $18.00
Assumed average closing price for TeleTech stock............   29.625
                                                              --------
  Exchange ratio............................................    0.6076
                                                              ========

    The following table provides the pro forma number of shares to be issued in the merger.

Newgen common stock outstanding as of June 30, 2000.........  10,206,399
Assumed exchange ratio......................................      0.6076
                                                              ----------
Number of shares of TeleTech common stock exchanged for
  Newgen common stock.......................................   6,201,408
                                                              ----------
TeleTech common stock outstanding as of June 30, 2000.......  66,009,671
TeleTech common stock outstanding after completion of the
  merger....................................................  72,211,079
                                                              ==========

    Under Statement of Financial Accounting Standards No. 128 (SFAS No. 128), basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of shares of common stock outstanding, (2) if not anti-dilutive, the number of shares of convertible preferred stock as if converted upon issuance, and (3) if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                      AND STATEMENTS OF INCOME (CONTINUED)

NOTE 2: PRO FORMA NET INCOME PER SHARE (CONTINUED)
    A reconciliation of the numerators and denominators of the basic and diluted per share computations for income for the years ended December 31, 1999, 1998, and 1997 and the six-month periods ended June 30, 2000 and 1999 are as follows:

                                                             YEAR ENDED DECEMBER 31, 1997
                                                      -------------------------------------------
                                                        INCOME        SHARES     PER SHARE AMOUNT
                                                      -----------   ----------   ----------------
Basic earnings per share--
  Income available to common stockholders...........  $19,199,000   63,988,000         $0.30
                                                                                       =====
  Warrants..........................................                    70,000
  Options issued to directors and employees.........                 3,383,000
  Convertible preferred stock.......................      132,000    2,071,000
                                                      -----------   ----------
Diluted earnings per share
  Net income........................................  $19,331,000   69,512,000         $0.28
                                                      ===========   ==========         =====

                                                             YEAR ENDED DECEMBER 31, 1998
                                                      -------------------------------------------
                                                        INCOME        SHARES     PER SHARE AMOUNT
                                                      -----------   ----------   ----------------
Basic earnings per share--
  Income available to common stockholders...........  $15,733,000   65,503,000         $0.24
                                                                                       =====
  Warrants..........................................                    70,000
  Options issued to directors and employees.........                 2,582,000
  Convertible preferred stock.......................    1,371,000    2,071,000
                                                      -----------   ----------
Diluted earnings per share--
  Net income........................................  $17,104,000   70,266,000         $0.24
                                                      ===========   ==========         =====

                                                             YEAR ENDED DECEMBER 31, 1999
                                                      -------------------------------------------
                                                        INCOME        SHARES     PER SHARE AMOUNT
                                                      -----------   ----------   ----------------
Basic earnings per share--
  Income available to common stockholders...........  $36,293,000   69,088,000         $0.53
                                                                                       =====
  Warrants..........................................                    56,000
  Options issued to directors and employees.........                 2,649,000
  Convertible preferred stock.......................      487,000      794,000
                                                      -----------   ----------
Diluted earnings per share--
  Net income........................................  $36,780,000   72,587,000         $0.51
                                                      ===========   ==========         =====

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                      AND STATEMENTS OF INCOME (CONTINUED)

NOTE 2: PRO FORMA NET INCOME PER SHARE (CONTINUED)

                                                        FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                                      -------------------------------------------
                                                        INCOME        SHARES     PER SHARE AMOUNT
                                                      -----------   ----------   ----------------
Basic earnings per share--
  Income available to common stockholders...........  $32,215,000   71,737,000         $0.45
                                                                                       =====
  Warrants..........................................                   510,000
  Options issued to directors and employees.........                 4,506,000
  Convertible preferred stock.......................                        --
                                                      -----------   ----------
Diluted earnings per share--
  Net income........................................  $32,215,000   76,753,000         $0.42
                                                      ===========   ==========         =====

                                                        FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                      -------------------------------------------
                                                        INCOME        SHARES     PER SHARE AMOUNT
                                                      -----------   ----------   ----------------
Basic earnings per share--
  Income available to common stockholders...........  $13,371,000   67,356,000         $0.20
                                                                                       =====
  Warrants..........................................                    60,000
  Options issued to directors and employees.........                 1,930,000
  Convertible preferred stock.......................      487,000    1,518,000
                                                      -----------   ----------
Diluted earnings per share--
  Net income........................................  $13,858,000   70,864,000         $0.20
                                                      ===========   ==========         =====

    The pro forma combined net income per share is based on the combined weighted average number of common (basic) and dilutive common equivalent shares (diluted) of TeleTech and Newgen and assumes, based upon an assumed exchange ratio as of June 30, 2000 of .6076 shares of TeleTech common stock for each share of Newgen common stock, the issuance of 6,201,408 shares of TeleTech common stock for all of the outstanding shares of Newgen common stock. The actual number of shares of TeleTech common stock to be exchanged for all of the outstanding shares of Newgen common stock will be determined at the effective time of the merger based on the average 20-day closing price of TeleTech common stock.

NOTE 3: PRO FORMA ADJUSTMENTS

    TeleTech and Newgen estimate that they will incur merger-related expenses of approximately $7.6 million, consisting primarily of transaction costs for fees of financial advisors, attorneys, accountants and financial printing and other one-time charges related to the transaction. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the first fiscal quarter in which the merger is consummated.

    The pro forma condensed combined balance sheet gives effect to such expenses as if they had been incurred as of June 30, 2000; however, in accordance with Regulation S-X the pro forma condensed combined statements of operations do not give effect to such expenses.

                    RISK FACTORS RELATING TO THE MERGER AND
                     AN INVESTMENT IN TELETECH COMMON STOCK

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, BEFORE DETERMINING WHETHER OR NOT TO VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, TELETECH'S BUSINESS AND FINANCIAL CONDITION AND ITS RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT HAPPENS, THE VALUE OF TELETECH'S COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE MERGER

YOU WILL RECEIVE SHARES OF TELETECH COMMON STOCK BASED ON AN EXCHANGE RATIO THAT IS DETERMINED BY THE MARKET VALUE OF TELETECH COMMON STOCK.

    In the merger, shares of common stock held by Newgen stockholders will be converted into the right to receive shares of TeleTech common stock. The value you receive in the merger for each of your Newgen shares is a fraction of a share of TeleTech common stock that is targeted to have a value of $18.00, except as provided below. An exchange ratio will be used to determine the fraction of a share of TeleTech common stock you will receive for each of your shares of Newgen common stock. The exchange ratio will be determined by dividing $18.00 by the average closing price per share of TeleTech common stock for the 20 consecutive trading days ending on the second full trading day prior to the closing date of the merger. However, the exchange ratio is limited so that you will receive:

    - no more than .80 of a share of TeleTech common stock for each share of Newgen common stock you own even if the average closing price per share of TeleTech common stock during the 20-day period is less than $22.50; and

    - no less than .48 of a share of TeleTech common stock for each share of Newgen common stock you own even if the average closing price per share of TeleTech common stock during the 20-day period is more than $37.50.

    TeleTech cannot predict the market prices for its common stock and we encourage you to obtain current market quotations of the TeleTech common stock, which is listed on the Nasdaq National Market under the symbol "TTEC."

IF THE MERGER FAILS TO QUALIFY AS A REORGANIZATION YOU WILL RECOGNIZE GAIN OR LOSS ON YOUR NEWGEN SHARES.

    Newgen and TeleTech have structured the merger to qualify as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service has not provided a ruling on the merger, Newgen and TeleTech each intend to obtain a legal opinion from their respective counsels that the merger qualifies as a reorganization under the Internal Revenue Code of 1986, as amended. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, you would generally recognize gain or loss on each share of Newgen common stock exchanged in the merger in the amount of the difference between your basis in such share and the fair market value of the TeleTech common stock and cash you receive in exchange for such share of Newgen common stock at the time of the merger.

TELETECH MAY NOT BE ABLE TO TREAT THE MERGER AS A POOLING OF INTERESTS FOR ACCOUNTING PURPOSES.

    For the merger to qualify as a pooling of interests for financial accounting reporting purposes, TeleTech and Newgen, and their respective affiliates, must meet the criteria for pooling of interests accounting treatment as established in opinions published by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the SEC. These opinions are complex and the interpretation of them is subject to change. Recent actions and comments from the SEC have indicated that the SEC is scrutinizing the application of the pooling of interests method of accounting for business combinations. The SEC may challenge TeleTech's conclusions and ultimately seek to treat the merger under the purchase method of accounting. TeleTech has the right to terminate the merger agreement if the SEC determines that the merger may not be accounted for as a pooling of interests transaction for financial accounting purposes.

    If the merger is not permitted to be accounted for as a pooling of interests and TeleTech does not exercise its right to terminate the merger agreement as result of the accounting treatment, the merger would be accounted for under the purchase method of accounting. Newgen's assets would be recognized at their fair value and any excess of the purchase price over such fair value, other than amounts charged to in-process research and development costs, if any, would be recognized as goodwill on TeleTech's balance sheet. The goodwill would be amortized as an expense over its anticipated useful life. Because the amount of goodwill would be substantial, purchase accounting treatment could materially adversely affect the combined company's financial results throughout the amortization period.

THE REQUIREMENT FOR REGULATORY APPROVALS MAY DELAY COMPLETION OF THE MERGER.

    Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under U.S. antitrust laws. Newgen and TeleTech intend to pursue vigorously all required regulatory approvals. No assurance can be given, however, that these approvals will be obtained, or, if they are obtained, as to the terms, conditions and timing of these approvals. The requirement for these approvals could delay the completion of the merger after Newgen stockholders have approved the merger agreement at the special meeting.

THE ISSUANCE OF SHARES OF TELETECH COMMON STOCK IN THE MERGER WILL RESULT IN IMMEDIATE DILUTION OF THE OUTSTANDING TELETECH COMMON STOCK.

    Upon completion of the merger, up to 9,463,218 million shares of TeleTech common stock will be issued or reserved for issuance to holders of Newgen common stock and options to purchase or acquire Newgen common stock. The resulting dilution of TeleTech's common stock could have a negative impact on its market price.

SALES OF SUBSTANTIAL AMOUNTS OF TELETECH'S COMMON STOCK IN THE OPEN MARKET COULD DEPRESS TELETECH'S STOCK PRICE.

    Sales of a large number of shares of TeleTech common stock in the public market following the completion of the merger, or even the belief that such sales could occur, could cause a drop in the market price of TeleTech common stock and could impair TeleTech's ability to raise capital through offerings of TeleTech's equity securities. Immediately after the merger, there will be
approximately       million shares of TeleTech common stock outstanding. All of the shares issued to Newgen stockholders will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are held by any TeleTech "affiliate" or any person who was an "affiliate" of Newgen prior to the merger, as that term is defined in Rule 144 under the Securities Act of 1933. The term "affiliate" would include directors, some officers and principal stockholders of TeleTech and Newgen. See "The Merger--Additional Restrictions on Sales of Shares of TeleTech Common Stock by Affiliates of Newgen" on page 56.

FAILURE OF NEWGEN STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT MAY REQUIRE NEWGEN, UNDER CERTAIN CIRCUMSTANCES, TO PAY TERMINATION FEES AND MAY RESULT IN A DECREASE IN THE MARKET PRICE OF NEWGEN COMMON STOCK.

    If the Newgen stockholders fail to adopt the merger agreement, or if the merger is not completed for any reason, Newgen may be subject to material risks, including the risk that under certain circumstances, Newgen would be required to pay up to $6 million in termination fees and expenses to TeleTech. Moreover, any termination of the merger agreement, whether or not termination fees and expenses are required to be paid, could lead to a possible decline in the market price of Newgen common stock to the extent current market prices reflect a market assumption that the merger will be completed. For a more detailed discussion on termination fees and expenses, see "The Merger Agreement--Termination of the Merger Agreement--Termination fee; Reimbursement of expenses" on page 64.

    If, following termination of the merger agreement, the Newgen board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than would be provided by TeleTech in the merger. Under the terms of the merger agreement, before the termination of the merger agreement Newgen is not permitted to invite, initiate, solicit or encourage any takeover proposal or engage in any discussions or negotiations with, or provide any information or data to, any person relating to, or that may reasonably be expected to lead to, a takeover proposal. See "The Merger Agreement--No Solicitation by Newgen" on page 62.

THE DIRECTORS AND EXECUTIVE OFFICERS OF NEWGEN MAY HAVE INTERESTS IN THE COMPLETION OF THE MERGER THAT ARE DIFFERENT FROM THE INTERESTS OF NEWGEN'S STOCKHOLDERS.

    On August 21, 2000 each of Samuel Simkin, Gerald Benowitz and Leslie Silver entered into employment agreements with TeleTech that become effective upon completion of the merger. Generally, each of these employees will be eligible to receive a higher base salary than he is currently receiving under his existing employment arrangement with Newgen due to anticipated expansion of roles and responsibilities following the merger and to ensure their compensation is consistent with TeleTech management, and Messrs. Simkin and Silver will each receive options to purchase 100,000 shares of TeleTech common stock upon effectiveness of their respective employment agreements. In addition, Messrs. Simkin, Benowitz and Silver will, concurrently with the consummation of the merger, receive cash bonuses in an aggregate of approximately $1 million relating to services performed up to the date of the merger.

    Various stockholders of Newgen (including members of management), which beneficially own approximately 56.6% of the outstanding shares of Newgen entitled to vote at the Newgen special meeting, have entered into voting agreements with TeleTech. Under the voting agreements, these stockholders have agreed to vote all shares of Newgen common stock owned of record by each of them, or that they otherwise have the power to vote for adoption of the merger agreement. See "The Merger Agreement--The Voting Agreements" on page 66.

    In addition, TeleTech and Newgen have agreed that all rights to indemnification and limitations on liability under the Newgen charter documents will survive the merger. Subject to limitations, directors' and officers' liability insurance coverage substantially equivalent to levels of coverage currently in effect under Newgen's existing directors' and officers' liability insurance will be maintained for six years. See "The Merger Agreement--Indemnification; Directors' and Officers' Insurance" on page 65.

    The existence of the employment agreements, option grants, bonus arrangements, voting agreements and indemnification obligations may influence Newgen's directors in making their recommendation that you vote in favor of the adoption of the merger agreement.

TELETECH MAY ENCOUNTER DIFFICULTIES IN THE INTEGRATION AND DEVELOPMENT OF THE BUSINESS OF NEWGEN.

    TeleTech will face technical, operational and strategic challenges that may prevent TeleTech from successfully integrating Newgen with TeleTech. The transactions involve risks related to the integration and management of acquired technology, operations and personnel. TeleTech's integration of Newgen will be a complex, time consuming and expensive process and may disrupt TeleTech's and Newgen's businesses if not completed in a timely and efficient manner. Following the merger, TeleTech and

Newgen must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resources practices. TeleTech may encounter substantial difficulties, costs and delays involved in integrating the acquired operations with TeleTech's own, including:

    - potential incompatibility of business cultures;

    - potential difficulties in coordinating geographically separated organizations, with Newgen's operations located primarily in San Diego, California, and TeleTech's operations headquartered in Denver, Colorado;

    - potential adverse changes in business focus, whether perceived or actual;

    - potential conflicts in third-party relationships; and

    - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

GENERAL UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY.

    TeleTech's or Newgen's customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If TeleTech's or Newgen's customers delay or defer purchasing decisions, the combined company's revenues could materially decline. Similarly, TeleTech's and Newgen's employees may experience uncertainty about their future role with the combined company. This may harm the combined company's ability to attract and retain key management, marketing and technical personnel. Also, speculation regarding the likelihood of the completion of the merger could increase the volatility of TeleTech's and Newgen's stock prices. The disruption of the businesses of TeleTech and Newgen caused by these issues could cause quarterly operating results to be lower than expected.

THE COSTS OF THE MERGER AND THE COSTS OF INTEGRATING TELETECH'S AND NEWGEN'S OPERATIONS ARE SUBSTANTIAL AND WILL MAKE IT MORE DIFFICULT FOR TELETECH TO ACHIEVE PROFITABILITY.

    TeleTech will incur substantial costs in connection with the merger that may make it more difficult to achieve profitability in the future. TeleTech estimates that it will incur costs associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants and other related costs incurred by TeleTech and Newgen and additional nonrecurring restructuring charges, in an amount currently estimated to be approximately
$7.6 million. TeleTech cannot assure you that it will not incur additional charges in excess of these amounts to reflect costs associated with the merger, including the costs of integrating the TeleTech and Newgen operations.

RISKS RELATED TO TELETECH'S BUSINESS

TELETECH'S LOSS OF ANY OF ITS MAJOR CLIENTS MAY MATERIALLY REDUCE ITS REVENUES.

    TeleTech strategically focuses its marketing efforts on developing long-term relationships with large and multinational companies in targeted industries. As a result, TeleTech derives a substantial portion of its revenues from relatively few clients. TeleTech cannot assure you that it will not become more dependent on a few significant clients, that TeleTech will be able to retain any of its largest clients, that the volumes or profit margins of its most significant programs will not be reduced, or that TeleTech would be able to replace such clients or programs with clients or programs that generate a comparable amount of profits. Consequently, the loss of one or more of TeleTech's significant clients could have a material adverse effect on the business, results of operations or financial condition of TeleTech.

THE TERMS OF TELETECH'S CONTRACTS WITH ITS CLIENTS DO NOT GUARANTEE A MINIMUM LEVEL OF REVENUE.

    TeleTech's contracts do not ensure that TeleTech will generate a minimum level of revenues, and the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of such program. Although TeleTech seeks to sign multiyear contracts with its clients, TeleTech's contracts generally enable its clients to terminate the contract, or terminate or reduce customer interaction volumes, on relatively short notice. Although many of such contracts require the client to pay a contractually agreed amount in the event of early termination, TeleTech cannot assure you that it will be able to collect such amount or that such amount, if received, will sufficiently compensate TeleTech for its investment in the canceled program or for the revenues it may lose as a result of the early termination. TeleTech usually is not designated as its client's exclusive service provider; however, TeleTech believes that meeting its clients' expectations can have a more significant impact on revenues generated by TeleTech than the specific terms of its client contracts. TeleTech cannot assure you, however, that it will meet its clients' expectations. In addition, some of TeleTech's contracts limit the total amount TeleTech can charge for its services, and several prohibit TeleTech from providing services to the client's direct competitors that are similar to the services TeleTech provides to such client.

THE SERVICE FEES THAT TELETECH CHARGES ITS CLIENTS MAY NOT COVER THE COSTS TELETECH INCURS IN PROVIDING SERVICES.

    A few of TeleTech's contracts allow TeleTech to increase its service fees if and to the extent certain cost or price indices increase; however, most of TeleTech's significant contracts do not contain such provisions and some contracts require TeleTech to decrease its service fees if, among other things, TeleTech does not achieve certain performance objectives. Increases in TeleTech's service fees that are based upon increases in cost or price indices may not fully compensate TeleTech for increases in labor and other costs incurred in providing services.

TELETECH'S CUSTOMER INTERACTION CENTERS OCCASIONALLY ARE UNDER USED, BUT TELETECH INCURS THE SAME OPERATING COSTS REGARDLESS OF LEVEL OF USE.

    TeleTech's profitability is influenced significantly by its customer interaction center capacity use. TeleTech attempts to maximize use; however, because almost all of TeleTech's business is inbound, TeleTech has significantly higher use during peak (weekday) periods than during off-peak (night and weekend) periods. TeleTech has experienced periods of excess capacity, particularly in its shared customer interaction centers, and occasionally has accepted short-term assignments to use the excess capacity. In addition, TeleTech has experienced, and in the future may experience, at least short-term, excess peak period capacity when it opens a new customer interaction center or terminates or completes a large client program. There can be no assurance that TeleTech will be able to achieve or maintain optimal customer interaction center capacity use.

TELETECH'S FAILURE TO MANAGE EFFECTIVELY ITS RAPID GROWTH MAY DELAY ITS ACHIEVEMENT OF ITS BUSINESS STRATEGY.

    TeleTech has experienced rapid growth over the past several years. Future growth, and the pace of that growth, will depend on a number of factors, including TeleTech's ability to (a) initiate, develop and maintain new client relationships and expand its existing client programs; (b) recruit, motivate and retain qualified management and hourly personnel; (c) rapidly identify, acquire or lease suitable customer interaction center facilities on acceptable terms and complete build outs of such facilities in a timely and economic fashion; and
(d) maintain the high quality of the services and products that it provides to its clients. TeleTech cannot assure you that it will be able to effectively manage its expanding operations or maintain its profitability. If TeleTech is unable to effectively manage its growth, its business, results of operations or financial condition could be materially adversely affected.

TELETECH MUST ENHANCE ITS SERVICES AND DEVELOP NEW ONES TO BE SUCCESSFUL IN THE RAPIDLY CHANGING MARKET.

    TeleTech's business is highly dependent on its computer and telecommunications equipment and software capabilities. TeleTech's failure to maintain the superiority of its technological capabilities or to respond effectively to technological changes could have a material adverse effect on TeleTech's business, results of operations or financial condition. TeleTech's continued growth and future profitability will be highly dependent on a number of factors, including TeleTech's ability to (a) expand its existing service offerings; (b) achieve cost efficiencies in TeleTech's existing customer interaction center operations; and (c) introduce new services and products that leverage and respond to changing technological developments. There can be no assurance that technologies or services developed by TeleTech's competitors will not render TeleTech's products or services non-competitive or obsolete, that TeleTech can successfully develop and market any new services or products, that any such new services or products will be commercially successful or that the integration of automated customer support capabilities will achieve intended cost reductions.

TELETECH'S SUCCESS DEPENDS ON ITS RETENTION OF KEY PERSONNEL AND ITS ABILITY TO HIRE OTHER KEY PERSONNEL.

    Continued growth and profitability will depend upon TeleTech's ability to maintain its leadership infrastructure by recruiting and retaining qualified, experienced executive personnel. Competition in TeleTech's industry for executive-level personnel is fierce and there can be no assurance that TeleTech will be able to hire, motivate and retain highly effective executive employees, or that TeleTech can do so on economically feasible terms.

TELETECH'S SUCCESS DEPENDS ON THE MAINTENANCE OF GOOD LABOR RELATIONS AND ITS ABILITY TO EFFECTIVELY RESPOND TO HIGH PERSONNEL TURNOVER.

    TeleTech's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. TeleTech's industry is very labor-intensive and has experienced high personnel turnover. A significant increase in TeleTech's employee turnover rate could increase TeleTech's recruiting and training costs and decrease operating effectiveness and productivity. Also, if TeleTech obtains several significant new clients or implements several new, large-scale programs, it would be required to recruit, hire and train qualified personnel at an accelerated rate. TeleTech may not be able to continue to hire, train and retain sufficient qualified personnel to adequately staff new customer management programs. Because a significant portion of TeleTech's operating costs relate to labor costs, an increase in wages, costs of employee benefits or employment taxes could have a material adverse effect on TeleTech's business, results of operations or financial condition. In addition, certain of TeleTech's customer interaction centers are located in geographic areas with relatively low unemployment rates, which could make it more difficult and costly to hire qualified personnel.

THE MARKET TELETECH FACES IS HIGHLY COMPETITIVE AND TELETECH MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    TeleTech believes that the market in which it operates is fragmented and highly competitive and that competition is likely to intensify in the future. TeleTech competes with small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than those of TeleTech. Similarly, there can be no assurance that additional competitors with greater resources than TeleTech will not enter TeleTech's market. Because TeleTech's primary competitors are the in-house operations of existing or potential clients, TeleTech's performance and growth could be adversely affected if its existing or potential clients decide to provide in-house customer management services that currently are outsourced, or retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors also could cause TeleTech's services to lose market acceptance or result in significant price erosion, with a material adverse effect upon TeleTech's business, results of operations or financial condition.

TELETECH MAY EXPERIENCE DIFFICULTIES IN COMPLETING AND INTEGRATING ACQUIRED COMPANIES AND JOINT VENTURES, WHICH MAY SLOW ITS GROWTH.

    One component of TeleTech's growth strategy is to pursue strategic acquisitions of companies that have services, technologies, industry specializations or geographic coverage that extend or complement TeleTech's existing business. There can be no assurance that TeleTech will be successful in acquiring such companies on favorable terms or in integrating such companies into TeleTech's existing businesses, or that any completed acquisition will enhance TeleTech's business, results of operations or financial condition. TeleTech has faced, and in the future may continue to face, increased competition for acquisition opportunities, which may inhibit TeleTech's ability to consummate suitable acquisitions on favorable terms. TeleTech may require additional debt or equity financing for future acquisitions, which financing may not be available on terms favorable to TeleTech, if at all. As part of its growth strategy, TeleTech also may pursue strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of such joint ventures.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT SERVICE TO TELETECH CLIENTS.

    TeleTech's operations are dependent upon its ability to protect its customer interaction centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event TeleTech experiences a temporary or permanent interruption at one or more of its customer interaction centers, through casualty, operating malfunction or otherwise, TeleTech's business could be materially adversely affected and TeleTech may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with TeleTech. TeleTech maintains property and business interruption insurance; however, such insurance may not adequately compensate TeleTech for any losses it may incur.

TELETECH'S INTERNATIONAL OPERATIONS SUBJECT IT TO ADDITIONAL RISKS.

    In addition to its operations in the United States, TeleTech currently conducts business in Argentina, Australia, Brazil, Canada, Mexico, New Zealand, Spain, Singapore and the United Kingdom. In addition, a key component of TeleTech's growth strategy is continued international expansion. There can be no assurance that TeleTech will be able to increase or maintain its market share in the international markets in which TeleTech currently conducts business and successfully market, sell and deliver its services in additional international markets. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in managing capacity utilization and in staffing and managing foreign operations, political instability and potentially adverse tax consequences. Any one or more of such factors could have a material adverse effect on TeleTech's international operations and, consequently, on TeleTech's business, results of operations or financial condition.

TELETECH HAS EXPERIENCED AND MAY CONTINUE TO EXPERIENCE FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS.

    TeleTech has experienced and could continue to experience quarterly variations in revenues as a result of a variety of factors, many of which are outside TeleTech's control. Such factors include the timing of new contracts; labor strikes and slowdowns; reductions or other modifications in its clients' marketing and sales strategies; the timing of new product or service offerings; the expiration or termination of existing contracts or the reduction in existing programs; the timing of increased expenses incurred to obtain and support new business; changes in the revenue mix among TeleTech's various

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service offerings; and the seasonal pattern of certain of the businesses serviced by TeleTech. In addition, TeleTech makes decisions regarding staffing levels, investments and other operating expenditures based on its revenue forecasts. If TeleTech's revenues are below expectations in any given quarter, its operating results for that quarter would likely be materially adversely affected.

CHANGES IN KEY INDUSTRIES THAT USE TELETECH'S SERVICES MAY NEGATIVELY AFFECT TELETECH'S REVENUES.

    TeleTech generates a majority of its revenues from clients in the telecommunications, technology, transportation, financial services and government services industries. TeleTech's growth and financial results are largely dependent on continued demand for TeleTech's services from clients in these industries and current trends in such industries to outsource certain customer management services. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer management services could have a material adverse effect on TeleTech's business, results of operations or financial condition.

TELETECH'S SUCCESS DEPENDS ON THE SUCCESS OF TELETECH'S CLIENTS' PRODUCTS.

    In substantially all of its client programs, TeleTech generates revenues based, in large part, on the amount of time that TeleTech's personnel devotes to a client's customers. Consequently, and due to the inbound nature of TeleTech's business, the amount of revenues generated from any particular client program is dependent upon consumers' interest in, and use of, the client's products and/or services. Furthermore, a significant portion of TeleTech's expected revenues and planned capacity use relate to recently introduced product or service offerings of TeleTech's clients. There can be no assurance as to the number of consumers who will be attracted to the products and services of TeleTech's clients and who will therefore need TeleTech's services, or that TeleTech's clients will develop new products or services that will require TeleTech's services.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    TeleTech and Newgen have each made forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of TeleTech and Newgen. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect the future financial results of TeleTech and Newgen and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this proxy statement/prospectus include, among others:

    - risks associated with integrating the businesses of TeleTech and Newgen;

    - risks relating to the respective businesses of TeleTech and Newgen;

    - other risks and uncertainties set forth under the caption "Risk Factors Relating to the Merger and an Investment in TeleTech Common Stock;"

    - other risks and uncertainties set forth under the caption "Information About The Companies--Risks Related to Newgen's Business;" and

    - general economic, business and market conditions, changes in laws and increased competitive pressure in the customer management and product support industry.

    Neither TeleTech nor Newgen undertakes any obligation to update their forward-looking statements after the date of this proxy statement/prospectus.

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                           THE NEWGEN SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting of the Newgen stockholders is scheduled to be held on
      , 2000, at   a.m. local time, at       .

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    The purpose of the special meeting is:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of August 21, 2000, by and among Newgen Results Corporation, a Delaware corporation, TeleTech Holdings, Inc., a Delaware corporation and NG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TeleTech Holdings, Inc.; and

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

STOCK ENTITLED TO VOTE

    The Newgen board of directors has fixed the close of business on       ,
2000, as the record date for the determination of the Newgen stockholders entitled to receive notice of and to vote at the Newgen special meeting. A complete list of stockholders entitled to vote at the special meeting will be open to examination by the stockholders, during regular business hours, for a period of ten days before the special meeting at the principal executive offices of Newgen at 12680 High Bluff Drive, Suite 300 San Diego, California 92130. As
of the record date,             shares of Newgen common stock were outstanding.

QUORUM

    The presence of a majority of Newgen common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Newgen will count shares of Newgen common stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding Newgen common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

    Each Newgen stockholder is entitled to one vote for each share of Newgen common stock held on the record date with regard to the proposal to adopt the merger agreement and with regard to each other matter that may properly come before the Newgen special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Newgen common stock is required to adopt the merger agreement.

ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES

    Because the affirmative vote of a majority of the outstanding shares of Newgen common stock is required for adoption of the merger agreement, a proxy marked "ABSTAIN" with respect to the adoption of the merger agreement will have the effect of a vote "AGAINST" the adoption of the merger agreement. In addition, the failure of a Newgen stockholder to return a proxy or vote in person at the Newgen special meeting or by other permitted means will have the effect of a vote "AGAINST" the adoption of the merger agreement. Brokers who hold shares in street name for customers have the

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
authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the adoption of the merger agreement. Thus, absent specific instructions from the beneficial owner of Newgen common stock, brokers are not permitted to vote these shares with respect to the adoption of the merger agreement. Since the affirmative vote described above is required for adoption of the merger agreement, a broker non-vote will have the effect of a vote "AGAINST" adoption of the merger agreement.

    BECAUSE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF NEWGEN COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. THE FAILURE TO APPOINT A PROXY OR VOTE YOUR SHARES IN PERSON WILL ALSO HAVE THE SAME EFFECT AS A NEGATIVE VOTE. ACCORDINGLY, THE NEWGEN BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, OR TO APPOINT A PROXY BY INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY FORM.

VOTING BY PROXY; REVOCATION OF PROXY

    You may vote shares either in person or by duly authorized proxy. In addition, you may appoint a proxy by telephone or through the Internet by following the instructions provided on the enclosed proxy card. You may use the proxy accompanying this proxy statement/prospectus if you are unable to attend the Newgen special meeting in person or if you wish to have your shares voted by proxy even if you do attend the Newgen special meeting. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is voted at the Newgen special meeting by delivering to Newgen a written notice of revocation, by delivering to Newgen a subsequently dated, properly executed proxy or appointing a proxy as of a later date, or by attending the Newgen special meeting and electing to vote in person. Your attendance at the Newgen special meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Newgen Results Corporation, 12680 High Bluff Drive, Suite 300, San Diego, California 92130,
Attention: Secretary.

    All shares represented by the effective proxies on the accompanying Newgen proxy card received by Newgen at or before the Newgen special meeting, and not revoked before they are exercised, will be voted at the Newgen special meeting in accordance with their terms. If no instructions are given, signed Newgen proxies will be voted "FOR" the adoption of the merger agreement and at the discretion of the proxy holders on any other matters that properly come before the Newgen special meeting. The Newgen board of directors is not aware of any other matters to be presented at the Newgen special meeting other than matters incidental to the conduct of the Newgen special meeting.

CERTAIN BENEFICIAL OWNERS

    Various stockholders of Newgen, who collectively beneficially own approximately 56.6% of the outstanding shares of Newgen common stock as of the record date, have entered into agreements with TeleTech in which they have agreed to vote their shares "FOR" adoption of the merger agreement. See "The Merger Agreement--The Voting Agreements" on page 66 for more information about these agreements. Accordingly, even if all other stockholders were to vote against the adoption of the merger agreement, the adoption of the merger agreement at the Newgen special meeting is assured.

VOTING VIA THE INTERNET OR BY TELEPHONE

    A number of brokers and banks are participating in programs provided through ADP Investor Communication Services and American Stock Transfer and Trust Company, Newgen's transfer agent, that offer telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in either of these programs, or if your shares are registered in your name, you may

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
vote those shares telephonically by calling the telephone number shown on the proxy card received from your broker or bank or from American Stock Transfer and Trust Company, or via the Internet at either ADP Investor Communication Services' voting Web site (WWW.PROXYVOTE.COM) or American Stock Transfer and Trust Company's voting Web site (WWW.VOTEPROXY.COM). You may revoke any proxy or voting instructions submitted via the Internet or by telephone in response to this solicitation at any time before the proxy is voted or votes are cast at the Newgen special meeting by using the same program used to appoint your proxy or submit your voting instructions via the Internet or by telephone.

    Proxies or voting instructions submitted via the Internet or by telephone using the program provided by ADP Investor Communication Services must be
received by             .m.       time on             , 2000. Submitting your
proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Newgen special meeting.

    THE TELEPHONE AND INTERNET VOTING PROCEDURES ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS' IDENTITIES, TO ALLOW STOCKHOLDERS TO GIVE THEIR VOTING INSTRUCTIONS AND TO CONFIRM THAT STOCKHOLDERS' INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS USING THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

SOLICITATION OF PROXIES

    Newgen will bear the entire cost of the solicitation of proxies for the Newgen special meeting. However, expenses of printing and mailing this proxy statement/prospectus will be divided equally between Newgen and TeleTech. In addition to the solicitation of proxies by mail, officers, directors, employees and agents of Newgen may solicit proxies by correspondence, telephone, e-mail, facsimile or other electronic means, or in person, but without extra compensation. Newgen will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of Newgen common stock and secure their voting instructions and will reimburse their reasonable charges and expenses incurred in forwarding the proxies and proxy materials. Further solicitation of proxies may be made by telephone, e-mail or in person with some Newgen stockholders following the original solicitation. All further solicitation will be made by officers and other employees of Newgen who will not be additionally compensated for their activities.

NO DISSENTERS' RIGHTS

    Both TeleTech and Newgen are incorporated under Delaware law. Under the Delaware General Corporation Law, Newgen stockholders do not have any right to a court determination, in a proceeding known as an appraisal, of the fair value of their shares in connection with the proposed merger with TeleTech. Under the Delaware General Corporation Law, dissenters' rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation's stock is either:

    - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., as the shares of Newgen common stock are; or

    - held of record by more than 2,000 stockholders;

except that appraisal rights would be available if a merger or consolidation required stockholders to exchange their stock for anything other than:

    - shares of the surviving corporation;

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
    - shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, as the shares of TeleTech common stock are;

    - cash in lieu of fractional shares; or

    - a combination of the foregoing.

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
                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE MERGER, INCLUDING THE MERGER AGREEMENT AND THE VOTING AGREEMENTS. WHILE THE PARTIES BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND THE OTHER DOCUMENTS REFERRED TO HEREIN FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    Representatives of Newgen were first approached by representatives of a third party with regard to the possible acquisition of Newgen in April 1999, prior to Newgen's initial public offering. At the time, Newgen's representatives indicated that Newgen was not interested in negotiating a sale of the company to the third party on the terms offered. This third party was not TeleTech or an affiliate of TeleTech.

    On December 28, 1999, Michael Foss, TeleTech's Chief Financial Officer, met with Gerald Benowitz, Newgen's President and Chief Executive Officer in San Diego. Steve Early, TeleTech's Vice President of Global Sales, Mike Canaday, TeleTech's Director of Business Development and Ian Steyn, Newgen's Vice President of Sales and Marketing also attended this meeting. The group discussed the possibility of a collaborative effort to improve TeleTech and Newgen's respective business relationships with their common customer, Ford Motor Company. In addition, Mr. Foss expressed TeleTech's potential interest in exploring a possible acquisition of Newgen. The group determined that a subsequent meeting would take place.

    In early January 2000, Mr. Foss told Mr. Benowitz in a phone conversation that TeleTech would not continue any further discussions with Newgen due to TeleTech's then current involvement in the formation of a joint venture with Ford. Newgen had no further communications with TeleTech until June.

    Between January and May 2000, representatives of the joint venture between TeleTech and Ford (known as Percepta, LLC), Ford and Newgen met several times to discuss the capabilities of Percepta and Newgen and to determine if there were opportunities to develop a business relationship between Percepta and Newgen that would allow each to better serve their mutual customer, Ford.

    On May 31, 2000, Don Sparkman, an officer of Percepta, called
Leslie Silver, Newgen's Executive Vice President, to inform him that Ford was not interested in a strategic relationship with Newgen, but supportive of TeleTech and Newgen pursuing further discussions on developing a business relationship. Mr. Sparkman suggested that Mr. Silver call Mr. Foss. On June 2, 2000, Mr. Silver contacted Mr. Foss indicating he was calling in response to the May 31, 2000 phone call he had received from Mr. Sparkman. Messrs. Foss and Silver arranged a meeting for June 5, 2000 in Las Vegas.

    During the discussions among Newgen, Percepta and Ford, on May 18, 2000, representatives from the third party that had initially approached Newgen about a possible acquisition in April 1999 contacted representatives of Newgen to renew discussions regarding a proposed acquisition. Mr. Benowitz and Samuel Simkin, Newgen's Senior Vice President and Chief Financial Officer, informed the third party that it would have to offer a significant premium to Newgen's market price in order for Newgen to be interested in a possible acquisition proposal. From May 19, 2000 through early June 2000 representatives of the third party and Newgen continued to discuss possible acquisition structures and consideration and the potential benefits to each party of a combination. On May 25, 2000, the board of directors of Newgen held a regular meeting at Newgen's offices in San Diego. During this meeting, Messrs. Benowitz and Simkin reported on their most recent discussions with the third party.

    On June 5, 2000, Mr. Foss, Scott Thompson, TeleTech's Chief Executive Officer, and James Kaufman, TeleTech's Senior Vice President and General Counsel, and Messrs. Benowitz and Silver met in Las Vegas. During this meeting, Mr. Thompson stated that TeleTech was now interested in acquiring

Newgen for a specified premium to Newgen's then-current market price in a stock-for-stock deal. Messrs. Benowitz and Silver told Messrs. Foss, Thompson and Kaufman that the offer price was not sufficient to interest Newgen but suggested that Newgen might be interested in pursuing discussions with TeleTech if TeleTech were prepared to improve its proposal.

    On June 6, 2000, Mr. Simkin met with representatives of the third party that had expressed renewed interest in acquiring Newgen at the meeting on May 18, 2000 described above. This meeting took place at the offices of the third party. Representatives from both companies discussed possible benefits of, and possible structures for, a combination of the two companies, and the representatives exchanged information about their respective businesses. No specific proposals were made during this meeting.

    On June 7, 2000, Mr. Foss, together with representatives of Morgan Stanley & Co. Incorporated, TeleTech's financial advisor, visited Newgen's offices in San Diego and spent the day discussing Newgen's business with Messrs. Benowitz, Silver and Simkin.

    On June 8, 2000, Newgen and TeleTech entered into a mutual confidentiality and non-disclosure agreement.

    On or about June 9, 2000, Newgen engaged Chase H&Q to serve as Newgen's financial advisor in connection with Newgen's discussions with TeleTech and the third party.

    On June 13, 2000, representatives from the third party that had expressed an interest in acquiring Newgen met all day with Messrs. Benowitz, Silver and Simkin of Newgen and representatives of Chase H&Q at the offices of Cooley Godward LLP, Newgen's legal counsel, in San Diego. During the meeting, the parties discussed their respective businesses and the potential benefits of a combination. Representatives of the third party outlined a preliminary proposal to acquire Newgen. Under the third party's proposal, the third party would purchase all of the outstanding stock of Newgen for cash equal to a nominal premium over the then-market price of Newgen common stock. The representatives of the third party indicated that they would not be able to offer a greater price for Newgen in part due to the third party's inability to account for the acquisition as a pooling of interests. Mr. Benowitz indicated that the proposed price was inadequate, that Newgen had received a proposal from another party and that Newgen would not be interested in a transaction with the third party unless they would offer a substantially higher premium to Newgen's stockholders than they were then offering.

    On June 14, 2000, Mr. Foss and Norman Blome, TeleTech's Vice President of Finance, together with representatives of Morgan Stanley & Co. Incorporated, met all day with Messrs. Benowitz, Silver and Simkin of Newgen and representatives of Chase H&Q at the offices of Cooley Godward LLP in San Diego. The parties again discussed the possible acquisition of Newgen by TeleTech, and TeleTech again proposed that TeleTech acquire Newgen in a merger wherein Newgen stockholders would receive TeleTech common stock in exchange for Newgen common stock. Mr. Benowitz indicated that TeleTech would have to offer TeleTech common stock valued at a significant premium to Newgen's common stock price in order for such an exchange to be attractive to Newgen's stockholders. Mr. Benowitz also noted that Newgen was entertaining another proposal to be acquired and that any proposal from TeleTech would have to be better than that other proposal. After a day of negotiation, the parties could not reach agreement on the value of the TeleTech common stock that Newgen stockholders would receive as consideration.

    Throughout the period from June 5 through June 14, Mr. Benowitz regularly spoke with several of the members of Newgen's board of directors to keep them apprised of the discussions with TeleTech and the third party.

    On June 15, 2000, the Newgen board of directors held a special telephonic meeting. During this meeting, Messrs. Benowitz and Simkin reported on their most recent discussions with TeleTech and the third party.

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
    At various times between June 15 and July 31, 2000, representatives of Newgen spoke with representatives of each of TeleTech and the third party regarding their respective interests to acquire Newgen.

    On July 27, 2000, Mr. Thompson communicated in a letter to Mr. Benowitz TeleTech's continued interest in acquiring Newgen and possible structure and pricing features of such an acquisition.

    On July 31, 2000, Messrs. Foss and Thompson and Kenneth Tuchman, TeleTech's Chairman of the Board, met with Messrs. Benowitz, Silver and Simkin of Newgen in San Diego to see if the parties could come to an agreement on the terms of a possible acquisition. Representatives of Morgan Stanley & Co. Incorporated, Chase H&Q and Cooley Godward LLP also participated in this meeting. The discussions and analysis focused on the exchange ratio that would determine the fraction of a share of TeleTech common stock into which each share of Newgen common stock would convert in the acquisition at various market prices of TeleTech's common stock, the possibility of a collar on the exchange ratio, and the ability of TeleTech to obtain voting agreements from Newgen's principal stockholders. Following this meeting, Newgen continued to consult regularly with Chase H&Q regarding the financial elements of the proposed transaction with TeleTech.

    Between July 31 and August 4, 2000, representatives of TeleTech, Morgan Stanley & Co. Incorporated, Newgen and Chase H&Q held numerous discussions regarding the terms of a possible acquisition, and TeleTech proposed pricing formulas that included various exchange ratios subject to collars. TeleTech representatives agreed to attend a special meeting of the Newgen board of directors that was scheduled for August 4, 2000 to give a presentation on TeleTech's business.

    On August 4, 2000, the Newgen board of directors held a special board meeting to discuss the state of the negotiations with TeleTech and to hear presentations by Chase H&Q and TeleTech. At that meeting, a representative of Chase H&Q first gave an overview of the state of the negotiations between TeleTech and Newgen and on the general structure of the proposed transaction. A representative of Chase H&Q also reported to the Newgen board that Chase H&Q, as part of its engagement, had surveyed the landscape of other potential acquirers and identified only three other companies that would likely be interested in acquiring Newgen, one of which was the third party with whom Newgen was already negotiating. Mr. Simkin then reported on the status of discussions with such third party. Mr. Simkin reported that the third party had suggested it would be interested in a transaction whereby it would purchase for cash all of Newgen's outstanding stock. Mr. Simkin noted that the per-share price was less than the per-share price of the then-current proposal from TeleTech and that it was possible no formal proposal would be made by such third-party until certain other business conditions were satisfied, and that there was a risk that those conditions would not be met. Following the presentation by Chase H&Q and management, Messrs. Tuchman, Thompson and Foss of TeleTech were invited to join the Newgen board meeting and deliver a presentation about TeleTech's business. Newgen's board was given the opportunity to ask questions and discuss TeleTech's current and future business and prospects. Following the presentation by TeleTech management, representatives from Chase H&Q reviewed for the Newgen board their preliminary analysis of TeleTech's proposal. During the meeting, a representative of Cooley Godward LLP gave a presentation to the Newgen board, without representatives of Chase H&Q or TeleTech being present, regarding the fiduciary duties of the Newgen board in this type of acquisition transaction.

    At the end of the August 4, 2000 Newgen board meeting, the Newgen board of directors authorized Messrs. Benowitz and Simkin to proceed with negotiations with TeleTech, in consultation with Newgen's legal and financial advisors, and to commence a due diligence investigation of TeleTech. Newgen's board of directors further authorized Chase H&Q to contact the other parties that it believed could be interested in acquiring Newgen in order to assist the Newgen board in determining that the transaction terms being proposed by TeleTech were the best terms reasonably available for the possible sale of Newgen.

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
    During the week of August 7, 2000, a representative of Chase H&Q contacted two other companies to inquire about their respective interests in engaging in a strategic transaction with Newgen. Neither party elected to make a proposal.

    On August 7, 2000, Hogan & Hartson L.L.P., TeleTech's legal counsel, presented an initial draft of the merger agreement and commenced its due diligence investigation of Newgen at the offices of Cooley Godward LLP. Both parties met with their respective financial and legal advisors on a regular basis throughout the week to discuss and negotiate the terms of the merger agreement and related documents.

    On August 14, 2000, Mr. Simkin and representatives of Chase H&Q and Cooley Godward LLP went to Denver to meet with Messrs. Foss and Blome, and conduct due diligence on TeleTech. Throughout this time, the legal and financial advisors of the parties continued to negotiate the terms of the merger agreement and related documents.

    From August 8 through August 18, 2000, TeleTech and Newgen, together with their respective legal, financial and accounting advisors, including Morris, Nichols, Arsht & Tunnell, special Delaware counsel to TeleTech, and Richards, Layton & Finger, special Delaware counsel to Newgen, conducted due diligence reviews and negotiated the terms of the definitive merger agreement and the other agreements related to the merger, including the following:

    - termination rights under the merger agreement;

    - the size of the breakup fee and the conditions upon which any breakup fee would be payable;

    - the possible ability of the Newgen board of directors to consider and respond to a possible alternative offer that could emerge for Newgen following the execution of the merger agreement;

    - the existence and terms and conditions of voting and affiliate agreements;

    - accounting treatment of the merger; and

    - the representations, warranties and covenants to be made.

    On August 16, 2000, the Newgen board of directors held a special telephonic board meeting to review the state of negotiations with TeleTech. Prior to the meeting, copies of the current versions of the merger agreement and other ancillary agreements were distributed to the members of the Newgen board. Present at the meeting were representatives of Chase H&Q and Cooley Godward LLP. Representatives of Cooley Godward LLP summarized the terms of the merger agreement and the related agreements in their current form and responded to questions from members of the Newgen board about the terms of those agreements. Representatives of Cooley Godward LLP and Richards, Layton & Finger, special Delaware counsel to Newgen, also reviewed with the directors, without representatives of Chase H&Q present, the fiduciary duties they were obligated to meet under applicable provisions of the Delaware General Corporation Law in the consideration of a transaction with TeleTech. In addition, Chase H&Q presented its analysis of various information to serve as the basis for evaluating the exchange ratio and orally informed the Newgen board of its opinion, subsequently confirmed in writing, that, based on the then current terms of the relevant transaction documents, the consideration to be received by Newgen's stockholders in the proposed merger was fair from a financial point of view to the stockholders of Newgen. Chase H&Q also responded to questions raised by members of the Newgen board regarding its analysis and opinion. Chase H&Q also reported that they had made further contact with the other companies that it had previously identified as possible acquisition candidates, and that they continued to get no indication of interest at or near the price offered by TeleTech. Following this presentation, the Newgen board engaged in a full discussion of the terms of the proposed merger and the analysis and opinion of Chase H&Q. The members of Newgen's board present at the meeting then unanimously concluded that the proposed merger was in the best interests of Newgen and its stockholders, and approved the financial terms of the transaction with TeleTech as presented and authorized the officers of Newgen and its financial and legal advisors to continue to negotiate for a final resolution on the remaining terms.

    From August 14 through August 21, 2000, representatives from the third party that had made the cash proposal to acquire Newgen continued to call Mr. Simkin informally regarding the possibility of re-opening negotiations. Mr. Simkin informed them that they would need to make an offer substantially above their previous highest offer in order for Newgen to be interested in re-opening discussions with them. Mr. Simkin also informed the third party that if it wanted to make an offer, it would have only a limited window of time in which to do so.

    On Friday, August 18, 2000, the Newgen board of directors held a special telephonic meeting to review the status of negotiations with TeleTech. The Newgen board, reviewing the substantially final merger agreement and ancillary agreements, noted that significant progress in resolving final transaction terms had been made since August 16, 2000. Newgen's counsel reviewed the resolution of the issues that had been unresolved and reviewed again the terms of the definitive merger agreement and the ancillary agreements. Chase H&Q also orally indicated to the Newgen board that they continued to be of the opinion that the transaction was fair to Newgen and its stockholders. The Newgen board then engaged in an extensive discussion of the deal, of the opinion of Chase H&Q, asking questions of the representatives of Cooley Godward LLP and Chase H&Q. Based on this review, Newgen's board determined that the merger was fair to and in the best interests of Newgen and the Newgen stockholders, that the merger agreement and the transactions contemplated thereby were advisable and that the board should recommend that the stockholders of Newgen adopt the merger agreement and Newgen's board approved the merger agreement, the ancillary agreements and related matters and authorized management to finalize and execute the agreements on behalf of Newgen.

    Final negotiations between the parties continued through the weekend and into the afternoon of August 21, 2000, at which time the parties reached final agreement on the remaining terms and executed and delivered the merger agreement. Concurrently with the execution of the merger agreement, several of Newgen's stockholders, including members of management, entered into voting agreements pursuant to which they agreed, subject to certain conditions, to vote all of their shares in favor of the adoption of the merger agreement. See the section entitled "The Merger Agreement--The Voting Agreements" on page 66 for more information relating to these agreements.

    TeleTech and Newgen jointly announced the merger in the morning of August 22, 2000 prior to the opening of trading on Nasdaq.

RECOMMENDATION OF NEWGEN'S BOARD OF DIRECTORS

    After careful consideration, the Newgen board of directors has unanimously determined the merger agreement to be fair to, and in the best interests of, the Newgen stockholders. The Newgen board of directors recommends that Newgen stockholders vote for the proposal to adopt the merger agreement.

    In considering the recommendation of the Newgen board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Newgen have certain interests in the merger that are different from, or are in addition to the interests of Newgen stockholders generally. Please see the section entitled "The Merger--Interests of Certain Persons in the Merger" on page 50.

NEWGEN'S REASONS FOR THE MERGER

    The Newgen board of directors consulted with Newgen's senior management, as well as Newgen's legal counsel, independent accountants and financial advisors, in reaching its decision to adopt the merger agreement and the merger and recommend that the stockholders of Newgen approve the merger agreement. During the course of its deliberations, Newgen's board of directors considered a number of factors that it believes make the merger attractive to Newgen's stockholders and could contribute to the success of the combined companies, including:

    - the merger will offer the stockholders of the combined company the potential benefits described below under the heading "TeleTech's Reasons for the Merger;"

    - the merger will create a combined company with potentially greater financial, technological and human resources to develop new products and services, and greater sales and marketing resources to help promote Newgen's products that are currently under development;

    - Newgen's stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger and to benefit from the potential appreciation in the value of TeleTech common stock;

    - the value of the shares of TeleTech common stock that Newgen's stockholders will receive in the merger represents a significant premium for Newgen's stockholders over the price of Newgen's common stock as reported on the Nasdaq National Market immediately prior to the announcement of the merger;

    - the terms and conditions of the merger agreement, including the price protection provided by the pricing collar and the expected tax-deferred treatment to Newgen's stockholders;

    - the potential synergies created by each company's business relationship with Ford Motor Company;

    - the analysis prepared by Chase H&Q and presented to the Newgen board of directors that the consideration to be received by Newgen's stockholders in the proposed merger was fair from a financial point of view to the stockholders of Newgen, as described more fully in the text of the entire opinion attached as Annex D to this proxy statement/prospectus; and

    - the ability of the Newgen board of directors for a limited period of time under the merger agreement to enter into discussions with another party in response to an unsolicited superior offer to the merger if the Newgen board of directors believed in good faith, after consultation with its legal counsel, that such action was required in order to comply with its fiduciary obligations.

    The Newgen board of directors also identified and considered a variety of potential risks and other negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk to Newgen's stockholders that the value to be received in the merger could decline significantly if the value of TeleTech's common stock were to fall below the exchange ratio collar prior to the closing of the merger;

    - the loss of control over the future operations of Newgen following the merger;

    - the impact of the loss of Newgen's status as an independent company on its stockholders, employees and customers;

    - the risk that the potential benefits sought in the merger might not be fully realized;

    - the possibility that the merger might not be completed;

    - the potential adverse effects of the public announcement of the merger on:

     --  Newgen's sales and operating results;

     --  Newgen's ability to attract and retain key employees;

     --  the progress of some of Newgen's strategic initiatives; and

     --  Newgen's overall competitive position;

    - the risk that, despite the efforts of TeleTech and Newgen, key technical, sales and management personnel might not remain employees of TeleTech or Newgen following the completion of the merger;

    - the risk that the attention of Newgen's management may be diverted from Newgen's business operations;

    - the transaction costs expected to be incurred in connection with the merger; and

    - the other risks described in this proxy statement/prospectus under the heading "Risk Factors Relating to the Merger and an Investment in TeleTech Common Stock" beginning on page 25.

    The Newgen board of directors also considered what alternatives existed to the merger, including reviewing the prospects for Newgen as an independent company. In light of the factors described above, the Newgen board of directors determined that the value and benefits available to Newgen stockholders from the merger exceeded the value and potential benefits they might realize from Newgen continuing as an independent company.

    The foregoing discussion of the information and factors considered by the Newgen board of directors is not intended to be exhaustive but is believed to include all material factors considered by Newgen's board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Newgen board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Newgen board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with Newgen's management and legal and financial advisors. In considering the factors described above, individual members of the Newgen board of directors may have given different weight to different factors. The Newgen board of directors considered all these factors as a whole and believes that the merger is fair to, and in the best interests of, Newgen and its stockholders and unanimously recommends that the stockholders of Newgen consent to the merger.

OPINION OF FINANCIAL ADVISOR TO NEWGEN

    Newgen engaged Chase H&Q, a division of Chase Securities Inc., to act as an exclusive financial advisor to Newgen in connection with the proposed merger. The Newgen board of directors selected Chase H&Q to act as an exclusive financial advisor based on Chase H&Q's qualifications, expertise and reputation, as well as Chase H&Q's historic investment banking relationship and familiarity with Newgen. Chase H&Q delivered its preliminary oral opinion on August 16, 2000, subsequently confirmed in writing, to the Newgen board of directors that, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Chase H&Q, the consideration in the proposed merger was fair from a financial point of view to the stockholders of Newgen.

    THE FULL TEXT OF THE OPINION DELIVERED BY CHASE H&Q TO THE NEWGEN BOARD OF DIRECTORS, DATED AUGUST 21, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CHASE H&Q IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CHASE H&Q'S ADVISORY SERVICES AND CHASE H&Q'S OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE NEWGEN BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT AND SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NEWGEN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF THE CHASE H&Q OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS ANNEX D. NEWGEN STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    In reviewing the proposed transaction, and in arriving at its opinion, Chase H&Q, among other things:

    - reviewed the publicly available consolidated financial statements of TeleTech for recent years and interim periods to date and certain other relevant financial and operating data of TeleTech (including its capital structure) made available to Chase H&Q from published sources and from the internal records of TeleTech;

    - reviewed certain internal financial and operating information relating to TeleTech prepared by the management of TeleTech;

    - discussed the past and current business, financial condition and prospects of TeleTech with certain members of senior management of TeleTech;

    - reviewed the publicly available consolidated financial statements of Newgen for recent years and interim periods to date and certain other relevant financial and operating data of Newgen made available to Chase H&Q from published sources and from the internal records of Newgen;

    - reviewed certain internal financial and operating information relating to Newgen prepared by the senior management of Newgen;

    - discussed the past and current business, financial condition and prospects of Newgen with certain members of senior management of Newgen;

    - reviewed the recent reported prices and trading activity for the common stock of TeleTech and the common stock of Newgen and compared such information and certain financial information for TeleTech and Newgen with similar information for certain other companies engaged in businesses Chase H&Q considered comparable;

    - reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    - reviewed the merger agreement dated August 21, 2000; and

    - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Chase H&Q deemed relevant.

    Chase H&Q did not assume responsibility for independent verification of, and did not independently verify, any of the information, including without limitation any financial information, forecasts or projections, concerning Newgen or TeleTech in connection with its review of the proposed merger. Accordingly, for purposes of its opinion, Chase H&Q assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Chase H&Q did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Newgen or TeleTech, and it did not conduct a physical inspection of the properties and facilities of Newgen or TeleTech. For the purposes of its opinion, Chase H&Q also assumed that neither Newgen nor TeleTech was a party to any material pending transactions, including without limitation external recapitalizations or material merger or acquisition discussions, other than the proposed merger and transactions in the ordinary course of conducting their respective businesses. Newgen advised Chase H&Q, and for purposes of its opinion Chase H&Q assumed, that the proposed merger would be tax-deferred to each of Newgen and TeleTech and would be treated as a pooling of interests transaction for financial accounting purposes.

    In performing its analyses, Chase H&Q used financial forecasts and projections based on published research analyst estimates for both Newgen and TeleTech. Projections were based on numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Newgen, TeleTech or Chase H&Q. The analyses performed by Chase H&Q and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Newgen, TeleTech or their respective advisors, neither Newgen, Chase H&Q nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be acquired or bought or sold.

    Chase H&Q's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Although subsequent developments might have affected its opinion, Chase H&Q has not been engaged by the Newgen board of directors, nor has Chase H&Q assumed any obligation to update, revise or reaffirm such opinion.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of Chase H&Q's analyses set forth below summarizes the material analyses presented to the Newgen board of directors but is not a complete description of the presentation by Chase H&Q to the Newgen board of directors or the analyses performed by Chase H&Q in connection with preparing its opinion. In arriving at its opinion, Chase H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chase H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Chase H&Q presentation to the Newgen board of directors and Chase H&Q's opinion.

    The terms of the proposed merger were determined through negotiations between Newgen and TeleTech and were approved by the Newgen board of directors. Although Chase H&Q provided advice to Newgen during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Newgen board of directors. As described above, the opinion of Chase H&Q and its presentation to the Newgen board of directors were only two of a number of factors taken into consideration by the Newgen board of directors in making its determination to approve the proposed merger.

    The following is a brief summary of the material financial analyses performed by Chase H&Q and presented to the Newgen board of directors on August 16, 2000, which formed the basis for providing its written opinion to the Newgen board of directors on August 21, 2000. THE SUMMARY INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY, BECAUSE THE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.

    COMPARABLE COMPANIES ANALYSIS. This analysis reviews a business' operating performance and outlook relative to a group of peer companies to determine an implied value per share for Newgen. Using publicly available research analyst estimates, Chase H&Q compared, among other things, the enterprise values and projected revenues for calendar years 2000 and 2001 and the share prices and projected earnings per share for calendar years 2000 and 2001 for Newgen to corresponding measures for certain publicly traded companies that Chase H&Q considered comparable.

    The companies that Chase H&Q considered comparable were:

    - Equifax Inc.

    - Acxiom Corporation

    - Harte-Hanks, Inc.

    - Fair, Isaac and Company, Incorporated

    - The Profit Recovery Group International, Inc.

    - infoUSA Inc.

    - MemberWorks, Inc.

    - Pegasus Solutions, Inc.

    - CCC Information Services Group Inc.

Chase H&Q determined enterprise value to revenue multiples and share price to earnings per share multiples for these companies. Enterprise value is defined as the share price multiplied by the diluted shares outstanding plus debt and minority interest less cash. Applying ranges of such multiples for the comparable companies to projected calendar year 2000 and 2001 revenues and 2000 and 2001 earnings per share of Newgen generated implied value per share ranges. The following table summarizes the results of the analysis:

                                                    SELECTED                           IMPLIED VALUE
                                                 MULTIPLE RANGE                          PER SHARE
                                         -------------------------------       ------------------------------
VALUATION METRIC                           LOW                    HIGH           LOW                   HIGH
----------------                         --------               --------       --------              --------
2000E Revenues........................      1.2x    --             1.9x         $10.37          --    $15.28
2001E Revenues........................      1.1     --             1.6           11.04          --     15.17
2000E EPS.............................     20.0     --            22.2           12.80          --     14.08
2001E EPS.............................     12.0     --            16.0           12.48          --     16.64

Chase H&Q compared these results to the proposed implied offer price of $18.00 per share and observed that the implied offer price per share will be approximately $18.00 if the TeleTech 20-day average closing price per share is between $22.50 and $37.50. Chase H&Q noted that the closing price per share of TeleTech common stock on August 16, 2000 was $29.63.

    COMPARABLE TRANSACTIONS ANALYSIS. This analysis reviews financial information of selected public companies that have been recently acquired and are in similar industries as the business being evaluated to determine an implied value per share for Newgen. Using publicly available information, Chase H&Q compared the proposed merger with twelve selected mergers and acquisitions transactions involving companies in the information services industry. The acquirors and targets in the transactions that Chase H&Q deemed comparable to the proposed merger were:

    - Reynolds & Reynolds Co./HAC Group LLC

    - ChoicePoint Inc./DBT Online Inc.

    - Equifax Inc./R.L. Polk & Co. - Consumer Information Solutions Group

    - CoStar Group, Inc./Comps.com Inc.

    - Newgen Results Corporation/Automatic Data Processing, Inc. - Computer Care division

    - infoUSA Inc./First Data Corporation - Donnelley Marketing subsidiary

    - Telespectrum Worldwide Inc./International Data Response Corporation

    - Quintiles Transnational Corp./Pharmaceutical Marketing Services Inc.

    - Great Universal Stores plc/Metromail Corp.

    - Great Universal Stores plc/Direct Marketing Technology Inc.

    - Reed Elsevier plc/MDL Information Services Inc.

    - Reynolds & Reynolds Co./COIN Inc.

Chase H&Q determined transaction value to latest twelve months ("LTM") revenue multiples and transaction value to LTM EBITDA multiples for these transactions. Transaction value is defined as the offer price per share multiplied by the diluted shares outstanding plus debt and minority interest less cash for the most recent period immediately preceding the announcement of the transaction. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Applying ranges of such multiples for the comparable transactions to LTM revenues and LTM EBITDA of Newgen generated implied value per share ranges. The following table summarizes the results of the analysis:

                                                SELECTED                           IMPLIED VALUE
                                             MULTIPLE RANGE                          PER SHARE
                                     -------------------------------       ------------------------------
VALUATION METRIC                       LOW                    HIGH           LOW                   HIGH
----------------                     --------               --------       --------              --------
LTM Revenues.......................     1.6x    --             2.9x         $11.15          --    $18.62
LTM EBITDA.........................    12.2     --            17.6           11.82          --     16.20

Chase H&Q compared these results to the proposed implied offer price of $18.00 per share and observed that the implied offer price per share will be approximately $18.00 if the TeleTech 20-day average closing price is between $22.50 and $37.50. Chase H&Q noted that the closing price of TeleTech common stock on August 16, 2000 was $29.63.

    Chase H&Q observed that no company used in the above analysis is identical to Newgen and the circumstances surrounding each of the companies are inherently different. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex, qualitative considerations and judgments, reflected in Chase H&Q's opinion, concerning differences in the financial and operating characteristics of the compared companies and other factors that could affect the public trading values of the comparable companies and Newgen.

    PREMIUMS PAID ANALYSIS. This analysis reviews the premiums paid over the current market price in a significant number of recent transactions across numerous industries to determine an implied value per share for Newgen. Chase H&Q compared the implied premium as of August 15, 2000 of the consideration to be paid in the proposed merger to the implied premiums paid in all thirty-one $100 million to $250 million public stock-for-stock transactions announced since May 1, 1999, based on data supplied by Securities Data Corporation. The mean and median of the premiums paid are set forth in the following table:

PERIOD                                                          MEAN      MEDIAN
------                                                        --------   --------
Premium one trading day prior...............................    25.7%      28.4%
Premium one week prior......................................    38.6       46.9
Premium one month prior.....................................    50.0       51.9

Chase H&Q applied a range of premiums of 30% to 50% to the closing price per share of Newgen common stock of $13.38 on August 15, 2000, which resulted in an implied value per share range of $17.39 to $20.06.

    Chase H&Q compared these results to the proposed implied offer price of $18.00 per share and observed that the implied offer price per share will be approximately $18.00 if the TeleTech 20-day average closing price per share is between $22.50 and $37.50. Chase H&Q noted that the closing price per share of TeleTech common stock on August 16, 2000 was $29.63.

    DISCOUNTED CASH FLOWS ANALYSIS. This analysis compares the implied value per share for Newgen based on net present value of unlevered free cash flows relative to the proposed implied offer price per share. Chase H&Q performed a discounted cash flow analysis of Newgen based upon publicly available research analyst estimates, for the years ending December 31, 2000 and 2001, and based on projection information based on Chase H&Q discussions with Newgen management for the years ending December 31, 2002 and 2003. Utilizing such information, Chase H&Q calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows, defined as EBITDA less taxes less the change in working capital less capital expenditures, of Newgen from August 15, 2000 through December 31, 2003 and the projected terminal value of Newgen at December 31, 2003 based upon a range of forward net income multiples applied to estimated unlevered net income in 2004. Chase H&Q calculated a range of enterprise values of Newgen as of August 15, 2000 based on discount rates of 10%, 11% and 12% and on 2004 forward net income terminal multiples of 10.5x, 12.5x and 14.5x, which resulted in a range of values of $11.98 to $16.55 per share.

    Chase H&Q compared these results to the proposed implied offer price of $18.00 per share and observed that the implied offer price per share will be approximately $18.00 if the TeleTech 20-day average closing price per share is between $22.50 and $37.50. Chase H&Q noted that the closing price per share of TeleTech common stock on August 16, 2000 was $29.63.

    The foregoing description of Chase H&Q's opinion is qualified in its entirety by reference to the full text of such opinion that is attached as Annex D to this proxy statement/prospectus.

    Chase H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Chase H&Q has previously provided investment banking and other financial advisory services to Newgen and has received fees for rendering these services. In May 1999, Chase acted as lead underwriter in a public offering of 3,725,000 shares of Newgen common stock and received customary fees and commissions in connection therewith.

    Pursuant to an engagement letter with Chase H&Q, Newgen has agreed to pay Chase H&Q a fee of 1.2% of the aggregate consideration to the Newgen stockholders in connection with the financial advisory services provided by Chase H&Q and the delivery of the fairness opinion. Pursuant to the terms of such engagement letter, $500,000 of the fee is payable upon delivery of the fairness opinion and is creditable towards the aggregate 1.2% fee, which is subject to and payable upon the closing of the proposed transaction. Newgen also agreed to reimburse Chase H&Q for its reasonable out-of-pocket expenses and to indemnify Chase H&Q against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Chase H&Q's engagement as financial advisor.

TELETECH'S REASONS FOR THE MERGER

    The TeleTech board of directors believes that the terms of the merger are in the best interests of TeleTech and its stockholders, and has unanimously approved the merger agreement.

    The TeleTech board of directors views the merger as a means of helping achieve TeleTech's long term strategic and financial goals. In reaching its conclusion to approve the merger agreement, the TeleTech board of directors also considered the following factors:

    - information concerning the financial performance and condition, business operations and prospects of Newgen, and Newgen's projected future performance and prospects on a combined basis with TeleTech;

    - current industry, economic and market conditions, which have encouraged business combinations and other strategic alliances in the industry;

    - the structure of the transaction and the terms of the merger agreement and the merger consideration, which were the result of arms' length negotiations between TeleTech and Newgen;

    - the ability to expand Newgen's services beyond the automotive industry;

    - the ability to leverage Newgen's services in international markets using TeleTech's infrastructure;

    - the historical performance and reputation of Newgen;

    - that the merger is expected to be accounted for as a pooling of interests; and

    - the likelihood that the merger would be completed.

    In determining that the merger is in the best interest of TeleTech's stockholders, the TeleTech board of directors considered the factors listed above as a whole and did not assign specific or relative weights to any of those factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    When considering the recommendation of the Newgen board of directors that the stockholders of Newgen adopt the merger agreement, you should be aware that the directors and officers of Newgen have certain interests in the merger and have certain arrangements that are different from, or are in addition to, those of Newgen stockholders generally. These include:

    EMPLOYMENT AGREEMENTS

    Each of Samuel Simkin, Gerald Benowitz and Leslie Silver entered into employment agreements on August 21, 2000 with TeleTech that become effective upon completion of the merger. Generally, each of these employees will be eligible to receive a higher base salary than he is currently receiving under his existing employment arrangement with Newgen due to anticipated expansion of roles and responsibilities following the merger and to ensure their compensation is consistent with TeleTech management, and Messrs. Silver and Simkin will receive options to purchase 100,000 shares of TeleTech common stock upon effectiveness of their respective employment agreements. In addition, Messrs. Simkin, Benowitz and Silver will, concurrently with the consummation of the merger, receive cash bonuses in an aggregate of approximately $1 million relating to services performed up to the date of the merger.

    VOTING AGREEMENTS

    Certain stockholders of Newgen, including members of management, have entered into a primary voting agreement and a secondary voting agreement with TeleTech. Under the voting agreements, these stockholders have agreed to vote all shares of Newgen common stock owned of record by each of them, or that they otherwise have the power to vote:

    - for adoption of the merger agreement; and

    - in favor of any other matter necessary for completion of the transactions contemplated by the merger agreement that is considered at any Newgen stockholders' meeting, and to execute any documents which are necessary or appropriate in order to consummate the transactions contemplated by the merger agreement.

See the section entitled "The Merger Agreement--The Voting Agreements" for more information about these agreements. The full text of the voting agreements are attached as Annexes B and C to this proxy statement/prospectus and are incorporated by reference.

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
    INDEMNIFICATION

    TeleTech and Newgen have agreed that all rights to indemnification and limitations on liability under the Newgen charter documents will survive the merger. Subject to limitations, directors' and officers' liability insurance coverage substantially equivalent to levels of coverage currently in effect under Newgen's existing directors' and officers' liability insurance will be maintained for six years. See "The Merger Agreement--Indemnification; Directors' and Officers' Insurance" on page 65.

STRUCTURE OF THE MERGER AND CONVERSION OF NEWGEN COMMON STOCK

    Pursuant to the terms and conditions of the merger agreement and subject to adoption of the merger agreement by the Newgen stockholders, NG Acquisition Corp., a newly formed and wholly owned subsidiary of TeleTech, will be merged into Newgen. As a result of the merger, the separate corporate existence of NG Acquisition Corp. will cease and Newgen will survive the merger as a wholly owned subsidiary of TeleTech.

    In the merger, holders of Newgen common stock will receive the right to convert each share of Newgen common stock into a number of fully paid and non-assessable shares of TeleTech common stock that is determined by an exchange ratio. The number of shares of TeleTech common stock that Newgen stockholders will receive is variable and will be based on an average of the closing prices of TeleTech common stock prior to the closing of the merger. The exchange ratio will be determined by dividing $18.00 by the average closing price per share of TeleTech's common stock for the 20 consecutive trading days ending on the second full trading day prior to the closing date as reported on the Nasdaq National Market. If the average closing price per share over such period is greater than $37.50, then $37.50 will be used as the average closing price in the exchange ratio calculation. If the average closing price per share is less than $22.50, then $22.50 will be used as the average closing price in the exchange ratio calculation. As a consequence, Newgen stockholders will receive between .48 and
 .80 of a share of TeleTech common stock for each share of Newgen common stock that they own. The number of shares of TeleTech common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Newgen common stock or TeleTech common stock effected between the date of the merger agreement and the completion of the merger. No certificate or scrip representing fractional shares of TeleTech common stock will be issued in connection with the merger. Instead, Newgen stockholders will receive cash, without interest, in lieu of any fraction of a share of TeleTech common stock they would otherwise receive. The amount of cash payable in exchange for any fractional share interest of TeleTech common stock will be calculated by multiplying the fractional share interest the Newgen stockholder would otherwise be entitled to by the 20-day average closing price.

    At the effective time of the merger, each outstanding option to purchase shares of Newgen common stock will be assumed by TeleTech. Each assumed option will entitle the holder to acquire the number of shares of TeleTech common stock determined by multiplying the exchange ratio by the number of shares of Newgen common stock issuable under the Newgen option. The exercise price for each such assumed option to purchase TeleTech common stock will be determined by dividing the exercise price under the Newgen option by that exchange ratio. For these purposes, the "exchange ratio" will be the same ratio and subject to the same limits as described above.

    If the merger were completed on [            ], 2000 the former stockholders
of Newgen would hold approximately       million shares of TeleTech common stock
or approximately [ ]% of the outstanding shares of TeleTech common stock, assuming the outstanding Newgen options are converted into TeleTech options and are not exercised prior to the closing of the merger. In addition, approximately million shares of TeleTech common stock will be subject to the converted Newgen options.

    The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as will be specified in the certificate of merger.

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The closing of the merger will occur as soon as practicable after the completion of the Newgen special meeting or as soon as practicable after the last condition in the merger agreement has been satisfied or waived, unless the parties agree otherwise.

EXCHANGE OF NEWGEN STOCK CERTIFICATES FOR TELETECH STOCK CERTIFICATES

    When the merger is completed, TeleTech's exchange agent will mail to Newgen stockholders a letter of transmittal and instructions for use in surrendering Newgen stock certificates in exchange for TeleTech stock certificates. When Newgen stockholders delivers Newgen stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, they will receive TeleTech stock certificates representing the number of full shares of TeleTech common stock to which they are entitled under the merger agreement. Newgen stockholders will receive payment in cash, without interest, in lieu of any fractional shares of TeleTech common stock that would have been otherwise issuable to them in the merger.

    NEWGEN STOCKHOLDERS SHOULD NOT SUBMIT NEWGEN STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    Newgen stockholders are not entitled to receive any dividends or other distributions on TeleTech common stock until the merger is completed and they have surrendered their Newgen stock certificates in exchange for TeleTech stock certificates.

    Subject to the effect of applicable laws, promptly following surrender of Newgen stock certificates and the issuance of the corresponding TeleTech certificates, Newgen stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger that were previously paid with respect to their whole shares of TeleTech common stock.

    TeleTech will only issue Newgen stockholders a TeleTech stock certificate or a check in lieu of a fractional share in a name in which the surrendered Newgen stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material federal income tax consequences of the merger. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Internal Revenue Code, applicable U.S. Treasury regulations under the Internal Revenue Code, administrative rulings and judicial authority, all as of the date of this proxy statement/prospectus. All of the foregoing authorities are subject to change, and any change could affect the continuing validity of this summary. The summary assumes that the holders of shares of Newgen common stock hold their shares as a capital asset. The summary does not address the tax consequences that may be applicable to particular Newgen stockholders in light of their individual circumstances or to Newgen stockholders who are subject to special tax rules, like tax-exempt organizations, dealers in securities, financial institutions, mutual funds, insurance companies, non-United States persons, stockholders who acquired shares of Newgen common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan and stockholders who hold shares of Newgen common stock as part of a straddle, hedge, or conversion transaction, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code and stockholders whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code. This summary also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction. Furthermore, the following discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Newgen shares are acquired or TeleTech shares are

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
disposed of or (ii) the tax consequences of the receipt of TeleTech shares other than in exchange for Newgen shares.

    ACCORDINGLY, NEWGEN STOCKHOLDERS ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

    One of the conditions for the merger to take place is that TeleTech and Newgen must receive an opinion from either Hogan & Hartson L.L.P. or Cooley Godward LLP, that the merger will qualify for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. The opinions by Hogan & Hartson L.L.P. and Cooley Godward LLP must be reasonably satisfactory to TeleTech and Newgen. The opinions will be based on the Internal Revenue Code, the U.S. Treasury regulations promulgated under the Internal Revenue Code and related administrative interpretations and judicial decisions, all as in effect as of the effective date of the merger, on several assumptions, stated in the opinions, including that the merger takes place as described in the merger agreement, and on representations to be provided to Hogan & Hartson L.L.P. and Cooley Godward LLP by TeleTech and Newgen that relate to the satisfaction of specific requirements to a reorganization within the meaning of section 368(a) of the Internal Revenue Code, including limitations on repurchases by TeleTech of shares of TeleTech common stock to be issued upon the merger. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinions or that these positions will be upheld by the courts if challenged by the Internal Revenue Service.

    Subject to the assumptions and limitations discussed above, it is the opinion of Cooley Godward LLP, tax counsel to Newgen, and Hogan & Hartson LLP, tax counsel to TeleTech that:

    - The merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

    - TeleTech and Newgen will not recognize any gain or loss solely as a result of the merger.

    - Except as discussed below regarding cash received instead of a fractional share of TeleTech common stock, a Newgen stockholder will recognize no gain or loss upon the exchange of Newgen common stock for TeleTech common stock in the merger.

    - The tax basis of TeleTech common stock received by a Newgen stockholder in the merger will be the same as the stockholder's aggregate tax basis in Newgen common stock surrendered in exchange therefor.

    - The holding period of TeleTech common stock received by a Newgen stockholder in the merger will include the holding period of Newgen common stock surrendered in exchange therefor, assuming Newgen common stock was held as a capital asset.

    - The receipt by a Newgen stockholder of cash instead of fractional shares of TeleTech common stock will be treated as if the fractional shares were distributed as part of the merger and then were redeemed by TeleTech. Generally, this cash payment will result in capital gain or loss equal to the difference between the basis allocable to the fractional share and the cash received.

    With respect to a cash payment received by a Newgen stockholder in lieu of a fractional share of TeleTech common stock, a noncorporate stockholder of Newgen may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to TeleTech and its exchange agent that the stockholder is exempt from backup withholding.

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
    Each Newgen stockholder who receives TeleTech common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Newgen common stock surrendered and the fair market value of the TeleTech common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

    A successful challenge by the IRS to the status of the merger as a reorganization within the meaning of section 368(a) of the Internal Revenue Code would result in significant adverse tax consequences to the Newgen stockholders who would recognize taxable gain or loss with respect to each share of Newgen common stock surrendered equal to the difference between each stockholder's basis in such share and the fair market value, as of the effective time, of the TeleTech common stock received in exchange therefor. In such event, a Newgen stockholder's aggregate basis in the TeleTech common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the effective date of merger.

    Options to purchase Newgen common stock that are outstanding at the effective date of the merger will be assumed by TeleTech in the merger. Each assumed option will entitle the holder to purchase shares of TeleTech common stock. See "The Merger Agreement--Treatment of Newgen Stock Options; Grant of TeleTech Stock Options" on page 60. The assumption of the options by TeleTech should not be a taxable event and former holders of Newgen options who hold options to purchase TeleTech common stock after the merger should be subject to the same federal income tax treatment upon exercise of those options as would have applied if they had exercised their Newgen options.

    THIS DISCUSSION IS ONLY A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE DIFFERENT FROM THOSE SUMMARIZED ABOVE, BASED ON YOUR INDIVIDUAL SITUATION. THE STOCKHOLDERS OF NEWGEN ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER EITHER AS A STOCKHOLDER, OPTION HOLDER OR BOTH, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    The merger is intended to qualify as a pooling of interests transaction for financial accounting purposes. TeleTech has the right to terminate the merger agreement if the SEC determines that the merger may not be accounted for as a pooling of interests transaction. Under the pooling of interests method of accounting, at the effective date of the merger, TeleTech will retroactively restate its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Newgen, subject to any adjustments required to conform with the accounting policies and financial statement classifications of the two companies, as if the companies had been combined as of the earliest date reported by the combined financial statements. In future financial statements, the results of operations of the combined entity will include the results of both TeleTech and Newgen for the entire fiscal year in which the merger occurs and all prior periods presented.

    For the merger to qualify as a pooling of interests for financial accounting purposes, TeleTech and Newgen, together with their respective affiliates, must meet the criteria for pooling of interests accounting treatment as established in opinions published by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the SEC. These opinions are complex and the interpretations of them are subject to change. Recent actions and comments from the SEC have indicated that the SEC is scrutinizing the application of the pooling of interests method of accounting for business combinations. The SEC may challenge the parties' conclusions and ultimately seek to treat the merger under the purchase method of accounting.

    Under SEC guidelines interpreting generally accepted accounting principles, with certain limited exceptions, the sale of TeleTech common stock or Newgen common stock by an affiliate of either TeleTech or Newgen generally within 30 days prior to the effective date of the merger or thereafter prior to the publication of results that include a minimum of at least 30 days of combined operations of

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
TeleTech and Newgen after the effective time of the merger could preclude pooling of interests accounting treatment for the merger. Each of the current executive officers, directors and other affiliates of TeleTech and each of the current executive officers, directors and other affiliates of Newgen will, prior to the closing of the merger, enter into an affiliate agreement agreeing not to sell any shares of TeleTech and Newgen until the combined company releases financial results covering at least 30 days of combined operations. See "The Merger--Restrictions on Sales by Affiliates of Newgen and TeleTech" on page 55.

    If the SEC does not permit the merger to be accounted for as a pooling of interests and TeleTech does not exercise its right to terminate the merger agreement, the merger would be accounted for under the purchase method of accounting. This would mean that Newgen's assets would be recognized at their fair value and that any excess of the purchase price over such fair value, other than amounts charged to in-process research and development costs, if any, would be recognized as goodwill on TeleTech's balance sheet. The goodwill would be amortized as an expense over its anticipated useful life. Because the amount of goodwill would be substantial, purchase accounting treatment could materially adversely affect the combined company's future results throughout the amortization period.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. TeleTech and Newgen filed or caused to be filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act with the Federal Trade Commission and the Antitrust Division of the Justice Department on September 22, 2000.

    Each state in which TeleTech or Newgen has operations also may review the merger under state antitrust laws.

    At any time before the effective date of the merger, the Antitrust Division of the Justice Department, the Federal Trade Commission, a state or non-United States governmental authority or a private person or an entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause TeleTech to divest itself, in whole or in part, of businesses conducted by Newgen or of other businesses conducted by TeleTech. There can be no assurance that a challenge to the merger will not be made, or that, if such a challenge is made, TeleTech and Newgen will prevail. The obligations of TeleTech and Newgen to consummate the merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger. Each party has agreed to use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

    TeleTech and Newgen believe that they will obtain all required regulatory approvals prior to the Newgen special meeting. However, it is not certain that all such approvals will be received by such time, or at all, and governmental authorities may impose unfavorable conditions for granting the required approvals.

RESTRICTIONS ON SALES BY AFFILIATES OF NEWGEN AND TELETECH

    The merger agreement provides that TeleTech and Newgen will use their reasonable best efforts to cause each of their respective officers, directors and each other person who is an "affiliate" of TeleTech or Newgen, respectively, to deliver on or prior to the effective time a written agreement to the effect that such persons will not offer to sell or otherwise dispose of any shares of TeleTech or Newgen common stock, as the case may be, during the 30 days prior to the effective date of the merger until after the results covering at least 30 days of post-merger combined operations of TeleTech and Newgen have been filed with the SEC, sent to stockholders of TeleTech or otherwise publicly issued.

ADDITIONAL RESTRICTIONS ON SALES OF SHARES OF TELETECH COMMON STOCK BY
  AFFILIATES OF NEWGEN

    The shares of TeleTech common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of TeleTech common stock issued to any person who is deemed to be an "affiliate" of Newgen under the Securities Act at the time of the Newgen special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Newgen and may include directors and executive officers, as well as principal stockholders of Newgen. Affiliates may not sell their shares of TeleTech common stock acquired in connection with the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - another applicable exemption under the Securities Act.

    The merger agreement requires that Newgen use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of TeleTech common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

    TeleTech has the right to place legends on the certificates evidencing shares of TeleTech common stock issued to Newgen affiliates in the merger summarizing the restrictions under Rule 145 until a sale, transfer, pledge or other disposition of the shares of TeleTech common stock represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 or another exemption under the Securities Act.

    This proxy statement/prospectus does not cover resales of TeleTech common stock received by any person who may be deemed to be an affiliate of Newgen or TeleTech.

LISTING ON THE NASDAQ NATIONAL MARKET OF TELETECH COMMON STOCK TO BE ISSUED IN
  THE MERGER

    It is a condition to the closing of the merger that the shares of TeleTech common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF NEWGEN COMMON STOCK AFTER THE MERGER

    If the merger is completed, the Newgen common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

OPERATIONS AFTER THE MERGER

    Following the merger, Newgen will continue its operations as a wholly owned subsidiary of TeleTech. The stockholders of Newgen will become stockholders of TeleTech, and their rights as stockholders will be governed by the TeleTech certificate of incorporation, the TeleTech bylaws and the Delaware General Corporation Law. See the section entitled "Comparison of TeleTech Common Stock and Newgen Common Stock" on page 108.

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                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AT THE BACK OF THIS PROXY STATEMENT/ PROSPECTUS AS ANNEX A AND IS INCORPORATED BY REFERENCE. WE URGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

CLOSING; EFFECTIVE TIME OF THE MERGER

    The completion of the merger will occur no later than the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at such other date or time as may be agreed by TeleTech, NG Acquisition Corp. and Newgen.

    As soon as practicable after all conditions to the completion of the merger are satisfied (or waived, if waivable), the parties will execute and file a certificate of merger with the Secretary of State of the State of Delaware relating to the merger. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or upon such later time as is specified in the certificate of merger.

REPRESENTATIONS AND WARRANTIES OF TELETECH, NG ACQUISITION CORP. AND NEWGEN

    The merger agreement contains representations and warranties by each of TeleTech, NG Acquisition Corp. and Newgen relating to, among other things:

    - due organization and good standing;

    - capitalization;

    - authorization to enter into the merger agreement and to consummate the merger;

    - enforceability of the merger agreement;

    - no breach of organizational documents or material agreements as a result of the merger agreement;

    - required governmental and third-party consents;

    - compliance with SEC reporting requirements and generally accepted accounting principles;

    - no undisclosed liabilities;

    - no violation of laws;

    - no material changes since June 30, 2000;

    - accuracy of information supplied by each party in the registration statement of which this proxy statement/prospectus forms a part;

    - tax matters;

    - each party not having taken any action or failed to take action that would prevent treatment of the merger as pooling of interests for financial accounting purposes; and

    - anti-takeover statutes.

    In addition, Newgen also made representations and warranties to TeleTech and NG Acquisition Corp. relating to, among other things:

    - environmental matters;

    - employee benefits and labor matters;

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
    - no material legal proceedings;

    - no stockholder rights plan or poison pill;

    - receipt of fairness opinion of financial advisor;

    - required stockholder approval;

    - insurance policies;

    - material contracts;

    - permits related to Newgen's business; and

    - intellectual property matters.

    We urge you to carefully read the section of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Sub."

NEWGEN'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    Newgen has agreed that until the completion of the merger or termination of the merger agreement, unless the parties to the merger agreement agree otherwise, Newgen and its subsidiaries will, among other things:

    - conduct their operations in the ordinary course of business consistent with past business practices;

    - use reasonable best efforts to preserve intact their business organization and goodwill, to keep available the services of their officers and employees and maintain satisfactory relationships with suppliers, distributors, customers and others with which they have business dealings;

    - confer with TeleTech at such times as TeleTech may reasonably request to report material operational matters and the general status of material ongoing operations;

    - notify TeleTech of any emergency or other change in the normal course of their businesses or the operation of their properties and of any governmental complaints, investigations or hearings that would have a material adverse effect;

    - not authorize or pay any dividend on or make any distributions with respect to their outstanding stock;

    - not enter into or amend, except in the ordinary course of business consistent with past practice with persons who are not directors or officers, any employment, severance or similar agreement or arrangement with any of their respective directors and executive officers, or increase the compensation, bonus or other benefits of any director, officer or other employee, or pay any benefit or amount not required by any plan or arrangement in effect at the date of the merger agreement;

    - not merge or consolidate with any other person, acquire assets having an individual purchase price in excess of $250,000 or a total purchase price in excess of $1,000,000, make any capital expenditure other than in the ordinary course of business in excess of $500,000 in total, otherwise sell or dispose of any assets, properties or securities with an individual fair market value in excess of $250,000 or a total fair market value of $1,000,000, or provide any release or relinquishment of any rights in any material contract without consideration;

    - not amend their organizational documents, or adopt any plan of liquidation or other reorganization;

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
    - not issue any securities (except pursuant to existing obligations disclosed in Newgen's SEC reports) or effect any stock split or otherwise change their capitalization as it existed on June 30, 2000, or grant any options, warrants, conversion rights or other rights to acquire any shares of capital stock (except for options to purchase a total of 50,000 shares of Newgen common stock under any of Newgen's equity incentive plans and its non-employee directors stock option plan granted only to non-officer employees), or purchase or redeem any shares of stock or any rights, warrants or options to acquire any such shares (except in the ordinary course of business in connection with existing employee incentive and benefit plans);

    - except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date of the merger agreement, not purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

    - not take any actions that would, or would be reasonably likely to, prevent TeleTech from accounting for the merger in accordance with the pooling of interests method of accounting;

    - not amend in any significant respect the terms of their existing employee benefit plans, programs or arrangements or any severance or similar arrangements, or adopt any new employee benefit plans or any severance arrangements;

    - not enter into any material loan agreement or otherwise incur any indebtedness or guarantee any such indebtedness;

    - not make any material tax election or settle or compromise any material tax liability;

    - not pay or settle any claims, obligations or litigation in an amount or with a value in excess of insurance proceeds received of $250,000 or more, other than the payment or satisfaction, in the ordinary course of business, of any liability recognized or disclosed in the most recent consolidated financial statements included in Newgen's SEC reports or incurred since the date of such financial statements, or modify, terminate or release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Newgen or any of its subsidiaries is a party or of which Newgen or any of its subsidiaries is a beneficiary;

    - not change any method of accounting or accounting practice, except for any such change required by generally accepted accounting principles;

    - not take any action that would give rise to a claim under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law or regulation;

    - not make any election under any of Newgen's stock option plans to pay cash in exchange for terminating awards under such plans; or

    - not agree to take any of the foregoing prohibited actions or take any action that would prevent or significantly delay any of the conditions to completion of the merger from being satisfied.

TELETECH'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    TeleTech has agreed that, until the completion of the merger or termination of the merger agreement, unless the parties to the merger agreement agree otherwise, TeleTech will, among other things:

    - notify Newgen of any emergency or other change in the normal course of TeleTech's or its subsidiaries' businesses or the operation of their properties, or of any governmental complaints, investigations or hearings that would have a material adverse effect;

    - notify Newgen of any material transaction;

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    - not take any actions that would, or would be reasonably likely to, prevent
      TeleTech from accounting for the merger in accordance with the pooling of interests method of accounting; and

    - not agree to take any of the foregoing prohibited actions or take any action that would prevent or significantly delay any of the conditions to completion of the merger from being satisfied.

NEWGEN'S EMPLOYEE BENEFIT PLANS; TERMINATION OF NEWGEN'S EMPLOYEE STOCK PURCHASE
  PLAN

    After completion of the merger and until December 31, 2001, TeleTech will provide employee benefits to employees of Newgen and its subsidiaries that are at least as favorable to those provided to these employees prior to the merger. After the merger TeleTech will cause those employees of Newgen and its subsidiaries that participate in TeleTech employee benefit plans, including TeleTech's employee stock purchase plan, to be credited with time of service equivalent to the time employed by Newgen and its subsidiaries for purposes of eligibility and vesting under TeleTech's employee benefit plans, unless applicable law prohibits.

    On the date of the closing of the merger Newgen's employee stock purchase plan will terminate by its terms and the participant's accumulated payroll deductions will be used to purchase shares of Newgen common stock under Newgen's employee stock purchase plan. The shares of Newgen common stock received by the Newgen employee stock purchase plan participants upon termination of such plan will be converted into shares of TeleTech common stock on the basis of the exchange ratio. The exchange ratio will be determined by the market price of TeleTech common stock prior to merger and is described in detail under the heading "The Merger--Structure of the Merger and Conversion of Newgen Common Stock" on page 51.

TREATMENT OF NEWGEN STOCK OPTIONS; GRANT OF TELETECH STOCK OPTIONS

    At the effective time, each Newgen stock option outstanding under any of Newgen's equity incentive plans, its non-employee director stock option plan and any related option agreements, whether or not then vested, will be assumed by TeleTech. Each assumed Newgen stock option will entitle the holder of the assumed option to purchase:

    - a number of shares of TeleTech common stock that equals the product of
      (1) the number of shares of Newgen common stock subject to the Newgen option immediately prior to the completion of the merger and (2) the exchange ratio, rounded down to the nearest whole number of shares of TeleTech common stock,

    - at an option exercise price determined by dividing the option exercise price for the shares of Newgen common stock subject to the Newgen option immediately prior to the completion of the merger by the exchange ratio, rounded up to the nearest whole cent.

    The exchange ratio will be determined by the closing price of TeleTech common stock prior to the completion of the merger and is described in detail under the heading "The Merger--Structure of the Merger and Conversion of Newgen Common Stock" on page 51.

    The following example illustrates the manner in which Newgen stock options will be treated in the merger. Assuming for the purposes of this example that the option assumed in the merger is exercisable for 100 shares of Newgen common stock, the exercise price is $8.00 and the exchange ratio is .6076 (based on an average closing price of TeleTech common stock of $29.625), the holder will be entitled to purchase 60 shares of TeleTech common stock at an exercise price of $13.17 ($18.00 divided by .6076, rounded up to the next cent).

    The other terms that apply to each Newgen option before the merger will continue to apply to each Newgen option assumed, including any provisions providing for repurchase rights, vesting and acceleration.

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CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of TeleTech, NG Acquisition Corp. and Newgen to complete the merger are subject to the satisfaction or waiver of the following conditions:

    - the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Newgen common stock;

    - no statute, rule, regulation, executive order, decree, ruling, or injunction will have been entered or enforced by any governmental authority prohibiting the completion of the merger;

    - the registration statement on Form S-4 of which this proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order by the SEC;

    - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated; and

    - TeleTech and Newgen will have received from their respective tax counsel, dated as of the effective date of the merger, an opinion to the effect that the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

    CONDITIONS TO THE OBLIGATIONS OF NEWGEN TO EFFECT THE MERGER

    In addition, the obligation of Newgen to complete the merger is subject to the satisfaction or waiver of the following conditions:

    - each of the representations and warranties of TeleTech and NG Acquisition Corp. contained in the merger agreement, disregarding all qualifications and exceptions relating to "materiality" or "material adverse effect," will be accurate as of the date of the closing of the merger:

     -- except for inaccuracies resulting from changes or actions contemplated by the merger agreement;

     -- except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

     -- except where the failure of these representations and warranties to be accurate would not, individually or in the aggregate, have a material adverse effect on the business, capitalization, condition, operations, assets, or liabilities of TeleTech and its subsidiaries taken as a whole;

    - TeleTech and NG Acquisition Corp. will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the closing of the merger;

    - since the date of the merger agreement, there will have been no material adverse change in the business, capitalization, condition, operations, assets, or liabilities of TeleTech and its subsidiaries taken as a whole;

    - TeleTech will have listed the shares of TeleTech common stock to be issued in the merger on the Nasdaq National Market, subject to official notice of issuance; and

    - Newgen will have received a certificate of TeleTech's Chairman of the Board, Chief Executive Officer and President or a Senior Vice President certifying to the first three conditions listed under this paragraph.

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    CONDITIONS TO THE OBLIGATIONS OF TELETECH TO EFFECT THE MERGER

    The obligation of TeleTech to complete the merger is also subject to the satisfaction or waiver of the following conditions:

    - each of the representations and warranties of Newgen contained in the merger agreement, disregarding all qualifications and exceptions relating to "materiality" or "material adverse effect," will be accurate as of the date of the merger agreement and as of the closing of the merger:

     -- except for inaccuracies resulting from changes or actions contemplated by the merger agreement;

     -- except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

     -- except where the failure of these representations and warranties to be accurate would not have a material adverse effect on the business, capitalization, condition, operations, assets, or liabilities of Newgen and its subsidiaries taken as a whole;

    - Newgen will have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the completion of the merger;

    - since the date of the merger agreement, there will have been no material adverse change in the business, capitalization, condition, operations, assets, or liabilities of Newgen and its subsidiaries taken as a whole; and

    - TeleTech will have received a certificate of Newgen's Chairman of the Board, Chief Executive Officer and President or a Senior Vice President certifying to each of the above.

NO SOLICITATION BY NEWGEN

    Newgen has agreed that it will not permit any of its or its subsidiaries' officers or directors to authorize any of its or its subsidiaries', employees, attorneys, financial advisors, agents or other representatives to solicit, initiate or knowingly encourage, or take any other action intended to facilitate, directly or indirectly, the making of any proposal that constitutes a takeover proposal, or engage in or continue discussions or negotiations with any third party relating to a takeover proposal by or involving such third party, nor shall Newgen approve the taking of any action prohibited by the provisions of this sentence above. In addition, Newgen agreed upon signing the merger agreement to immediately terminate any existing activities with respect to any takeover proposal. For purposes of the merger agreement, a "takeover proposal" means a proposal relating to:

    - an acquisition, purchase, tender offer or exchange offer by a person or group of 25% or more of Newgen's total outstanding voting securities, or merger, consolidation, business combination or similar transaction pursuant to which Newgen's stockholders immediately preceding such transaction would not hold, directly or indirectly, at least 75% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction;

    - a sale, exchange, transfer or other disposition of any businesses or assets that account for 25% or more of the consolidated revenues, net income or assets of Newgen and its subsidiaries taken as a whole; or

    - any liquidation or dissolution of Newgen with similar results to the transactions described above.

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    Notwithstanding the foregoing:

    - Newgen may, to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a takeover proposal; and

    - Newgen may file a Form 8-K with the SEC with respect to the execution of the merger agreement.

    The merger agreement also provides that, if during the period commencing on the date of the merger agreement and ending on September 11, 2000, the Newgen board of directors had received an unsolicited bona fide written takeover proposal from a third party, the Newgen board of directors had concluded in good faith that such takeover proposal constituted a superior proposal, Newgen had notified TeleTech of such superior proposal and TeleTech had not made a binding written offer to acquire 100% of the Newgen equity interests on terms that were at least as favorable to Newgen's stockholders as such superior proposal, the Newgen board of directors could have withdrawn, modified or qualified its recommendation to Newgen stockholders to adopt the merger agreement.

    For purposes of the merger agreement, a "superior proposal" means a bona fide unsolicited written proposal made by a third party to, directly or indirectly, acquire Newgen pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Newgen and its subsidiaries or otherwise:

    - on terms which a majority of the disinterested members of the Newgen board of directors determines in good faith, taking into account the advice of an independent financial advisor and outside counsel, to be more favorable to Newgen stockholders than those provided for in the merger agreement, taking into account, among other things, all known legal, financial, regulatory and other aspects of such proposal;

    - for which financing, to the extent required, is fully committed or, in the good faith reasonable judgment of a majority of Newgen's disinterested board members after consultation with an independent financial advisor, is reasonably capable of being obtained; and

    - which the Newgen board of directors determines in good faith to be reasonably capable of being completed.

TERMINATION OF THE MERGER AGREEMENT

    RIGHT TO TERMINATE

    The merger agreement may be terminated at any time before the completion of the merger, whether before or after adoption of the merger agreement by the Newgen stockholders, as follows:

    - by mutual written consent of Newgen and TeleTech;

    - by either Newgen or TeleTech if:

     -- the merger has not been completed before December 31, 2000; however, neither Newgen nor TeleTech may terminate the merger agreement if its breach of its obligations under the merger agreement materially contributed to the merger not being completed;

     -- a statute, rule, regulation or executive order has been enacted, entered or enforced by any governmental authority prohibiting the completion of the merger, or an order, decree, ruling or injunction prohibiting the completion of the merger becomes final and non-appealable; provided that the party seeking to terminate the agreement has used its reasonable best efforts to remove such order, decree, ruling or injunction;

     -- the holders of a majority of the outstanding shares of Newgen common stock fail to adopt the merger agreement at the Newgen special meeting, but neither Newgen nor TeleTech

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        may terminate the merger agreement for this reason if its breach of its obligations under the merger agreement materially contributed to the failure to obtain such stockholder approval; or

     -- upon a material breach by the other of any of its representations, warranties, covenants or agreements contained in the merger agreement, which has not been cured within 30 days after notice of such breach has been received by the party alleged to be in breach; provided that the party seeking to terminate the agreement is not itself in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

    - by TeleTech if:

     -- the Newgen board of directors fails to include in the proxy statement/prospectus, or withdraws, modifies or qualifies its recommendation to Newgen stockholders to adopt the merger agreement or fails to call the Newgen special meeting following the effectiveness of this proxy statement/prospectus;

     -- any of Newgen's stockholders party to the voting agreements breaches any of the voting and nonsolicitation obligations under the voting agreements or if Samuel Simkin, Gerald Benowitz or Leslie Silver (other than as a result of such person's death or disability) ceases to be, and is not rehired as, an employee of Newgen; or

     -- the SEC does not permit the merger to be accounted for as a pooling of interests transaction.

    EFFECT OF TERMINATION

    Except for provisions in the merger agreement regarding confidentiality of nonpublic information, payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of TeleTech, NG Acquisition Corp., or Newgen, except liability arising out of a willful breach of the merger agreement or as provided for in the confidentiality agreement. The confidentiality agreement, dated June 8, 2000, between TeleTech and Newgen will continue in effect notwithstanding any termination of the merger agreement.

    TERMINATION FEE; REIMBURSEMENT OF EXPENSES

    Newgen will pay to TeleTech a termination fee and reimburse TeleTech for certain costs if a takeover proposal has been made to Newgen or its subsidiaries or directly to Newgen's stockholders, or a takeover proposal has otherwise become publicly announced and subsequently the merger agreement is terminated:

    - by either party by reason of the holders of a majority of the outstanding shares of Newgen common stock failing to adopt the merger agreement at the Newgen special meeting and Newgen entering into an agreement relating to an acquisition within nine months following such termination; provided that the party who terminated the merger agreement did not breach any of its obligations under the merger agreement, which breach materially contributed to the failure to obtain such stockholder approval; and

    - by TeleTech, if the Newgen board of directors has failed to include or withdrawn, modified or qualified its recommendation to Newgen stockholders to adopt the merger agreement, or shall have materially breached any of its nonsolicitation obligations under the merger agreement or taken any action or made any statement inconsistent with such recommendation in connection with the Newgen special meeting;

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    However, Newgen will not be required to pay TeleTech a termination fee or reimburse TeleTech for certain costs if:

    - Newgen would be entitled to terminate the merger agreement if TeleTech is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, or

    - a material adverse effect has occurred on the business, capitalization, condition, operations, assets or liabilities of TeleTech and its subsidiaries taken as a whole.

    The termination fee that TeleTech may be entitled to receive is $5,000,000. In addition, TeleTech may be entitled to be reimbursed for up to $1,000,000 of out of pocket costs, fees and expenses reasonably incurred by TeleTech or NG Acquisition Corp. in connection with the merger agreement and all transactions contemplated by the merger agreement.

EXPENSES

    Newgen and TeleTech will equally divide any filing fees payable in connection with antitrust filings, expenses and compensation of the exchange agent and expenses payable in connection with the printing and mailing of this proxy statement/prospectus. Newgen will pay all transfer taxes. Except as described above, each party to the merger agreement and all of Newgen's stockholders will bear their own fees and expenses in connection with the merger and the transactions contemplated by the merger agreement subject to applicable law.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    At any time before the completion of the merger, the parties may, in writing:

    - extend the time for the performance of any of the obligations of the other party;

    - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

    - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement subject to applicable law.

    The merger agreement may be amended by the parties in writing at any time before the filing of the certificate of merger relating to the merger. However, following adoption of the merger agreement by Newgen's stockholders, the consideration to be received by Newgen stockholders in the merger may not be amended without further approval of Newgen's stockholders. In addition, amendments of the merger agreement may not violate applicable law.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    In the merger agreement, TeleTech and NG Acquisition Corp. have agreed to provide exculpation and indemnification to the current or former directors, officers, employees and agents of Newgen. This exculpation and indemnification will be the same as provided to these persons by Newgen in its certificate of incorporation, bylaws and any other agreements in effect immediately before the completion of the merger. This exculpation and indemnification covers actions only on or before the completion of the merger.

    In addition, the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the current or former directors, officers, employees and agents of Newgen as those contained in the certificate of incorporation and bylaws of Newgen as currently in effect. These provisions will not be amended, repealed or otherwise modified for a period of six years from the completion of the merger

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in any manner that would adversely affect the rights of any of these persons or of individuals who, immediately prior to the completion of the merger, were employees or agents of Newgen, unless such modification is required by law.

    In addition, for a period of six years after the completion of the merger, TeleTech will cause the surviving corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by Newgen's directors' and officers' liability insurance policy on terms equivalent to those currently applicable to Newgen's directors and officers.

THE VOTING AGREEMENTS

    Various stockholders of Newgen, including members of management, have entered into a primary voting agreement and a secondary voting agreement with TeleTech. The primary voting agreement and the secondary voting agreement relate to shares of Newgen common stock beneficially owned by these stockholders representing approximately 40% and 16.6%, respectively, of the outstanding shares of Newgen common stock entitled to vote at the Newgen special meeting.

    Under the voting agreements, these stockholders have agreed to vote all shares of Newgen common stock owned of record by each of them, or that they otherwise have the power to vote:

    - for adoption of the merger agreement; and

    - in favor of any other matter necessary for completion of the transactions contemplated by the merger agreement which is considered at any Newgen stockholders' meeting, and to execute any documents which are necessary or appropriate in order to complete the transactions contemplated by the merger agreement.

In each case, the stockholder has given TeleTech an irrevocable proxy to vote his, her or its shares of Newgen common stock in accordance with the terms of the voting agreements.

    In addition, each stockholder has agreed that during the term of the voting agreements, such stockholder will not:

    - transfer or consent to any transfer of his, her or its shares of Newgen common stock or any interest in such shares, or permit to exist any encumbrance on such shares, unless the transfer or encumbrance is made subject to the voting requirements of the voting agreements, including the irrevocable proxy to vote the transferred or encumbered shares of Newgen common stock;

    - enter into any contract, option or other agreement or understanding with respect to any transfer of his, her or its shares of Newgen common stock or any interest in such shares, unless the transfer when made is subject to the voting requirements of the voting agreements, including the irrevocable proxy to vote the transferred shares of Newgen common stock;

    - grant any proxy, power-of-attorney or other authorization in or with respect to his, her or its shares of Newgen common stock;

    - deposit his, her or its shares of Newgen common stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares; or

    - take any other action that would in any way restrict, limit or interfere with the performance of such stockholder's obligations under the voting agreements or the merger agreement.

    Each such stockholder, while acting in the capacity of a stockholder, also is restricted, and may not permit its officers, directors, employees, agents or representatives, to:

    - solicit, initiate or encourage, directly or indirectly, any inquiries regarding or the submission of any takeover proposal;

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
    - participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; or

    - enter into any agreement with respect to any takeover proposal or approve or resolve to approve any takeover proposal.

    In addition, each stockholder has agreed to cease, and cause its officers, directors, employees, agents and representatives to cease any existing discussions or negotiations with any parties with respect to any takeover proposal. Each stockholder will promptly notify TeleTech of the existence of any proposal, discussion, negotiation or inquiry received by such stockholder, and each stockholder will promptly communicate to TeleTech the name of the third party making the takeover proposal and the terms of any such proposal, discussion, negotiation or inquiry that such stockholder may receive.

    For purposes of the voting agreements, a "takeover proposal" means a proposal relating to:

    - an acquisition, purchase, tender offer or exchange offer by a person or group of 25% or more of Newgen's total outstanding voting securities, or merger, consolidation, business combination or similar transaction pursuant to which Newgen's stockholders immediately preceding such transaction would not hold, directly or indirectly, at least 75% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction;

    - a sale, exchange, transfer or other disposition of any businesses or assets that account for 25% or more of the consolidated revenues, net income or assets of Newgen and its subsidiaries as a whole; or

    - any liquidation or dissolution of Newgen with similar results to the transactions described above.

    Under the secondary voting agreement, if, during the period commencing on the date of the merger agreement and ending on September 11, 2000, the Newgen board of directors had withdrawn, modified or qualified its recommendation to Newgen stockholders to adopt the merger agreement, the terms of such voting agreement relating to voting in favor of the merger agreement at Newgen's special meeting would have terminated and been of no further force and effect in which case such stockholders would only have committed to vote in favor of the adoption of the merger agreement their shares covered by the primary voting agreement.

    The voting agreements also provide that, if, during the period commencing on the date of the merger agreement and ending on September 11, 2000, the Newgen board of directors had withdrawn, modified or qualified its recommendation to Newgen's stockholders to adopt the merger agreement, and the merger agreement was subsequently terminated, under certain circumstances, each stockholder party to the voting agreements would have had to pay TeleTech 50% of any excess consideration he, she or it would have received in connection with a takeover proposal entered into within nine months of termination of the merger agreement over the consideration he, she or it would have received in connection with the merger if the merger were completed on the date the merger agreement was terminated.

    The voting agreements provide further that, if, during the period commencing on the date of the merger agreement and ending on September 11, 2000, the Newgen board of directors had withdrawn, modified or qualified its recommendation to Newgen stockholders to adopt the merger agreement based upon a takeover proposal that constituted a superior proposal, each stockholder party to the voting agreements would have had to pay TeleTech 50% of the additional consideration he, she or it would have received from TeleTech as a result of TeleTech's response to the superior proposal over the amount of consideration he, she or it would have received in connection with the merger if the merger were completed on the terms of the merger agreement entered into on August 21, 2000.

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
    For purposes of the voting agreements, a "superior proposal" means a bona fide unsolicited written proposal made by a third party to, directly or indirectly, acquire Newgen pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Newgen and its subsidiaries or otherwise:

    - on terms which a majority of the disinterested members of the Newgen board of directors determines in good faith, taking into account the advice of an independent financial advisor and outside counsel, to be more favorable to Newgen stockholders than those provided for in the merger agreement, taking into account, among other things, all known legal, financial, regulatory and other aspects of such proposal;

    - for which financing, to the extent required, is fully committed or, in the good faith reasonable judgment of a majority of Newgen's disinterested board members after consultation with an independent financial advisor, is reasonably capable of being obtained; and

    - which the Newgen board of directors determines in good faith to be reasonably capable of being completed.

    The voting agreements terminate on the earlier of the unanimous written consent of the stockholders who entered into the voting agreements and TeleTech, the effective time of the merger or the termination of the merger agreement. Because the Newgen board of directors did not withdraw, modify or qualify its recommendation to Newgen's stockholders to adopt the merger agreement on or prior to September 11, 2000, the foregoing provisions obligating certain stockholders of Newgen to pay TeleTech 50% of the profit they receive in connection with a takeover proposal or a superior proposal are of no further force or effect.

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                        INFORMATION ABOUT THE COMPANIES

TELETECH HOLDINGS, INC.

    TeleTech is a leading provider of eCommerce-enabling customer management solutions for large domestic, foreign and multinational companies. TeleTech helps its clients acquire, serve, retain and maximize their revenue from customers by strategically managing inbound telephone and Internet-based inquiries on their behalf. Such programs include both automated and human-assisted support and involve all stages of the customer relationship. Programs consist of a variety of customer management and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support and resolving customer complaints. TeleTech's customer management solution encompasses the following capabilities:

    - strategic consulting and process redesign;

    - infrastructure deployment including the securing, designing and building of world-class customer interaction centers;

    - recruitment, education and management of client-dedicated customer care representatives;

    - electronic intelligence delivery to clients;

    - engineering operational process controls and quality systems;

    - technology consulting and implementation, including the integration of hardware, software, network and computer-telephony technology; and

    - database management, which involves the accumulation, management and analysis of customer information to deliver actionable marketing solutions.

    TeleTech delivers its customer management services mostly through customer-initiated telephone calls, e-mail and the Internet. Services are provided via automated support and by trained customer care representatives in response to an inquiry that a customer makes by calling a toll-free telephone number, by sending an e-mail message or by clicking on an icon on a Web site asking for immediate help or service.

    Representatives respond to customer inquiries from customer interaction centers using state-of-the-art workstations, which operate on TeleTech's sophisticated technology platform. This technology platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration and interactive voice response.

    In 1999, TeleTech launched CyberCare, an innovative multichannel eCommerce technology platform. CyberCare integrates TeleTech's best of breed software, system integration capabilities and customer management to enable companies to sell to and service their customers on a very large scale anytime, anywhere, over any media. The solution incorporates the full spectrum of Internet communications, including custom e-mail response, chat and extensive Web co-browsing capabilities. Whether a customer sends an e-mail, clicks an icon on a Web site asking for immediate help or service or places a telephone call, CyberCare routes the inquiry to a trained and technology-enabled TeleTech representative. The representative is then able to perform a host of services, including personalized customer care, billing and technical support, online sales, loyalty and affinity programs, real-time product availability and delivery status, Web site support, up-selling, cross-selling and more.

    The primary components of TeleTech's CyberCare solution are as follows:

    - Customer-Centric Platform: TeleTech's customer relationship management software that has been enhanced to manage the various Web-based communications associated with CyberCare;

    - E-mail: Provides automated e-mail responses to customer interactions, or routes customer e-mail to appropriate representative to respond in a personalized fashion;

    - Chat: Allows for representative interaction with the customer real-time over the Web;

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
    - Web Co-browsing: Provides representatives with the ability to simultaneously view a Web site with the customer and navigate based upon the customer's request for information--a phone call or chat session is simultaneously initiated to interact with the customer during the co-browsing session;

    - Web Call Back: Customers have the ability to click an icon on a Web site to request a phone call back from a representative either immediately or at a specific time;

    - Real-time Training: Incorporates real-time training via the Internet for CyberCare representatives delivered directly to the desktop;

    - Online Reference Library: Provides representatives with access to a searchable online database and comprehensive information resource; and

    - Automated Support: TeleTech's inference-based expert system enables customers to diagnose and resolve support issues via interactive response, e-mail or the Internet.

    TeleTech provides services from customer interaction centers leased, equipped and staffed by TeleTech and from customer interaction centers leased and equipped by its clients and staffed by TeleTech. TeleTech's fully outsourced customer interaction centers serve either multiple clients or one dedicated client. TeleTech typically establishes strategic relationships, formalized by contracts, with selected clients in the telecommunications, technology, transportation, financial services and government services industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases, which require frequent, increasingly sophisticated, customer interactions.

    TeleTech manages its U.S. customer interaction centers through its Technology Command Center in Colorado. The Command Center operates 24 hours a day, seven days a week, and is responsible for monitoring, coordinating and managing TeleTech's U.S. operations. Each U.S. customer interaction center is connected to the Command Center and to other U.S. customer interaction centers through multiple fiber-optic voice/data T-1 circuits to form an integrated and redundant wide area network. This network connectivity provides a high level of security and redundancy that is integral to TeleTech's ability to ensure recovery capabilities in the event of a disaster or structural failure.

    TeleTech has established uniform operational policies and procedures to ensure the consistent delivery of high-quality service at each customer interaction center. These policies and procedures detail specific performance standards, productivity and profitability objectives and daily administrative routines designed to ensure efficient operation. All TeleTech customer interaction centers are designed to operate 24 hours a day, seven days a week. TeleTech believes that recruiting, training and managing full-time representatives who are dedicated to a single client facilitate integration between client and representative, enhance service quality and efficiency and differentiate TeleTech from its competitors.

    TeleTech uses a number of sophisticated applications designed to minimize administrative burdens and maximize productivity. Such applications include a proprietary representative performance system that tracks representative activity at each workstation and a proprietary billing system that tracks time spent on administration, training, data processing and other processes conducted in support of client or internal tasks.

    TeleTech monitors and measures the quality and accuracy of its customer interactions through a quality assurance department located at each interaction center. Each department evaluates, on a real-time basis, approximately 1% of the calls per day. TeleTech also has the ability to enable its clients to monitor customer interactions as they occur. Quality assurance professionals monitor customer interactions and simultaneously evaluate representatives according to criteria mutually determined by TeleTech and the client. Representatives are evaluated and provided with feedback on their performance on a weekly basis and, as appropriate, recognized for superior performance or scheduled for additional training and coaching.

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
    TeleTech operates seven customer interaction centers in Spain; six customer interaction centers in Canada; three customer interaction centers in Australia; two customer interaction centers in Mexico; and one customer interaction center in each of Argentina, Brazil, New Zealand, Singapore and the United Kingdom. A key component of TeleTech's growth strategy is to continue its international expansion, which may include the acquisition of businesses with products or technologies that extend or complement TeleTech's existing businesses.

RECENT EVENTS

    On August 31, 2000 TeleTech acquired Contact Center Holdings, S.L., one of Spain's largest privately held customer management companies. Contact Center Holdings is the parent company of Difusio Telemarketing Grup S.A., Spain's largest customer relations management company. Through seven customer interaction centers Difusio services industries complementary to TeleTech's focus, such as telecommunications and financial services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TELETECH

    Except as otherwise noted, the following table sets forth certain information regarding the ownership of TeleTech's common stock as of August 15, 2000 by:

    - each of TeleTech's current directors;

    - both of TeleTech's chief executive officers during 1999, its next four most highly compensated executive officers who were serving as executive officers at the end of 1999, and one additional executive officer, Steven Coburn, for whom disclosure would have been required but for the fact that Mr. Coburn was not serving as an executive officer at the end of 1999;

    - all current executive officers and directors of TeleTech as a group; and

    - all those known by TeleTech to be beneficial owners of more than five percent of TeleTech's common stock.

    Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, TeleTech believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 62,803,813 shares outstanding on August 15, 2000, adjusted as required by rules promulgated by the SEC. Except as shown otherwise in the footnotes to the table, the address of each person listed is in care of TeleTech Holdings, Inc., 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203. Share information provided for former executive officers is reported as of December 31, 1999.

                                                      TOTAL              SHARES SUBJECT TO
                                                NUMBER OF SHARES            OPTIONS ***         APPROXIMATE
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED **     (INCLUDED IN TOTAL)   PERCENT OF CLASS
------------------------------------          ---------------------     -------------------   ----------------
Kenneth D. Tuchman..........................       36,533,520(1)                                    58.2%
Kern Capital Management, LLC................
  114 West 47th Street, Suite 1926
  New York, NY 10036                                3,413,000(2)                                     5.4%
Scott D. Thompson...........................          500,000                  500,000                 *
James E. Barlett............................           31,000                   31,000                 *
Rod Dammeyer................................           99,750                   99,750                 *
George H. Heilmeier.........................           91,000(3)                88,000                 *
Morton H. Meyerson..........................          817,330                  344,855               1.3%
Alan Silverman..............................          392,630(4)               173,000                 *
Vincent Cipolla(5)..........................           47,022                                          *
Steven B. Coburn(6).........................           48,426(7)                46,667                 *
Richard S. Erickson.........................           53,116                   53,116                 *
Deborah C. Gentry(8)........................           12,000(9)                10,000                 *
Joseph D. Livingston........................          825,200                  825,200               1.3%
All current directors and executive officers
  as a group (13 persons)...................       34,373,121                2,126,921              60.6%

------------------------

    * Less than 1%.

    ** Includes shares subject to acquisition through exercise of stock options within 60 days.

    *** Shares subject to acquisition through exercise of stock options within 60 days.

(1) Includes (a) 306,895 shares of common stock held by the Tuchman Family LLLP, of which Mr. Tuchman is the managing general partner; (b) 100,000 shares owned by the Kenra Family LLP, a Colorado limited liability partnership in which Mr. Tuchman and his spouse own direct or indirect controlling partnership interests; (c) 20,000,000 shares owned by KDT Family LLLP, which Mr. Tuchman controls indirectly; (d) 300,000 shares owned by the Tuchman Family Foundation, which was established for the benefit of entities that have been granted exempt status under Section 501(c)(3) of the Internal Revenue Code; (e) 7,670 shares owned by a trust for the benefit of Mr. Tuchman's nephews and nieces, of which Mr. Tuchman's spouse is the trustee; and (f) 10,000 shares owned by Mr. Tuchman's spouse. Mr. Tuchman disclaims beneficial ownership of the shares held by his spouse, the Tuchman Family Foundation and the trust for the benefit of Mr. Tuchman's nieces and nephews.

(2) Based on 13F filings reported by Bloomberg.

(3) Includes 3,000 shares subject to shared voting and investment power.

(4) Includes 40,000 shares held by the Alan and Joanna Silverman Family Foundation, of which Mr. Silverman is the trustee, and 11,300 shares subject to shared voting and investment power.

(5) Mr. Cipolla served as the Company's Chief Marketing Officer from March 16, 1999 until December 31, 1999.

(6) Mr. Coburn served as the Company's Chief Financial Officer until
    August 1999 and as Senior Vice President of Finance until December 31, 1999.

(7) Includes 1,000 shares subject to shared voting and investment power.

(8) Ms. Gentry served as Senior Vice President of Global Human Resources until February 29, 2000.

(9) Includes 2,000 shares subject to shared voting and investment power.

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
NEWGEN RESULTS CORPORATION

    Newgen was incorporated in California in February 1994 and it reincorporated in Delaware in December 1998.

    INTRODUCTION

    Newgen provides customized, outsourced database management, direct marketing and related services for automobile dealerships' service departments and automobile manufacturers. Newgen believes that the combination of its breadth of services, its customer base and its technological innovations make it among the leaders in the industry. Newgen combines its expertise in database marketing and customer retention services, its focus on customer service and its in-depth knowledge of automobile service department operations to provide highly targeted and customized solutions. Its RESULTS Program employs efficient and cost-effective technology to enable dealerships to increase their number of service department customers as well as revenues per customer. In addition, Newgen believes its services improve the operations and processes of a dealership's service department thereby differentiating the dealership from its competition and creating enhanced customer satisfaction and loyalty. Newgen has grown its customer base from 177 dealerships at December 31, 1995 to 5,039 dealerships at June 30, 2000, notwithstanding competition from a number of competitors, including three companies with significantly greater resources.

    INDUSTRY BACKGROUND

    Increasing competition is driving businesses to enhance their market position by strengthening relationships with existing customers and targeting new markets and customers. While technological advances, such as the Internet, are making information more accessible and less expensive, the marketing cost to reach and retain customers is increasing. As a result, businesses are trying to use their marketing resources more efficiently and effectively to drive customer retention and loyalty through the use of specialized information products and data management services. Many businesses, however, lack the technology infrastructure or expertise to implement these new marketing methods. Businesses are increasingly electing to outsource key processes to service providers that are able to apply advanced database systems to capture, process and store customer and market information, and use this experience to provide targeted and effective services.

    The automobile industry is relatively mature. According to the National Automobile Dealers Association ("NADA"), the number of automobiles sold annually by dealerships has not grown significantly between 1987 and 1998. A number of industry and market trends, however, are affecting the future structure of the industry. Over the next five years, the number of automobile dealerships in the United States is expected to decrease, reflecting the consolidation of the industry into fewer and larger dealerships. In addition, margins on sales of new vehicles are decreasing because of the emergence of megadealers and Internet-based comparison shopping. According to the NADA, the average dealership realized pre-tax income margins of only 1.74% in 1998. Newgen believes that the emergence of megadealers resulting from the industry's consolidation, together with emerging sales and marketing channels such as the Internet, will lead to greater professionalization of management at dealerships, and correspondingly, more sophisticated approaches to increasing dealership revenues and margins.

    Automobile dealerships historically have focused on sales of automobiles, viewing customer retention for service-related revenue as being secondary. Customer dissatisfaction with dealership service combined with increased competition from other service outlets, such as Sears Auto Center or Jiffy Lube, have caused consumers to avoid returning to dealerships for vehicle service or maintenance. Based on Newgen's experience, it believes that dealerships perform only a small portion of required maintenance and service on the automobiles they sell. The balance of maintenance is performed

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
elsewhere, or not at all. For example, Newgen believes that U.S. consumers spend approximately $250 billion annually to service and repair their vehicles, but according to the NADA, in 1998 dealerships provided only $64 billion, or approximately 25%, of those services. Moreover, those customers that do return for service historically do not always receive satisfactory service. Not only are dealerships performing a small portion of all service on automobiles, but their revenue from warranty-related service is declining. The reduction in revenues from warranty-related service is due to increased scrutiny of warranty claims and higher quality manufacturing of automobiles. As a result, dealerships are being forced to rely more on customer pay labor and parts sales in order to replace lost warranty-related service revenues.

    Dealerships are realizing that their parts and service departments represent an opportunity for increased revenues and profits. More importantly, despite declining market share of service related spending by consumers at dealerships, the percentage of dealership profits generated from the service and parts department has increased from approximately 16% in 1985 to approximately 47% in 1998. Based on these trends, Newgen believes that dealerships will increase the portion of their marketing budgets dedicated to automobile service department customer retention and loyalty programs.

    Typically, automobile dealerships have used general mass media advertisements, bulk mail coupons or generic reminder notices to promote their services. However, the effectiveness of these solicitation techniques is limited for several reasons. First, because these forms of marketing often involve untargeted mailings, many solicitations are sent to individuals who no longer own their vehicle. In addition, these general marketing solicitations lack the impact associated with a more focused marketing program. Furthermore, these solicitation techniques have limited data gathering and storing capabilities and do not allow dealerships to receive customer feedback, or monitor customer response. Because of the deficiencies of these traditional marketing methods, these methods also tend to be expensive when compared to the amount of revenue they generate for dealerships. Some manufacturers have attempted to support their dealerships through manufacturer sponsored marketing. However, many manufacturers do not have specific information about dealership customers nor do they track maintenance activity at the dealerships. Consequently, many manufacturers are unable to develop effective nationwide programs to encourage customers to return to dealerships for service.

    The proper implementation of a targeted marketing campaign promoting automobile service is highly complex. Maintenance schedules vary immensely from vehicle to vehicle. At a typical Ford dealership, for example, there may be as many as 2,500 different maintenance schedule combinations based on a vehicle's model, year, engine and other characteristics. Matching the correct maintenance schedule to each vehicle, while taking into account other factors such as the owner's driving habits, service history of the car, seasonal and regional variations, and any special maintenance programs offered by the dealership, requires complex algorithms and advanced data management systems. Adding to this complexity, dealerships need to manage and update their databases of service customers in order to eliminate customers who should not be solicited and to focus on customers who are most likely to return for service. Ensuring that the right maintenance reminder gets to the right person at the right time requires sophisticated database marketing techniques and the use of a system that continuously updates customer data and monitors the results of the marketing campaign.

    While advances in technology and information processing now permit dealerships to engage in highly targeted marketing initiatives, these initiatives are generally dependent upon complex and costly data management processes. For example, dealerships require sophisticated systems that enable the purification of databases that contain old or inaccurate data to effectively market to customers. Dealerships are increasingly focusing on their core competency of selling automobiles and outsourcing to experts the development and implementation of complex processes to support and enhance their business objectives. Thus, automobile dealerships need outsourced services that employ efficient and cost-effective technology to increase the number of service department customers per dealership and dealership revenues per customer. These services will also improve the operations and processes of the

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
dealership thereby differentiating the dealership from its competition and creating increased customer satisfaction and loyalty.

    THE NEWGEN SOLUTION

    Newgen provides customized, outsourced database management, direct marketing and related services for automobile dealerships' service departments and automobile manufacturers. Newgen's expertise in both database marketing and customer retention services, as well as its in-depth knowledge of automobile service department operations enable it to provide comprehensive and highly targeted marketing and service solutions.

    Newgen's RESULTS Program promotes automobile service business from a dealership's customer base by using direct marketing campaigns involving direct mail and outbound teleservice follow-up. Newgen implements its RESULTS Program for automobile dealerships using a dealership's own customer and transaction data that it processes and purifies to ensure the data is current and relevant. After downloading a dealership's database into Newgen's system, Newgen combines the data with maintenance schedule databases and Newgen's proprietary databases and algorithms to develop customized solicitations targeting service visits. Newgen's system tracks every dealership customer in order to update the database appropriately throughout the solicitation process and to provide feedback to the dealership. Newgen's services are designed to:

    - attract more service customers to dealerships from the dealerships' customer base;

    - attract more sales customers to dealerships from the dealerships' customer base;

    - increase dealership revenues per customer;

    - promote customer loyalty;

    - increase customer satisfaction;

    - differentiate the dealership from its competition through improved operations and processes; and

    - provide dealership customers with the benefits of a safer vehicle with increased resale value.

    Newgen's studies indicate that over the course of a year, customers it solicits for a dealership will visit that dealership more than three times as often, and spend more than two and one-half times as much on service, compared to customers with similar demographic characteristics not solicited by Newgen. Furthermore, customers solicited by Newgen are more than three times more likely to purchase a new vehicle from the dealership compared to unsolicited customers.

    Newgen's RESULTS Program significantly reduces untargeted solicitations and unnecessary expenses. This, in turn, increases a dealership's return on investment compared with untargeted customer retention programs. As a result, Newgen estimates that approximately 25% to 30% of dealership customers solicited by it return to the dealership for vehicle service. This compares very favorably with response rates for direct mail marketing campaigns, which typically range between 1% and 3%. Through its teleservice department, Newgen is able to forward dealership customer concerns to the dealership before those customers defect to alternative service providers. Dealerships can address these concerns and significantly increase the satisfaction of their customers. In addition, Newgen provides dealerships with comprehensive monthly management reports that track response rates and spending habits of solicited customers. Dealerships can therefore measure the quantifiable financial and customer retention benefits attributable to Newgen's services. Newgen has an extensive customer support infrastructure to provide assistance to dealership management in understanding the benefits of Newgen's services. Newgen also advises dealerships on methods of customized solicitation, such as promotions, coupons and special targeted programs, and works closely with its customers to

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
accommodate their individual requests and needs. In providing all of these services, Newgen regularly contacts most of its customers either by telephone or at their facility.

    Newgen has recently introduced a number of new services that utilize its expertise in automobile service department operations and complement the RESULTS Program. Newgen's Reservations Service provides dealerships with a solution for the challenges of scheduling service appointments with dealership customers and, subsequently, loading the service department for maximum efficiency. Newgen's Connections Service provides a survey tool, so that dealerships may receive feedback from their customers. These services, together with others in development, evidence Newgen's ability to leverage its existing database marketing and customer retention expertise to provide a range of additional outsourced services to dealerships.

    Newgen has also recently incorporated two subsidiaries to provide additional services to automobile dealerships and manufacturers. The first, Newgen Management Services, Inc., provides outsourced management for dealership service departments, under the Ultimate Service brand. Many dealerships view the operation of the service department as a difficult process, and want a third party to assist them in managing their fixed operation. Newgen Management Services provides trained personnel to dealerships to direct the operations of the dealership parts and service operation. These employees implement a number of processes and procedures at the dealership, including the utilization of the RESULTS Program and Reservations Service. Newgen Management Services recently received an endorsement from the Dealer Development division of Ford Motor Company, whereby Newgen Management will provide Ultimate Service to up to twenty dealerships.

    Newgen's second new subsidiary, Carabunga.com, Inc., utilizes the Internet as a marketing tool for dealerships. Newgen believes that Carabunga.com is the first automotive dealership Internet portal that offers one-to-one marketing programs in the automobile industry. The Internet site includes three value-added products for dealerships and manufacturers. These products are discussed further below in "Services--Carabunga.com."

    Newgen maintains a close working and strategic relationship with Ford. Newgen strongly believes that its work with Ford supports Newgen's own marketing and product development efforts as well as Newgen's credibility with dealerships. Ford also has acted as a key reference account in Newgen's effort to develop relationships with other manufacturers. The key elements of Newgen's relationship with Ford include:

    - marketing programs developed jointly by Newgen and Ford for deployment to Ford dealerships nationwide;

    - private labeling by Ford of Newgen's Results Program as the Quality Care Maintenance Reminder System; and

    - a consulting engagement that puts Newgen in contact with Ford dealerships.

    Newgen's Consulting Division leverages its expertise in automobile service department operations to develop and implement new techniques and programs that enable dealerships to grow their business, streamline inefficient processes and more effectively market their services. Newgen believes that Newgen's consulting services enhance Newgen's overall understanding of dealership needs and processes, and also reinforce Newgen's business relationships with dealerships. In addition, the Consulting Division is a key generator of new service ideas that can be deployed throughout Newgen's dealership base. For example, Newgen's Pricing Center Program was developed by Newgen's Consulting Division and is now implemented throughout the company's Ford dealership base. Newgen expects to transition all of Newgen's consultants to Newgen Management Services through fiscal year 2000.

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
    GROWTH STRATEGY

    Newgen's objective is to be the leading provider of customized, outsourced database management, direct marketing and related services for automobile dealerships and manufacturers. Using its sophisticated database management capabilities, personalized customer service and in-depth knowledge of automobile service department operations, Newgen has quickly and effectively penetrated the automobile dealership and manufacturer industry. Newgen's growth strategy consists of the following key elements:

    PROVIDE SERVICES TO MORE AUTOMOBILE DEALERSHIPS. Newgen has experienced significant growth in the number of dealerships it services. Newgen's customer base has grown from 177 dealerships at December 31, 1995 to 5,039 dealerships at June 30, 2000. Newgen's strategy to increase its share of the automobile dealership market consists of the following elements:

    - increasing the size of its direct field sales force;

    - more actively marketing its services to dealerships;

    - continuing to expand its field force of customer satisfaction representatives to service and sell to Newgen's dealership base;

    - seeking to establish additional manufacturer relationships using the Ford relationship as a model;

    - lengthening the term of its dealership contracts; and

    - acquiring complimentary businesses or technologies.

    INCREASE THE NUMBER OF ACTIVE NAMES PER AUTOMOBILE DEALERSHIP. Newgen's revenues for the RESULTS Program are based on a monthly fee per active name in Newgen's database. As a result, dealerships generally control the number of active names in Newgen's database in order to control their expenses. Currently, Newgen solicits approximately 15% of its total database, and Newgen believes that this is only 40% of its potential customers. Newgen seeks to increase the number of active names per dealership by demonstrating a tangible return on investment to dealerships resulting from Newgen's programs. As Newgen further demonstrates the economic value of its services to its customer base, it believes dealerships are likely to increase the number of active names that it solicits. Newgen is focused on developing tools and sales techniques designed to emphasize the tangible financial benefits of Newgen's services.

    OFFER A BROAD RANGE OF CUSTOMIZED DIRECT MARKETING SERVICES TO AUTOMOBILE DEALERSHIPS. Newgen intends to cross-sell new services to satisfied dealerships, as well as to sell broader lines of services to new customers. For example, it recently introduced two new targeted direct marketing programs:

    - Reservations Service--designed to improve the efficiency of service department appointment scheduling and shop loading; and

    - Connections Service--a survey tool that enables customers to provide feedback to dealerships through a variety of methods.

    In addition, Newgen is currently developing several other innovative services and programs. For example, Newgen's Carabunga.com subsidiary offers a Web-based marketing portal for dealerships.

    UTILIZE THE INTERNET AS A DELIVERY PLATFORM FOR NEWGEN'S SERVICES. Newgen believes that the Internet may provide a compelling platform to deliver Newgen's database management and direct marketing services for automobile dealerships and manufacturers. Newgen has begun to develop a number of on-line services that complement and extend the capabilities of Newgen's current services. Newgen believes that e-mail may serve as an effective mechanism for delivering service reminder notices. Newgen has been collecting e-mail addresses through Newgen's dealership customer contacts and are delivering Newgen's RESULTS Program using e-mail for those customers who have expressed a preference for e-mail. Newgen's Connections Service will allow dealers to survey their customers via e-mail. Newgen recently introduced Newgen's Reservations Service, which it intends to make accessible over the Internet such that dealership customers will be able to schedule service appointments on-line. Newgen also has recently developed ROAD, a service that is designed to allow dealerships to access, manipulate and query Newgen's database and receive Newgen's management reports over the Internet. Newgen intends to continue to actively develop services that leverage the Internet's advantages as an information and content delivery platform.

    ACQUIRE COMPLIMENTARY BUSINESSES AND/OR TECHNOLOGIES. Newgen may seek to expand its operations and use of its technology and process expertise by investing in or acquiring businesses or technologies complementary to Newgen's existing operations. For example, on November 30, 1999, Newgen acquired Computer Care (a New York general partnership and division of the Dealer Services Group of Automatic Data Processing, Inc. (ADP)). Computer Care has over 2,000 customers and manufacturer relationships with Volkswagen, Audi, Jaguar, Volvo, Hyundai and Kia. The average Computer Care dealership spends approximately $450 per month, compared to approximately $1,500 per month for the average Newgen dealership. Over time, Newgen hopes to change the spending habits of the former Computer Care customers to more closely mirror Newgen customers. Newgen also hopes to sell these customers Newgen's additional products and services. Newgen cannot assure you that any future acquisitions will be completed or that, if completed, any such acquisitions will be effectively integrated with Newgen's operations.

    SERVICES

    Newgen's services include (1) the RESULTS Program, (2) Reservations Service,
(3) Connections Service, (4) Ultimate Service, and (5) Carabunga.com. All of Newgen's services utilize its expertise in both database marketing and customer retention services, as well as Newgen's knowledge of automobile service department operations.

    RESULTS PROGRAM. The RESULTS Program promotes automobile service business from a dealership's own customer base by using direct marketing campaigns involving direct mailing and outbound teleservice follow-up. Newgen implements its RESULTS Program on behalf of dealerships using dealership customer and transaction data that Newgen processes and purifies to ensure that the data is current and relevant. Newgen enhances the dealership's database by combining it with maintenance schedule databases and Newgen's own proprietary databases and algorithms to develop customized solicitations targeting service visits. Newgen's closed-loop customer retention system tracks the status of each dealership customer to enable targeted and personalized interaction and follow-up with the customer at every phase of the solicitation process. Newgen monitors results daily and provides dealerships with comprehensive monthly management reports that track maintenance, response rates and spending habits of solicited customers.

    DATABASE UPDATING, MAINTENANCE AND INTEGRATION. Newgen's RESULTS Program is based on sophisticated data management. The first phase of the RESULTS Program is a download of a dealership's database of customer transaction data onto Newgen's database management system. This initial data download is comprehensive, but often inaccurate. To ensure Newgen's database is current, Newgen also downloads customer transaction data each time a dealership customer comes into the dealership. Newgen uses this data to update the information and history relating to a particular customer or vehicle. This data is compiled to develop a maintenance schedule for each vehicle in the database. In order to maximize response rates, Newgen purifies each dealership's initial database by eliminating:

    - dealership employees;

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
    - fleet customers performing their own maintenance;

    - dealership trades;

    - database records with incomplete names or addresses;

    - database records with missing or incomplete vehicle identification numbers; and

    - other vehicles that are inappropriate for dealership servicing (such as a Dodge purchased at a Toyota dealership).

    CUSTOM DATA MANAGEMENT. Newgen uses the purified, enhanced database and its industry knowledge and expertise to design and execute a customized direct marketing campaign for the dealership. After the data is analyzed, it is then overlaid on other relevant databases such as maintenance schedules or zip code exclusion tables. Newgen consults with dealerships on a customized program that takes into account maintenance schedules, geography, demographics and the dealership's service operations. Once Newgen's database includes all of the necessary data, Newgen is able to execute the RESULTS Program and begin to provide direct marketing services.

    TARGETED DIRECT MAIL SOLICITATION. Newgen sends each dealership customer a personalized letter on that dealership's letterhead. The personalized letter is tailored to each customer's car make, mileage and maintenance schedule, indicating that the vehicle is due for service. The letter also describes the suggested service required, as well as dealership contact information and hours of operation. Newgen can then monitor the response rate of Newgen's direct mail solicitations through regular transaction downloads from dealerships, as well as use the most current information to update and enhance its database for each dealership. Newgen also utilizes e-mail reminder notices instead of letters for those customers who have expressed a preference for e-mail.

    TELESERVICE FOLLOW-UP. If the regular transaction downloads show that the vehicle owner did not visit the dealership within a specified time after the personalized letter or e-mail is sent, a telephone solicitation from Newgen is made on behalf of the dealership, encouraging the dealership customer to bring the vehicle to the dealership for service. Ideally, the Newgen teleservice representative speaks directly to the dealership customer and is able to:

    - confirm the vehicle's mileage;

    - explain the type of service that is due;

    - set an appointment for service of the vehicle; and

    - obtain customer feedback for dealerships.

    If an answering machine is reached, a message is left for the dealership customer. Newgen's research indicates that the response rate from solicitations by telephone messages is approximately the same as solicitations by direct telephone contact. If an appointment is scheduled, the dealership customer's name returns to the database for future solicitation. If the dealership customer is no longer appropriate for solicitation (for example, because the customer sold the vehicle or moved away), the name is made inactive in the database and no longer solicited. If Newgen's teleservice representatives receive a complaint from a dealership customer, a "customer opportunity" form is created identifying the reason for the dissatisfaction (for example, the customer experienced a rude service advisor or the vehicle was not ready when promised). Each "customer opportunity" form is immediately sent to the dealership via facsimile. These forms provide an opportunity for dealerships to salvage fragile customer relationships and improve customer retention. Newgen believes that Newgen's teleservice calls are effective because they are not made as sales calls. Rather, they are simply reminder calls provided as a service to the vehicle owner.

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    CLOSED-LOOP SYSTEM.  The RESULTS Program is a closed-loop system that allows
Newgen to know whether a dealership customer has responded to Newgen's direct marketing services. By updating Newgen's database throughout the solicitation process, its closed-loop system is designed to ensure that all dealership customers experience appropriate and personalized interaction and follow-up. The RESULTS Program is effective because Newgen is able to maintain the most current record possible for each dealership customer and vehicle. As a result, Newgen minimizes inappropriate and ineffective solicitations.

    COMPREHENSIVE MANAGEMENT REPORTS. Each month, Newgen produces comprehensive management reports for each of Newgen's dealerships. These reports are sent to dealerships shortly after the end of the month and contain specific, quantifiable information about the results of their customized program. The information in these reports includes data on customer spending habits, return on the dealership's investment and database purification. These reports also contain information on service advisor performance and other relevant feedback enabling the dealership to improve its operations and processes. Newgen is also able to provide manufacturers with consolidated management reports, which enables them to track the progress of their dealerships.

    RESERVATIONS SERVICE. One of the most challenging processes for the service department of an automobile dealership is the reservations process. The service department is difficult for the dealership to staff appropriately, such that service advisors often spend inadequate time with customers on the phone to address service or maintenance concerns, especially at peak times such as Monday mornings. Furthermore, service advisors may not check the dealership customer's service history report to determine whether or not the customer is due for additional maintenance that could result in additional revenue to the dealership. Finally, service advisors generally are not trained in proper service shop loading techniques, resulting in an inefficient system for completing service orders.

    Newgen's Reservations Service is designed to overcome these challenges. When a dealership customer calls the dealership to set an appointment for service, the call is transferred to Newgen's teleservice facility. Through Newgen's database, the dealership customer's service history is accessed along with the dealership's service calendar. Newgen service representatives are trained to ascertain the nature of the problem with the vehicle. At the same time, the teleservice representative can recommend other needed maintenance. Newgen then transmits the reservation information to the dealership's computer system. Through Newgen's proprietary scheduling algorithm, the repair work is scheduled for a mutually convenient time that is designed to load the service department for maximum efficiency. Newgen currently has nineteen dealerships in pilot, and expects to launch this service on a larger scale during 2001. The Reservations Service is only available to dealerships who use Newgen's RESULTS Program.

    In addition, in the future Newgen plans to offer dealership customers the ability to make service reservations with the dealership via the Internet. When a dealership customer receives an e-mail reminder, he will be able to click on a link that will allow him to make a service reservation on-line.

    CONNECTIONS SERVICE. Many dealerships call their customers after a service visit to inquire about the quality of their experience. Newgen is well positioned to provide this service through Newgen's Connections Service on an outsourced basis because it already acquired the necessary data as part of Newgen's RESULTS Program. Newgen's Connections Service is a survey system that enables Newgen's dealerships to track their customer satisfaction. This program allows Newgen to leverage its existing teleservice expertise and operational infrastructure.

    Newgen gathers customer responses through either a telephone call or an e-mail a few days after the service, to ensure that the service experience was satisfactory and the vehicle is working properly. Feedback from these surveys is sent to the dealership on a regular basis, with immediate notification to the dealership of any responses that would warrant special handling.

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    ULTIMATE SERVICE.  Newgen's subsidiary, Newgen Management Services, Inc., provides outsourced management for dealership service departments under the Ultimate Service brand. Many dealerships view the operation of the service department as a difficult process, and want a third party to assist them in managing their fixed operation. Newgen Management Services provides trained employees to the dealership, who have line authority to direct the operations of the parts and service operation. These employees implement a number of processes and procedures at the dealership, including the utilization of the RESULTS Program and Reservation Service. Newgen Management Services recently received an endorsement from the Dealer Development division of Ford Motor Company, whereby Newgen Management will provide Ultimate Service to up to twenty dealerships.

    Newgen also leverages its industry expertise in the parts and service departments' operations of automobile dealerships through its Consulting Division. Newgen currently has a separate consulting purchase order to help Ford dealerships increase sales of tires and brakes. This program is called Around The Wheel and is expected to conclude in the fourth quarter of 2000. Newgen expects to redeploy its consultants into Newgen Management Services at the conclusion of the existing contract.

    CARABUNGA.COM. Newgen's other subsidiary, Carabunga.com, Inc., utilizes the Internet as a marketing tool for dealerships. Newgen believes that it is the first dealership portal for one-to-one marketing programs for the automotive industry. The Internet site showcases the following three value-added products for dealers and manufacturers:

    - E-PROMOTIONS identifies service customers who are ready to purchase another vehicle and creates an on-line program of specialty letters and telephone follow-up calls.

    - E-COUPONS provides an electronic format for the delivery of coupons that offer discounted services.

    - ROAD provides an electronic format that will enable dealerships and manufacturers to analyze and purify their customer database for consumer trends, perform data visualization and mapping techniques, and consequently generate lists of customers who are ready to buy another vehicle.

    SALES AND MARKETING

    SALES. At June 30, 2000, Newgen employed 52 sales professionals located in major markets throughout the United States. Although Newgen's sales representatives and their supervisors do receive a small monthly expense allowance, the sales force is otherwise compensated exclusively by commission. The commission is based on a salesperson's implementation of the RESULTS Program and other programs at the dealerships.

    The continued consolidation of automobile dealerships has enabled Newgen to target its sales efforts more effectively. Because the larger dealerships are able to derive the greatest benefit from Newgen's services and represent Newgen's greatest potential source of revenue, Newgen's sales professionals focus primarily on these dealerships.

    Newgen uses two different strategies for selling services to automobile dealerships. When a manufacturer or dealership group recommends Newgen's services, Newgen's salesperson is able to more effectively contact the dealership principal. Newgen's salesperson also is able to make a sales presentation that is tailored to the manufacturer or dealership group program. Manufacturers influence the decisions made by dealerships through both financial and non-financial incentives and support Newgen's sales efforts. For example, Ford's recommendation of Newgen's services has been instrumental in securing appointments with Ford-affiliated dealership principals. In turn, sales of Newgen's services to Ford dealerships have increased. In addition, through Ford-sponsored dealership seminars, Newgen has enrolled several hundred dealerships in Newgen's Around the Wheel Program. Other benefits of a manufacturer's recommendation include co-branded marketing materials and administrative support with Newgen's management of receivables and the fee collection process.

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    When a dealership is not affiliated with a manufacturer that recommends
Newgen's services, Newgen's sales representatives directly solicit the dealership. Newgen employs an active prospecting and sales management process intended to increase direct sales by facilitating appointments with key decision-makers at dealerships. Regional market-support personnel address administrative responsibilities for teams of salespeople. Word-of-mouth, cold-call prospecting by market-support personnel, special mailings to dealerships and booths at local and regional dealership exhibits create sales leads that are then responded to by sales representatives. In addition, Newgen has an internal database system that electronically tracks its customer prospects.

    Newgen believes that its credibility among automobile dealerships is based on its ethical sales practices, demonstrated industry expertise, manufacturer recommendations, leading edge technology and efficient back office operations.

    MARKETING. Newgen's marketing department is responsible for the development and maintenance of manufacturer accounts through its business development managers. In addition, Newgen's marketing efforts focus on enhancing Newgen's brand name recognition. The marketing department is also responsible for Newgen's participation in the annual National Automobile Dealers Association trade show, dealership association presentations, as well as other smaller regional trade shows across the United States that increase awareness of Newgen's services.

    OPERATIONS

    Newgen has developed broad expertise in the operational aspects of database management, direct marketing and teleservice. Newgen's core competencies include:

    - developing and installing databases with dealership-specific information;

    - downloading dealership data through Newgen's highly automated computer system;

    - purifying and enhancing data;

    - maintaining automobile maintenance schedules; and

    - providing systems for personalized customer solicitation through direct mail and teleservice.

    In December 1997, Newgen completed the certification process for ISO 9001. To become ISO 9001 certified, an independent certifying agency audited Newgen's internal processes and certified that they met a set of specific international quality standards established by the International Standards Organization. In August 2000, Newgen passed an ISO 9001 audit, enabling Newgen to retain its ISO 9001 certification. Newgen believes that ISO 9001 certification will allow Newgen to achieve special vendor status with major manufacturers by signifying Newgen's attention to quality and operational excellence. Newgen believes that its operations expertise provides it with a competitive advantage and is a key reason for the growth of Newgen's customer base.

    INSTALLATIONS. The installation department has the initial interaction with a dealership in implementing the RESULTS Program. This department's activities consist primarily of programming scripts to obtain dealership data via modem, ensuring that all appropriate maintenance schedules and dealership information are input to Newgen's database system and creating customized digital letterhead for sending to dealership customers. In addition, the installation department works with dealerships to develop customized dealership-specific information for Newgen's database or other special dealership offerings, such as "winterization" packages in Michigan or "desert protection" plans in Texas. The installation department also creates letter templates for the direct marketing component of Newgen's business. Finally, Newgen's installation department is utilized to help install Computer Care dealerships on the RESULTS Program.

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    SYSTEMS MANAGEMENT.  The systems management department downloads the initial data from the dealership and is responsible for downloading data from the dealership on a daily basis. For most dealerships, data is automatically downloaded nightly containing a detailed list of dealership customers who have come in for service or have purchased a vehicle, although Newgen recently signed an agreement with ADP to download this information to Newgen. This highly automated system allows Newgen to know whether a contacted dealership customer has come in for service or made an appointment. If the dealership customer has had his or her vehicle serviced, the record is returned to the file for future solicitation. If the dealership customer does not come in for service within a time frame specified by the dealership, the name is transferred to a phone list. The systems management department is also responsible for maintaining Newgen's HP9000 and Sun computers. In addition, the systems management department facilitates the analysis of data for sale to manufacturers as part of Newgen's data warehousing and mining services.

    DATABASE OPERATIONS. Newgen is focused on maintaining a comprehensive transaction database by concentrating on continuous database purification. The database operations department prepares new records for processing by ensuring that each dealership customer name has a proper salutation, proper address (utilizing the National Change of Address Registry) and that each address is in compliance with postal regulations. The database operations department also processes the files that are used to generate letters and downloads these files to Newgen's print vendors. Newgen's print vendors then utilize innovative print-on-demand technology to generate customized letters on dealership letterhead.

    Dealerships are able to change the number of active customers in their database at any time. New names are added to the database whenever an existing active name is made inactive as part of the ongoing database purification activities or when a new vehicle is sold. This process helps Newgen maintain the number of active names requested by the dealership.

    TELESERVICE. The teleservice department contacts dealership customers that do not respond to solicitation letters. At June 30, 2000, the teleservice department had 326 employees. The teleservice department currently contacts over 1 million customers per month. When a personal contact cannot be made, a message is left for the dealership's customer. Newgen's research indicates that the response rate from solicitations by telephone messages is approximately the same as solicitations by direct telephone contact. When a contact is made, the teleservice department either makes an appointment for the dealership, or "closes the loop" by establishing reasons for non-response. Teleservice representatives may also identify dealership customers who are dissatisfied with the dealership and do not wish to return for service. Newgen believes that Newgen's teleservice calls are effective because they are not made as sales calls. Rather, they are simply reminder calls provided as a service to the vehicle owner.

    CUSTOMER SERVICE. The customer service center ensures that the needs of dealerships are addressed. This department answers questions from dealerships and Newgen's own employees about all of Newgen's services. The customer service center also implements changes to a dealership's program, such as letter changes and maintenance schedule changes. Newgen uses the information it gathers through its customer service center to constantly improve Newgen's processes. This department employed 57 people at June 30, 2000 and is available to answer questions 24 hours a day, seven days a week. The customer service center also maintains general and dealership-specific information for Newgen's database. This database includes current information on virtually every make and model of vehicle produced for sale in North America and their recommended maintenance schedules. These standard maintenance schedules include a combination of time parameters (for example, every six months) and mileage parameters (for example, every 3,000 miles). Newgen's proprietary software individualizes these schedules by making adjustments for the driving habits of each vehicle owner in its database.

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    TECHNOLOGY

    Newgen is a leader in applying advanced technology to database management and direct marketing. Newgen's current software and database systems have been developed over several years, and while Newgen has increased their functionality as the company has grown, Newgen's system requires further development. Newgen has, where necessary, license agreements for the software it uses from third parties.

    In order to take advantage of the most current advanced technology, Newgen will migrate Newgen's current system to a new system. Newgen expects to complete this migration by the second quarter of 2001. Newgen expects to greatly enhance its core computing and database management services through the implementation of the migration. Newgen believes that the improvements in its operating processes as a result of the migration will produce a significant return on investment through cost savings. In particular, Newgen believes the migration will:

    - provide Newgen with increased scalability as its customer base grows;

    - result in a more flexible database that will enhance Newgen's ability to provide new services and customized extract reports;

    - enable Newgen to introduce new products and services more quickly;

    - increase Newgen's data processing efficiency;

    - enhance Newgen's ability to utilize the Internet as part of future service offerings;

    - improve Newgen's customer service by providing more effective user interfaces and information; and

    - strengthen Newgen's ability to more effectively purify data, which will reduce labor and postage expense.

    In early 1999, Newgen installed new telephony equipment for its teleservice operations, which has resulted in significant performance improvements. In particular, Newgen believes the telephony equipment has increased the efficiency, consistency and quality of Newgen's services, as well as providing increased feedback that will enable Newgen to better understand its business.

    COMPETITION

    Newgen operates in a highly competitive business environment. Newgen competes with a variety of companies, including large national or multi-national companies that have greater financial and marketing resources than Newgen does, and smaller regional or local companies that are involved to varying degrees in the same business as Newgen. Newgen's significant national competitor is Reynolds & Reynolds, Co. In addition, R.L. Polk and Moore Corporation Limited have offered services that are similar to Newgen's on a limited basis.
Reynolds &Reynolds' Service Systems Division offers automobile dealerships database management and customer retention services that compete directly with Newgen's services. Moore also delivers integrated business communications, personalized direct marketing and other related services. Moreover, Reynolds & Reynolds, Moore and R.L. Polk have significantly greater financial and marketing resources and actively compete against Newgen for dealership business. For example, R&R has in the past offered a discount on customer retention systems to dealerships that purchase certain hardware and software. Newgen also competes to a limited degree with other small customer retention service providers and in-house customer retention systems. As the trend towards dealership consolidation continues, dealerships will be able to create internal economies of scale, and could choose to satisfy their database management and directed marketing needs internally rather than outsourcing. Newgen's potential customers may decide to internally

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develop database management and direct marketing services. Newgen's ability to compete effectively will depend on a number of factors, including:

    - Newgen's knowledge of dealership service department operations;

    - the value of the services Newgen offers;

    - the state of Newgen's relationships with automobile manufacturers;

    - the quality and breadth of Newgen's service;

    - Newgen's ability to identify, develop and offer innovative services;

    - Newgen's ability to overcome difficulties associated with replacing incumbent service providers; and

    - pricing and reputation among dealerships.

    Reynolds & Reynolds and Moore price their services on a per letter basis, although certain customers of Moore may elect to be billed on the number of active names in the customer base. Therefore, meaningful price comparisons between Newgen's services and those of its competitors are difficult. Dealerships may perceive that Newgen's services are priced higher than those of Newgen's competitors. In addition, Newgen's competitors may increase their emphasis on programs similar to those programs Newgen offers and new competitors may enter the market. Furthermore, dealerships or automobile manufacturers themselves may introduce competing programs. If any of these were to occur, Newgen may be unable to compete effectively against them.

    TELEMARKETING REGULATIONS

    Newgen is subject to varying degrees of federal, state and local telemarketing regulation. The jurisdiction of the Federal Trade Commission, or FTC, and the Federal Communications Commission, FCC, extends to the telemarketing industry, including some of the services Newgen provides to its customers. The FTC has issued regulations that prohibit specific types of deceptive or abusive telemarketing acts or practices. Regulations issued by the FCC place limits on the use of specific types of equipment used in telephone solicitation, require telemarketing companies to provide identifying information, and require the maintenance of a list of persons who do not wish to be called. Newgen does not currently engage in, and has no plans to engage in, any of the activities prohibited by the FTC and FCC regulations. The FCC and FTC regulations have, therefore, not materially restricted Newgen's operations. If the FCC and FTC or other regulatory bodies adopt new regulations in the future, Newgen's business may be materially adversely affected. In addition, violations may occur in the future as a result of human error, equipment failure or other causes. Newgen's failure to comply with applicable domestic and international regulations could have a material adverse effect on Newgen's business, financial condition and results of operations. The media often publicizes perceived non-compliance with consumer protection regulations and violations of standards of fair dealing with consumers. Any such negative publicity is potentially damaging to Newgen's reputation, client relationships and consumer acceptance and loyalty.

    NEWGEN'S EMPLOYEES

    As of June 30, 2000, Newgen had 664 employees. From time to time, Newgen also employs independent contractors within its information technology department and Consulting Division. Newgen's employees are not represented by any collective bargaining organization and it has never experienced a work stoppage. Newgen believes that its relations with its employees are good.

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    NEWGEN'S PROPERTIES

    Newgen currently leases a facility in San Diego, California having approximately 28,000 square feet of space. The current lease for this facility expires in September 2001. In addition, Newgen presently leases a second facility in San Diego, California having approximately 40,000 square feet of space. This facility houses its teleservice operations. The lease for this facility expires in February 2001.

    Newgen also has signed a $52-million, 15-year lease to build an approximately 103,000 square foot corporate headquarters, with a projected building completion and occupancy date of April 2001. Newgen intends to consolidate its current San Diego operations into this new facility.

    LEGAL PROCEEDINGS INVOLVING NEWGEN

    In June 2000, Newgen was notified by four individuals asserting claims for unspecified equity interests in Newgen. Newgen believes that the claims of these individuals are without merit and it intends to vigorously defend any lawsuit asserting the claims of these individuals. However, should any litigation be decided adversely to Newgen, it might be required to pay damages or issue shares of Newgen's common stock to these individuals.

RISKS RELATED TO NEWGEN'S BUSINESS

    NEWGEN HAS A HISTORY OF LOSSES AND MAY EXPERIENCE FUTURE LOSSES.

    Newgen incurred net losses of $4.7 million in 1996, $2.2 million in 1997 and $3.2 million in 1998. As of June 30, 2000, Newgen had an accumulated retained deficit of $4.1 million. Newgen achieved profitability on an annual basis for the first time in 1999, but Newgen may incur net losses in the future. Newgen anticipates significant sales and marketing, service development, technology, and general and administrative expenses as it continues to develop and introduce new services, increase its customer base, and extend its technology capabilities. As a result, Newgen will need to generate significantly higher revenues to sustain profitability. Although Newgen's revenues have grown in recent quarters, Newgen cannot be certain that it will continue to achieve revenue growth or generate sufficient revenues to achieve profitability. Newgen's financial results would be harmed if its revenue does not grow or grows more slowly than it anticipates, or if its operating or capital expenditures exceed its expectations and cannot be adjusted accordingly.

    NEWGEN'S LIMITED OPERATING HISTORY PROVIDES LITTLE INFORMATION WITH WHICH TO EVALUATE ITS BUSINESS AND PROSPECTS.

    Newgen was incorporated in February 1994 and has a limited operating history. Investors must consider Newgen's business and prospects in light of the risks typically encountered by companies in their early stages of development. Some of the risks that Newgen faces, in addition to those risks discussed elsewhere in this section, include:

    - the intensely competitive market for outsourced database management and direct marketing services to automobile dealerships and manufacturers;

    - the risks relating to the timely introduction of new services;

    - the risks associated with the expansion of Newgen's operational and technology infrastructure;

    - the challenges encountered in expanding Newgen's sales and customer support organization; and

    - Newgen's reliance on the cyclical auto industry.

Newgen may not be successful in implementing any of its business strategies or in addressing these risks or others. Even if Newgen is successful, it still may not be profitable in the future.

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    THERE ARE MANY FACTORS, INCLUDING SOME BEYOND NEWGEN'S CONTROL, THAT MAY
CAUSE FLUCTUATIONS IN NEWGEN'S QUARTERLY RESULTS.

    Newgen's quarterly and annual revenues, gross margins and operating results have fluctuated in the past and are likely to fluctuate in the future. The various services Newgen offers have different gross margins and, as a result, Newgen's revenue mix will affect its total gross margin. In addition, some of Newgen's operating expenses are relatively fixed and cannot be reduced in the short term to compensate for unanticipated variations in revenue. Thus, Newgen's total gross margin will be materially adversely affected in the event of any unexpected revenue shortfall. Likewise, any short-term increase in expenses may adversely affect Newgen's operating performance if revenues do not increase at the same or higher rate.

    Future fluctuations in Newgen's results of operations may be caused by various factors, many of which are outside of Newgen's control. Some of these factors include:

    - Newgen's ability to attract new dealerships as customers;

    - the cancellation of contracts;

    - Newgen's ability to maintain an ongoing relationship with its manufacturer and megadealer customers;

    - changes in Newgen's average revenues per customer;

    - Newgen's ability to introduce new services, including those offered by its Newgen Management Services, Inc. and Carabunga.com, Inc. subsidiaries;

    - Newgen's ability to integrate businesses or technologies that it has acquired or may acquire in the future;

    - the introduction of alternative services by competitors;

    - Newgen's ability to retain existing personnel and attract new personnel in a timely and effective manner;

    - changes in Newgen's pricing policies or those of its competitors resulting from competitive pressures and other factors;

    - the amount and timing of operating costs and capital expenditures relating to expansion of Newgen's business, operations and infrastructure, including the rewrite of its database management and customer retention software and upgrades to its computer and telephony technology;

    - Newgen's ability to effectively manage growth;

    - increases in costs of services and supplies provided to Newgen by third parties, including the price of paper, toner and postage; and

    - the cost of labor.

    Historically, Newgen's quarterly fluctuations in revenue have been due primarily to fluctuations in consulting revenues, which have consisted of a small number of significant contracts. For example, in the fourth quarter of 1997, total revenues increased by $2.1 million to $9.0 million, primarily as a result of an increase in consulting revenues. Consulting revenues as a percentage of Newgen's total revenues for the eight quarterly periods ended December 31, 1999 ranged from 7% to 26%. In addition, Newgen's consulting business currently depends entirely on Ford. Ford has engaged Newgen's Consulting Division to perform discrete consulting projects. Newgen's current consulting purchase order with Ford was completed in September 2000. Ford is under no obligation to engage Newgen for future projects. Newgen expects that after the completion of the current project, Newgen will redeploy

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Newgen's consultants into the Ultimate Service program offered by Newgen's subsidiary, Newgen Management Services, Inc.

    Newgen may need to invest a significant amount of resources and capital in order to implement its Internet strategy successfully. Further, Newgen is in the process of developing its computer systems, which may require additional significant investment. Either of these expenses could affect Newgen's quarterly operating results.

    Due to these and other factors, quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. Newgen may not be able to increase its revenues in future periods or be able to sustain its existing level of revenues or its rate of revenue growth on a quarterly or annual basis. In addition, Newgen's annual or quarterly operating results may not meet the expectations of securities analysts and investors.

    NEWGEN IS HIGHLY DEPENDENT ON ITS RELATIONSHIP WITH FORD MOTOR COMPANY.

    Newgen derives a substantial portion of its revenues from Ford and Ford dealerships. In 1999, sales of Newgen's RESULTS Program to Ford dealerships represented 53% of Newgen's total revenues while consulting services provided to Ford represented 10% of Newgen's total revenues. Newgen collects accounts receivable from a majority of Ford dealerships directly from Ford. Newgen expects that sales to Ford and Ford dealerships will continue to comprise a significant percentage of Newgen's revenues and accounts receivable for the foreseeable future.

    Due to a change in Ford's accounting system in late 1998, Newgen was temporarily unable to collect accounts receivable from Ford in a timely manner. If in the future Newgen is unable to collect accounts receivable from Ford in a timely manner for any reason, this could reduce the amount of cash available to Newgen to operate its business. As a result, Newgen could be required to use cash reserves or increase its outstanding indebtedness in order to continue its normal business operations. Also, there is no assurance that Ford will continue to allow Newgen to collect Ford dealership receivables directly from Ford. In that case, Newgen would have to collect these receivables directly from individual dealerships, which could increase the time to collect receivables from those dealerships.

    Ford also has acted as a key reference in Newgen's solicitation of Ford dealerships and other manufacturers as new customers. Newgen expects that it will need to continue to develop relationships with existing and future Ford management in order to maintain strong ties with Ford and to continue to receive Ford's endorsement of Newgen's services to Ford dealerships. Newgen's relationship with Ford could be damaged if Leslie Silver, Newgen's Executive Vice President and President of Newgen Management Services, a subsidiary of Newgen, who has developed a relationship with certain key Ford personnel, terminates his employment with Newgen. Newgen contracts individually with Ford dealerships that are under no obligation to use Newgen's services. Any change in Newgen's relationship with Ford or any change in Ford's recommendation of Newgen's services could result in a significant reduction in the number of customers Newgen services and hinder Newgen's ability to contract with new customers that could harm its business, financial condition and results of operations.

    NEWGEN IS ALSO HIGHLY DEPENDENT ON ITS RELATIONSHIPS WITH A FEW AUTOMOBILE MANUFACTURERS AND DEALERSHIP GROUPS.

    In addition to Ford, Newgen derives a substantial portion of its revenues from other manufacturers, such as Volkswagen, Audi, Mitsubishi, Hyundai, Kia, Volvo, and Jaguar, as well as the AutoNation and CarMax superstore chains.

    These manufacturers and dealership groups have acted as a key reference in Newgen's solicitation of dealerships and other manufacturers as new customers. Newgen expects that it will need to continue to develop relationships with existing and future management of these manufacturers and dealership

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groups in order to maintain strong ties with them. Although Newgen contracts individually with other dealerships that have relationships with these manufacturers and dealership groups, they are under no obligation to use Newgen's services. Hence, any change in Newgen's relationship with these manufacturers and dealership groups could result in a significant reduction in the number of customers Newgen services and hinder its ability to contract with new customers that could harm its business, financial condition and results of operations.

    NEWGEN'S COMPUTER SOFTWARE UTILIZES OUTDATED TECHNOLOGY.

    Newgen's computer system utilizes technology that was developed in the 1980's. Accordingly, it does not contain many of the features and tools that could make it more efficient. In 1999, Newgen expected to receive new enterprise-wide software that it had commissioned from a third-party vendor. However, the software that was delivered to Newgen was not acceptable because it failed to operate reliably. As a result, Newgen continues to utilize outdated software.

    Newgen is currently planning a strategy that will enable it to update its existing systems. By utilizing selected existing software and combining it with programs that Newgen will write, it believes that it can migrate its existing platform to a new and improved platform. Newgen expects this migration to occur during the first half of 2001. Migrations of this kind are inherently subject to uncertainty regarding completion date, and Newgen may not be able to achieve the migration in the anticipated time frame. Newgen is incurring expenses of between $25,000 and $50,000 per month that could be eliminated as a result of the migration. In addition, Newgen is incurring substantial capital and operating costs associated with the migration. Further delays or failure in the completion of the migration may result in additional costs.

    By performing the migration internally, some of Newgen's technology resources are being diverted away from servicing Newgen's existing customers, or developing new services. Any such diversion of resources may reduce Newgen's customers' level of satisfaction with Newgen's existing services or in delays in the development or introduction of new services. Newgen's new enterprise-wide database management software will be complex and may initially impair Newgen's ability to provide satisfactory customer service. It may result in the distribution of incorrect data. In addition, Newgen's current hardware may be insufficient to support the software migration and thus may require Newgen to make additional capital expenditures for adequate hardware. Newgen's introduction of new services is dependent in part upon the development and implementation of the new software. Other risks related to the migration include:

    - the integration of the new software with Newgen's existing systems;

    - the training of technical personnel to use and enhance the new system;

    - cost overruns associated with development and implementation of the system;

    - lost productivity associated with testing and debugging the software, unexpected defects or failures;

    - credits to customers that may be required in connection with such defects or failures and additional costs associated with converting to and supporting the software rewrite; and

    - the inability to scale Newgen's existing software to support a substantial increase in the number of customer dealerships without modifying Newgen's existing software.

    Any delay or failure to successfully complete or implement the software could harm Newgen's business, financial condition and results of operations.

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    NEWGEN WILL NEED TO INTRODUCE NEW SERVICES TO EXPAND ITS BUSINESS.

    Newgen's future growth will depend, in part, on its ability to enhance existing services with new features and to develop new services that address the expanding needs of its customers. In addition, Newgen's future growth will also depend on its ability to respond to technological advances and emerging industry practices in a timely and cost-effective manner. Acceptance of Newgen's new services depends on several factors, including dealerships' needs for these services, demonstration of tangible benefits of the services, pricing and dealership industry conditions and trends. Newgen recently introduced its Reservations and Connections services. Newgen also recently introduced new services through its Newgen Management Services, Inc. and Carabunga.com, Inc. subsidiaries. Newgen's customers may not accept or enter into contracts for any of the company's new services. In addition, certain of Newgen's new services may benefit competitors of Newgen's current customers, which may cause certain of Newgen's current customers to cease using its services. Also, several of Newgen's competitors have substantially greater resources than Newgen. This may allow those competitors to introduce new services or features before Newgen does or develop services or features superior to Newgen's services. In the future, Newgen may experience product development, marketing and other difficulties that could delay or prevent Newgen's development, introduction or marketing of new or enhanced services. A substantial portion of the $4.3 million in technology and product development expenses Newgen incurred in 1999 consisted of expenses related to the development of new services. As of June 30, 2000, Newgen has capitalized $2,094,000 related to computer software developed for internal use. In the future, Newgen will also have to incur substantial marketing expenses to encourage the acceptance of its new services by its customers and any potential new customers. If Newgen is unable to develop and introduce new or enhanced services in a timely or cost-effective manner, its business could be harmed.

    Newgen has recently incorporated a new subsidiary, Newgen Management Services, Inc., which provides outsourced management of the service departments of dealerships. In order to be effective, Newgen Management Services must develop and implement a series of processes and procedures that will help the dealerships to whom it provides services. Newgen cannot assure you that Newgen Management will be able to develop appropriate processes and procedures in a timely or cost effective manner, or that its customers will benefit from these services.

    Newgen's other subsidiary, Carabunga.com, Inc., utilizes the Internet as a marketing tool for dealerships. To Newgen's knowledge it is the first dealership portal for one-to-one marketing programs for the automotive industry. The Internet site showcases the following three value-added products for dealers and manufacturers:

    - E-PROMOTIONS identifies service customers who are ready to purchase another vehicle and create an on-line program of specialty letters and telephone follow-up calls.

    - E-COUPONS provides an electronic format for the delivery of coupons that offer discounted services.

    - ROAD provides an electronic format that enables dealerships and manufacturers to analyze and purify their customer database for consumer trends, perform data visualization and mapping techniques, and consequently generate lists of customers who are most likely to buy another vehicle.

    NEWGEN'S ABILITY TO SECURE NEW CONTRACTS WILL AFFECT NEWGEN'S FUTURE GROWTH.

    If Newgen is unable to expand its customer base or successfully market and sell its services to automobile dealerships, it may not be able to increase its revenues, or its revenues may decline. In general, Newgen's ability to secure new contracts depends upon several factors, including:

    - the effectiveness of Newgen's sales and marketing personnel;

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    - the establishment of more automobile manufacturer relationships;

    - the ability of Newgen's sales personnel to gain access to decision makers at dealerships;

    - the perceived value of Newgen's services; and

    - Newgen's reputation among dealerships.

    Newgen's growth has been driven largely by increasing Newgen's dealership base. Newgen's customer base grew from 177 dealerships at December 31, 1995 to 5,039 dealerships at June 30, 2000. Newgen may not be able to secure new contracts in the future or successfully retain Newgen's existing contracts. Newgen is also seeking to develop relationships with automobile manufacturers as a means of securing service contracts with dealerships. In the event Newgen is unable to develop those relationships, its ability to secure or retain service contracts with dealerships may be hindered. Newgen may not be successful in developing or maintaining relationships with automobile manufacturers and Newgen's competitors may use their greater financial and other resources to preclude or hinder Newgen's efforts to develop those relationships. Newgen's failure to increase the number of dealerships it services would limit its future growth and would harm its business.

    Newgen's growth strategy is based, in part, on increasing Newgen's revenues per dealership, both by activating more names on the RESULTS Program and by selling more services to dealerships, particularly with respect to those dealership contracts that Newgen acquired in the purchase of Computer Care from ADP in November 1999. Newgen's failure to increase the revenue per dealership would restrict its future growth and harm its business.

    DEALERSHIP TURNOVER MAY HARM NEWGEN'S BUSINESS.

    Newgen's contracts with dealerships are of various durations, typically ranging from six months to two years. All of Newgen's contracts may be terminated upon the expiration of the contract term. In addition, during the contract term, some dealerships may choose to reduce the number of active names serviced by Newgen, which may result in reduced revenues to Newgen. Newgen's ability to renew customer contracts is dependent upon various factors including:

    - the perceived value of Newgen's services;

    - the ability of Newgen's sales and customer service representatives to deal proactively with issues as they arise;

    - the quality of Newgen's services;

    - Newgen's ability to develop new services;

    - the pricing of Newgen's services; and

    - Newgen's ability to retain manufacturer and megadealer endorsements.

    Newgen's inability to meet the expectations of its customers with respect to any of these factors may result in cancellation of its services by such customers. Although Newgen has taken measures to reduce turnover, dealership turnover rates may increase in the future. In 1999, 401 customers cancelled their contracts after the expiration of their contract term. In the six month period ended June 30, 2000, 260 customers cancelled their contracts after the expiration of their contract term. Because Newgen's contracts are subject to risk of cancellation, the number of dealerships contracting for Newgen's services at any given time may not be a reliable measure of Newgen's future revenues. Any termination, significant reduction or modification of Newgen's business relationships with a significant number of dealerships may harm its business.

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    NEWGEN MAY NOT BE ABLE TO SUSTAIN THE BUSINESS RELATIONSHIPS IT ACQUIRED
THROUGH ITS ACQUISITION OF COMPUTER CARE.

    On November 30, 1999, Newgen acquired Computer Care from the Dealer Services Division of ADP. Many of the existing contracts with Computer Care customers are cancelable with 30 days notice. Accordingly, Newgen's business could be harmed if it is unable to retain these customers. Furthermore, Newgen acquired certain contracts between Computer Care and various manufacturers, including Volkswagen, Audi, Volvo, Jaguar, and Kia. If Newgen is not able to satisfy these manufacturers, and they choose to withdraw their endorsements, Newgen's revenues may be reduced and it could harm Newgen's reputation.

    NEWGEN MAY BE UNABLE TO COMPETE EFFECTIVELY IN THE MARKET FOR OUTSOURCED SERVICES TO AUTOMOBILE DEALERSHIPS AND MANUFACTURERS.

    Newgen operates in a highly competitive business environment. Newgen competes with a variety of companies, including large national or multi-national companies that have greater financial and marketing resources than Newgen does, and smaller regional or local companies that are involved to varying degrees in the same business as Newgen. Newgen's significant national competitor is Reynolds & Reynolds, Co. In addition, R.L. Polk and Moore Corporation Limited have offered services that are similar to Newgen's on a limited basis.
Reynolds & Reynolds' Service Systems Division offers automobile dealerships database management and customer retention services that compete directly with Newgen's services. Moore also delivers integrated business communications, personalized direct marketing and other related services. Moreover, Reynolds & Reynolds, Moore and R.L. Polk have significantly greater financial and marketing resources and actively compete against Newgen for dealership business. For example, in the past R&R has offered a discount on customer retention systems to dealerships that purchase certain hardware and software from them. Newgen must also compete to a limited degree with other smaller customer retention service providers and in-house customer retention systems. Dealerships may decide to satisfy their database management and direct marketing needs internally rather than outsourcing those services, especially as dealerships grow larger due to industry consolidation.

    R&R and Moore price their services on a per letter basis, although certain customers of Moore may elect to be billed on the number of active names in the customer database. Therefore, meaningful price comparisons between Newgen's services and its competitors are difficult. Dealerships may perceive that Newgen's services are priced higher than those of its competitors. In addition, Newgen's competitors may increase their emphasis on programs similar to those programs Newgen offers and new competitors may enter the market. Furthermore, dealerships or automobile manufacturers themselves may introduce competing programs. If any of these were to occur, Newgen may be unable to compete effectively against them.

    NEWGEN'S RELIANCE ON A SMALL NUMBER OF SUPPLIERS EXPOSES IT TO BUSINESS INTERRUPTIONS.

    Newgen depends on a small number of suppliers to enable it to deliver its services. For example, Anderson Print & Mail, Inc. ("Anderson") is currently the only source for Newgen's printing and direct mail needs. Since August 1998 Newgen has agreed to purchase a significant portion of its printing requirements from Anderson. To date, Newgen has not experienced quality problems with Anderson. However, Anderson may not continue to perform in a satisfactory manner or Newgen may experience quality or performance problems from Anderson in the future. In addition, Newgen depends on a small number of companies to provide it with information that assists Newgen in managing its database. A sudden unexpected loss of services provided by key suppliers could interrupt Newgen's business and prevent it from providing services to its customers, which, in turn could adversely affect Newgen's results of operations and damage its relationships with affected dealerships. Newgen's reliance on these limited source vendors could result in performance shortfalls and may limit its control over quality and costs. Newgen may experience quality or performance problems with any of its suppliers. Further, a

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significant increase in the price of one or more of these services could harm
Newgen's business by forcing it to raise its prices or by decreasing its gross margins.

    NEWGEN RELIES ON A LIMITED NUMBER OF THIRD PARTIES TO ACCESS ITS DEALERSHIP CUSTOMERS' DATA.

    Newgen depends on third parties for access to the data of a portion of its dealership customer base. For example, Universal Computer Systems ("UCS") is Newgen's sole source for data updates from dealerships that use UCS dealership-services software and Newgen does not have a fixed-term contract with UCS to obtain such data. Approximately 10% of Newgen's dealership customers use UCS software. Newgen obtains data updates from most of its other dealership customers by interfacing directly with the dealership's computer system. A change in dealership computer hardware or software may inhibit Newgen's access to dealership data and would inhibit Newgen's ability to provide services to its customers. Newgen recently entered into an agreement with ADP pursuant to which ADP will provide Newgen with data from various dealerships. Although Newgen has not yet implemented this agreement, when it does begin receiving these downloads, the failure of ADP to provide timely and accurate information could result in lost revenues and harm Newgen's relationships with its customers.

    NEWGEN IS DEPENDENT ON THE PROFITABILITY OF THE AUTOMOBILE INDUSTRY AND ON GENERAL ECONOMIC CONDITIONS.

    Newgen's business depends on both the profitability of automobile dealerships and the volume of sales of new automobiles, as well as general economic conditions that may affect the service and maintenance habits of automobile owners. The automobile industry is highly cyclical and historically has experienced periods of reduced demand for automobiles. When automobile sales decline, dealerships have historically looked for ways to cut costs, including reducing expenditures for certain marketing and outsourced functions. General economic conditions directly impact the demand for new and used automobiles and may affect the service and maintenance habits of automobile owners. During periods of economic slowdown, automobile owners may have their vehicles serviced less often. They may also be less inclined to have their vehicles serviced at automobile dealerships, which generally have a reputation for being more expensive than other automotive repair shops. Newgen believes that a downturn in new and used automobile sales or decreased dealership profitability could result in contract cancellations, reduced revenues from its ongoing dealership relationships and difficulty in attracting new dealership customers. In addition, the automobile dealership industry has been undergoing consolidation. This consolidation trend may result in decreased demand for its services if large dealerships or dealership chains decide to implement their own data management and marketing services rather than outsource those services to Newgen and other third parties.

    NEWGEN IS SUBSTANTIALLY DEPENDENT ON ITS MANAGEMENT TEAM AND KEY PERSONNEL AND THOSE INDIVIDUALS MAY NOT REMAIN WITH NEWGEN IN THE FUTURE.

    Newgen's continued success is largely dependent on the efforts and abilities of its senior management and other key personnel, and in particular Gerald Benowitz, its Chief Executive Officer, and Leslie Silver, its Executive Vice President, and President of Newgen Management Services, Inc. Newgen's dependence on its management is due to their individual and combined experience in the market for outsourced services for automobile dealerships and manufacturers. This includes their personal relationships, knowledge of Newgen's operations and technology, and understanding of the competitive environment in which Newgen operates. In particular, its relationship with Ford could be damaged if Mr. Silver, who has developed a relationship with certain key Ford personnel, terminates his employment with Newgen. The loss of the services of certain management and key personnel could harm Newgen's business.

    NEWGEN MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL IT WILL NEED TO SUCCEED IN THE FUTURE.

    Newgen has experienced growth in revenues and expansion of its operations that have placed significant demands on its management and facilities. Continued growth will also require Newgen to

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hire more sales, operations, technical and administrative personnel. Newgen has at times experienced, and continues to experience, difficulty in recruiting and retaining qualified personnel, in particular technical and sales personnel, and service department personnel for Newgen Management Services. For example, Newgen has experienced turnover in its sales personnel and technology personnel and Newgen cannot assure you that this turnover will decrease in the future. Recruiting qualified personnel is an intensely competitive and time-consuming process and Newgen expects competition for such personnel to remain intense. In addition, with its introduction of new products and services, the pay scales for direct labor to support these new products and services may change. The affected personnel may not find these changes satisfactory. Newgen may not be able to attract and retain the necessary personnel to accomplish its growth strategies and it may experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion or to support satisfactorily its customers and operations. Newgen's inability to attract and retain key employees could harm its business.

    INCREASES IN THE COST OF PAPER, TONER OR POSTAGE RATES MAY REDUCE NEWGEN'S PROFITABILITY.

    Newgen's services require significant quantities of paper and toner to generate and mail letters. The price of paper increased significantly during 1995 and the price of toner increased significantly in 1996. Newgen generally has not been able to change its prices to its dealerships to compensate for increases in paper and toner prices. The price of paper or toner may increase in the future. Furthermore, although Newgen has the right under its dealership contracts to increase the prices of its services in response to increases in postage rates, it may choose to absorb postage rate increases rather than pass them on to dealerships for competitive reasons. Although Newgen adjusted its rates to reflect the most recent postage rate increase in January 1999, it may not be able to pass on future postage rate increases in its pricing. Any significant increase in paper or toner prices or postage rates that are not reflected in its pricing to dealerships could materially adversely affect its business, financial condition and results of operations.

    NEWGEN'S FAILURE TO MANAGE ITS GROWTH IN OPERATIONS MAY HARM ITS BUSINESS.

    Newgen's rapid growth has placed significant demands on its managerial, operational and financial resources. In order to address these demands, Newgen continues to hire new employees, invest in new equipment and make other capital expenditures. In addition, if Newgen increases the number of services offered to automobile dealerships and the number of dealerships to which Newgen provides services, it will need to develop further financial and managerial controls and reporting systems and procedures. Newgen expects that it will need to expand into additional facilities as it continues to grow and has recently entered into agreements for a new headquarters facility. Newgen's business may be harmed if it fails to expand any of the foregoing areas in an efficient manner or if it otherwise is unable to manage growth effectively.

    NEWGEN MAY ENGAGE IN FUTURE ACQUISITIONS THAT CAUSE NEWGEN TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES AND NEWGEN MAY EXPERIENCE DIFFICULTIES IN INTEGRATING BUSINESSES, PRODUCTS AND TECHNOLOGIES IT MAY ACQUIRE INTO ITS BUSINESS.

    Newgen may seek to expand its operations and leverage its technology, database management and dealership processes expertise by investing in or acquiring businesses or technologies complementary to its existing operations. For example, in November 1999, Newgen acquired the Computer Care partnership from the Dealer Services Division of ADP.

    Newgen's investment in or acquisition of businesses or technologies could materially adversely affect its operating results. Acquisitions also entail numerous risks, including:

    - difficulties in the assimilation of acquired operations, technologies or products;

    - unanticipated costs;

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    - diversion of management's attention from other business concerns;

    - adverse affects on existing business relationships with suppliers and customers;

    - risks of entering markets where Newgen has no or limited prior experience; and

    - potential loss of key employees.

    Newgen may not be able to successfully integrate any businesses, products, technologies or personnel that it has acquired or will acquire in the future, and its failure to do so could harm Newgen's business. In addition, future acquisitions may require Newgen to incur substantial debt or assume contingent liabilities.

    NEWGEN'S FAILURE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS COULD HARM ITS BUSINESS.

    Newgen's success and ability to compete is dependent in part upon its proprietary technology. The most critical element of Newgen's operations is its database management system. Newgen relies primarily on a combination of copyright and trademark laws, trade secrets and nondisclosure agreements to protect its proprietary rights. Newgen currently has no issued patents. Newgen typically enters into confidentiality and proprietary information agreements with its employees and limits access to and distribution of its software, documentation and other proprietary information. Newgen's protection of this system has served as a barrier to its competitors who have not been able to duplicate such a database management system. If competitors were able to duplicate Newgen's database management system, Newgen would lose its competitive advantage and face increased competition. Newgen's confidentiality agreements and confidentiality procedures may not be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from obtaining or using information that it regards as proprietary. For example, attempts may be made to copy aspects of Newgen's technology or to obtain and use information that Newgen regards as proprietary. Accordingly, Newgen may not be able to protect its proprietary rights against unauthorized third party copying or use. Any infringement of Newgen's proprietary rights could materially adversely affect Newgen's future operating results. Furthermore, policing the unauthorized use of Newgen's products is difficult and litigation may be necessary in the future to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could materially adversely affect Newgen's future operating results.

    THIRD PARTIES MAY ASSERT INFRINGEMENT CLAIMS AGAINST NEWGEN OR ITS
     CUSTOMERS.

    Third parties may assert infringement claims against Newgen or its customers. Newgen believes that its technological processes do not infringe upon the proprietary rights of others, but it cannot assure you that third parties will not assert claims that it violates their rights. In addition, Newgen believes that it has the right to use the data it collects for its database, but it cannot assure you that third parties will not assert claims that it violates their trade secrets or copyrights. Although there has not been any claim of this type in the past, any claims or litigation, should they occur, could subject Newgen to significant liability for damages or could result in invalidation of its rights. In addition, even if Newgen prevails, litigation could be time consuming and expensive to defend, and could result in diversion of Newgen's time and attention. Any claims or litigation from third parties may also result in limitations on Newgen's ability to use the trademarks and other intellectual property subject to these claims or litigation. Newgen may be required to enter into arrangements with the third parties responsible for the claims or litigation, which may be unavailable on commercially reasonable terms, if at all.

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    SYSTEM FAILURE, INTERRUPTIONS OR SECURITY BREAKS IN THE TELECOMMUNICATIONS
INFRASTRUCTURE OF NEWGEN'S COMPUTER AND TELEPHONY SYSTEMS MAY HARM ITS BUSINESS.

    Newgen's operations are dependent on its ability to protect its computer and telephony systems and databases against damage or system interruptions from fire, earthquake, power loss, telecommunications failure, technical failure, unauthorized entry or other events beyond its control. Newgen receives data from dealerships primarily via modem. In addition, a significant portion of Newgen's business involves contacting dealerships' customers telephonically. Newgen's mailings to dealership customers are dependent upon the data generated using Newgen's computer systems. A significant amount of Newgen's computer and telephony equipment is located at a single site in San Diego, California. In the future, Newgen intends to increase it usage of the Internet as a platform for delivery of its services. Any actual or perceived degradation in the performance of the Internet as a whole could undermine the benefits of Newgen's services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to increased government regulation. Unanticipated problems with Newgen's computer, telephony or other communications systems may result in a significant system outage or data loss, which could result in interruptions in the company's operations. Despite implementing security measures, Newgen's infrastructure may also be vulnerable to break-ins, computer viruses or other disruptions caused by its customers or other third parties. Newgen's business will be materially adversely affected if there is any damage to its databases, failure of communication links, security breach or other loss that causes interruptions in its operations.

    NEWGEN MAY DEPEND ON THE INTERNET AS A DELIVERY PLATFORM FOR ITS PRODUCTS AND SERVICES, WHICH WILL REQUIRE INTEGRATION OF NUMEROUS INTERNAL AND EXTERNAL RESOURCES.

    Newgen's growth strategy depends in part on providing database management and direct marketing services for automobile dealerships and manufacturers over the Internet. This includes delivering RESULTS Program reminder notices via e-mail, providing certain information contained in its databases on an outsourced basis to Newgen web sites, providing dealerships and their customers with an online appointment reservations system, providing dealership customers with the ability to provide online feedback to dealerships, providing dealerships access to its database via the Internet, and allowing dealerships to fulfill promotions online. Development and implementation of any of these and other services using the Internet is subject to substantial risks and uncertainties.

    Newgen has limited experience providing database management and direct marketing services over the Internet. Newgen may need to hire additional personnel and expend significant resources to develop these services. The manner in which Newgen intends to provide and charge for these services is new and unproven and may result in lower revenues or gross margins. Newgen may need to enter into agreements with third parties, such as Internet service providers, to implement these services. Privacy concerns may cause consumers to resist providing the personal data necessary to support these services in development. For example, consumers may be unwilling to disclose their identity, vehicle identification information or e-mail addresses. Moreover, Newgen's ability to disseminate data generated from its databases may be limited by agreements with its customers. System failures or delays may decrease Newgen's ability to effectively deliver information contained in its databases to automobile dealerships, manufacturers, dealership customers or web sites. Newgen's servers and network infrastructure may not be able to handle the volume of data traffic generated as a result of the deployment of these new services. Implementation of an Internet-based reservations system will require Newgen to interface with dealership service department appointment calendars, which will be complex and may be prone to errors. Newgen's future services using the Internet may not be successfully developed and implemented, widely accepted or result in future revenues.

    The widespread acceptance and adoption of the Internet by automobile dealerships and manufacturers to conduct business and exchange information is likely to occur only if greater

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efficiencies and improvements in service can be demonstrated to these dealerships and manufacturers. The recent growth in Internet traffic has caused frequent periods of decreased performance and reliability. Newgen's ability to provide services over the Internet will be ultimately limited by and dependent upon the speed and reliability of the Internet. Additionally, the tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Furthermore, costs of communication over the Internet may increase substantially if access fees are imposed on Internet service providers and on-line service providers. If Newgen is unable to adapt its business to meet changes in the database management and direct marketing industry as a result of growth in the Internet, its business may be harmed.

    NEWGEN COULD BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATIONS.

    Newgen is subject to varying degrees of federal, state and local telemarketing regulation. The jurisdiction of the Federal Trade Commission, or FTC, and the Federal Communications Commission, or FCC, extends to the telemarketing industry, including some of the services Newgen provides to its customers. The FTC has issued regulations that prohibit certain types of deceptive or abusive telemarketing acts or practices. Regulations issued by the FCC place limits on the use of certain types of equipment used in telephone solicitation, require telemarketing companies to provide certain identifying information, and require the maintenance of a list of persons who do not wish to be called. Newgen believes that it is not currently engaging in, and it does not plan to engage in, any of the activities prohibited by the FTC and FCC regulations. The FCC and FTC regulations have, therefore, not materially restricted Newgen's operations. If the FCC and FTC or other regulatory bodies adopt future regulations, Newgen's business may be harmed. In addition, violations may occur in the future as a result of human error, equipment failure or other causes. Newgen's failure to comply with applicable domestic and international regulations could also harm its business. Furthermore, the media often publicizes perceived non-compliance with consumer protection regulations and violations of notions of fair dealing with consumers. Any such negative publicity involving Newgen is potentially damaging to the company's reputation, client relationships and consumer acceptance and loyalty.

    NEWGEN MAY BE EXPOSED TO LIABILITY FROM ITS MANAGEMENT OF DEALERSHIP SERVICE DEPARTMENTS.

    Newgen's wholly-owned subsidiary, Newgen Management Services provides personnel to manage the service departments of automobile dealerships. Newgen could be liable for damages resulting from claims by third parties against such service departments. Claims could include, but are not limited to, improper repairs of automobiles, employment law issues or injuries related to the workplace. Newgen may not be successful in its defense against any such claims, and any adverse judgments resulting from any claims may harm Newgen's business.

    NEWGEN MAY BE EXPOSED TO RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION.

    Currently, Newgen provides services to automobile dealerships in the United States and Canada. Newgen may expand its database management, customized direct marketing services and teleservices to automobile dealerships in foreign markets other than Canada. Newgen has had limited experience providing services outside the United States. Conducting business outside of the United States is subject to certain risks, including:

    - longer accounts receivable collection cycles;

    - difficulties in managing operations across disparate geographic areas;

    - difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

    - changes in a specific country's or region's political or economic conditions;

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    - trade protection measures;

    - import or export licensing requirements;

    - fluctuations in currency exchange rates;

    - potential adverse tax consequences;

    - unexpected changes in regulatory requirements; and

    - reduced or limited protection of its intellectual property rights in some countries.

In addition, Newgen may be unable to successfully market, sell and deliver its services in foreign markets and it cannot be certain that one or more of such factors will not harm its future international operations.

NEWGEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEWGEN SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO FOR THE YEAR ENDED DECEMBER 31, 1999 INCLUDED IN NEWGEN'S ANNUAL REPORT ON FORM 10-K.

    CERTAIN STATEMENTS SET FORTH BELOW CONSTITUTE "FORWARD-LOOKING STATEMENTS". SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISK, UNCERTAINTIES AND OTHER FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS AND IN NEWGEN'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, THAT MAY CAUSE NEWGEN'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS, OR INDUSTRY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, INVESTORS AND PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. NEWGEN DISCLAIMS ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

    OVERVIEW

    Newgen provides customized, outsourced database management, direct marketing and related services, including consulting, for service departments of automobile dealerships and automobile manufacturers. Newgen has expertise both in database marketing and customer retention services, as well as an in-depth knowledge of automobile service department operations. Database marketing services revenues consist of revenues from the RESULTS program as well as ancillary products and services.

    Newgen generates revenue from database marketing services and consulting services. Newgen's revenues from database marketing services are derived primarily from its customer retention services, including the RESULTS Program. Database marketing services comprised 97% of total revenues for the six months ended June 30, 2000 and 90% of total revenues for the year ended December 31, 1999. Revenues for these periods from consulting services were derived from consulting services provided to Ford Motor Company and its dealerships and services provided to automobile dealerships service and parts departments by Newgen Management Services, Inc. Consulting services comprised 3% of total revenues for the six months ended June 30, 2000 and 10% of Newgen's total revenues for the year ended December 31, 1999. Newgen has increased its customer base from approximately 177 dealerships at December 31, 1995 to 5,039 dealerships at June 30, 2000. Newgen's revenues grew at a rate of 38% to $55.2 million in 1999 from $40.1 million in 1998.

    Database marketing services revenues consist of revenues from the RESULTS program as well as ancillary products and services. Revenues for the RESULTS program are based on the number of active names in a dealership's database, typically a fixed number determined by the dealership. For

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customers acquired in connection with the acquisition of Computer Care in
November 1999, who are not on the RESULTS program, revenues are based on the number of service reminder letters and follow-up phone calls performed on behalf of the dealer. For services provided under the RESULTS program, the Company invoices each of the dealers on a monthly basis in advance. For services provided under the former Computer Care program, dealers are invoiced at the end of the month. Consulting revenues from Newgen Management Services, Inc. are based on installation fees, fixed monthly fees and profit sharing. All other consulting revenues are based principally on a per diem rate for the services provided. Newgen is also reimbursed for travel expenses and associated costs it incurs in providing consulting services, which are included as revenues. Newgen recognizes all of its revenues in the month during which it performs the related database marketing or consulting services.

    Newgen derives a significant portion of its revenues from Ford and Ford dealerships. Although each Ford dealership utilizing Newgen's database marketing services enters into a separate contract with Newgen, collection of receivables from Ford dealerships is centralized through Ford's accounting department. Newgen's current consulting engagement with Ford relating to the implementation of the Around The Wheel program for certain Ford dealers has been substantially completed. Ford has extended certain maintenance aspects of the project through the end of August 2000. Newgen is currently negotiating an extension through December 2000. Consulting revenue is expected to decrease as a result of the completion of the Around The Wheel contract. Newgen is not currently seeking a commitment from Ford for new consulting engagements beyond the completion of the Around The Wheel project, except for services provided by Newgen Management Services, Inc. A significant amount of Newgen's database marketing services is attributable to Ford dealerships. Sales of RESULTS program to Ford dealerships represented 39% of revenues for the six months ended June 30, 2000 and 53% of revenues during the year ended December 31, 1999. Newgen also continues to provide data mining services to Ford Motor Company. Services provided under this agreement have begun to diminish as the project nears completion, which is expected in fourth quarter of 2000. One hundred percent of consulting services were provided to Ford during the six months ended June 30, 2000.

    Cost of revenues consists of database marketing services costs, consulting costs and installation costs. Costs of database marketing services include the printing and mailing of letters, as well as the costs of the teleservice contacts of dealership customers. The costs of database marketing services also include all costs of managing and purifying the dealership databases, as well as the costs associated with maintaining our customer service department. Costs of consulting include the direct costs of consulting personnel, as well as the cost of any independent consultants subcontracted by Newgen. Costs of consulting also include costs of travel and associated costs incurred by Newgen's Consulting Division. Installation costs include the direct costs (excluding sales commissions) of implementing Newgen's program at dealerships and the costs of the initial download, setup and purification of the dealership's customer database. These costs are expensed as incurred and represent a one-time charge for each new dealership added to Newgen's customer base. As a result, unless Newgen installs a greater number of dealerships than in the past, these costs are expected to decrease as a percentage of total revenues as database marketing services revenues increase. Installation costs are presented as a separate line item to illustrate investment in implementing new dealerships. For the purposes of calculating the gross profit associated with database marketing services in Management's Discussion and Analysis of Financial Condition and Results of Operations, installation costs are added to cost of database marketing services.

    Operating costs consist of fixed costs, such as selling, general and administrative and technology and product development costs. Newgen anticipates that operating costs will increase as it develops and introduces new services and increases its customer base. Historically, Newgen has been able to leverage operating costs over a growing revenue base, and to the extent that the business continues to grow, it expects that operating costs as a percentage of total revenues will continue to decline even though they are expected to increase in absolute dollars. However, because Newgen is generally unable to

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
significantly reduce costs in the short term to compensate for any unexpected revenue shortfall, any such shortfall would have an immediate adverse effect on the business, results of operations and financial condition. Likewise, any short-term increase in expenses would likely have an immediate adverse effect on the business, results of operations and financial condition of Newgen, unless it was able to also increase revenues in the short term. Selling costs include costs of internal sales department, as well as commissions earned and certain expenses incurred by sales representatives. General and administrative costs include accounting, payroll and human resources functions. General and administrative costs also include other non-allocated costs, such as professional fees and general corporate services. Technology and product development costs include the cost of personnel who maintain the Company's information systems and conduct research and product development activities.

    As of December 31, 1999, Newgen had net operating loss carryforwards for federal reporting purposes of approximately $2.5 million. These net operating loss carryforwards expire in various years beginning in 2009, unless previously utilized. The net deferred asset recorded on the balance sheet at June 30, 2000 was $747,000 and is expected to be fully utilized in the third quarter of this year. Utilization of Newgen's net operating loss carryforwards may be limited as a result of certain changes in Newgen's ownership.

    On November 30, 1999, Newgen acquired Computer Care, a division of the Dealer Services Group of Automatic Data Processing, Inc. (ADP). Under the terms of the agreement, Newgen paid approximately $11.0 million in cash at closing, and may pay up to an additional $9.0 million in cash dependent on certain earn-out criteria, which would be payable in the first quarter of 2001 and reflected as an increase in goodwill. Newgen acquired a business that services over 2,000 dealerships. These include approximately 1,100 manufacturer accounts and 1,100 individual dealerships to whom Newgen will be providing database marketing services. The acquisition has been accounted for using the purchase method of accounting. The operations of Computer Care are included in Newgen's results of operations and financial position subsequent to the date of acquisition. Acquisition goodwill of $12.0 million is being amortized on a straight-line basis over nine years.

    In February 2000, Newgen incorporated a wholly owned subsidiary called Carabunga.com, Inc. Carabunga.com utilizes the Internet as a marketing tool for dealerships. It is intended to be a dealership portal for one-to-one marketing programs for the automotive industry. Live operations on the Internet site began on June 26, 2000. The Internet site showcases the following three value-added products for dealers and manufacturers:

    - E-PROMOTIONS will identify service customers who are ready to purchase another vehicle and create an on-line program of specialty letters and telephone follow-up calls.

    - E-COUPONS will provide an electronic format for the delivery of coupons that offer discounted services.

    - ROAD will provide an electronic format that will enable dealerships and manufacturers to analyze their customer database to better understand potential opportunities, perform data visualization and mapping techniques, and consequently generate lists of customers who are ready to buy another vehicle.

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
    COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

    REVENUES. Revenues from database marketing services increased by $16.2 million, or 72%, to $38.7 million in the six months ended June 30, 2000 from $22.5 million in the six months ended June 30, 1999. The increase in database marketing services revenues was due primarily to a net increase of approximately 1,260 RESULTS program customers including the new customers associated with the acquisition of Computer Care in November 1999, and reductions in certain customer discounts and credits. Revenues from consulting services decreased by $2.0 million, or 64%, to $1.1 million in the six months ended June 30, 2000 from $3.2 million in the six months ended June 30, 1999. The decrease in consulting services revenues was due primarily to the fact that Newgen has completed its implementation of the Around The Wheel consulting project in almost all of Newgen's target dealerships.

    GROSS PROFIT. Gross profit from database marketing services increased by $7.7 million, or 83%, to $16.9 million in the six months ended June 30, 2000 from $9.2 million in the six months ended June 30, 1999. As a percentage of database marketing services revenues, database marketing services gross profit increased to 44% in the six months ended June 30, 2000 from 41% for the six months ended June 30, 1999. The increase reflects the reorganization and rationalization of Newgen's field customer satisfaction department, previously recorded in cost of revenues. The former field customer satisfaction representative's main purpose was to service existing accounts. Modifying Newgen's sales methodology allowed the sales representatives the ability to service accounts while selling new products to existing dealers, in addition to selling new accounts. Some cost efficiency was also obtained through upgrading Newgen's technical infrastructure. Gross profit from consulting services decreased by $769,000, or 172%, to a gross loss of $322,000 in the six months ended June 30, 2000 from a gross profit of $447,000 in the six months ended June 30, 1999. This decrease was due primarily to the fact that the Around The Wheel project was in its concluding stages, resulting in less than full utilization of Newgen's consultants.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs increased by $3.5 million, or 56%, to $9.9 million for the six months ended June 30, 2000 from $6.3 million in the six months ended June 30, 1999. The increase was due primarily to higher commissions associated with the selling of longer-term contracts for new dealerships. To a lesser extent, the increase was due to continued growth of the marketing department, the addition of administrative personnel and the reorganization of the sales department. As a percentage of total revenues, selling, general and administrative costs were 25% for the six months ended June 30, 2000 and 1999.

    TECHNOLOGY AND PRODUCT DEVELOPMENT. Technology and product development costs increased by $550,000, or 33%, to $2.2 million in the six months ended June 30, 2000 from $1.7 million in the six months ended June 30, 1999. The increase was due primarily to Newgen's decision to invest heavily in new service development and the difficulty of attracting qualified full-time employees. As a result, Newgen was required to pay higher salaries and utilize higher cost contractors. As a percentage of total revenues, technology and product development costs were 6% for the six months ended June 30, 2000 and 1999. For the six months ended June 30, 2000, Newgen capitalized $2,094,000 of the cost associated with software developed for internal use in accordance with Statement of Position 98.

    AMORTIZATION OF GOODWILL AND ACQUISITION-RELATED COSTS. As a result of Newgen's acquisition of Computer Care in November 1999, for the six months ended June 30, 2000, Newgen recognized $1,069,000 of amortization of goodwill and various acquisition-related costs.

    OTHER INCOME (EXPENSE), NET. Net other income increased by $1.5 million to $1.4 million in the six months ended June 30, 2000 from net other expense of $30,000 for the six months ended June 30, 1999. This increase was due primarily to a gain of $1.0 million related to the settlement of a vendor dispute, which was recorded in Other Income during the second quarter 2000.

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
    COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUES. Total revenues increased by $15.1 million, or 38%, to $55.2 million in 1999 from $40.1 million in 1998. Revenues from database marketing services increased by $17.9 million, or 57%, to $49.5 million in 1999 from $31.5 million in 1998. The increase in database marketing services revenues was primarily due to a net increase of almost 700 RESULTS Program customers. To a lesser extent, the increase was due to its acquisition of Computer Care, as well as improved operations, which allowed Newgen to eliminate certain customer discounts and credits. Revenues from consulting services decreased by $2.9 million, or 33%, to $5.7 million in 1999 from $8.6 million in 1998. The decrease in consulting services revenues was primarily due to the fact that Newgen has completed its implementation of the Around The Wheel consulting project in almost all Newgen's target dealerships.

    GROSS PROFIT. Gross profit increased by $10.4 million, or 96%, to $21.2 million in 1999 from $10.8 million in 1998. As a percentage of total revenues, gross profit increased to 38% in 1999 from 27% in 1998. Gross profit from database marketing services increased by $11.4 million, or 128%, to $20.4 million in 1999 from $8.9 million in 1998. This increase was primarily due to leverage obtained by spreading new customer installation costs over a larger revenue base and greater efficiency in operations, derived principally from the deployment of a new Aspect telephone system. Gross profit from consulting services decreased by $1.1 million, or 56% to $843,000 in 1999 from $1.9 million in 1998. This decrease was primarily due to the completion of the Around The Wheel consulting project and due to lower utilization of consulting personnel.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $3.7 million, or 42%, to $12.6 million in 1999 from $8.9 million in 1998. The dollar increase was due primarily to the continued growth of the marketing department and the addition of sales personnel and related infrastructure. As a percentage of revenues, selling, general and administrative expenses increased to 22.8% in 1999 from 22.1% in 1998. This increase was due primarily to increased infrastructure associated with being a public company.

    TECHNOLOGY AND PRODUCT DEVELOPMENT. Technology and product development expenses decreased by $812,000, or 16%, to $4.3 million in 1999 from $5.1 million in 1998. As a percentage of revenues, technology and product development expenses decreased to 8% in 1999 from 13% in 1998. In connection with Newgen's software rewrite, expenses were incurred of $168,000 and $2.8 million for 1999 and 1998, respectively. If the software rewrite expenses were excluded, technology and product development expenses would have increased by $1.9 million, or 82% to $4.1 million in 1999 from $2.3 million in 1998. As a percentage of revenues, technology and product development expenses would have increased to 8% in 1999 from 6% in 1998. The dollar increase and the percentage increase were primarily due to Newgen's decision to invest heavily in the development of new services and the increased costs associated with the difficulty of attracting qualified full time employees. As a result, Newgen was required to pay higher salaries and utilize higher cost contractors. Due to major deficiencies in the functionality of the software rewrite, Newgen elected in the fourth quarter of 1999 not to deploy the software rewrite.

    OTHER INCOME (EXPENSE). Net interest and investment income increased to $726,000 in 1999 from an expense of $69,000 in 1998. This increase was primarily due to increases in interest and investment income related to higher cash and short-term investment balances resulting from the initial public offering in May of 1999.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUES. Total revenues increased by $13.7 million, or 52%, to $40.1 million in 1998 from $26.4 million in 1997. Revenues from database marketing services increased by $10.5 million, or 50%, to $31.5 million in 1998 from $21.0 million in 1997. The increase in database marketing services

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
revenues was primarily due to a net increase of over 600 RESULTS Program customers. To a lesser extent, the increase was due to Newgen's improved operations, which allowed it to eliminate certain customer discounts and credits. Revenues from consulting services increased by $3.2 million, or 58%, to $8.6 million in 1998 from $5.4 million in 1997. The increase in consulting services revenues was primarily due to the continuation of the Around the Wheel Program for Ford throughout 1998.

    GROSS PROFIT. Gross profit increased by $4.8 million, or 80%, to $10.8 million in 1998 from $6.0 million in 1997. As a percentage of total revenues, gross profit increased to 27.0% in 1998 from 22.8% in 1997. Gross profit from database marketing services increased by $4.1 million, or 86%, to $8.9 million in 1998 from $4.8 million in 1997. This increase was primarily due to leverage obtained by spreading new customer installation costs over a larger revenue base and greater efficiency in operations. Gross profit from consulting services increased by $691,000, or 57% to $1.9 million in 1998 from $1.2 million in 1997. This increase was primarily due to Newgen's ability to fully utilize its consulting personnel as a result of the Around the Wheel Program throughout 1998.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $2.6 million, or 42%, to $8.9 million in 1998 from $6.2 million in 1997. The dollar increase was due primarily to the establishment of the marketing department and the addition of sales personnel and related infrastructure. To a lesser extent, the increase resulted from the write-off in December 1998 of $600,000 in deferred expenses relating to Newgen's previously delayed initial public offering and increased deferred compensation charges related to stock options granted in 1997 and 1998. As a percentage of revenues, selling, general and administrative expenses decreased to 22.1% in 1998 from 23.6% in 1997. This decrease was due primarily to Newgen's ability to leverage its existing infrastructure across a larger revenue base.

    TECHNOLOGY AND PRODUCT DEVELOPMENT. Technology and product development expenses increased by $3.5 million, or 228%, to $5.1 million in 1998 from $1.5 million in 1997. As a percentage of revenues, technology and product development expenses increased to 13% in 1998 from 5.9% in 1997. The dollar increase and the percentage increase were primarily due to the development of new services and the addition of technical personnel and related infrastructure in preparation for the completion of the software rewrite. Software rewrite expenses included in technology and development expense, for the years ended December 31, 1998 and 1997 were $2.8 million and $617,000, respectively.

    OTHER INCOME (EXPENSE). Net interest expense decreased to $69,000 in 1998 from $419,000 in 1997. This decrease was primarily due to decreases in the amount of Newgen's indebtedness and increases in interest income related to higher cash balances resulting from its Series B Preferred Stock financing.

    LIQUIDITY AND CAPITAL RESOURCES

    Since Newgen's inception, Newgen has financed its operations primarily through the sale of equity securities and through borrowings under the credit facility with Silicon Valley Bank. Through 1998, Newgen raised approximately $14.5 million, net of fees and expenses, through the sale of preferred stock. In May 1999, Newgen completed its initial public offering and raised net proceeds of approximately $32.1 million. The acquisition of the Computer Care division of ADP and associated expenses initially required approximately $11.6 million in cash, which was funded with cash on hand. Subject to earn-out provisions, the acquisition may require up to an additional $9.0 million in cash in January 2001.

    Cash provided by (used in) operating activities was $6.8 million and $(2.4) million for the years ended December 31, 1999 and 1998, respectively. The increase in cash provided by operating activities was primarily due to the net income for the year ended December 31, 1999, compared to the net loss in the same period in 1998. Cash provided by operating activities was $2.8 million and $5.0 million for the six months ended June 30, 2000 and 1999, respectively. The decrease in cash provided by operating activities was primarily due to the timing of the collection of accounts receivable in the six months ended June 30, 2000 compared to the same period in 1999.

    Cash used in investing activities was $32.2 million and $1.5 million for the years ended December 31, 1999 and 1998, respectively. The increase in cash used in investing activities was primarily due to the purchases of short-term investments, capital expenditures and the acquisition of Computer Care in November of 1999. Cash provided by (used in) investing activities was $10.0 million and $9.9 million in the six months ended June 30, 2000 and 1999, respectively. The increase in cash provided by investing activities was primarily due to the maturity of short-term investments.

    Cash provided by financing activities was $30.4 million and $58,000 for the years ended December 31, 1999 and 1998, respectively. Cash provided by financing activities was $316,000 and $30.9 million in the six months ended June 30, 2000 and 1999, respectively. The increase in cash provided by financing activities in 1999 versus 1998, and the decrease in cash provided by financing activities in the six months ended June 30, 2000 and 1999, were due to Newgen's completion of its initial public offering in May 1999, which resulted in net proceeds of approximately $32.1 million.

    Newgen has a working capital line of credit with Silicon Valley Bank that is secured by substantially all of its assets. The total available amount of the line of credit is $7.0 million, including a $3.3 million sub-limit for securing letters of credit. Borrowings under this credit facility bear interest at Silicon Valley Bank prime rate (9.5% at June 30, 2000), plus 0.5% with a maturity date of May 9, 2001. As of June 30, 2000, there are no borrowings outstanding under this line of credit. Newgen has a $2,790,000 letter of credit, which expires on March 31, 2001, to secure the facility lease obligation for its future facility. In addition, an amount of $113,000 has been reserved to cover facility lease obligations for the existing facility, which is expected to expire in April 2001, pending final lease termination negotiations. These letters of credit reduce the amount available under the line of credit. The line of credit contains certain covenants and restrictions, including a limitation on indebtedness requiring Newgen, as of the last day of each quarter, to maintain a ratio of quick assets to current liabilities of at least 2.0 to 1.0. Newgen also has a $2.0 million equipment line of credit with Silicon Valley Bank that bears an interest rate of Silicon Valley Bank prime rate plus 0.5% with a draw period up to June 30, 2000. As of June 30, 2000, Newgen had outstanding borrowings of $550,000 under the equipment line of credit.

    Newgen has signed a $52-million, 15-year lease to build an approximately 103,000-square foot corporate headquarters, with a projected building completion and occupancy date of April 2001.

    As of June 30, 2000, Newgen has approximately $20.5 million of cash, cash equivalents, and short-term investments. From time to time, Newgen may utilize the credit facility with SVB to meet short-term needs. Newgen believes that its existing capital resources together with cash generated from operations and amounts available under the line of credit will be sufficient to meet requirements for at least the next twelve months and its potential earn-out obligation related to its Computer Care acquisition.

    DISAGREEMENTS WITH NEWGEN'S ACCOUNTANTS

    None.

NEWGEN'S QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Newgen invests its excess cash in short-term, interest-bearing investment-grade securities that are held for the duration of the term of the respective instrument. Newgen does not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. Accordingly, Newgen's management believes that, while the investment-grade securities Newgen holds are subject to changes in the financial standing of the issuer of such securities, it is not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

ADDITIONAL NEWGEN INFORMATION

    EMPLOYMENT AGREEMENTS

    On January 1, 2000, Gerald Benowitz, Leslie Silver and Samuel Simkin received salary increases in connection with new employment agreements with Newgen. In addition to the salary increases, during the first two quarters of 2000, Messrs. Benowitz, Silver and Simkin negotiated additional terms of the new employment agreements, including severance arrangements. The new employment agreements were signed in August 2000 and were effective as of January 1, 2000.

    STOCK OPTION ACTIVITY

    During the six months ended June 30, 2000, Newgen granted stock options to purchase a total of 353,000 shares of its common stock. For the period from July 1, 2000 to September 30, 2000, Newgen has granted additional stock options to purchase approximately 71,000 shares of its common stock. In August 2000, Newgen received additional notes from Gerald Benowitz in the aggregate amount of approximately $2,728,000.

    BONUS PAYMENTS

    Messrs. Benowitz, Silver and Simkin will, concurrently with the consummation of the merger, receive cash bonuses in an aggregate of approximately $1 million relating to services performed up to the date of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEWGEN

    The following table sets forth certain information regarding the ownership of Newgen's common stock as of August 15, 2000 by:

    - each of Newgen's directors;

    - each of Newgen's chief executive officer and its other four most highly compensated executive officers;

    - all executive officers and directors of Newgen as a group; and

    - all those known by Newgen to be beneficial owners of more than five percent of Newgen's common stock.

    Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Newgen believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,535,464 shares outstanding on August 15, 2000, adjusted as required by rules promulgated by the SEC. Except as shown otherwise in the footnotes to the table, the address of

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
each person listed is in care of Newgen Results Corporation, 12680 High Bluff Drive, Suite 300, San Diego, CA 92130.

                                                                           BENEFICIAL OWNERSHIP (1)
                                                              ---------------------------------------------------
                                                                               SHARES ISSUABLE UPON
                                                                               EXERCISE OF OPTIONS
                                                                                   OR WARRANTS
                                                                  TOTAL         EXERCISABLE WITHIN
                                                                 NUMBER             60 DAYS OF         PERCENT OF
BENEFICIAL OWNER                                              OF SHARES (2)      AUGUST 15, 2000         TOTAL
----------------                                              -------------   ----------------------   ----------
John Moragne................................................    1,595,346              2,000              15.1%
  Trident Capital Management (3)
Jess R. Marzak..............................................    1,152,246             62,455              10.9%
  BankAmerica Ventures (4)
Bernard C. Simkin...........................................      807,630              2,000               7.7%
Gary Simkin.................................................      752,629              9,575               7.1%
  Johari Investment Company Ltd. (5)
Eugene J. Fischer (6).......................................      454,021              2,000               4.3%
Gerald L. Benowitz (7)......................................      737,168                 --               7.0%
Samuel Simkin...............................................      300,529              6,533               2.9%
  K&S Imports, Inc. (8)
Leslie J. Silver (9)........................................      267,465             23,860               2.5%
James K. Roche..............................................       39,747              4,215                 *
Fred Wallace................................................       21,985             21,155                 *
Bob Dorf....................................................       29,000              9,000                 *
Bert Winemiller.............................................        8,000              8,000                 *
Abraham L. Simkin...........................................        2,000              2,000                 *
All executive officers and directors as a group (16 persons)
  (10)......................................................    6,200,232            180,766              57.9%

------------------------------

*   Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

(2) Includes shares issuable pursuant to options and other rights to purchase shares of Newgen's common stock exercisable within 60 days of August 15, 2000.

(3) Of the total shares indicated as beneficially owned: Information Associates-II, L.P. owns 923,430 shares, which represents 8.8% of the total shares; Information Associates, L.P. owns 598,908 shares, which represents 5.7% of the total shares; and IA-II Affiliates Fund, L.L.C. owns 53,869 shares and Information Associates, C.V. owns 16,714 shares, which in each case represent less than one percent of the total shares of Newgen outstanding as of the date set forth above. The general partner of Information Associates-II, L.P. and the coordinating member of IA-II Affiliates Fund, L.L.C. is Trident Capital Management-II, L.L.C., a Delaware limited liability company. One of Newgen's directors, John Moragne, is a member of Trident Capital Management-II, L.L.C. The general partner of Information Associates, L.P. and the investment general partner of Information Associates, C.V. is Trident Capital Management, L.L.C., a Delaware limited liability company. Mr. Moragne is also a member of Trident Capital Management, L.L.C. Trident Capital Management-II, L.L.C. and Trident Capital Management, L.L.C. are collectively referred to as "Trident Capital." Mr. Moragne disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest in such shares arising from his interest in Trident Capital. The address of Mr. Moragne and each entity is 2480 Sand Hill Road, Menlo Park, CA 94025.

(4) Of the total shares indicated as beneficially owned, BankAmerica Ventures owns 980,812 shares and warrants to purchase 54,409 shares, which (assuming the exercise of such warrants) represents 9.8% of the total shares; and BA Venture Partners II owns 108,979 shares and warrants to purchase 6,046 shares which (assuming the exercise of such warrants) represents 1.1% of the total shares of Newgen as of the date set forth above. Jess R. Marzak, a director of Newgen, is a managing director of BankAmerica Ventures and a general partner of BA Venture Partners II. Mr. Marzak disclaims beneficial ownership of all shares owned by BankAmerica Ventures and BA Venture Partners II except to the extent of his proportionate general partnership interest in BA Venture Partners II. The address Mr. Marzak and each entity is 950 Tower Lane, Suite 700, Foster City, CA 94404.

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(5) Of the total shares indicated as beneficially owned, Johari Investment
    Company Ltd. owns 743,054 shares and warrants to purchase 7,575 shares, which (assuming exercise of such warrants) represents 7.1% of the total shares. Gary Simkin, a director of Newgen, is the President of Johari Investment Company Ltd. Mr. Simkin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6) Includes 451,221 shares owned by Capstone Ventures, which represents 4.0% of the total shares. Eugene J. Fischer, a director of Newgen, is a managing member of Capstone Management LLC, the general partner of Capstone Ventures. Mr. Fischer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Mr. Fischer and Capstone Ventures is 3000 Sand Hill Road, Suite 1-290, Menlo Park, CA 94025.

(7) Includes 377,185 shares held by Gerald L. Benowitz and Sandra H. Benowitz as trustees of the Gerald and Sandra Benowitz Trust dated January 29, 1999.

(8) Includes 267,218 shares held by K&S Imports. Mr. Samuel Simkin, one of Newgen's executive officers, is President of K&S and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9) Includes 207,623 shares held by Leslie J. Silver and Francis Silver as trustees of the Silver Family Trust dated January 15, 1996, and an aggregate of 8,300 shares held by Leslie J. Silver as custodian for Leigh Silver, Mason Silver and Darcy Silver, Mr. Silver's minor children.

(10) Includes shares listed in notes 3 to 9 above, and 4,493 shares owned by and 27,573 shares purchasable by exercise of options held by executive officers of Newgen not listed in the above table.

NG ACQUISITION CORP.

    NG Acquisition Corp. is a newly formed, wholly owned subsidiary of TeleTech. NG Acquisition Corp. has transacted no business to date other than in connection with the merger agreement. NG Acquisition Corp. is a Delaware corporation that was incorporated on August 16, 2000 solely for the purposes of completing the merger with Newgen.

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          COMPARISON OF TELETECH COMMON STOCK AND NEWGEN COMMON STOCK

    The rights of Newgen stockholders are currently governed by the Delaware General Corporation Law, the Newgen certificate of incorporation and the Newgen bylaws. In accordance with the merger agreement, at the effective time of the merger each issued and outstanding share of Newgen common stock will be converted into the right to receive between .48 and .80 of a share of TeleTech common stock based on a formula specified in the merger agreement. Accordingly, upon completion of the merger, the rights of Newgen stockholders who become stockholders of TeleTech will be governed by the Delaware General Corporation Law, the TeleTech certificate of incorporation and TeleTech bylaws. The following are summaries of the material differences between the rights of Newgen stockholders and the rights of TeleTech stockholders. For additional information, see "Where You Can Find More Information."

AUTHORIZED CAPITAL

    NEWGEN. Newgen has the authority to issue an aggregate of 30,000,000 shares of capital stock, consisting of 28,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock issuable from time to time by the Newgen board of directors in one or more classes or series. As of August 21, 2000, there were (a) 10,535,464 shares of Newgen common stock outstanding, (b) no shares of Newgen common stock were held in the treasury of Newgen or any of its subsidiaries, (c) 1,306,609 shares of Newgen common stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Newgen common stock, and (d) no shares of preferred stock outstanding.

    TELETECH. TeleTech has the authority to issue an aggregate of 160,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock issuable from time to time by TeleTech's board of directors in one or more classes or series. As of August 15, 2000, there were 62,803,813 shares of TeleTech common stock and no shares of preferred stock outstanding.

BOARD OF DIRECTORS

    NEWGEN. Under the Newgen certificate of incorporation and bylaws, the number of directors of Newgen will be fixed exclusively by resolutions adopted by Newgen's board of directors. The current number of Newgen directors is nine, but may be increased or decreased by Newgen's board of directors. The Newgen board of directors is divided into three classes. The Newgen directors in each class are elected for three-year terms by a plurality vote at each third annual stockholders meeting, with one class of directors elected at each annual meeting on a rotating schedule. If for any cause the directors are not elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting called for that purpose, by plurality vote at such meeting. A quorum at any meeting of the Newgen board of directors consists of a majority of the total number of directors fixed from time to time by Newgen's board of directors, and a majority of the directors present at any meeting at which a quorum is present is required to approve Newgen board of directors action, unless a different vote is required by the Delaware General Corporation Law, the Newgen certificate of incorporation or bylaws.

    TELETECH. Under the TeleTech bylaws, the number of TeleTech directors will be between two and nine, as fixed from time to time by resolution adopted by a majority of TeleTech's board of directors. The current number of TeleTech directors is seven. The TeleTech bylaws provide that directors are elected for one-year terms by a plurality of the voting rights represented by the shares present in person or represented by proxy at the annual stockholders' meeting and entitled to vote in the election. A quorum at any meeting of the TeleTech board of directors consists of a majority of the number of directors then in office, and a majority of the directors present at any meeting at which a quorum is

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
present is required to approve TeleTech board of directors action, unless a different vote is required by the Delaware General Corporation Law, TeleTech's certificate of incorporation or bylaws.

COMMITTEES OF THE BOARD OF DIRECTORS

    NEWGEN. Under the Newgen bylaws, the Newgen board of directors may appoint one or more committees, including an executive committee, from among its members. The Newgen bylaws provide that an executive committee may be designated by a resolution adopted by a majority of the Newgen board of directors, while other committees may be appointed by the Newgen board of directors as permitted by law. The Newgen bylaws provide that, to the extent provided in the authorizing resolutions or Newgen bylaws, a committee shall have and may exercise all the powers and authority of the Newgen board of directors in the management of Newgen's business and affairs, including the authority and power to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger. However, a committee may not:

    - amend the Newgen certificate of incorporation (except, if authorized in the resolutions, fix the designations, preferences and rights of shares issued by Newgen, or fix the number of shares of any series of stock or authorize an increase or decrease in the number of shares of any series of stock),

    - adopt an agreement of merger or consolidation,

    - recommend to the Newgen stockholders the sale, lease or exchange of all or substantially all of Newgen's property and assets;

    - recommend to the Newgen stockholders a dissolution of Newgen or a revocation of a dissolution of Newgen, or

    - amend the Newgen bylaws.

    The Newgen board of directors currently has an audit committee and a compensation committee. The audit committee makes recommendations to Newgen's board of directors regarding the selection of independent auditors and reviews the scope and results of the audit and other services provided by Newgen's independent auditors, as well as reviews and evaluates Newgen's internal control functions. The compensation committee makes recommendations regarding Newgen's stock incentive plans and makes recommendations concerning salaries and incentive compensation for Newgen's employees and consultants.

    TELETECH. Under the TeleTech bylaws, the TeleTech board of directors may designate one or more committees, from among its members, by resolution of a majority of the TeleTech board of directors. The TeleTech bylaws provide that, to the extent provided in the authorizing resolutions or TeleTech bylaws, a committee shall have and may exercise all the powers and authority of the TeleTech board of directors in the management of TeleTech's business and affairs, including the authority and power to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger. However, a committee may not:

    - amend TeleTech's certificate of incorporation (except, if authorized in the resolutions, fix the designations, preferences and rights of series of stock);

    - adopt an agreement of merger or consolidation;

    - recommend to TeleTech's stockholders the sale, lease or exchange of all or substantially all of TeleTech's property and assets;

    - recommend to TeleTech's stockholders a dissolution of TeleTech or a revocation of a dissolution of TeleTech; or

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
    - amend TeleTech's bylaws.

    The TeleTech board of directors currently has an audit committee, a compensation committee and a nominating committee. The audit committee reports to TeleTech's board of directors regarding the appointment of TeleTech's independent public accountants, the scope and fees of the prospective annual audit and the results thereof, compliance with TeleTech's accounting and financial policies and management's procedures and policies relative to the adequacy of TeleTech's internal accounting controls. The compensation committee reviews performance goals and determines or approves the annual salary and bonus for each TeleTech executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto), and administers TeleTech's stock option and employee benefit plans. The nominating committee nominates and reviews the performance and compensation of TeleTech board members.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    NEWGEN. Under the Newgen certificate of incorporation and bylaws, newly created directorships resulting from an increase in the number of directors and any vacancies in the board of directors will be filled by the affirmative vote of a majority of the Newgen board of directors then in office, even though less than a quorum, unless the Newgen board of directors determines by resolution that any such vacancies or newly created directorships will be filled by Newgen stockholders. If at the time of filling any vacancy or any newly created directorship, the Newgen directors then in office constitute less than a majority of the whole Newgen board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent (10%) of the outstanding shares having the right to vote for such directors, summarily order an election be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

    Directors elected to fill a newly created directorships or other vacancies will hold office for the remainder of the full term of the corresponding class of directors and until such director's successor has been elected and qualified. No decrease in the number of directors will shorten the term of an incumbent director.

    TELETECH. Under the TeleTech bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of TeleTech directors may be filled by a majority of the TeleTech directors then in office, even if less than a quorum, or by a sole remaining director. Each director elected to fill a newly created directorship or other vacancies will hold office until such director's successor has been elected and qualified.

REMOVAL OF DIRECTORS

    NEWGEN. Under the Newgen certificate of incorporation, a director may be removed from office, with cause, at a meeting called for that purpose, by the vote of the holders of at least a majority of the voting power of all then-outstanding shares of Newgen common stock entitled to vote in the election of directors, or without cause by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of Newgen common stock entitled to vote in the election of directors.

    TELETECH. Under the TeleTech bylaws, any director or the whole TeleTech board of directors may be removed, with or without cause, by the holders of a majority of outstanding shares then entitled to vote at an election of directors.

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OFFICERS

    NEWGEN. Under the Newgen bylaws, the officers of Newgen are elected by the Newgen board of directors at its annual organization meeting and consist of the Chairman of the Board, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller. The Newgen board of directors may also elect other officers, including one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as Newgen's board of directors may deem necessary or appropriate. No officer other than the Chairman of the Board need be a director. Any officer may be removed from office at any time, with or without cause, by vote of a majority of the Newgen directors at any meeting of the board, by the unanimous written consent of the Newgen directors or by any committee or superior officers upon whom such power of removal may have been conferred by Newgen's board of directors.

    TELETECH. Under the TeleTech bylaws, the officers of TeleTech are elected by the TeleTech board of directors at the first meeting of the TeleTech board of directors held after the annual stockholders meeting and consist of the Chairman of the Board, the President, the Chief Operating Officer, the Secretary and the Treasurer. The TeleTech board of directors may also elect additional officers, including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as TeleTech's board of directors may deem necessary with such duties to be determined by the TeleTech's board of directors. The TeleTech board of directors may remove any officer whenever in its judgment the best interest of TeleTech will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SPECIAL MEETINGS OF STOCKHOLDERS

    NEWGEN. Under the Newgen bylaws, a special meeting of the stockholders of Newgen may be called for any purpose by a majority of the board of directors, the Chairman, the Chief Executive Officer or the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting.

    TELETECH. Under the TeleTech bylaws, a special meeting of the stockholders of TeleTech may be called for any purpose by the Chairman of the Board, the President, any Vice President or the Secretary upon the request of the TeleTech board of directors.

QUORUM AT STOCKHOLDER MEETINGS

    NEWGEN. Under the Newgen bylaws, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum at each stockholder meeting. In the absence of a quorum, the chairman of the meeting or holders of a majority of the shares present in person or represented by proxy at a meeting may adjourn the meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

    TELETECH. Under the TeleTech bylaws, unless otherwise provided by the TeleTech certificate of incorporation, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting, and who are present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders. The holders of a majority of the voting power represented by the shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time, without notice other than announcement at the meeting at which adjournment is taken of the time and place of the adjourned meeting.

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STOCKHOLDER ACTION BY WRITTEN CONSENT

    NEWGEN. Under the Newgen bylaws, no action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting.

    TELETECH. Under the TeleTech bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of the taking of any action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

    NEWGEN. The Newgen certificate of incorporation and bylaws provide that a stockholder must give notice to Newgen before bringing business before an annual meeting. Generally, the stockholder must give such notice not less than sixty days or more than ninety days prior to the anniversary of the previous year's annual meeting.

    TELETECH. Neither the certificate of incorporation nor the bylaws of TeleTech includes a provision addressing stockholder-proposed business.

AMENDMENT OF GOVERNING DOCUMENTS

    NEWGEN. Newgen may amend, alter, change or repeal any provision of its certificate of incorporation as permitted by the Delaware General Corporation Law and the Newgen certificate of incorporation, except as noted below. Under the Delaware General Corporation Law, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote separately thereon unless a higher vote is required in the corporation's certificate of incorporation. Under the Newgen certificate of incorporation, the affirmative vote of at least two-thirds of the voting rights of any particular class or series of the voting stock required by law and the affirmative vote of a holder of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote at an election of directors is required to amend, alter or repeal Article V (election of directors), Article VI (limitation of liability), and Article VII (amendment of certificate of incorporation) of the Newgen certificate of incorporation.

    The Newgen bylaws may be amended or repealed by the stockholders or by the board of directors. under the Newgen certificate of incorporation, the Newgen board of directors has the power to adopt, alter, amend and repeal the Newgen bylaws. However, amendment or repeal of the bylaws by the stockholders requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares entitled to vote.

    TELETECH. Neither the TeleTech certificate of incorporation nor the TeleTech bylaws address amendment of the TeleTech certificate of incorporation. However, under the Delaware General Corporation Law, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the holders of outstanding stock of each class entitled to vote separately thereon unless a higher vote is required in the corporation's certificate of incorporation.

    The TeleTech bylaws may be altered, amended or repealed and new bylaws adopted by the TeleTech stockholders by vote at a meeting or by written consent without a meeting and, subject to the previously described power of the TeleTech stockholders, by the TeleTech board of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    NEWGEN. Newgen's certificate of incorporation provides that no director will be personally liable to Newgen or Newgen's stockholders for monetary damages for any breach of fiduciary duty as a director, except that a director will be liable if he or she (1) breached the director's duty of loyalty to Newgen or Newgen's stockholders, (2) intentionally acted, or omitted to act, in bad faith, (3) paid dividends or purchased stock unlawfully, or (4) derived an improper personal benefit from any transaction. Modification or repeal of this provision will not increase the personal liability of any Newgen director for any act taking place prior to such modification or repeal.

    Newgen's bylaws provide that Newgen may enter into indemnification agreements with its directors and executive officers and may purchase and maintain insurance on behalf of any director, officer, employee or agent of Newgen against any liability arising from actions in their corporate capacity. Newgen is not required to indemnify any director in connection with any proceeding initiated by such director unless (1) such indemnification is expressly required to be made by law, (2) Newgen's board of directors authorized the proceeding, (3) Newgen's board of directors decides to provide such indemnification under the powers vested in Newgen under the Delaware General Corporation Law or (4) an indemnification agreement between Newgen and such director covers such proceeding. If the indemnifiable director or executive officer agrees to repay any amounts advanced if it is ultimately determined that he or she was not entitled to be indemnified, Newgen will advance any director or executive officer all expenses, including attorney's fees, incurred by him or her in defense of any threatened, pending or completed action, suit or proceeding against him or her due to his or her status as a director or executive officer of Newgen. Newgen will not advance an executive officer any funds if a majority of the disinterested members of the Newgen board of directors or Newgen's independent legal counsel by written opinion determine that such person acted in bad faith.

    Newgen's bylaws also provide that Newgen may indemnify its other officers, employees or agents to the extent permitted by any applicable law.

    TELETECH. TeleTech's certificate of incorporation and bylaws provide that TeleTech will indemnify, to the fullest extent permitted by Delaware General Corporation Law, all directors, officers, employees and agents of TeleTech in defending any civil, criminal, administrative or investigative action, suit or proceeding. Delaware General Corporation Law grants each corporation the power to indemnify any or all of its directors, officers, employees or agents who were or are a party or are threatened to be made parties to an action of any kind by reason of the fact of such persons' connection with the corporation but only when such persons' conduct is determined to be worthy of indemnification. To the extent that a director or officer of a corporation has been successful in defense of any action, suit or proceeding, he or she will be indemnified against all costs, charges and expenses, including attorneys' fees, actually and reasonably incurred by him or her or on his or her behalf. Modification or repeal of this provision will not increase the personal liability of any director, officer, employee or agent of TeleTech for any act taking place prior to such modification or repeal.

BUSINESS COMBINATION WITH AN INTERESTED STOCKHOLDER

    Newgen and TeleTech are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law limits specified business combinations of Delaware corporations with interested stockholders. Under the Delaware General Corporation Law, if a person acquires beneficial ownership of 15% or more of the stock of a Delaware corporation, which makes that person an interested stockholder, that person generally may not engage in specified business combinations with the corporation for a period of three years following the time that the stockholder became an interested stockholder unless

    - prior to the time that the person became an interested stockholder, the corporation's board of directors approved either the acquisition of stock which resulted in the stockholder becoming an interested stockholder or the business combination,

    - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers and specified employee stock ownership plans, or

    - at or subsequent to the time that the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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
                                 LEGAL MATTERS

    The validity of the TeleTech common stock and certain tax matters will be passed upon for TeleTech by Hogan & Hartson L.L.P., Denver, Colorado, as special corporate, securities and tax counsel for TeleTech.

    Certain legal and tax matters will be passed upon for Newgen by Cooley Godward LLP, as corporate, securities and tax counsel to Newgen.

                                    EXPERTS

    The audited financial statements included (or incorporated by reference) in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

    As of the date of this proxy statement/prospectus, the Newgen board of directors does not know of any matters that will be presented for consideration at the Newgen special meeting other than those described in this proxy statement/prospectus. If any other matters properly come before the special meeting or any adjournments or postponements of the special meeting, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the proxies intend to vote or not vote in accordance with the recommendation of Newgen's management.

    Newgen will hold an annual meeting in the year 2001 only if the merger has not already been completed. If an annual meeting is held, the deadline for receipt of a proposal to be considered for inclusion in Newgen's proxy statement for the 2001 annual meeting is January 15, 2001. The deadline for notice of a proposal for which a stockholder will conduct his or her own solicitation is April 9, 2001. Any such notice of a proposal should be directed to the attention of the Secretary, Newgen Results Corporation, 12680 High Bluff Drive, Suite 300, San Diego, California 92130.

                      WHERE YOU CAN FIND MORE INFORMATION

    TeleTech has filed with the SEC a registration statement on Form S-4
(333-            ) of which this proxy statement/prospectus forms a part. The registration statement registers the distribution to Newgen stockholders of the shares of TeleTech common stock to be issued in connection with the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about shares of TeleTech common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus. In addition, TeleTech and Newgen file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

Public Reference Room 450      New York Regional Office 7     Chicago Regional Office
Fifth Street, N.W. Room 1024   World Trade Center Suite 1300  Citicorp Center 500 West
Washington, D.C. 20549         New York, NY 10048             Madison Street Suite 1400
                                                              Chicago, IL 60661 2511

    You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

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    The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including TeleTech and Newgen, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    The SEC allows TeleTech to "incorporate by reference" information in this document, which means that TeleTech can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

    The documents listed below that TeleTech has previously filed with the SEC are considered to be a part of this proxy statement/prospectus. They contain important information about TeleTech and its financial condition.

TELETECH SEC FILINGS:
1999 Annual Report on Form 10-K......  Filed on March 29, 2000
Quarterly Report on Form 10-Q........  Filed on May 15, 2000
Quarterly Report on Form 10-Q........  Filed on August 14, 2000
Current Report on Form 8-K...........  Filed on August 25, 2000
Current Report on Form 8-K...........  Filed on September 6, 2000
Registration Statement on Form 8-A...  Filed on July 19, 1996, setting forth the description of TeleTech's common
                                       stock

    TeleTech incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Newgen special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, as well as proxy materials.

    Documents incorporated by reference are available from TeleTech, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders of Newgen may obtain documents of TeleTech incorporated by reference in this document by requesting them in writing or by telephone from TeleTech at the following address and phone number:

    TeleTech Holdings, Inc.
    1700 Lincoln Street, Suite 1400
    Denver, Colorado 80203
    (303) 894-4000

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE NEWGEN SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS BEFORE THE SPECIAL MEETING. If you request any incorporated documents, TeleTech will mail them to you by first class mail, or another equally prompt means, within one business day after TeleTech receives your request.

    TeleTech has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to TeleTech, as well as all pro forma financial information, and Newgen has supplied all such information relating to Newgen. This document constitutes the prospectus of TeleTech and a proxy statement of Newgen.

                      WHAT INFORMATION YOU SHOULD RELY ON

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE ANNEXES ATTACHED HERETO WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    THIS DOCUMENT IS DATED             , 2000. THE INFORMATION CONTAINED IN THIS
PROXY STATEMENT/ PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, SHARES OF TELETECH COMMON STOCK OR TO ASK FOR PROXIES, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES.

                         INDEX TO FINANCIAL STATEMENTS

NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                                                                PAGE
                                                              --------
Consolidated Financial Statements
  Report of Independent Public Accountants..................     F-2
  Consolidated Balance Sheets as of December 31, 1999 and
    1998....................................................     F-3
  Consolidated Statements of Operations for the Years Ended
    December 31, 1999, 1998 and 1997........................     F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
    for the Years Ended December 31, 1999, 1998 and 1997....     F-5
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1999, 1998 and 1997........................     F-6
  Notes to Consolidated Financial Statements................     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Newgen Results Corporation:

    We have audited the accompanying consolidated balance sheets of NEWGEN RESULTS CORPORATION (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newgen Results Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

San Diego, California
February 23, 2000

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,849,906   $   816,753
  Short-term investments, available-for-sale................   17,417,971            --
  Accounts receivable, net of allowance for doubtful
    accounts of $347,000 and $299,000, respectively.........    9,471,175     8,211,773
  Prepaid expenses and other................................      972,301       376,636
                                                              -----------   -----------
    Total current assets....................................   33,711,353     9,405,162
PROPERTY AND EQUIPMENT, net.................................    5,719,542     2,931,836
GOODWILL, net...............................................   11,444,279            --
OTHER ASSETS................................................      219,337       435,337
                                                              -----------   -----------
    Total assets............................................  $51,094,511   $12,772,335
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) CURRENT
  LIABILITIES:
  Accounts payable..........................................  $ 4,395,736   $ 2,787,802
  Accrued and other current liabilities.....................    2,059,773     2,324,041
  Notes payable to related parties..........................           --       800,000
  Current portion of capital lease obligations..............      976,429       935,256
                                                              -----------   -----------
    Total current liabilities...............................    7,431,938     6,847,099
                                                              -----------   -----------
LONG-TERM LIABILITIES:
  Long-term portion of capital lease obligations............    1,225,032       874,147
  Deferred rent.............................................       90,930       134,481
                                                              -----------   -----------
                                                                1,315,962     1,008,628
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK, no par value, 2,000,000 and
  3,500,000 shares authorized at December 31, 1999 and 1998, respectively:
  Series A convertible, 0 and 1,250,137 shares issued and
    outstanding at December 31, 1999 and 1998, respectively
    (aggregate liquidation preference of $9,386,229 at
    December 31, 1998), stated at...........................           --     5,925,054
  Series B convertible, 0 and 2,158,604 shares issued and
    outstanding at December 31, 1999 and 1998, respectively
    (aggregate liquidation preference of $15,876,412 at
    December 31, 1998), stated at...........................           --    10,124,726
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value, 28,000,000 and 15,000,000
    shares authorized, 10,032,866 and 3,767,415 shares
    issued and outstanding at December 31, 1999 and 1998,
    respectively............................................       10,033         3,767
  Additional paid-in capital................................   52,282,503     5,384,455
  Deferred compensation.....................................   (1,104,228)   (1,393,968)
  Notes receivable from stockholders........................      (56,250)           --
  Accumulated other comprehensive income....................        3,885            --
  Retained deficit..........................................   (8,789,332)  (15,127,426)
                                                              -----------   -----------
    Total stockholders' equity (deficit)....................   42,346,611   (11,133,172)
                                                              -----------   -----------
    Total liabilities and stockholders' equity (deficit)....  $51,094,511   $12,772,335
                                                              ===========   ===========

  The accompanying notes should be read in conjunction with these consolidated balance sheets.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                          1999           1998           1997
                                                       -----------   ------------   ------------
REVENUES:
  Database marketing services........................  $49,456,670   $ 31,512,768   $ 20,974,032
  Consulting services................................    5,730,941      8,593,061      5,439,660
                                                       -----------   ------------   ------------
    Total revenues...................................   55,187,611     40,105,829     26,413,692
                                                       -----------   ------------   ------------
COST OF REVENUES:
  Cost of database marketing services................   27,619,963     21,156,695     14,231,960
  Cost of consulting services........................    4,887,907      6,694,764      4,232,822
  Installation costs.................................    1,458,724      1,410,997      1,931,649
                                                       -----------   ------------   ------------
    Total cost of revenues...........................   33,966,594     29,262,456     20,396,431
                                                       -----------   ------------   ------------
    Gross profit.....................................   21,221,017     10,843,373      6,017,261
                                                       -----------   ------------   ------------
OPERATING COSTS:
  Selling, general and administrative expenses.......   12,585,304      8,876,608      6,234,096
  Technology and product development.................    4,289,034      5,100,975      1,553,845
  Amortization of goodwill...........................      106,956             --             --
                                                       -----------   ------------   ------------
    Total operating costs............................   16,981,294     13,977,583      7,787,941
                                                       -----------   ------------   ------------
    Income (loss) from operations....................    4,239,723     (3,134,210)    (1,770,680)
                                                       -----------   ------------   ------------
OTHER INCOME (EXPENSE):
  Interest and investment income.....................    1,066,419        143,381         44,660
  Interest expense...................................     (340,192)      (212,300)      (463,322)
                                                       -----------   ------------   ------------
    Other income (expense), net......................      726,227        (68,919)      (418,662)
                                                       -----------   ------------   ------------
    Income (loss) before tax.........................    4,965,950     (3,203,129)    (2,189,342)
INCOME TAXES.........................................      131,000             --             --
                                                       -----------   ------------   ------------
    Net income (loss)................................    4,834,950     (3,203,129)    (2,189,342)
ADJUSTMENT FOR ACCRETION OF REDEEMABLE CONVERTIBLE
  PREFERRED STOCK....................................     (486,807)    (1,370,909)      (132,236)
                                                       -----------   ------------   ------------
    Net income (loss) applicable to common
      stockholders...................................  $ 4,348,143   $ (4,574,038)  $ (2,321,578)
                                                       ===========   ============   ============
Basic income (loss) per share........................  $       .57   $      (1.21)  $      (0.62)
                                                       ===========   ============   ============
Diluted income (loss) per share......................  $       .50   $      (1.21)  $      (0.62)
                                                       ===========   ============   ============
Shares used in basic per share calculation...........    7,638,170      3,767,415      3,766,915
                                                       ===========   ============   ============
Shares used in diluted per share calculation.........    9,739,549      3,767,415      3,766,915
                                                       ===========   ============   ============

  The accompanying notes should be read in conjunction with these consolidated financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                             NOTES        ACCUMULATED
                                       COMMON STOCK          ADDITIONAL                    RECEIVABLE        OTHER
                                 -------------------------     PAID-IN       DEFERRED         FROM       COMPREHENSIVE
                                   SHARES        AMOUNT        CAPITAL     COMPENSATION   STOCKHOLDERS      INCOME
                                 ----------   ------------   -----------   ------------   ------------   -------------
Balance, December 31, 1996.....   3,766,915   $  3,738,184   $        --   $        --      $      --       $   --
  Accretion of redeemable
    preferred stock............          --             --            --            --             --           --
  Deferred compensation related
    to options granted.........          --        900,900            --      (900,900)            --           --
  Net loss.....................          --             --            --            --             --           --
                                 ----------   ------------   -----------   ------------     ---------       ------
Balance, December 31, 1997.....   3,766,915      4,639,084            --      (900,900)            --           --
  Accretion of redeemable
    preferred stock............          --             --            --            --             --           --
  Deferred compensation related
    to options granted.........          --        748,825            --      (748,825)            --           --
  Amortization of deferred
    compensation...............          --             --            --       255,757             --           --
  Exercise of stock options....         500            313            --            --             --           --
  Reincorporation..............          --     (5,384,455)    5,384,455            --             --           --
  Net loss.....................          --             --            --            --             --           --
                                 ----------   ------------   -----------   ------------     ---------       ------
Balance, December 31, 1998.....   3,767,415          3,767     5,384,455    (1,393,968)            --           --
  Public offering, net.........   2,724,370          2,724    32,098,458            --             --           --
  Accretion of redeemable
    preferred stock............          --             --            --            --             --           --
  Conversion of preferred
    stock......................   3,408,741          3,409    14,543,226            --             --           --
  Deferred compensation related
    to options granted.........          --             --       112,311      (112,311)            --           --
  Amortization of deferred
    compensation...............          --             --            --       402,051             --           --
  Exercise of stock options....     103,240            103       138,401            --        (56,250)          --
  Exercise of warrants.........      29,100             30         5,652            --             --           --
  Unrealized gains from short-
    term investments...........          --             --            --            --             --       $3,211
  Cumulative foreign currency
    translation................          --             --            --            --             --          674
  Net income...................          --             --            --            --             --           --
                                 ----------   ------------   -----------   ------------     ---------       ------
Balance, December 31, 1999.....  10,032,866   $     10,033   $52,282,503   $(1,104,228)     $ (56,250)      $3,885
                                 ==========   ============   ===========   ============     =========       ======


                                   RETAINED                     COMPREHENSIVE
                                    DEFICIT         TOTAL          INCOME
                                 -------------   ------------   -------------
Balance, December 31, 1996.....  $  (8,231,810)  $ (4,493,626)
  Accretion of redeemable
    preferred stock............       (132,236)      (132,236)
  Deferred compensation related
    to options granted.........             --             --
  Net loss.....................     (2,189,342)    (2,189,342)
                                 -------------   ------------   ------------
Balance, December 31, 1997.....    (10,553,388)    (6,815,204)
  Accretion of redeemable
    preferred stock............     (1,370,909)    (1,370,909)
  Deferred compensation related
    to options granted.........             --             --
  Amortization of deferred
    compensation...............             --        255,757
  Exercise of stock options....             --            313
  Reincorporation..............             --             --
  Net loss.....................     (3,203,129)    (3,203,129)
                                 -------------   ------------   ------------
Balance, December 31, 1998.....    (15,127,426)   (11,133,172)
  Public offering, net.........             --     32,101,182
  Accretion of redeemable
    preferred stock............       (486,807)      (486,807)
  Conversion of preferred
    stock......................      1,989,951     16,536,586
  Deferred compensation related
    to options granted.........             --             --
  Amortization of deferred
    compensation...............             --        402,051
  Exercise of stock options....             --         82,254
  Exercise of warrants.........             --          5,682
  Unrealized gains from short-
    term investments...........             --          3,211   $      3,211
  Cumulative foreign currency
    translation................             --            674            674
  Net income...................      4,834,950      4,834,950      4,834,950
                                 -------------   ------------   ------------
Balance, December 31, 1999.....  $  (8,789,332)  $ 42,346,611   $  4,838,835
                                 =============   ============   ============

  The accompanying notes should be read in conjunction with these consolidated financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                  1999            1998           1997
                                                              -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   4,834,950   $ (3,203,129)  $ (2,189,342)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      2,159,988      1,292,943        837,492
    Deferred rent...........................................        (43,551)        25,605         25,604
    Amortization of deferred compensation...................        402,051        255,757             --
    Changes in assets and liabilities:
      Accounts receivable...................................     (1,259,402)    (3,301,942)    (2,086,897)
      Prepaid expenses and other............................       (595,665)       357,720       (460,833)
      Accounts payable......................................      1,607,934      1,059,642        335,690
      Accrued and other current liabilities.................       (264,268)     1,136,779        864,607
                                                              -------------   ------------   ------------
      Net cash provided by (used in) operating activities...      6,842,037     (2,376,625)    (2,673,679)
                                                              -------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................    (59,304,198)            --             --
  Proceeds from sales of short-term investments.............     41,889,438             --             --
  Purchases of property and equipment.......................     (3,422,022)    (1,128,928)      (500,467)
  Aquisition of business....................................    (11,551,235)            --             --
  Other assets..............................................        216,674       (365,454)          (709)
                                                              -------------   ------------   ------------
      Net cash used in investing activities.................    (32,171,343)    (1,494,382)      (501,176)
                                                              -------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock offerings.............................     32,101,182             --      9,125,096
  Proceeds from stock options and warrant exercises.........         87,936            313             --
  Repayments of related party loans.........................       (800,000)            --       (400,000)
  Proceeds from related party loans.........................             --        200,000             --
  Payments on capital lease obligations.....................     (1,226,329)      (735,134)      (313,857)
  Increase in restricted cash...............................             --             --        566,105
  (Repayments) proceeds of/from lines of credit, net........        199,670        592,434     (1,300,000)
                                                              -------------   ------------   ------------
      Net cash provided by financing activities.............     30,362,459         57,613      7,677,344
                                                              -------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      5,033,153     (3,813,394)     4,502,489
CASH AND CASH EQUIVALENTS, beginning of period..............        816,753      4,630,147        127,658
                                                              -------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period....................  $   5,849,906   $    816,753   $  4,630,147
                                                              =============   ============   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $     350,192   $    212,300   $    452,886
                                                              =============   ============   ============
Supplemental disclosure of non-cash investing and financing
  activities:
  Capital lease obligations entered into for equipment......  $   1,618,387   $  1,730,420   $    661,931
                                                              =============   ============   ============
  Accretion of redeemable preferred stock...................  $     486,807   $  1,370,909   $    132,236
                                                              =============   ============   ============
  Conversion of preferred stock.............................  $  16,536,586   $         --   $         --
                                                              =============   ============   ============

  The accompanying notes should be read in conjunction with these consolidated financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                             NOTES        ACCUMULATED
                                       COMMON STOCK          ADDITIONAL                    RECEIVABLE        OTHER
                                 -------------------------     PAID-IN       DEFERRED         FROM       COMPREHENSIVE
                                   SHARES        AMOUNT        CAPITAL     COMPENSATION   STOCKHOLDERS      INCOME
                                 ----------   ------------   -----------   ------------   ------------   -------------
Balance, December 31, 1996.....   3,766,915   $  3,738,184   $        --   $        --      $      --       $   --
  Accretion of redeemable
    preferred stock............          --             --            --            --             --           --
  Deferred compensation related
    to options granted.........          --        900,900            --      (900,900)            --           --
  Net loss.....................          --             --            --            --             --           --
                                 ----------   ------------   -----------   ------------     ---------       ------
Balance, December 31, 1997.....   3,766,915      4,639,084            --      (900,900)            --           --
  Accretion of redeemable
    preferred stock............          --             --            --            --             --           --
  Deferred compensation related
    to options granted.........          --        748,825            --      (748,825)            --           --
  Amortization of deferred
    compensation...............          --             --            --       255,757             --           --
  Exercise of stock options....         500            313            --            --             --           --
  Reincorporation..............          --     (5,384,455)    5,384,455            --             --           --
  Net loss.....................          --             --            --            --             --           --
                                 ----------   ------------   -----------   ------------     ---------       ------
Balance, December 31, 1998.....   3,767,415          3,767     5,384,455    (1,393,968)            --           --
  Public offering, net.........   2,724,370          2,724    32,098,458            --             --           --
  Accretion of redeemable
    preferred stock............          --             --            --            --             --           --
  Conversion of preferred
    stock......................   3,408,741          3,409    14,543,226            --             --           --
  Deferred compensation related
    to options granted.........          --             --       112,311      (112,311)            --           --
  Amortization of deferred
    compensation...............          --             --            --       402,051             --           --
  Exercise of stock options....     103,240            103       138,401            --        (56,250)          --
  Exercise of warrants.........      29,100             30         5,652            --             --           --
  Unrealized gains from short-
    term investments...........          --             --            --            --             --       $3,211
  Cumulative foreign currency
    translation................          --             --            --            --             --          674
  Net income...................          --             --            --            --             --           --
                                 ----------   ------------   -----------   ------------     ---------       ------
Balance, December 31, 1999.....  10,032,866   $     10,033   $52,282,503   $(1,104,228)     $ (56,250)      $3,885
                                 ==========   ============   ===========   ============     =========       ======


                                   RETAINED                     COMPREHENSIVE
                                    DEFICIT         TOTAL          INCOME
                                 -------------   ------------   -------------
Balance, December 31, 1996.....  $  (8,231,810)  $ (4,493,626)
  Accretion of redeemable
    preferred stock............       (132,236)      (132,236)
  Deferred compensation related
    to options granted.........             --             --
  Net loss.....................     (2,189,342)    (2,189,342)
                                 -------------   ------------   ------------
Balance, December 31, 1997.....    (10,553,388)    (6,815,204)
  Accretion of redeemable
    preferred stock............     (1,370,909)    (1,370,909)
  Deferred compensation related
    to options granted.........             --             --
  Amortization of deferred
    compensation...............             --        255,757
  Exercise of stock options....             --            313
  Reincorporation..............             --             --
  Net loss.....................     (3,203,129)    (3,203,129)
                                 -------------   ------------   ------------
Balance, December 31, 1998.....    (15,127,426)   (11,133,172)
  Public offering, net.........             --     32,101,182
  Accretion of redeemable
    preferred stock............       (486,807)      (486,807)
  Conversion of preferred
    stock......................      1,989,951     16,536,586
  Deferred compensation related
    to options granted.........             --             --
  Amortization of deferred
    compensation...............             --        402,051
  Exercise of stock options....             --         82,254
  Exercise of warrants.........             --          5,682
  Unrealized gains from short-
    term investments...........             --          3,211   $      3,211
  Cumulative foreign currency
    translation................             --            674            674
  Net income...................      4,834,950      4,834,950      4,834,950
                                 -------------   ------------   ------------
Balance, December 31, 1999.....  $  (8,789,332)  $ 42,346,611   $  4,838,835
                                 =============   ============   ============

  The accompanying notes should be read in conjunction with these consolidated financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                  1999            1998           1997
                                                              -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   4,834,950   $ (3,203,129)  $ (2,189,342)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      2,159,988      1,292,943        837,492
    Deferred rent...........................................        (43,551)        25,605         25,604
    Amortization of deferred compensation...................        402,051        255,757             --
    Changes in assets and liabilities:
      Accounts receivable...................................     (1,259,402)    (3,301,942)    (2,086,897)
      Prepaid expenses and other............................       (595,665)       357,720       (460,833)
      Accounts payable......................................      1,607,934      1,059,642        335,690
      Accrued and other current liabilities.................       (264,268)     1,136,779        864,607
                                                              -------------   ------------   ------------
      Net cash provided by (used in) operating activities...      6,842,037     (2,376,625)    (2,673,679)
                                                              -------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................    (59,304,198)            --             --
  Proceeds from sales of short-term investments.............     41,889,438             --             --
  Purchases of property and equipment.......................     (3,422,022)    (1,128,928)      (500,467)
  Aquisition of business....................................    (11,551,235)            --             --
  Other assets..............................................        216,674       (365,454)          (709)
                                                              -------------   ------------   ------------
      Net cash used in investing activities.................    (32,171,343)    (1,494,382)      (501,176)
                                                              -------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock offerings.............................     32,101,182             --      9,125,096
  Proceeds from stock options and warrant exercises.........         87,936            313             --
  Repayments of related party loans.........................       (800,000)            --       (400,000)
  Proceeds from related party loans.........................             --        200,000             --
  Payments on capital lease obligations.....................     (1,226,329)      (735,134)      (313,857)
  Increase in restricted cash...............................             --             --        566,105
  (Repayments) proceeds of/from lines of credit, net........        199,670        592,434     (1,300,000)
                                                              -------------   ------------   ------------
      Net cash provided by financing activities.............     30,362,459         57,613      7,677,344
                                                              -------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      5,033,153     (3,813,394)     4,502,489
CASH AND CASH EQUIVALENTS, beginning of period..............        816,753      4,630,147        127,658
                                                              -------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period....................  $   5,849,906   $    816,753   $  4,630,147
                                                              =============   ============   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $     350,192   $    212,300   $    452,886
                                                              =============   ============   ============
Supplemental disclosure of non-cash investing and financing
  activities:
  Capital lease obligations entered into for equipment......  $   1,618,387   $  1,730,420   $    661,931
                                                              =============   ============   ============
  Accretion of redeemable preferred stock...................  $     486,807   $  1,370,909   $    132,236
                                                              =============   ============   ============
  Conversion of preferred stock.............................  $  16,536,586   $         --   $         --
                                                              =============   ============   ============

  The accompanying notes should be read in conjunction with these consolidated financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

    Newgen Results Corporation ("Newgen") was incorporated in California on February 16, 1994 and is a provider of customized, outsourced database management, direct marketing and related services for automobile dealerships' service departments and automobile manufacturers throughout the United States and Canada. Newgen also provides consulting services to both automobile manufacturers and individual dealerships. In December 1998, the Company reincorporated in Delaware and established the par value of its preferred and common stock at $0.001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    In 1998, Newgen formed Newgen Dealer Pricing Center, Inc. ("NDPC"). NDPC is a wholly-owned subsidiary of Newgen. In 1999, Newgen formed three wholly-owned subsidiaries, Newgen Results Canada, Ltd. ("NRC"), Newgen Management
Services, Inc. ("NMS"), and NGR Acquisition Corp. ("NGR"). The consolidated financial statements include the accounts of Newgen, NDPC, NRC, NMS, and NGR and are collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

    In February 2000, Newgen incorporated a wholly-owned subsidiary called Carabunga.com, Inc.

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued and other current liabilities approximate fair value because of the short-term nature of those instruments. Based on borrowing rates currently available to the Company for credit arrangements with similar terms, the carrying amounts of balances under capital lease obligations approximate fair value.

    REVENUE RECOGNITION

    With the exception of its Computer Care customers (see Note 3), the Company has standard agreements with its database marketing services customers. Although the terms of each individual agreement may vary, most agreements call for the Company to provide customized letters and telephone contacts for its dealership customers, in exchange for the payment of a monthly fee per active name in the automobile dealership's customer list. Most agreements have an initial minimum 6 to 24 month term, with 30-day notice of cancellation without penalty thereafter. With respect to the Company's Computer Care customers, the Company has standard agreements which generally call for the Company to provide customized letters and telephone contacts in exchange for a transaction fee based on the services provided. Most of these agreements may be terminated with 30 to 60 days notice.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company recognizes revenue from both its database marketing services and consulting services in the month that services are provided. In certain instances, the Company's customers may pay an amount in advance for services to provided over a period of time. In other cases, customers may pay the Company a fixed amount per month with the Company providing more services in certain months than in others. Advance payments are reflected as deferred revenue.

    CONCENTRATION OF RISKS

    Certain of the database marketing services provided by the Company have been recommended by its major customer, Ford Motor Company ("Ford"). However, the Company contracts separately with each individual dealership and uses the corporate recommendation to generate business. For all periods presented, substantially all of the Company's consulting business is with Ford. During the years ended December 31, 1999, 1998 and 1997, approximately 69%, 77%, and 75% of the Company's revenues were with Ford and its dealerships, respectively.

    As of December 31, 1999 and 1998, 75% and 91% of the Company's accounts receivable are due from Ford and its dealerships, respectively.

    The Company depends on a small number of suppliers for the delivery of services. Specifically, the Company has one source for their printing and direct mailing needs. Although the Company has not experienced any problems in this regard, any such problems or a change in suppliers, however, could cause a delay in service delivery and a possible loss of revenues, which would affect operating results adversely.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1999 and 1998 consisted primarily of money market accounts and commercial paper.

    SHORT-TERM INVESTMENTS

    Investments are accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires that the Company determine the appropriate classification of investments at the time of purchase and reevaluate such designation as of each balance sheet date. The Company invests its excess cash and has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. At December 31, 1999, the Company considered all investments as available for use in its current operations, and therefore classified them short-term, available-for-sale investments. Available-for-sale investments are stated at fair value, with unrealized gains and losses, if any, net of tax, reported as a separate component of stockholders' equity. The cost of securities sold is

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based on the specific identification method. At December 31, 1999, cash, cash equivalents and short-term investments available-for-sale consisted of the following:

                                                            ESTIMATED    UNREALIZED
                                                              COST         GAINS      FAIR VALUES
                                                           -----------   ----------   -----------
Cash.....................................................  $ 3,451,661     $   --     $ 3,451,661
Cash equivalents.........................................    2,397,299        946       2,398,245
                                                           -----------     ------     -----------
    Total cash and cash equivalents......................    5,848,960        946       5,849,906
                                                           -----------     ------     -----------
Short-term investments:
  Corporate securities...................................   14,922,643      2,228      14,924,871
  Government securities..................................    2,493,063         37       2,493,100
                                                           -----------     ------     -----------
    Total short-term investments.........................   17,415,706      2,265      17,417,971
                                                           -----------     ------     -----------
    Total cash, cash equivalents and short-term
      investments........................................  $23,264,666     $3,211     $23,267,877
                                                           ===========     ======     ===========

    Investments in corporate and government securities as of December 31, 1999 in the amount of $17,417,971 are scheduled to mature within one year. Proceeds from the sale of investments aggregated approximately $41,889,000 for the year ended December 31, 1999. The realized net gain on these sales totaled approximately $468,000.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts estimated to allocate the costs of the property or equipment over the estimated useful lives. The estimated useful lives for computer equipment, furniture and other is three years, and for leasehold improvements is the shorter of the estimated useful life of the leaseholds or the life of the lease. Periodically, the Company reviews for possible impairment of its long-lived assets. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly.

    Property and equipment consist of the following at December 31,:

                                                         1999          1998
                                                     ------------   -----------
Computer equipment, furniture and other............  $  9,874,709   $ 5,408,905
Leasehold improvements.............................       682,620       324,322
                                                     ------------   -----------
                                                       10,557,329     5,733,227
Accumulated depreciation and amortization..........    (4,837,787)   (2,801,391)
                                                     ------------   -----------
Property and equipment, net........................  $  5,719,542   $ 2,931,836
                                                     ============   ===========

    Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    GOODWILL

    Goodwill represents the excess of amounts paid and liabilities assumed over the fair value of identifiable tangible and intangible assets acquired. This amount is amortized using the straight-line method over a period of nine years. The Company evaluates the carrying value of goodwill for potential impairment on an ongoing basis.

    STOCK-BASED COMPENSATION

    The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company accounts for its stock-based compensation plans under the provisions of Accounting Principles Board No. 25 under which compensation cost is measured by the excess, if any, of the fair market value of the Company's common stock at the date of grant over the exercise price of the option.

    INCOME TAXES

    The Company accounts for income taxes utilizing the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end. If it is more likely than not that some portion or all of the net deferred tax asset will not be realized, a valuation allowance is recognized.

    DEFERRED RENT

    Rent expense is recognized on a straight-line basis over the terms of the leases. Accordingly, rent expense incurred in excess of rent paid is reflected as deferred rent.

    COMPREHENSIVE INCOME

    The Company has implemented SFAS 130, "Reporting Comprehensive Income". This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Accordingly, in addition to reporting net income, the Company has displayed the components of comprehensive income and has displayed an amount representing total comprehensive income for 1999. The Company has presented the required information in the Consolidated Statements of Stockholders' Equity (Deficit). There were no components of comprehensive income in 1998 or 1997.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    SOFTWARE DEVELOPMENT AND REWRITE COSTS

    Beginning in 1997, the Company commissioned a substantial rewrite of its enterprise-wide database management software. Through December 31, 1998, the Company expensed the costs of these rewrites as incurred, approximately $2,842,000 and $617,000 in 1998 and 1997, respectively. In 1999, in accordance with the adoption of the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use", the Company capitalized certain of its 1999 rewrite development costs. Due to major deficiencies in the functionality of the software rewrite, the Company elected in the fourth quarter of 1999 not to deploy the software rewrite and wrote off approximately $168,000, the net remaining capitalized costs.

    COMPUTATION OF NET INCOME (LOSS) PER SHARE

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 requires companies to compute basic and diluted per share data for all periods for which a statement of operations is presented. Basic net income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares that were outstanding during the period. Diluted income (loss) per share is computed giving effect to all dilutive potential common shares that were outstanding for the periods presented.

                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           1999          1998           1997
                                                        ----------   ------------   ------------
Net income (loss).....................................  $4,834,950   $ (3,203,129)  $ (2,189,342)
Accretion of redeemable convertible preferred stock...    (486,807)    (1,370,909)      (132,236)
                                                        ----------   ------------   ------------
Income (loss) applicable to common stockholders.......  $4,348,143   $ (4,574,038)  $ (2,321,578)
                                                        ==========   ============   ============
Shares used in basic per share calculation............   7,638,170      3,767,415      3,766,915
Effect of dilutive securities:
  Warrants............................................      92,210             --             --
  Employee stock options..............................     701,707             --             --
  Conversion of preferred stock.......................   1,307,462             --             --
                                                        ----------   ------------   ------------
Shares used in diluted per share calculation..........   9,739,549      3,767,415      3,766,915
                                                        ==========   ============   ============
Basic net income (loss) per share.....................  $     0.57   $      (1.21)  $      (0.62)
Diluted net income (loss) per share...................  $     0.50   $      (1.21)  $      (0.62)

    RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB was amended by SAB 101A, which defers the effective date for all registrants with fiscal years that begin between December 16, 1999 and March 15, 2000, to allow for the option of implementing during the second quarter of fiscal 2000. Management is currently determining the

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) impact of SAB No. 101 on the company's financial statements, and does not believe that its adoption will have a material impact on the Company's financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement was amended by SFAS No. 137 which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material effect on the Company's financial position or results of operations.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current presentation.

3. ACQUISITION OF BUSINESS

    On November 30, 1999, Newgen, together with its subsidiary NGR, acquired the partnership interest, including certain net assets and liabilities of Computer Care, a New York general partnership and wholly owned operation of Automatic Data Processing, Inc. ("ADP"). Under the terms of the partnership purchase agreement. Newgen acquired the 100 percent interest in Computer Care for a purchase price of approximately $11,000,000 in cash, excluding transaction costs, and up to an additional $9,000,000 earn-out which may be paid based upon certain earn-out criteria. As of December 31, 1999, no additional earn-outs have been paid to ADP. The acquisition has been accounted for using the purchase method of accounting. The operations of Computer Care are included in Newgen's results of operations and financial position subsequent to the date of the acquisition. Acquisition goodwill of $11,551,000 is being amortized on a straight-line basis over nine years.

    Unaudited pro forma results of operations for the years ended December 31, 1999 and 1998 below assumes the purchase of Computer Care had been consummated as of January 1, 1998. The pro forma results of operations include adjustments to give effect to amortization of goodwill and certain other adjustments and are not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

                                                       1999           1998
                                                    -----------   ------------
                                                           (UNAUDITED)
Revenues..........................................  $70,700,000   $ 64,700,000
Net income (loss).................................  $  (300,000)  $ (6,700,000)
Net income (loss) available to common
  shareholders....................................  $  (800,000)  $ (8,000,000)
Net income (loss) per share:
  Basic...........................................  $     (0.10)  $      (2.12)
  Diluted.........................................  $     (0.10)  $      (2.12)

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

4. LINES OF CREDIT

    The Company has a revolving line of credit with a bank that is secured by substantially all assets. The total available amount of the revolving line is $5,000,000, including a $3,300,000 sub-limit for securing letters of credit. Borrowings under the line of credit bear interest at the prime rate plus 1.00% with a maturity date of May 9, 2000. The Company also has a $2,000,000 equipment line of credit that bears an interest rate of the prime rate plus .50% with the draw period up to March 31, 2000. The credit facilities contain certain covenants and restrictions, including a limitation on indebtedness requiring the Company, as of the last day of each quarter, to maintain a ratio of quick assets to current liabilities of at least 2.50 to 1.0. At December 31, 1999 and 1998, no borrowings were outstanding. In February 2000, the bank issued a letter of credit in the amount of $266,442, which is due on August 1, 2000.

    The Company also has two lease lines of credit of $2,000,000 each for equipment acquisitions. These lines of credit expired on December 31, 1999. The Company is currently in negotiations with new and existing lenders to acquire additional equipment financing for fiscal 2000.

5. INCOME TAXES

    The components of the provision for income taxes are as follows at December 31:

                                                           1999        1998         1997
                                                         --------   ----------   ----------
Federal--current.......................................  $111,800   $      --    $       --
Federal--deferred......................................        --          --            --
State--current.........................................    19,200          --            --
State--deferred........................................        --          --            --
                                                         --------   ----------   ----------
Total..................................................  $131,000   $      --    $       --
                                                         ========   ==========   ==========

    A reconciliation from the expected federal income tax provision at the statutory rate to the effective rate is as follows at December 31:

                                            1999           1998          1997
                                        ------------   ------------   ----------
Expected tax provision................  $  1,689,000   $ (1,089,000)  $ (744,000)
State income taxes, net of federal
  benefit.............................       298,000       (192,000)    (131,000)
Other.................................      (270,000)       223,000       15,000
Change in valuation allowance.........    (1,586,000)     1,058,000      860,000
                                        ------------   ------------   ----------
  Actual tax provision................  $    131,000   $         --   $       --
                                        ============   ============   ==========

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

5. INCOME TAXES (CONTINUED)
    The net deferred tax asset results from the following temporary differences:

                                                        1999           1998
                                                    ------------   ------------
Depreciation and amortization.....................  $    195,646   $     (5,856)
Accrued and other current liabilities.............       660,176        580,262
Net operating loss carryforwards..................       980,944      2,473,182
Other.............................................         7,019        382,599
                                                    ------------   ------------
  Total...........................................     1,843,785   $  3,430,187
    Less valuation allowance......................    (1,843,785)    (3,430,187)
                                                    ------------   ------------
Total.............................................  $         --   $         --
                                                    ============   ============

    As of December 31, 1999 the Company had net operating loss carryforwards of approximately $2.5 million for federal reporting purposes.

    The federal loss carryforwards will begin expiring in 2009, unless previously utilized. The Company has approximately $70,000 of research and development credits which will begin expiring in 2012. Utilization of the Company's net operating loss carryforwards may be limited as a result of certain changes in the Company's ownership. The realization of the deferred tax asset is dependent upon the Company generating sufficient taxable income prior to expiration of its operating loss and credit carryforwards. Due to the uncertainty regarding realization of the deferred tax asset, management has provided a full valuation allowance against the net deferred tax asset. During fiscal 1999, the Company paid $131,000 in income taxes.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In May 1999, at the closing of the initial public offering, all outstanding shares of preferred stock were converted into 3,408,741 shares of common stock. At December 31, 1999, 2,000,000 shares of preferred stock were authorized and none were outstanding.

    As of December 31, 1998, the Company has authorized 3,500,000 shares of preferred stock for issuance. The Board of Directors designated 1,260,137 and 2,200,000 shares as Series A Preferred Stock and Series B Preferred Stock, respectively. The remaining 39,863 shares of preferred stock are undesignated. Both issuances of preferred stock carried the following rights and privileges:

       a) VOTING: The holder of each preferred share has a right to the number of votes equal to the number of shares issuable upon conversion, as defined.

       b) REDEMPTION: Beginning November 26, 2002, and in each year thereafter, the Company is obligated to redeem, at the option of the preferred stockholders, up to 25% of the aggregate number of shares outstanding. The redemption value of each share shall equal the original issuance price ($4.40 for Series A and $4.52 for Series B), plus any declared and unpaid dividends and a premium of 8% per annum, compounded annually. In order to state the preferred stock at redemption value, as of December 31, 1998, the Company has accreted approximately $1,503,000, including amounts related to the 8% premium.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
       c) DIVIDENDS: The preferred stockholders are entitled to non-cumulative dividends, when and if declared, at the same rate the dividends are paid to the common stockholders.

       d) LIQUIDATION: In the event of any merger, sale or reorganization in which control transfers or in liquidation or dissolution, the preferred stockholders have a liquidation preference over common stockholders. The liquidation preference is an amount equal to a multiple of 1.5 times the original purchase price.

       e) CONVERSION: Each share of the preferred stock is generally convertible at the option of the holder into one share of common stock and is subject to certain anti-dilution provisions. The preferred stock automatically converts into a certain number of common shares, as defined, upon the closing of certain offerings, as defined, and upon the election of 75% and 70% of the Series A Preferred Stock and the Series B Preferred Stock, respectively.

    The Board of Directors has the authority, without further action by the shareholders, to issue any authorized but undesignated shares of preferred stock in one or more series and to fix all the terms, including rights, preferences, restrictions and redemptions.

7. STOCKHOLDERS' EQUITY (DEFICIT)

    STOCK OPTION PLANS

    In August 1996, the Company adopted the 1996 Equity Incentive Plan ("the Plan"), under which incentive stock options, non-statutory options and rights to purchase restricted stock may be granted to employees, directors, consultants or advisors of the Company. Options issued under the Plan vest over either four or five years. No options granted under the Plan have a term in excess of ten years from the date of grant. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a non-statutory option cannot be less than 85% of the fair market value of the common stock on the date of grant. As of December 31, 1999 and 1998, 700,000 common shares have been reserved for issuance under the Plan. As of December 31, 1999 and 1998, 410,260 and 512,300 options are outstanding under the 1996 Plan, respectively.

    In August 1998, the Board of Directors adopted the 1998 Equity Incentive Plan ("the 1998 Plan") and obtained stockholder approval in November 1998. The 1998 Plan permits the granting of incentive stock options, non-statutory options, stock appreciation rights and rights to purchase restricted stock. An aggregate of 1,000,000 shares of the Company's common stock have initially been reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants under the 1998 Plan. An additional 500,000 shares may be reserved for issuance under the 1998 Plan to the extent that options outstanding on the effective date of the Company's initial public offering under the Company's 1996 Plan are returned to the 1996 Plan. The exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a non-statutory stock option cannot be less than 85% of the fair market of the common stock on the date of grant. Options granted under the 1998 Plan vest at the rate specified in the option agreement. No options granted under the 1998 Plan have a term in excess of ten years from

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) the grant date. As of December 31, 1999 and 1998, 847,523 and 332,370 options are outstanding under the 1998 Plan, respectively.

    EMPLOYEE STOCK PURCHASE PLAN

    In August 1998 the Board of Directors adopted the Employee Stock Purchase Plan ("Purchase Plan") and obtained stockholder approval in November 1998. The Company has reserved 350,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first day of each option purchase period, or the relevant purchase date. As of December 31, 1999 and 1998, no shares have been issued under the Purchase Plan. Included in accounts payable as of December 31, 1999 and 1998 are employee stock purchase plan withholdings of approximately $115,000 and $0, respectively. On January 31, 2000, 16,145 shares were issued under the Purchase Plan.

    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

    In August 1998, the Board of Directors adopted and in November 1998 the stockholders approved the Non-employee Director's Option Plan ("Director Plan"). The Company has reserved 150,000 shares of common stock for issuance under the Director Plan. The Director Plan provides an initial grant of options to purchase 6,000 shares of common stock to each new eligible outside director of the Company upon election to the Board. In addition, such eligible outside directors will be granted an option to purchase 2,000 shares of common stock at each annual meeting of the stockholders. The exercise price per share of all options granted under the Director Plan will be equal to 100% of the fair market value of the Company's common stock on the date of grant. Options granted expire after ten years and generally vest monthly over a one-year period. The initial grant options vest monthly over a three-year period. As of December 31, 1999 and 1998, 56,000 and zero options have been granted under the Director Plan, respectively.

    In 1998, certain officers were granted 80,000 options outside of the Company's stock option plans.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    The following table summarizes stock option plan activity:

                                                               DECEMBER 31,
                                    ------------------------------------------------------------------
                                            1999                    1998                  1997
                                    ---------------------   --------------------   -------------------
                                                 WEIGHTED               WEIGHTED              WEIGHTED
                                                 AVERAGE                AVERAGE               AVERAGE
                                                 EXERCISE               EXERCISE              EXERCISE
                                      SHARES      PRICE      SHARES      PRICE      SHARES     PRICE
                                    ----------   --------   ---------   --------   --------   --------
Outstanding, beginning of year....     924,670    $2.31       641,100    $1.06       38,250    $0.50
Granted...........................     639,113    10.16       416,270     4.12      616,250     1.09
Exercised.........................    (103,240)    1.34          (500)    0.63           --       --
Terminated........................     (66,760)    5.02      (132,200)    1.97      (13,400)    0.73
                                    ----------              ---------              --------
Outstanding, end of year..........   1,393,783     5.85       924,670     2.31      641,100     1.06
                                    ==========              =========              ========
Exercisable, end of period........     241,026     1.86       111,455     0.87        7,400     0.50
Weighted average fair value of
  options granted.................          --    $6.02            --    $5.91           --    $2.32

    As required by SFAS 123, the Company has determined the pro forma information as if the Company had accounted for stock options under the minimum value method of SFAS 123. The following weighted average assumptions were used; risk-free interest rate ranging between 5.3% and 6.8%; dividend yield of zero; expected market price volatility factor of 47.7%; and a weighted average expected life of the options of seven years. Had compensation cost for stock options granted during the year ended December 31, 1997 been determined consistent with SFAS 123, the Company's net loss and related per share amounts on a pro forma basis would not materially differ from the amounts reported in the accompanying consolidated statements of operations for that period. Had compensation cost for stock options granted during the years ended December 31, 1999 and 1998 been determined consistent with SFAS 123, the Company's net income
(loss) and related per share amounts on a pro forma basis would be as follows:

                                                       1999                        1998
                                             ------------------------   ---------------------------
                                             AS REPORTED   PRO FORMA    AS REPORTED     PRO FORMA
                                             -----------   ----------   ------------   ------------
Net income (loss) applicable to common
  stockholders.............................  $4,348,143    $3,673,561   $ (4,574,038)  $ (4,753,424)
Basic net income (loss) per share..........  $      .57    $      .48   $      (1.21)  $      (1.26)
Diluted net income (loss) per share........  $      .50    $      .43   $      (1.21)  $      (1.26)

    The Company recorded $900,900 as deferred compensation related to 429,000 options granted in December 1997. The deferred compensation is being amortized on a straight-line basis over the four or five-year vesting period of the underlying options.

    In 1998, the Company issued 416,270 options at exercise prices ranging between $2.50 and $4.50 per share. The Company recorded deferred compensation charges of $748,825 related to the grant of certain of these options. The deferred compensation is being amortized over the four or five-year vesting period of the underlying options.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    In 1999, the Company issued 639,113 options at exercise prices ranging between $5.25 and $13.00 per share. The Company recorded deferred compensation charges of $112,311 related to the grant of certain of these options. The deferred compensation is being amortized on a straight-line basis over the four or five-year vesting period of the underlying options. Total stock based deferred compensation expense charged to operations was $402,051, $255,757, and $0 in 1999, 1998 and 1997, respectively.

    WARRANTS

    As of December 31, 1998, the Company had outstanding warrants to purchase 10,000 shares of its Series A preferred stock. The warrants have an exercise price of $4.40 per share and expire in November 2001. Upon the closing of the public offering in May 1999, this warrant became a warrant to purchase 10,000 shares of common stock. As of December 31, 1999, 10,000 of these warrants are outstanding.

    In addition, as of December 31, 1999, and 1998, the Company has outstanding warrants to purchase 75,606 and 106,024 shares of its common stock at $0.75 per share, respectively. The warrants expire at various dates in 2002.

8. EMPLOYEE BENEFITS

    The Company has a 401(k) Plan ("the 401(k) Plan") covering substantially all full-time employees. The 401(k) Plan is subject to the provisions of the Employee's Retirement Income Security Act of 1974. The 401(k) Plan allows for the Company to make matching contributions, up to a maximum of $750 per year per employee. The contributions made by the Company were approximately $103,000, $53,000, and $35,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

    The Company has a bonus plan for certain members of management. The bonuses earned are based upon factors such as meeting certain operating targets, including defined results of operations. During the years ended December 31, 1999, 1998, and 1997, the Company granted discretionary bonuses to its officers and employees in the amount of approximately $1,339,000, $928,000, and $834,000, respectively.

9. RELATED PARTY TRANSACTIONS

    The Company had notes payable to related parties in the amount of $0 and $800,000 at December 31, 1999 and 1998, respectively. These notes were secured and subordinated to the bank line of credit. These notes were repaid in May 1999. Interest expense related to these notes totaled approximately $30,000, $73,000, and $101,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

    The Company had entered into an administrative service agreement with Newgen Services L.P., an affiliate, wherein the Company agreed to provide administrative services for Newgen Services L.P., in exchange for a monthly payment of up to $7,500, subject to adjustment. The agreement was for a period of one year, with automatic renewals, unless terminated by the mutual consent of both companies. This agreement was terminated as of January 1, 1999. Amounts earned under this agreement totaled $0, $43,000, and $90,000 for 1999, 1998, and 1997, respectively. The Company also

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

9. RELATED PARTY TRANSACTIONS (CONTINUED) performs consulting services for customers of this affiliate and has earned approximately $17,000, $59,000, and $131,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company has both operating and capital lease commitments for facilities and certain equipment, which expire through June 2003. Provisions of the facility lease provide for abatement of rent during certain periods and escalating rent payments during the lease term. The Company maintains a letter of credit of $266,442 as collateral related to the facility lease. Collateral requirements decline annually over the term of the lease.

    The future lease commitments as of December 31, 1999, are summarized as follows:

                                                       OPERATING     CAPITAL
YEAR ENDED DECEMBER 31,                                  LEASES       LEASES
-----------------------                                ----------   ----------
2000.................................................  $1,083,308   $1,156,786
2001.................................................     476,984      829,919
2002.................................................         442      451,163
2003.................................................          --       65,602
2004.................................................          --           --
Thereafter...........................................          --           --
                                                       ----------   ----------
Total minimum lease payments.........................  $1,560,734    2,503,470
                                                       ==========
Less amount representing interest....................                 (302,009)
                                                                    ----------
Present value of remaining minimum capital lease
  payments...........................................                2,201,461
Less current portion.................................                 (976,429)
                                                                    ----------
Long-term portion of obligations under capital
  leases.............................................               $1,225,032
                                                                    ==========

    Rent expense for the years ended December 31, 1999, 1998, and 1997 was approximately $1,204,000, $813,000, and $574,000, respectively. At December 31, 1999 and 1998, the net book value of assets subject to capital leases was $2,219,000 and $1,597,000, respectively.

    CONTINGENCIES

    The Company is subject to various claims that arise out of the normal course of business. In the opinion of management, based in part on the advice of legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    PROCESSING AGREEMENTS

    The Company has an annual agreement with a third party, whereby the Company was given the rights to purchase dealerships' customer names to whom it provides services, for a fixed rate and a percentage of the Company's revenue from those dealers. Although the Company is under no obligation to purchase any data from this company at any time, the Company continues to exercise its rights under this agreement and incurred costs of approximately $1,563,000, $1,498,000, and $1,552,000 during the years ended December 31, 1999, 1998, and 1997, respectively.

    The Company has agreements with third parties whereby it purchases postage and services relating to the production of letters for the Company's customers. Costs incurred related to these agreements during the years ended December 31, 1999, 1998, and 1997 were approximately $9,806,000, $6,666,000, and $4,304,000, respectively.

11. OTHER FINANCIAL STATEMENT DATA

    Accrued and other current liabilities consist of the following at December
31:

                                                          1999         1998
                                                       ----------   ----------
Compensation and benefits............................  $  819,339   $  699,162
Deferred revenue.....................................     756,835      694,128
Other................................................     483,599      930,751
                                                       ----------   ----------
                                                       $2,059,773   $2,324,041
                                                       ==========   ==========

    In December 1998, the Company wrote off to general and administrative expense approximately $600,000 of previously deferred costs related to its delayed 1998 proposed initial public offering.

12. SEGMENT INFORMATION

    The Company's revenues are substantially derived from two service segments: database marketing and consulting operations.

    The database marketing segment provides outsourced database management, direct marketing and related customer retention services for the service department of automobile dealerships and manufacturers.

    The consulting segment develops and implements new techniques and programs that enable automobile dealerships to grow their business, streamline inefficient processes and more effectively market their services.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

12. SEGMENT INFORMATION (CONTINUED)
    The following table summarizes segment information for the years ended December 31, 1999, 1998 and 1997:

                                                                         1999
                                                        ---------------------------------------
                                                         DATABASE
                                                         MARKETING    CONSULTING   CONSOLIDATED
                                                        -----------   ----------   ------------
Revenues:
  Segment revenues....................................  $49,456,670   $5,730,941   $55,187,611
  Segment cost of revenues............................   29,078,687    4,887,907    33,966,594
                                                        -----------   ----------   -----------
  Segment gross profit................................  $20,377,983   $  843,034   $21,221,017
                                                        ===========   ==========   ===========
Depreciation:
  Segment depreciation and amortization...............  $ 2,098,525   $   61,463   $ 2,159,988
Assets:
  Segment assets......................................  $49,781,813   $1,312,698   $51,094,511
  Capital expenditures................................  $ 3,393,742   $   28,280   $ 3,422,022

                                                                         1998
                                                        ---------------------------------------
                                                         DATABASE
                                                         MARKETING    CONSULTING   CONSOLIDATED
                                                        -----------   ----------   ------------
Revenues:
  Segment revenues....................................  $31,512,768   $8,593,061   $40,105,829
  Segment cost of revenues............................   22,567,692    6,694,764    29,262,456
                                                        -----------   ----------   -----------
  Segment gross profit................................  $ 8,945,076   $1,898,297   $10,843,373
                                                        ===========   ==========   ===========
Depreciation:
  Segment depreciation and amortization...............  $ 1,236,961   $   55,982   $ 1,292,943
Assets:
  Segment assets......................................  $10,957,700   $1,814,635   $12,772,335
  Capital expenditures................................  $ 1,058,469   $   70,459   $ 1,128,928

                                                                         1997
                                                        ---------------------------------------
                                                         DATABASE
                                                         MARKETING    CONSULTING   CONSOLIDATED
                                                        -----------   ----------   ------------
Revenues:
  Segment revenues....................................  $20,974,032   $5,439,660   $26,413,692
  Segment cost of revenues............................   16,163,609    4,232,822    20,396,431
                                                        -----------   ----------   -----------
  Segment gross profit................................  $ 4,810,423   $1,206,838   $ 6,017,261
                                                        ===========   ==========   ===========
Depreciation:
  Segment depreciation and amortization...............  $   781,377   $   56,115   $   837,492
Assets:
  Segment assets......................................  $10,246,762   $2,055,320   $12,302,082
  Capital expenditures................................  $   285,954   $  214,513   $   500,467

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

12. SEGMENT INFORMATION (CONTINUED)
    The following table reconciles the Company's reportable segments' gross profit to consolidated income (loss) before tax for the years ended December 31, 1999, 1998 and 1997:

                                          1999           1998           1997
                                       -----------   ------------   ------------
Gross profit from reportable
  segments...........................  $21,221,017   $ 10,843,373   $  6,017,261
Operating costs......................   16,981,294     13,977,583      7,787,941
                                       -----------   ------------   ------------
Income (loss) from operations........    4,239,723     (3,134,210)    (1,770,680)
Other income (expense), net..........      726,227        (68,919)      (418,662)
                                       -----------   ------------   ------------
Income (loss) before tax.............  $ 4,965,950   $ (3,203,129)  $ (2,189,342)
                                       ===========   ============   ============

    The Company's operations are primarily in the United States. The Company's operations in its Canadian subsidiary as a result of the acquisition discussed in Note 3 are not significant as of December 31, 1999.

                    INDEX TO UNAUDITED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Interim Unaudited Consolidated Financial Statements
  Consolidated Balance Sheets at June 30, 2000 (Unaudited)
    and December 31, 1999...................................    F-24
  Consolidated Statements of Income (Unaudited) for the
    Three Months Ended June 30, 2000 and 1999 and the Six
    Months Ended June 30, 2000 and 1999.....................    F-25
  Consolidated Statements of Cash Flows (Unaudited) for the
    Six Months Ended June 30, 2000 and 1999.................    F-26
  Notes to Consolidated Financial Statements (Unaudited)....    F-27

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $19,031,904   $ 5,849,906
  Short-term investments, available-for-sale................    1,495,350    17,417,971
  Accounts receivable, net of allowance for doubtful
    accounts of $375,000 and $347,000 respectively..........   13,025,519     9,471,175
  Prepaid expenses and other current assets.................    2,819,425       972,301
                                                              -----------   -----------
    Total current assets....................................   36,372,198    33,711,353
  PROPERTY AND EQUIPMENT, net...............................    7,730,076     5,719,542
  GOODWILL, net.............................................   11,213,036    11,444,279
  OTHER ASSETS..............................................    2,255,739       219,337
                                                              -----------   -----------
    Total assets............................................  $57,571,049   $51,094,511
                                                              ===========   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 4,989,208   $ 4,395,736
  Accrued and other current liabilities.....................    2,718,368     2,059,773
  Current portion of capital lease obligations..............      918,823       976,429
  Current portion of equipment loan payable.................      199,902            --
                                                              -----------   -----------
    Total current liabilities...............................    8,826,301     7,431,938
LONG-TERM LIABILITIES:
  Long-term portion of capital lease obligations............      775,298     1,225,032
  Long-term portion of equipment loan payable...............      349,829            --
  Deferred rent.............................................       64,950        90,930
                                                              -----------   -----------
    Total liabilities.......................................   10,016,378     8,747,900
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, 28,000,000 shares
    authorized; 10,206,399 and 10,032,866 shares issued and
    outstanding respectively................................       10,206        10,033
  Additional paid-in capital................................   52,534,977    52,282,503
  Deferred compensation.....................................     (762,967)   (1,104,228)
  Notes receivable from stockholders........................     (140,346)      (56,250)
  Accumulated other comprehensive income (loss).............       (8,420)        3,885
  Retained deficit..........................................   (4,078,779)   (8,789,332)
                                                              -----------   -----------
    Total stockholders' equity..............................   47,554,671    42,346,611
                                                              -----------   -----------
    Total liabilities and stockholders' equity..............  $57,571,049   $51,094,511
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                            THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                            ---------------------------   -------------------------
                                                2000           1999          2000          1999
                                            ------------   ------------   -----------   -----------
REVENUES:
  Database marketing services.............  $19,386,457    $11,963,306    $38,698,834   $22,534,821
  Consulting services.....................      639,726      1,628,612      1,147,895     3,160,748
                                            -----------    -----------    -----------   -----------
    Total revenues........................   20,026,183     13,591,918     39,846,729    25,695,569
                                            -----------    -----------    -----------   -----------
COST OF REVENUES:
  Cost of database marketing services.....    9,503,838      6,344,527     20,905,896    12,560,056
  Cost of consulting services.............      841,327      1,373,634      1,469,838     2,713,604
  Installation costs......................      398,003        385,959        875,553       749,957
                                            -----------    -----------    -----------   -----------
    Total cost of revenues................   10,743,168      8,104,120     23,251,287    16,023,617
                                            -----------    -----------    -----------   -----------
    Gross profit..........................    9,283,015      5,487,798     16,595,442     9,671,952
                                            -----------    -----------    -----------   -----------
OPERATING COSTS:
  Selling, general and administrative.....    5,051,490      3,400,653      9,862,173     6,327,509
  Technology and product development......    1,145,455      1,025,609      2,202,614     1,652,922
  Amortization of goodwill and acquisition
    - related costs.......................      587,985             --      1,068,518            --
                                            -----------    -----------    -----------   -----------
    Total operating costs.................    6,784,930      4,426,262     13,133,305     7,980,431
                                            -----------    -----------    -----------   -----------
    Income from operations................    2,498,085      1,061,536      3,462,137     1,691,521
                                            -----------    -----------    -----------   -----------
OTHER INCOME (EXPENSE):
  Interest, investment and other income...    1,249,240        171,861      1,547,217       174,379
  Interest expense........................      (63,517)       (96,422)      (120,481)     (204,762)
                                            -----------    -----------    -----------   -----------
    Other income (expense), net...........    1,185,723         75,439      1,426,736       (30,383)
                                            -----------    -----------    -----------   -----------
    Income before taxes...................    3,683,808      1,136,975      4,888,873     1,661,138
PROVISION FOR INCOME TAXES................      105,050             --        178,250            --
                                            -----------    -----------    -----------   -----------
    Net income............................    3,578,758      1,136,975      4,710,623     1,661,138
ADJUSTMENT FOR ACCRETION OF REDEEMABLE
  CONVERTIBLE PREFERRED STOCK.............           --       (121,702)            --      (486,807)
                                            -----------    -----------    -----------   -----------
    Income applicable to common
      stockholders........................  $ 3,578,758    $ 1,015,273    $ 4,710,623   $ 1,174,331
                                            ===========    ===========    ===========   ===========
Basic income per share....................  $      0.35    $      0.15    $      0.46   $      0.23
                                            ===========    ===========    ===========   ===========
Diluted income per share..................  $      0.32    $      0.12    $      0.42   $      0.19
                                            ===========    ===========    ===========   ===========
Shares used in basic per share
  calculation.............................   10,191,984      6,568,199     10,161,864     5,199,097
                                            ===========    ===========    ===========   ===========
Shares used in diluted per share
  calculation.............................   11,187,355      9,384,239     11,147,066     8,606,391
                                            ===========    ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                 2000           1999
                                                              -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 4,710,623   $   1,661,138
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    2,080,186         846,699
    Deferred rent...........................................      (25,980)        (17,574)
    Deferred compensation...................................      204,339         201,025
    Changes in assets and liabilities:
      Accounts receivable...................................   (3,554,344)        821,532
      Prepaid expenses and other current assets.............   (1,823,824)       (464,448)
      Accounts payable......................................      593,472       1,016,697
      Accrued and other current liabilities.................      658,595         952,824
                                                              -----------   -------------
        Net cash provided by operating activities...........    2,843,067       5,017,893
                                                              -----------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................   (2,081,260)    (31,898,470)
  Proceeds from matured short-term investments..............   18,000,000      23,500,000
  Purchases of property and equipment.......................   (3,604,883)     (1,740,037)
  Proceeds from sale of property and equipment..............       22,605              --
  Other assets..............................................   (2,313,601)        271,938
                                                              -----------   -------------
        Net cash provided by (used in) investing
          activities........................................   10,022,861      (9,866,569)
                                                              -----------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock transactions..........................      144,094      32,109,807
  Proceeds from stock options and warrant exercises.........      129,585              --
  Payments on capital lease obligations.....................     (507,340)       (607,832)
  Payments of related party loans...........................           --        (800,000)
  Proceeds from equipment loan..............................      599,706              --
  Payments on equipment loan................................      (49,975)             --
  Net proceeds from lines of credit.........................           --         199,643
                                                              -----------   -------------
        Net cash provided by financing activities...........      316,070      30,901,618
                                                              -----------   -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   13,181,998      26,052,942
CASH AND CASH EQUIVALENTS, beginning of period..............    5,849,906         816,753
                                                              -----------   -------------
CASH AND CASH EQUIVALENTS, end of period....................  $19,031,904   $  26,869,695
                                                              ===========   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   120,481   $     214,762
                                                              ===========   =============
  Cash paid for taxes.......................................  $   178,250   $          --
                                                              ===========   =============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations entered into for equipment......  $        --   $   1,467,746
                                                              ===========   =============
  Accretion of redeemable preferred stock...................  $        --   $     486,807
                                                              ===========   =============
  Conversion of preferred stock.............................  $        --   $  16,536,586
                                                              ===========   =============

   The accompanying notes are an integral part of these financial statements.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The consolidated interim financial statements included herein have been prepared by Newgen Results Corporation and subsidiaries (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the three and six month periods ended June 30, 2000, are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1999. In the opinion of management, these interim consolidated financial statements contain all adjustments (consisting of normal recurring entries) which are necessary for a fair and accurate presentation of financial position at June 30, 2000, and the results of operations and cash flows for the three and six month periods ended June 30, 2000 and 1999. Certain reclassification have been made to prior consolidated financial statements to conform with current presentations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVESTMENTS

    Investments are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, which requires that the Company determine the appropriate classification of investments at the time of purchase and reevaluate such designation as of each balance sheet date. At June 30, 2000, the Company considered all investments as available for use in its current operations, and therefore classified them short-term, available-for-sale investments. Available-for-sale investments are stated at fair value, with unrealized gains and losses, if any, net of tax, reported as a separate component of stockholders' equity. The cost of securities sold is based on the specific identification method. There were no realized gains or losses for the three and six months ended June 30, 2000.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

2. INVESTMENTS (CONTINUED)
    At June 30, 2000, cash, cash equivalents and short-term investments available-for-sale consisted of the following (unaudited):

                                                                                       ESTIMATED
                                                                         UNREALIZED      FAIR
                                                              COST         LOSSES       VALUES
                                                           -----------   ----------   -----------
Cash.....................................................  $ 4,871,905     $   --     $ 4,871,905
Cash equivalents.........................................   14,160,619       (620)     14,159,999
                                                           -----------     ------     -----------
  Total cash and cash equivalents........................   19,032,524       (620)     19,031,904
                                                           -----------     ------     -----------
Short-term investments:
  Government securities..................................    1,495,400        (50)      1,495,350
                                                           -----------     ------     -----------
Total cash, cash equivalents and short-term
  investments............................................  $20,527,924     $ (670)    $20,527,254
                                                           ===========     ======     ===========

    Investments in government securities as of June 30, 2000, in the amount of $1,495,350 are scheduled to mature within one year.

3. COMPUTATION OF BASIC AND DILUTED NET INCOME PER SHARE

    Net income per share has been calculated under Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. This statement requires companies to compute earnings per share under two different methods (basic and diluted). Basic earnings per share are based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are based on the weighted average number of shares of common stock and potentially dilutive securities (options and warrants) outstanding during the period, computed using the treasury stock method.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

3. COMPUTATION OF BASIC AND DILUTED NET INCOME PER SHARE (CONTINUED)
    The following table sets forth the computation of basic and diluted earnings per share for the periods indicated.

                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                              ----------------------------   --------------------------
                                                  2000            1999           2000          1999
                                              -------------   ------------   ------------   -----------
                                                      (UNAUDITED)                   (UNAUDITED)
NET INCOME PER SHARE--BASIC
Income applicable to common stockholders....   $ 3,578,758     $1,015,273    $ 4,710,623    $1,174,331
                                               ===========     ==========    ===========    ==========
Weighted average number of common shares....    10,191,984      6,568,199     10,161,864     5,199,097
                                               ===========     ==========    ===========    ==========
Net income per share--basic.................   $      0.35     $     0.15    $      0.46    $     0.23
                                               ===========     ==========    ===========    ==========
NET INCOME PER SHARE--DILUTED
Net income..................................   $ 3,578,758     $1,136,975    $ 4,710,623    $1,661,138
                                               ===========     ==========    ===========    ==========
Weighted average number of common shares....    10,191,984      6,568,199     10,161,864     5,199,097
Potentially dilutive securities:
  Preferred stock...........................            --      1,893,745             --     2,499,469
  Stock options.............................       924,708        823,348        910,866       809,889
  Warrants..................................        70,663         98,947         74,336        97,936
                                               -----------     ----------    -----------    ----------
    Total...................................    11,187,355      9,384,239     11,147,066     8,606,391
                                               ===========     ==========    ===========    ==========
Net income per share--diluted...............   $      0.32     $     0.12    $      0.42    $     0.19
                                               ===========     ==========    ===========    ==========

4. SEGMENT INFORMATION

    The Company's revenues are substantially derived from two service segments: database marketing and consulting operations. The database marketing segment provides outsourced database management, direct marketing and related customer retention services for the service department of automobile dealerships and manufacturers. The consulting segment develops and implements new techniques and programs that enable automobile dealerships to grow their business, streamline inefficient processes and more effectively market their services, and includes the services offered by Newgen Management Services, Inc., a wholly-owned subsidiary of the Company.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

4. SEGMENT INFORMATION (CONTINUED)
    The following tables summarize segment information for the three and six months ended June 30, 2000 and 1999.

                                                  THREE MONTHS ENDED JUNE 30,
                       ---------------------------------------------------------------------------------
                                        2000                                      1999
                       ---------------------------------------   ---------------------------------------
                                     (UNAUDITED)                               (UNAUDITED)
                        DATABASE                                  DATABASE
                        MARKETING    CONSULTING   CONSOLIDATED    MARKETING    CONSULTING   CONSOLIDATED
                       -----------   ----------   ------------   -----------   ----------   ------------
REVENUES:
Segment revenues.....  $19,386,457   $  639,726   $20,026,183    $11,963,306   $1,628,612   $13,591,918
Segment cost of
  revenues...........    9,901,841      841,327    10,743,168      6,730,486    1,373,634     8,104,120
                       -----------   ----------   -----------    -----------   ----------   -----------
Segment gross profit
  (loss).............  $ 9,484,616   $ (201,601)  $ 9,283,015    $ 5,232,820   $  254,978   $ 5,487,798
                       ===========   ==========   ===========    ===========   ==========   ===========

                                                   SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------------------------------------------------
                                        2000                                      1999
                       ---------------------------------------   ---------------------------------------
                                     (UNAUDITED)                               (UNAUDITED)
                        DATABASE                                  DATABASE
                        MARKETING    CONSULTING   CONSOLIDATED    MARKETING    CONSULTING   CONSOLIDATED
                       -----------   ----------   ------------   -----------   ----------   ------------
REVENUES:
Segment revenues.....  $38,698,834   $1,147,895   $39,846,729    $22,534,821   $3,160,748   $25,695,569
Segment cost of
  revenues...........   21,781,449    1,469,838    23,251,287     13,310,013    2,713,604    16,023,617
                       -----------   ----------   -----------    -----------   ----------   -----------
Segment gross profit
  (loss).............  $16,917,385   $ (321,943)  $16,595,442    $ 9,224,808   $  447,144   $ 9,671,952
                       ===========   ==========   ===========    ===========   ==========   ===========

    The following table reconciles the Company's reportable segments' gross profit to consolidated net income for the periods presented:

                                                 THREE MONTHS ENDED
                                                      JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                               -----------------------   --------------------------
                                                  2000         1999          2000          1999
                                               ----------   ----------   ------------   -----------
                                                     (UNAUDITED)                (UNAUDITED)
Gross profit from reportable segments........  $9,283,015   $5,487,798   $16,595,442    $9,671,952
Operating costs..............................   6,784,930    4,426,262    13,133,305     7,980,431
                                               ----------   ----------   -----------    ----------
  Income from operations.....................   2,498,085    1,061,536     3,462,137     1,691,521
Other income (expense), net..................   1,185,723       75,439     1,426,736       (30,383)
Provision for income taxes...................     105,050           --       178,250            --
                                               ----------   ----------   -----------    ----------
  Net income.................................  $3,578,758   $1,136,975   $ 4,710,623    $1,661,138
                                               ==========   ==========   ===========    ==========

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

5. COMPREHENSIVE INCOME

    Comprehensive income for the three and six months ended June 30, 2000 and 1999 consisted of:

                                                 THREE MONTHS ENDED
                                                      JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                               -----------------------   --------------------------
                                                  2000         1999          2000          1999
                                               ----------   ----------   ------------   -----------
Net income...................................  $3,578,758   $1,136,975   $ 4,710,623    $1,661,138
Other comprehensive income:
  Unrealized gain (loss).....................       1,416           --          (670)           --
  Foreign currency translation...............      (4,880)          --        (7,750)           --
                                               ----------   ----------   -----------    ----------
Comprehensive income.........................  $3,575,294   $1,136,975   $ 4,702,203    $1,661,138
                                               ==========   ==========   ===========    ==========

6. SOFTWARE DEVELOPMENT COSTS

    In accordance with the adoption of the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 98-1, ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, the Company capitalized $1,088,000 and $2,094,000 for the three and six months ended June 30, 2000, respectively, and is included in Other Assets in the accompanying consolidated balance sheets.

7. RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Commission issued Staff Accounting Bulletin ("SAB") No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. This SAB summarizes the Commission's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB was amended by SAB 101B, which defers the effective date for all registrants with fiscal years that begin after December 15, 1999 to allow for the option of implementing no later than the fourth quarter of fiscal 2000. Management is currently determining the impact of SAB No. 101 and does not believe that its adoption will have a material impact on the Company's consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement was amended by SFAS No. 137 which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material effect on the Company's financial position or results of operations.

8. STOCK OPTION ACTIVITY AND NOTES RECEIVABLE FROM STOCKHOLDERS

    During the six months ended June 30, 2000, the Company granted stock options to purchase a total of 353,000 shares of its common stock. For the period from July 1, 2000 to September 30, 2000, the Company has granted additional stock options to purchase approximately 71,000 shares of its common stock.

                  NEWGEN RESULTS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

8. STOCK OPTION ACTIVITY AND NOTES RECEIVABLE FROM STOCKHOLDERS (CONTINUED) The Company received notes from two executive officers in the aggregate amount of $140,000 as payment for stock options exercised. The following table describes the terms of these notes:

EXECUTIVE                                  DATE OF NOTE   AMOUNT OF NOTE   INTEREST RATE     TERM
---------                                  ------------   --------------   -------------   --------
Gerald Benowitz..........................    1/29/99        $44,950.00         4.64%       4 years
Gerald Benowitz..........................    1/31/00        $44,950.00         6.21%       4 years

EXECUTIVE                                  DATE OF NOTE   AMOUNT OF NOTE   INTEREST RATE     TERM
---------                                  ------------   --------------   -------------   --------
Gerald Benowitz..........................    1/31/00        $27,839.81         6.21%       4 years
Samuel Simkin............................    1/29/99        $11,237.50         4.64%       4 years
Samuel Simkin............................    1/31/00        $11,237.50         6.21%       4 years

    In August 2000, the Company received additional notes from Gerald Benowitz in the aggregate amount of approximately $2,728,000 for payment of stock options exercised.

9. OTHER INCOME

    In June 2000, the Company recorded a gain of $1,000,000 related to the settlement of a vendor dispute in Other Income.

10. SUBSEQUENT EVENTS

    On August 21, 2000 the Company entered into an Agreement and Plan of Merger ("the Agreement") with TeleTech Holdings, Inc ("TeleTech"). Pursuant to the terms of the Agreement the Company would be acquired by TeleTech in a stock for stock exchange of approximately $200 million.

    Concurrently with the consummation of the merger, three senior executives will receive cash bonuses in an aggregate of approximately $1 million relating to services performed up to the date of the merger.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            TELETECH HOLDINGS, INC.,
                              NG ACQUISITION CORP.
                                      AND
                           NEWGEN RESULTS CORPORATION
                          DATED AS OF AUGUST 21, 2000

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                --------
ARTICLE I DEFINITIONS........................................................       2
  Section 1.1    Certain Definitions.........................................       2
  Section 1.2    Terms Generally.............................................       9
ARTICLE II THE MERGER........................................................      10
  Section 2.1    The Merger..................................................      10
  Section 2.2    Closing.....................................................      10
  Section 2.3    Effective Time..............................................      10
  Section 2.4    Effects of the Merger.......................................      10
  Section 2.5    Certificate of Incorporation and Bylaws.....................      10
  Section 2.6    Directors...................................................      11
  Section 2.7    Plan of Reorganization......................................      11
ARTICLE III EFFECT OF THE MERGER ON THE STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.........................      11
  Section 3.1    Effect on Stock.............................................      11
  Section 3.2    Exchange of Certificates....................................      13
  Section 3.3    Further Assurances..........................................      16
ARTICLE IV STOCKHOLDER APPROVAL; BOARD OF DIRECTORS
  RECOMMENDATION.............................................................      16
  Section 4.1    Stockholder Approval........................................      16
  Section 4.2    Board of Directors Recommendation...........................      16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................      17
  Section 5.1    Organization, Qualification, Etc............................      17
  Section 5.2    Capital Stock...............................................      18
                 Corporate Authority Relative to this Agreement; No
  Section 5.3    Violation...................................................      19
  Section 5.4    Reports and Financial Statements............................      19
  Section 5.5    No Undisclosed Liabilities..................................      20
  Section 5.6    No Violation of Law.........................................      20
  Section 5.7    Environmental Compliance....................................      21
  Section 5.8    Absence of Changes in Benefit Plans.........................      22
  Section 5.9    ERISA Compliance............................................      23
  Section 5.10   Absence of Certain Changes or Events........................      24
  Section 5.11   Investigations; Litigation..................................      26
                 Proxy Statement/Prospectus; Registration Statement; Other
  Section 5.12   Information.................................................      26
  Section 5.13   Rights Plan.................................................      27
  Section 5.14   Lack of Ownership of Parent Common Stock....................      27
  Section 5.15   Tax Matters.................................................      27
  Section 5.16   Opinion of Financial Advisor................................      28
  Section 5.17   Required Vote of Company Stockholders.......................      29
  Section 5.18   Pooling of Interests........................................      29
  Section 5.19   Insurance...................................................      29
  Section 5.20   Labor Matters; Employees....................................      29
  Section 5.21   Material Contracts..........................................      31
  Section 5.22   Permits.....................................................      32
  Section 5.23   Intellectual Property.......................................      33
  Section 5.24   Takeover Statutes...........................................      35
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT
  AND SUB....................................................................      35
  Section 6.1    Organization, Qualification, Etc............................      36
  Section 6.2    Capital Stock...............................................      36
                 Corporate Authority Relative to this Agreement; No
  Section 6.3    Violation...................................................      36
  Section 6.4    Reports and Financial Statements............................      37

                                                                                  PAGE
                                                                                --------
  Section 6.5    No Undisclosed Liabilities..................................      37
  Section 6.6    No Violation of Law.........................................      38
  Section 6.7    Absence of Certain Changes or Events........................      38
                 Proxy Statement/Prospectus; Registration Statement; Other
  Section 6.8    Information.................................................      38
  Section 6.9    Lack of Ownership of Company Common Stock...................      39
  Section 6.10   Pooling of Interests........................................      39
  Section 6.11   Takeover Statutes...........................................      39
  Section 6.12   Tax Matters.................................................      39
ARTICLE VII COVENANTS AND AGREEMENTS.........................................      39
  Section 7.1    Conduct of Business by the Company or Parent................      39
  Section 7.2    Investigation...............................................      43
  Section 7.3    Cooperation.................................................      43
  Section 7.4    Affiliate Agreements........................................      45
  Section 7.5    Employee Stock Options, Incentive and Benefit Plans.........      45
  Section 7.6    Filings; Other Action.......................................      45
  Section 7.7    Further Assurances..........................................      46
  Section 7.8    Takeover Statute............................................      46
  Section 7.9    No Solicitation.............................................      46
  Section 7.10   Public Announcements........................................      48
  Section 7.11   Indemnification and Insurance...............................      48
  Section 7.12   Accountants' "Comfort" Letters..............................      48
  Section 7.13   Additional Reports..........................................      48
  Section 7.14   Termination of Company ESPP.................................      49
ARTICLE VIII CONDITIONS TO THE MERGER........................................      49
                 Conditions to Each Party's Obligation to Effect the
  Section 8.1    Merger......................................................      49
                 Conditions to Obligations of the Company to Effect the
  Section 8.2    Merger......................................................      50
  Section 8.3    Conditions to Obligations of Parent to Effect the Merger....      51
ARTICLE IX TERMINATION; WAIVER; AMENDMENT; CLOSING...........................      51
  Section 9.1    Termination or Abandonment..................................      51
  Section 9.2    Termination Fee.............................................      53
  Section 9.3    Amendment or Supplement.....................................      54
  Section 9.4    Extension of Time, Waiver, Etc..............................      55
ARTICLE X MISCELLANEOUS......................................................      55
  Section 10.1   No Survival of Representations and Warranties...............      55
  Section 10.2   Expenses....................................................      55
  Section 10.3   Counterparts; Effectiveness.................................      55
  Section 10.4   Governing Law...............................................      55
  Section 10.5   Notices.....................................................      55
  Section 10.6   Assignment; Binding Effect..................................      57
  Section 10.7   Severability................................................      57
  Section 10.8   Enforcement of Agreement....................................      57
  Section 10.9   Miscellaneous...............................................      57
  Section 10.10  Headings....................................................      57
  Section 10.11  Finders or Brokers..........................................      58

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of August 21, 2000 (this "Agreement"), among TeleTech Holdings, Inc., a Delaware corporation ("Parent"), NG Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and Newgen Results Corporation, a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company
(i) have approved and have declared advisable the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein and (ii) have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

    WHEREAS, concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement whereby they are agreeing to vote in favor of the approval and adoption of this Agreement (the "Primary Voting Agreement");

    WHEREAS, concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, the stockholders of the Company identified on Schedule 1 hereto (the "Principal Stockholders") are entering into a voting agreement whereby they are agreeing to vote in favor of the approval and adoption of this Agreement subject to certain conditions (the "Secondary Voting Agreement," and, together with the Primary Voting Agreement, the "Voting Agreements");

    WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties to this Agreement intend to adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the meanings set forth or referenced below.

    "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

    "Agreement" shall have the meaning set forth in the introductory paragraph.

    "APB No. 16" shall have the meaning set forth in Section 7.1(a)(xii).

    "Average Closing Price" shall have the meaning set forth below in the definition of "Parent's Closing Date Price."

    "Certificate of Merger" shall have the meaning set forth in Section 2.3.

    "Certificates" shall have the meaning set forth in Section 3.1(b).

    "Change in Company Recommendation" shall have the meaning set forth in
Section 4.2.

    "Clean-up" shall mean removal or remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

    "Closing" shall have the meaning set forth in Section 2.2.

    "Closing Date" shall have the meaning set forth in Section 2.2.

    "Code" shall have the meaning set forth in the Recitals.

    "Common Exchange Ratio" shall have the meaning set forth in Section 3.1(b).

    "Company" shall have the meaning set forth in the introductory paragraph.

    "Company Acquisition" shall mean a merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction do not hold (directly or indirectly) at least 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or a parent entity following such transaction.

    "Company Benefit Plans" has the meaning set forth in Section 5.8.

    "Company Common Stock" shall have the meaning set forth in Section 5.2.

    "Company Disclosure Letter" shall mean the disclosure letter delivered by the Company to Parent concurrently with entry into this Agreement.

    "Company ESPP" shall have the meaning set forth in Section 3.1(f).

    "Company Options" shall have the meaning set forth in Section 3.1(d).

    "Company Option Plans" shall have the meaning set forth in Section 3.1(d).

    "Company Recommendation" shall have the meaning set forth in Section 4.2.

    "Company Required Approvals" shall have the meaning set forth in
Section 5.3.

    "Company SEC Reports" shall have the meaning set forth in Section 5.4(a).

    "Company Stockholders Meeting" shall have the meaning set forth in
Section 4.1(a).

    "Company Termination Fee" shall have the meaning set forth in Section 9.2.

    "Company Termination Fee Event" shall have the meaning set forth in
Section 9.2.

    "Computer Programs" shall mean (a) any and all computer software programs and software development tools, including all source and object code,
(b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all domain names and the content contained on the respective Internet site(s) and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

    "Confidentiality Agreement" shall have the meaning set forth in
Section 7.2.

    "Contamination" shall mean the presence of any Hazardous Material at, on, or under any real property.

    "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

    "DGCL" shall mean the Delaware General Corporation Law, as amended.

    "Effective Time" shall have the meaning set forth in Section 2.3.

    "Employment Agreements" shall mean collectively those employment agreements of even date herewith by and between the Company and respectively, Samuel Simkin, Gerald Benowitz and Leslie Silver.

    "Environmental Laws" shall mean all federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution or protection of public health and safety, the workplace and the environment, including, without limitation, Laws relating to Releases, threatened Releases or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" shall include, but not be limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time:

        (a) The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. SectionSection 9601-9675; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. SectionSection 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. SectionSection 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. SectionSection 2601-2671; and the Food, Drug and Cosmetic Act, and

        (b) all similar state and local laws, statutes, codes, ordinances, regulations and rules.

    "Environmental Permits" shall have the meaning set forth in Section 5.7(b).

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

    "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

    "Former Real Property" shall have the meaning set forth in Section 5.7(a).

    "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

    "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Hazardous Materials" shall mean those materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance, dangerous substance or dangerous good, (b) petroleum or petroleum derived substance or waste,
(c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids, (e) any other substance with respect to which a Governmental Authority may require environmental investigation or remediation and (f) any radioactive material or substance.

    "Income Tax Regulations" means the Income Tax Regulations issued by the Department of the Treasury, as amended from time to time.

    "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person,
(e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees by such Person of obligations of others.

    "Indemnified Parties" shall have the meaning set forth in Section 7.11.

    "Intellectual Property" shall mean all intellectual property rights used in the business of the Company, including: all patents and patent applications; trademarks, trademark registrations and applications; all service marks, service mark registrations and applications, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; all trade names, copyrights, copyright registrations and applications; Computer Programs; all product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential confirmation, proprietary processes and formulae.

    "IRS" means the Internal Revenue Service or any successor entity.

    "Knowledge" with respect to any particular representation or warranty contained in this Agreement, when used to apply to the "Knowledge" of the Company, shall be deemed to be followed by the phrase "after due inquiry" and shall mean the actual knowledge or conscious awareness after due inquiry of any officer or employee of the Company with managerial or higher responsibility for the subject matter of such representation.

    "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions and decrees, of a Governmental Authority.

    "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

    "Licenses" shall have the meaning set forth in Section 5.23(d).

    "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call, preemptive or similar right of a third party with respect to such securities.

    "Material Adverse Effect" with respect to the Company, shall mean any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or would reasonably be expected to be materially adverse to the business, capitalization, condition (financial or otherwise), operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company's failure to meet published third-party forecasts or revenue or earnings predictions shall not by itself constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect.

    "Material Adverse Effect" with respect to Parent, shall mean any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or would reasonably be expected to be materially adverse to the business, capitalization, condition (financial or otherwise), operations, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent's failure to meet published third-party forecasts or revenue or earnings predictions shall not by itself constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect.

    "Material Contracts" shall have the meaning set forth in Section 5.21.

    "Merger" shall have the meaning set forth in the Recitals.

    "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

    "Nasdaq" means the Nasdaq National Market.

    "National Priorities List" shall have the meaning set forth in
Section 5.7(e).

    "Notice of Superior Proposal" shall have the meaning set forth in
Section 7.9(b).

    "Parent" shall have the meaning set forth in the introductory paragraph.

    "Parent Common Stock" shall have the meaning set forth in Section 6.2.

    "Parent Disclosure Letter" shall mean the disclosure letter delivered by Parent to the Company concurrently with entry into this Agreement.

    "Parent ESPP" shall have the meaning set forth in Section 3.1(f).

    "Parent Required Approvals" shall have the meaning set forth in
Section 6.3.

    "Parent SEC Reports" shall have the meaning set forth in Section 6.4.

    "Parent's Closing Date Price" shall mean the average closing price of Parent Common Stock as reported on Nasdaq for the 20 consecutive trading days through and including the trading day two trading days prior to the Closing Date (the "Average Closing Price"); provided, however, that in the event that the Average Closing Price is less than $22.50, then Parent's Closing Date Price shall be $22.50; and further provided, however, that in the event that the Average Closing Price is greater than $37.50, then Parent's Closing Date Price shall be $37.50.

    "PCBs" shall have the meaning set forth in Section 5.7(d).

    "Permits" shall have the meaning set forth in Section 5.22.

    "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

    "Primary Voting Agreement" shall have the meaning set forth in the Recitals.

    "Principal Stockholders" shall have the meaning set forth in the Recitals.

    "Proxy statement/prospectus" shall have the meaning set forth in
Section 5.12.

    "Purchase Rights" shall have the meaning set forth in Section 3.1(f).

    "Qualifying Change in Company Recommendation" shall have the meaning set forth in Section 4.2.

    "Real Property" shall have the meaning set forth in Section 5.7(a).

    "Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger.

    "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any Governmental Authority in connection with any Environmental Law (including without limitation civil, criminal or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

    "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

    "SEC" shall mean the Securities and Exchange Commission or any successor entity.

    "Secondary Voting Agreement" shall have the meaning set forth in the Recitals.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Sub" shall have the meaning set forth in the introductory paragraph.

    "Subsidiaries" shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or Parent, as the case may be.

    "Superior Proposal" shall mean a bona fide Takeover Proposal not solicited by the Company in violation of Section 7.9 made by a third party on terms that a majority of the members of the Board of Directors of the Company who are unaffiliated with such third party determines in their good faith judgment (after considering the advice of an independent financial advisor and outside counsel, taking into account, among other things, all known legal, financial, regulatory and other aspects of the Takeover Proposal) are more favorable to the stockholders of the Company than the transactions contemplated hereby (including any amendments hereto) and for which any required financing is committed or which, in the good faith judgment of a majority of such members (after consultation with any independent financial advisor), is reasonably capable of being financed by such third party and which in the good faith judgment of a majority of such members is reasonably capable of being completed.

    "Surviving Corporation" shall have the meaning set forth in Section 2.1.

    "Takeover Proposal" shall mean any proposal or offer contemplating any transaction or series of related transactions (other than the transactions contemplated by this Agreement) that constitutes (A) an acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 25% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction do not hold, directly or indirectly, at least 75% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (B) any sale, exchange, transfer or other disposition of any business or businesses or assets that constitute or account for 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries taken as a whole or (C) any liquidation or dissolution of the Company having similar effect to the foregoing.

    "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax, Built-in Gain Tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

    "Third Party Environmental Claim(s)" shall mean third party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials or Contamination, and whether or not seeking costs, damages, penalties or expenses.

    "Voting Agreements" shall have the meaning set forth in the Recitals.

    "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

    "Window Period" shall mean the period of time commencing on the date of this Agreement and ending at midnight Pacific Daylight Time on September 11, 2000, unless the Company shall have furnished to Parent a Notice of Superior Proposal in accordance with Section 7.9(b)(iii) during the final 60 hours of such period, in which case the Window Period shall be extended beyond such time and shall end 60 hours following Parent's receipt of such Notice of Superior Proposal.

    Section 1.2 TERMS GENERALLY. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                   THE MERGER

    Section 2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"), shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and shall become a wholly-owned subsidiary of Parent.

    Section 2.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202.

    Section 2.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger.

    Section 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, subject to the provisions of Section 7.11, the Certificate of Incorporation of the Company shall be amended and restated to be the same in substance as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time (except that the name of the Company will remain unchanged), and said amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation. At the Effective Time, subject to the provisions of Section 7.11, the Bylaws of the Company shall be amended and restated to be the same in substance as the Bylaws of Sub as in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended.

    Section 2.6 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

    Section 2.7 PLAN OF REORGANIZATION. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of
Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.

                                  ARTICLE III
              EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

    Section 3.1 EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Company or Sub:

        (a) CANCELLATION OF COMPANY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned directly by the Company or by Parent or any of their wholly-owned Subsidiaries, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (b) CONVERSION OF COMPANY COMMON STOCK. Subject to Sections 3.1(e) and 3.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.1(a)) shall be converted into the right to receive that number of fully paid and non-assessable shares of Parent Common Stock determined by dividing $18.00 by Parent's Closing Date Price (the "Common Exchange Ratio"), which number of shares of Parent Common Stock (together with any cash in lieu of a fractional share as provided in Section 3.2(e)) shall constitute the "Merger Consideration." As of the Effective Time and without any action on the part of the holders thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) certain dividends and other distributions in accordance with Section 3.2(c).

        (c) CONVERSION OF COMMON STOCK OF SUB. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        (d) COMPANY OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Option") under the 1998 Equity Incentive Plan, the 1996 Equity Incentive Plan, the Non-Employee Directors Stock Option Plan (the "Company Option Plans") or any stock option agreements to which the Company is a party, whether or not vested, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Options and use its best reasonable efforts to ensure, to the extent required by and subject to the provisions of, the Company Option Plans, and to the extent permitted under the Code, that any Company Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent represents that it has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Options on the terms set forth in this Section 3.1(d).

        (e) ADJUSTMENTS TO COMMON EXCHANGE RATIO. The Common Exchange Ratio and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

        (f) EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, the Company's 1998 Employee Stock Purchase Plan (the "Company ESPP") shall terminate in accordance with its terms, and the participants' accumulated payroll deductions shall be used to purchase shares of Company Common Stock under the Company ESPP ("Purchase Rights") which shares shall be converted (in accordance with the Common Exchange Ratio) into shares of Parent Common Stock. Parent agrees that, as soon as practicable after the Effective Time, Company's employees shall be entitled to participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with Company shall be treated as service with Parent for determining eligibility of Company's employees under the Parent ESPP.

    Section 3.2  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. Prior to the Closing Date, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company to act as exchange agent for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
    Article III, through the Exchange Agent, Parent certificates representing the number of whole shares of Parent Common Stock issuable pursuant to
    Section 3.1 in exchange for outstanding shares of Company Common Stock. Parent shall also make available to the Exchange Agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with Section 3.2(c) and to make payments in lieu of any fractional shares in accordance with Section 3.2(e). Any certificates of Parent Common Stock and cash deposited with the Exchange Agent as provided above shall hereinafter be referred to as the "Exchange Fund."

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, but no later than 10 days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this
    Article III, certain dividends or other distributions in accordance with
    Section 3.2(c) and cash in
    lieu of any fractional share in accordance with Section 3.2(e) and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
    Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article III, and if applicable, certain dividends or other distributions in accordance with Section 3.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.

        (d) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

        (e)  NO FRACTIONAL SHARES.

               (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

               (ii) As promptly as practicable following the Effective Time, Parent shall pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) Parent's Closing Date Price.

               (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 3.2(c).

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
    Article III shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

        (g) NO LIABILITY. None of Parent, the Company, Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time and shall not previously have been required to be escheated to or become the property of any Governmental Authority, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

        (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

        (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or Parent may direct as indemnity against any claim that may be made against either of them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

        (j) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    Section 3.3 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE IV
            STOCKHOLDER APPROVAL; BOARD OF DIRECTORS RECOMMENDATION

    Section 4.1 STOCKHOLDER APPROVAL. Subject to the terms and conditions contained herein, as soon as reasonably practicable following the effectiveness of the Registration Statement, this Agreement shall be submitted for approval to the holders of shares of Company Common Stock entitled to vote thereon at a meeting to be duly held for this purpose by the Company (the "Company Stockholders Meeting").

    Section 4.2 BOARD OF DIRECTORS RECOMMENDATION. The Board of Directors of the Company shall recommend approval of this Agreement by the stockholders of the Company (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Company Recommendation"); provided the foregoing shall not prohibit disclosure (and such disclosure shall not be deemed to be a Change in Company Recommendation) of factual information regarding the business, financial condition or results of operations of the Company or Parent or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the proxy statement/ prospectus or otherwise; and, provided further, that the Board of Directors of the Company may make a Change in Company Recommendation (a) pursuant to Section 7.9 hereof (a "Qualifying Change in Company Recommendation") or (b) if the Board of Directors of the Company otherwise concludes in good faith, after consultation with its outside legal counsel, that the Change in Company Recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting and approving this Agreement; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Section 9.1 hereof.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub that the statements contained in this Article V are true and correct as of the date of this Agreement, subject to such exceptions as are disclosed in writing in the Company Disclosure Letter, which disclosure shall provide an exception to or otherwise qualify the representations and warranties of the Company contained in the Section of this Agreement corresponding by number to such disclosure, as well as the other representations and warranties of the Company herein to the extent that the specific disclosure could be reasonably interpreted to apply to any such representations and warranties.

    Section 5.1 ORGANIZATION, QUALIFICATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The Company has furnished to Parent true, correct and complete copies of the Company's certificate of incorporation and bylaws as in full force and effect on the date hereof. SCHEDULE 5.1 of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the Company's Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens. Except as set forth on SCHEDULE 5.1 of the Company Disclosure Letter, there are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiaries of the Company (other than rights of first refusal, preemptive rights or similar rights held by the Company with respect to such Subsidiaries).

    Section 5.2 CAPITAL STOCK. As of the date of this Agreement, the authorized stock of the Company consists of 28,000,000 shares of common stock, par value $.001 per share ("Company Common Stock") and 2,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the date of this Agreement, 10,535,464 shares of Company Common Stock, were issued and outstanding and no shares of Company Common Stock were held in treasury or by any Subsidiary of the Company. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding. All the outstanding shares of Company Common Stock are duly authorized, validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its capital stock other than Company Options to receive or acquire 1,213,559 shares of Company Common Stock granted on or prior to the date of this Agreement pursuant to the Company Option Plans and Company Options to acquire 80,000 shares of the Company Common Stock granted outside of the Company Option Plans. As of the date of this Agreement, no changes in Company Common Stock have occurred since June 30, 2000 except as follows: (1) 311,431 shares of Company Common Stock were issued pursuant exercise of Company Options and (2) options to purchase 47,375 shares of Company Common Stock were granted. SCHEDULE 5.2 of the Company Disclosure Letter sets forth a complete and correct list, as of June 30, 2000 of (i) the name of each holder of outstanding Company Options,
(ii) the name of each holder of any other rights to purchase or to receive Company Common Stock granted under the Company Option Plans, (iii) the number of shares of Company Common Stock subject to each Company Option, (iv) the exercise prices thereof and (v) the name of the Company Option Plan pursuant to which such Company Options were issued. Except as set forth in this Section 5.2 or disclosed on SCHEDULE 5.2 of the Company Disclosure Letter or as otherwise specifically contemplated by this Agreement, as of the date of this Agreement
(x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company),
(B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or ownership interests in, the Company or any of its Subsidiaries, (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (z) the Company is not a party to any voting agreement, registration rights agreement or other similar agreement with respect to any of its securities. Neither the Company nor any Subsidiary is a party to or sponsor of any phantom stock plans, stock appreciation rights plans, phantom stock agreement or stock appreciation rights agreements.

    Section 5.3  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO
VIOLATION. The Company has the requisite corporate power and authority to enter into this Agreement and (subject to the approval of this Agreement by the stockholders of the Company as provided herein) to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval of this Agreement by the stockholders of the Company as provided herein, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholders and to recommend to such stockholders that they vote in favor of the adoption and approval of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The Company is not subject to or obligated under any charter or bylaw provision, or subject to any order or decree, that would be breached or violated by its executing or, subject to the adoption and approval of this Agreement by the Company's stockholders, carrying out this Agreement. The execution and carrying out of this Agreement by the Company will not breach or violate any contract provision or agreement evidencing indebtedness or any license, franchise or permit, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with any provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act and the securities or blue sky laws of the various states that require the authorization, consent or approval of, or filing with, any Governmental Authority prior to the Effective Time in connection with the Merger (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any Governmental Authority or any non-governmental third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

    Section 5.4 REPORTS AND FINANCIAL STATEMENTS. The Company has previously made available to Parent (including through the SEC's EDGAR system) true and complete copies of: (a) the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999; (b) the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2000; (c) the definitive proxy statement filed by the Company with the SEC on or about May 1, 2000; (d) the final prospectus filed by the Company with the SEC with respect to its initial public offering; and (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1999. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements and prospectuses (individually a "Company SEC Report" and collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange Act) and fairly presented the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since the date of the effectiveness of the final prospectus for the Company's initial public offering, the Company has timely filed all reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

    Section 5.5  NO UNDISCLOSED LIABILITIES.  Except as set forth in
SCHEDULE 5.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Company SEC Reports and (b) liabilities or obligations incurred in the ordinary course of business and consistent with past practices and that are not reasonably likely to have a Material Adverse Effect on the Company.

    Section 5.6 NO VIOLATION OF LAW. The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws except (a) as described in any of the Company SEC Reports filed and publicly available prior to the date hereof and (b) for violations or possible violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 5.7  ENVIRONMENTAL COMPLIANCE.

        (a) (i) The Company and all real property owned, operated or leased by the Company ("Real Property") is currently, and at all times during the Company's ownership or operation of its business has been, in compliance with all applicable Environmental Laws and (ii) at all times during the period of the Company's ownership, tenancy, or operation of the Real Property or any real property formerly owned, operated, or leased by the Company ("Former Real Property"), there has not been any Contamination or Release at, on, under or from the Real Property, except any such Release or Contamination permitted by, and made in accordance with, applicable Environmental Laws and which will not have a Material Adverse Effect on the Company. To the Knowledge of the Company, at all times prior to the Company's ownership or operation of the Real Property, there did not occur any Contamination or Release at, on, under or from the Real Property, except any such Contamination or Release permitted by, and made in accordance with, applicable Environmental Laws and which will not have a Material Adverse Effect on the Company.

        (b) The Company has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the activities and business of the Company as currently conducted and to own or operate the Real Property (collectively the "Environmental Permits"). The Company has conducted its activities and business in compliance in all material respects with all terms and conditions of any Environmental Permits. The Company has filed all reports and notifications required to be filed under applicable Environmental Laws, and timely filed applications for all Environmental Permits, except for those where the failure to file would not have a Material Adverse Effect on the

    Company. All of the Environmental Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated hereby.

        (c) The Company has not received any notice that any Third Party Environmental Claims or Regulatory Actions have been asserted or assessed against the Company or the Real Property or any Former Real Property and no Third Party Environmental Claims or Regulatory Actions are pending or, to the Knowledge of the Company, threatened, against the Company, the Former Real Property or the Real Property arising out of or due to, or allegedly arising out of or due to, (i) the Release of any Hazardous Materials;
    (ii) any Contamination of the Real Property, including, without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (iii) any violation or alleged violation of any Environmental Law with respect to the Real Property, the Former Real Property, or the activities of the Company;
    (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property or the Former Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for the Company on or off the Real Property.

        (d) Except as set forth on SCHEDULE 5.7(D) of the Company Disclosure Letter, no polychlorinated biphenyls ("PCBs"), asbestos or asbestos containing materials, radon, urea formaldehyde or radioactive materials are present at the Real Property.

        (e) The Company has not transported or arranged for the treatment, disposal, or transportation of any Hazardous Materials to any location
    (i) which is listed on the Environmental Protection Agency's National Priorities List (the "National Priorities List"); (ii) which is listed on the Comprehensive Environmental Response, Compensation, Liability Information System or on any similar state list; or (iii) which may lead to claims against Parent for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA.

        (f) None of the Real Property or Former Real Property is listed in the National Priorities List or any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination. To the Knowledge of the Company, no part of the Real Property or Former Real Property was ever used, nor is it now being used (i) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws; or (ii) as a gasoline service station. There are no and never have been any underground improvements or above ground tanks on the Real Property used for the storage of Hazardous Materials.

        (g) The Company has furnished to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Real Property, compliance with Environmental Laws, or any other real property that the Company or its Subsidiaries formerly owned, operated, or leased. Any information the Company has furnished to Parent concerning the environmental condition of the Real Property, the Former Real Property or the operations of the Company related to compliance with Environmental Laws is accurate and complete.

        (h) No authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

    Section 5.8  ABSENCE OF CHANGES IN BENEFIT PLANS.  Except as described on
SCHEDULE 5.8 of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company SEC Reports filed and publicly available prior to the date hereof, there has not been (a) any adoption or amendment by the Company or any of its Subsidiaries of any employment agreement with any director, officer or employee of the Company or any of its Subsidiaries or of any collective bargaining agreement or (b) any adoption or amendment of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing compensation or benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Company Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any of the Company's pension plans, or any change in the manner in which contributions to any of the Company's pension plans are made or the basis on which such contributions are determined.

    Section 5.9  ERISA COMPLIANCE.

        (a) SCHEDULE 5.9 of the Company Disclosure Letter provides a list of each of the Company Benefit Plans. True, correct, and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Parent. There has also been made available to Parent, with respect to each Company Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description.

        (b) The Company and its Subsidiaries do not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA (including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA).

        (c) The Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Benefit Plans, except, in each case, for any failure to perform, default or violation that is not reasonably likely to have a Material Adverse Effect on the Company. With respect to the Company Benefit Plans, no Liability has been incurred and, to the Knowledge of the Company, there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a Material Adverse Effect on the Company.

        (d) Each Company Benefit Plan has been operated and administered in compliance with its governing documents and applicable law, except for any failures so to operate or administer any Company Benefit Plan that are not reasonably likely to have a Material Adverse Effect on the Company.

        (e) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans or their assets.

        (f) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before the IRS, the Department of Labor, or other Governmental Authority.

        (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Company Benefit Plan (other than acceleration of vesting of options in accordance with their terms).

    Section 5.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed on SCHEDULE 5.10 of the Company Disclosure Letter and in the Company SEC Reports filed and publicly available prior to the date hereof, since June 30, 2000
(a) each of the Company and its Subsidiaries has conducted its respective business only in the ordinary course of business and consistent with past practices, (b) there have not been any developments or events which have had or could reasonably be expected, with the passage of time, to have, a Material Adverse Effect on the Company and (c) neither the Company nor any of its Subsidiaries has:

           (i) (A) incurred, assumed or refinanced any Indebtedness other than in the ordinary course of business consistent with past practice, or
       (B) made any loans, advances or capital contributions to, or investments in, any Person other than a wholly-owned Subsidiary or any employee or officer as a cash advance, in each case in the ordinary course of business and consistent with past practice;

           (ii) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

           (iii) (A) changed any of the accounting or tax principles, practices or methods used by the Company or any of its Subsidiaries, except as required by changes in applicable Tax Laws or (B) changed reserve amounts or policies;

           (iv) (A) entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any of the officers of the Company or any of its Subsidiaries' officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees and salaries to officers or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice, and other than consultants engaged by the Company in its Information Technology department in the ordinary course of business), or to Persons providing management services for the Company of any of its Subsidiaries, (B) entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan, other than with respect to consultants engaged by the Company in its Information Technology department in the ordinary course of business, and except for cash advances made in the ordinary course of business consistent with past practice, (C) paid any bonuses payable or to become payable to any of the officers of the Company or any of its Subsidiaries' officers, employees, agents, consultants or Persons acting in a similar capacity or (D) made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

           (v) (A) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice, (B) granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present or (C) or amended in any material respect any such existing plan, agreement or arrangement to effect any of the foregoing;

           (vi) made any payments (other than regular compensation and cash advances payable to officers and employees or Persons acting in a similar capacity of the Company or any of its Subsidiaries in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with, the Principal Stockholders, Company's Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

           (vii) made or authorized any capital expenditures, except in the ordinary course of business consistent with past practices, which are not in excess of $500,000 individually or $1,000,000 in the aggregate;

           (viii) settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

           (ix) (A) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

           (x) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

           (xi) except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on
       SCHEDULE 5.21 of the Company Disclosure Letter or as may be reasonably necessary to secure or protect intellectual or other property rights of the Company, provided any confidential information to any Person other than Parent;

           (xii) suffered any change in the normal operating balances of the Company's inventory or the inventory of any of its Subsidiaries; or

           (xiii) cancelled, compromised, waived or released any right or claim outside the ordinary course of business.

    Section 5.11  INVESTIGATIONS; LITIGATION.  Other than as disclosed on
SCHEDULE 5.11 of the Company Disclosure Letter or in any of the Company SEC Reports filed and publicly available prior to the date hereof:

        (a) No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect on the Company is pending nor has any Governmental Authority notified the Company of an intention to conduct the same, nor is there any reasonable basis therefor;

        (b) There are no actions, suits or proceedings pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any Governmental Authority, that are reasonably likely to have a Material Adverse Effect on the Company, nor is there any reasonable basis therefor;

        (c) There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries having, or that individually or in the aggregate is reasonably likely to have, a Material Adverse Effect on the Company; and

        (d) There are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of a claim against, the Company or any of its Subsidiaries under any applicable statutes, laws, ordinances, rules or regulations, which liability or claim is reasonably likely to have a Material Adverse Effect on the Company.

    Section 5.12 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to the Company or its Subsidiaries to be included in the proxy statement/ prospectus or the Registration Statement will, in the case of the proxy statement/prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the proxy statement/ prospectus or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the representations made by the Company hereunder with respect to the proxy statement/prospectus are limited solely to information supplied in writing by the Company or any Affiliate of the Company to Parent specifically for inclusion in the proxy statement/prospectus. The proxy statement/prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to Company stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "proxy statement/prospectus".

    Section 5.13 RIGHTS PLAN. The Company does not have, and the Company's Board of Directors has not approved, any stockholder rights plan, poison pill or similar arrangement.

    Section 5.14 LACK OF OWNERSHIP OF PARENT COMMON STOCK. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

    Section 5.15 TAX MATTERS. Except as set forth on SCHEDULE 5.15 of the Company Disclosure Letter:

        (a) Each of the Company and its Subsidiaries has timely filed with the appropriate governmental agencies all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c) To the Knowledge of the Company, there is no basis for any Tax authority to assess any additional Taxes against the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of the

    Company's Subsidiaries has Knowledge based upon personal communication or contact with any agent of such authority.

        (d) The Company and its Subsidiaries will make available to Parent prior to the Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the IRS or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1995.

        (e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (f) None of the Company and its Subsidiaries has: (A) engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, or (B) filed a consent under Section 341(f) of the Code concerning collapsible corporations.

        (g) None of the Company and its Subsidiaries has made any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible pursuant to
    Section 280G of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under
    Section 1.1502-6 of the Income Tax Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (h) The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of their balance sheets for their 1999 fiscal year (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

        (i) Neither the Company nor any of its Subsidiaries knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
    Section 368(a) of the Code.

    Section 5.16 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Company has received the opinion of Chase H&Q, dated as of the date hereof, to the effect that, as of such date, the Common Exchange Ratio is fair to holders of Company Common Stock from a financial point of view. A copy of such written opinion will be delivered to Parent as soon as practicable after the date of this Agreement.

    Section 5.17 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is required to approve the Merger. No other vote of the stockholders of the Company is required by law, the certificate of incorporation or bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

    Section 5.18 POOLING OF INTERESTS. Except as set forth in SCHEDULE 5.18 of the Company Disclosure Letter, to the Knowledge of the Company and based upon the advice of the Company's independent accountants, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by Parent or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes.

    Section 5.19 INSURANCE. SCHEDULE 5.19 of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company, each Subsidiary and their respective business, properties and assets (or their respective officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Parent. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect without interruption until the Effective Time. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, nor has the Company or any of its Subsidiaries received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.
Schedule 5.19 of the Company Disclosure Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company or any of its Subsidiaries. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the balance sheet of the Company or any of its Subsidiaries.

    Section 5.20  LABOR MATTERS; EMPLOYEES.

        (a) Except as set forth on SCHEDULE 5.20(A) of the Company Disclosure Letter, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries,
    (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and none of the Company or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees,
    (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable Laws respecting employment and employment practices, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, and any other law, ordinance or regulation respecting the terms and conditions of employment, including authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices, (v) there is no unfair labor practice charge or complaint against any of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened, before the National Labor Relations Board or any similar state or foreign agency,
    (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency is threatening to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) there are no pending or, to the Knowledge of the Company, threatened material claims by any current or former employee of the Company or any employment-related claims or investigations by any

    Governmental Authority, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

        (b) Except as set forth on SCHEDULE 5.20(B) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has effectuated
    (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries or
    (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Material Adverse Effect on the Company.

        (c) Neither the Company nor any of its Subsidiaries has received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and the Company and each Subsidiary is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

    Section 5.21  MATERIAL CONTRACTS.

        (a) SCHEDULE 5.21 of the Company Disclosure Letter sets forth a list of each contract, lease, indenture, agreement, license, arrangement or understanding to which, as of the date hereof, the Company or any of its Subsidiaries is a party or subject that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were to be filed by the Company on the date hereof and no previous filings had been made (the "Material Contracts"), except for those Material Contracts previously filed by the Company with the SEC, and sets forth any of the following that exists as of the date hereof, whether or not such contract would be required to be disclosed pursuant to the above-stated guidelines:

           (i) any employment, severance, noncompetition, consulting or other agreements of any nature (other than Company-standard agreements of the type entered into by the Company's non-officer employees) with any current or former stockholder, partner or officer of the Company, any of its Subsidiaries or any Affiliate of any of such Persons;

           (ii) any agreements relating to the making of any loan or advance by the Company or any of its Subsidiaries;

           (iii) any agreements providing for the indemnification by the Company or any of its Subsidiaries of any Person;

           (iv) any agreements with any Governmental Authority except those entered into in the ordinary course of business which are not material to the Company or any of its Subsidiaries;

           (v) any contracts and agreements for the sale of assets or for the furnishing of services, goods or products by or to the Company or any of its Subsidiaries, including supply agreements, (A) with commitments having a value in excess of $1,000,000 or (B) with commitments having a value in excess of $500,000 and having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

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
           (vi) any broker, distributor, dealer or representative or agency agreements pursuant to which the Company made payments in excess of $100,000 during the preceding fiscal year;

           (vii) any agreements (including settlement agreements) currently in effect pursuant to which the Company or any of its Subsidiaries licenses the right to use any Intellectual Property to any Person or from any Person (other than license agreements related to off-the-shelf software products);

           (viii) any confidentiality agreements entered into by the Company or any of its Subsidiaries during the period commencing three years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company or any of its Subsidiaries was restricted from providing information to third parties, other than confidentiality agreements entered into in the normal course of business;

           (ix) any voting trust or similar agreements relating to any of the ownership interests in the Company or any of its Subsidiaries to which any of Principal Stockholders, the Company or any of its Subsidiaries is a party;

           (x) any joint venture, partnership or similar documents or agreements;

           (xi) any agreement that materially limits or purports to materially limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

           (xii) all other agreements, contracts or commitments not made in the ordinary course of business which are material to the Company or any of its Subsidiaries.

        (b) To the Knowledge of the Company, each Material Contract is legal, valid and binding on and enforceable against the Company or its Subsidiary party thereto and the other parties thereto and is in full force and effect, subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally. Except as set forth on SCHEDULE 5.21(B) of the Company Disclosure Letter, upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of the Company, no other party thereto is in material breach of, or material default under, any Material Contract, except for those breaches which would not result in a Material Adverse Effect to the Company. Neither the Company nor any of its Subsidiaries has received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements that constitute Material Contracts, if any, written summaries thereof have been delivered to Parent.

    Section 5.22 PERMITS. The Company or its Subsidiaries hold all material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of any Governmental Authorities ("Permits") required or necessary to construct, run, operate, use or maintain their properties and conduct their operations as presently conducted. The Company and its Subsidiaries are in compliance with the terms of such Permits, except for such failure to hold or instances of noncompliance, that would not have a Material Adverse Effect on the Company.

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
    Section 5.23  INTELLECTUAL PROPERTY.

        (a) Except as set forth on SCHEDULE 5.23(A) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner, or has the valid right to use, sell and license, the Intellectual Property necessary or otherwise material to the conduct of the Company's business as now conducted. Each such item of Intellectual Property will be owned by or available for use by the Company or its respective Subsidiary on substantially identical terms immediately subsequent to the Closing, free and clear of all Liens. For purposes of this Section 5.23, the term "Liens" shall not include any license agreement or lease pursuant to which the Company or any of its Subsidiaries has the right to use any Intellectual Property. SCHEDULE 5.23(A) of the Company Disclosure Letter sets forth a complete and accurate list (including whether the Company or one of its Subsidiaries is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications,
    (iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Company or one of its Subsidiaries. Except as otherwise disclosed on SCHEDULE 5.23(A) of the Company Disclosure Letter, the Company or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each owned application and registration listed on
    SCHEDULE 5.23(A) of the Company Disclosure Letter.

        (b) Except as provided on SCHEDULE 5.23(B) of the Company Disclosure Letter, the registrations listed on SCHEDULE 5.23(A) of the Company Disclosure Letter are valid and subsisting, in full force and effect in all material respects and have not been canceled, expired or abandoned. There is no pending, existing, or to the Knowledge of the Company, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the registrations listed on SCHEDULE 5.23(A) of the Company Disclosure Letter or the Intellectual Property.

        (c) SCHEDULE 5.23(C) of the Company Disclosure Letter lists all of the Computer Programs, other than off-the-shelf applications, which are owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries in connection with the operation of its businesses as currently conducted, and identifies which is owned, licensed, leased, or otherwise used, as the case may be. Each Computer Program listed on SCHEDULE 5.23(C) of the Company Disclosure Letter is either (i) owned by the Company or any of its Subsidiaries, (ii) currently in the public domain or otherwise available to the Company or any of its Subsidiaries without the license, lease or consent of any third party or (iii) used under rights granted to the Company or any of its Subsidiaries pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth on
    SCHEDULE 5.23(C) of the Company Disclosure Letter. The Company and its Subsidiaries use the Computer Programs set forth on SCHEDULE 5.23(C) of the Company Disclosure Letter in connection with the operation of their respective businesses as conducted on the date hereof and, to the Knowledge of the Company, such use does not violate the rights of any third party. All Computer Programs owned by the Company and set forth in SCHEDULE 5.23(C) of the Company Disclosure Letter were either developed by (x) employees of the Company or one of its Subsidiaries within the scope of their employment,
    (y) third parties as "work-made-for-hire," as that term is defined under
    Section 101 of the United States copyright laws, pursuant to written agreements or (z) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements.

        (d) SCHEDULE 5.23(D) of the Company Disclosure Letter sets forth as of the date hereof a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company or one of its Subsidiaries is the licensee or licensor thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property. The Licenses are valid and binding obligations of

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
    each party thereto, and to the Knowledge of the Company, enforceable against each such party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and there are no breaches or defaults under any Licenses.

        (e) No trade secret or confidential know-how material to the business of the Company or any of its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company or such Subsidiary's proprietary interests in and to such trade secrets and confidential know-how, and other than disclosures to employees, officers, directors, agents, attorneys, accountants, consultants, independent contractors or other representatives of the Company or such Subsidiary, each of whom is obligated (by contract, employment policy, cannons of ethics or the like) to maintain the confidentiality of such information.

        (f) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon any intellectual property right owned or controlled by any third party and to the Knowledge of the Company, no third party is infringing upon any Intellectual Property owned by the Company or any of its Subsidiaries and no such claims have been made against a third party by the Company or any of its Subsidiaries. There are no claims or suits pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a third party claim or suit (x) alleging that the Company's or any of its Subsidiary's activities or the conduct of their businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (y) challenging the ownership, use, validity or enforceability of the Intellectual Property.

        (g) Except as provided on SCHEDULE 5.23(G) of the Company Disclosure Letter, there are no settlements, consents, judgments, orders or other agreements to which the Company or any of its Subsidiaries is subject which restrict the rights of the Company or such Subsidiary to use any Intellectual Property, or other agreements which restrict the Company or any of its Subsidiaries' rights to use any Intellectual Property owned by the Company or such Subsidiary.

        (h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Parent, Sub, the Surviving Corporation or any of their successors to own, use, license or sublicense any of the Intellectual Property currently owned, used, licensed or sublicensed by the Company or its Subsidiaries nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of the Company or any its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

        (i) Except as provided on SCHEDULE 5.23(I) of the Company Disclosure Letter, all officers, directors and employees of the Company have executed and delivered to the Company an agreement regarding assignment to the Company of any Intellectual Property arising from services performed for the Company by such Persons. All officers and directors of the Company's Subsidiaries have executed and delivered to such Subsidiary an agreement regarding assignment to such Subsidiary or to the Company of any Intellectual Property arising from services performed for such Subsidiary by such Persons. There is no Intellectual Property developed by a shareholder, director, officer, consultant or employee of the Company that is used in the business of the Company or any of its Subsidiaries that has not been transferred to, or is not owned free and clear of any liens or encumbrances by, the Company or its Subsidiaries.

    Section 5.24 TAKEOVER STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the Voting Agreements, and such approval constitutes sufficient approval of this

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
Agreement and the Voting Agreements by the Board of Directors of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Merger. Other than Section 203(b)(1) of the DGCL, to the Knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company that the statements contained in this Article VI are true and correct as of the date of this Agreement, subject to such exceptions as are disclosed in writing in the Parent Disclosure Letter, which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Sub contained in the Section of this Agreement corresponding by number to such disclosure, as well as the other representations and warranties of Parent herein to the extent that the specific disclosure could be reasonably interpreted to apply to any such representations and warranties.

    Section 6.1 ORGANIZATION, QUALIFICATION, ETC. Each of Parent, Sub and Parent's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent. Parent has made available to the Company true, correct and complete copies of the certificates of incorporation and bylaws of Parent and Sub as in full force and effect on the date hereof.

    Section 6.2 CAPITAL STOCK. The authorized capital stock of Parent consists of 150,000,000 shares of common stock, par value $.01 per share ("Parent Common Stock"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company Options, warrants, conversion rights or other rights or vesting or payment of other the Company equity-based awards thereafter will, when issued, be validly issued, fully paid and non-assessable. As of the date of this Agreement, 62,803,713 shares of Parent Common Stock were issued, of which 0 shares of Parent Common Stock were held in Parent's treasury. As of the date of this Agreement, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than (i) a warrant to purchase 750,000 shares of Parent Common Stock and (ii) options to purchase 10,788,087 shares of Parent Common Stock. No changes in Parent Common Stock have occurred since June 30, 2000 except as follows: (x) 58,042 shares of Parent Common Stock were issued pursuant exercise of stock options and (y) options to purchase 84,400 shares of Parent Common Stock were granted.

    Section 6.3  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO
VIOLATION. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Parent and Sub (as appropriate) and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the Registration Rights Agreement and the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Sub, as applicable, and, assuming this Agreement constitutes valid and binding agreements of the other parties hereto, this Agreement constitutes valid and binding agreements of Parent and Sub (as appropriate), enforceable against them in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by

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
principles governing the availability of equitable remedies). Neither Parent nor Sub is subject to or obligated under any charter, bylaw or contract provision or agreement evidencing indebtedness or any license, franchise or permit, or subject to any order or decree, that would be breached or violated by its executing or carrying out this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, and the securities or blue sky laws of the various states and other than any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any Governmental Authority or any non-governmental third party is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or substantially impair or delay the consummation of the transactions contemplated hereby.

    Section 6.4 REPORTS AND FINANCIAL STATEMENTS. Parent has previously made available to the Company true and complete copies of Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1997 through 1999, Parent's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2000, each definitive proxy statement filed by Parent with the SEC since December 31, 1997, each final prospectus filed by Parent with the SEC since December 31, 1997 and all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1999. As of their respective dates, such reports, proxy statements and prospectuses (collectively, "Parent SEC Reports")
(a) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information in any Parent SEC Report has been revised or superseded in a later filed Parent SEC Report, none of the Parent SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since December 31, 1997, Parent has timely filed all material reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

    Section 6.5 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Parent SEC Reports filed and publicly available prior to the date hereof and (b) liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Section 6.6 NO VIOLATION OF LAW. The businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance or regulation of any Governmental Authority except (a) as described in any of the Parent SEC Reports filed and publicly available prior to

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
the date hereof and (b) for violations or possible violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Section 6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, since June 30, 2000, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been
(a) any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, a Material Adverse Effect on Parent, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, except for dividends or other distributions declared, set aside or paid by Parent as required by and in accordance with the respective terms of such capital stock as of the date hereof, (c) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Parent, (e) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent or any of its Subsidiaries or (f) any tax election or any settlement or compromise of any income tax liability that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Parent or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability.

    Section 6.8 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to Parent or its Subsidiaries provided by Parent for inclusion in the proxy statement/prospectus or the Registration Statement will, in the case of the proxy statement/prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the proxy statement/ prospectus or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the representations made by Parent hereunder with respect to the proxy statement/prospectus are limited solely to information supplied in writing by Parent or any Affiliate of Parent to the Company specifically for inclusion in the proxy statement/prospectus.

    Section 6.9 LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

    Section 6.10 POOLING OF INTERESTS. To the knowledge of Parent and based upon the advice of its independent accountants, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by the Company or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes.

    Section 6.11 TAKEOVER STATUTES. The Board of Directors of Parent has approved the terms of this Agreement and the Voting Agreements, and such approval constitutes approval of this Agreement and the Voting Agreements by the Board of Directors of Parent under the provisions of Section 203 of the DGCL. Other than Section 203(b)(1) of the DGCL, to the knowledge of Parent, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.

    Section 6.12 TAX MATTERS. Neither Parent nor any of its Subsidiaries knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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
                                  ARTICLE VII
                            COVENANTS AND AGREEMENTS

    It is further agreed as follows:

    Section 7.1 CONDUCT OF BUSINESS BY THE COMPANY OR PARENT. Prior to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement:

        (a)  the Company:

           (i) shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices;

           (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them in the ordinary course consistent with past practice;

           (iii) shall confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of material ongoing operations (to the extent Parent reasonably requires such information);

           (iv) shall notify Parent of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company;

           (v) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

           (vi) shall not, and shall not permit any of its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice with Persons who are not directors or officers of the Company or
       (ii) as otherwise provided in this Agreement enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers or increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by any plan or arrangement as in effect on the date hereof to any such Person except as disclosed in Item 7 of Schedule 5.10 to the Company Disclosure Letter;

           (vii)  shall not, and shall not permit any of its Subsidiaries to
       (A) merge or consolidate with any other Person, (B) acquire assets having an individual purchase price in excess of $250,000 or an aggregate purchase price in excess of $1,000,000, (C) make any capital expenditure other than in the ordinary course of business consistent with past practice and in any event not to exceed $500,000 in the aggregate,
       (D) otherwise sell or dispose of any assets, properties or securities with an individual fair market value in excess of $250,000 or an aggregate fair market value of $1,000,000 or (E) provide any release or relinquishment of any rights in any Material Contract without consideration.

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
           (viii) shall not, and shall not permit any of its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or bylaws (or similar organizational documents) or any plan of complete or partial liquidation or other reorganization;

           (ix) shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, but excluding the issuance of Company Common Stock upon the exercise of outstanding options), warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Company SEC Reports filed and publicly available prior to the date hereof) or effect any stock split or otherwise change its capitalization as it existed on June 30, 2000 (except as contemplated herein);

           (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, other than options under the Company Option Plans to purchase, in the aggregate, up to 50,000 shares of Company Common Stock, which such options may be granted only at the market price on the date of the grant in accordance with the terms of the Company Option Plans as of the date hereof and only to non-officer employees of the Company;

           (xi) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

           (xii) shall not, and shall not permit any of its Subsidiaries to take any actions that would, or would be reasonably likely to, prevent Parent from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16"); provided, that this covenant will not be violated by the taking of any action by the Company or any of its Subsidiaries that its independent accountants advised would not be reasonably likely to have such effect;

           (xiii) shall not, and shall not permit any of its Subsidiaries to, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

           (xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any material loan agreement or otherwise incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire debt securities, other than in each case in the ordinary course of business consistent with past practice;

           (xv) shall not, and shall not permit any of its Subsidiaries to, make any material Tax election or settle or compromise any material Tax liability; shall provide Parent with copies of any amended Tax returns filed prior to the Effective Time;

           (xvi)  shall not, and shall not permit any of its Subsidiaries to,
       (A) pay, discharge, settle or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement) in an amount or with a value in excess of insurance proceeds received of $250,000 or greater, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability

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
       recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed and publicly available prior to the date hereof or incurred since the date of such financial statements or (B) waive the benefits of, or agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

           (xvii) shall not change any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by GAAP;

           (xviii) shall not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

           (xix) shall not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans; and

           (xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

        (b)  Parent:

           (i) shall notify the Company of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Parent;

           (ii)  shall notify the Company of any material transaction;

           (iii) shall not, and shall not permit any of its Subsidiaries to, take any actions that would, or would be reasonably likely to, prevent Parent from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16; provided, that this covenant will not be violated by the taking of any action by Parent or any of its Subsidiaries that its independent accountants advised would not be reasonably likely to have such effect; and

           (iv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

    Section 7.2 INVESTIGATION. Each of the Company and Parent shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement dated as of June 8, 2000 between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable contracts, licenses, laws or regulations, although the party bound thereby will use its reasonable efforts to obtain a waiver from the disclosure restriction for the benefit of the other party hereto.

    Section 7.3  COOPERATION.

        (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

           (i) prepare and file with the SEC as soon as is practicable the proxy statement/ prospectus and the Registration Statement, and shall use all reasonable best efforts to cause the proxy statement/prospectus and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the proxy statement/prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed;

           (ii) as soon as reasonably practicable take all such action as may be required under state blue sky or securities laws of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote and the Company Stockholders Meeting; PROVIDED, HOWEVER, that Parent shall not be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction;

           (iii) promptly prepare and file with Nasdaq and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company Stock Options, warrants, conversion rights or other rights or vesting or payment of other the Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

           (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

           (v) cooperate with one another in obtaining opinions of Cooley Godward LLP, counsel to the Company, and Hogan & Hartson L.L.P., tax counsel to Parent, dated as of the date the Registration Statement is declared effective satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and opinions of Cooley Godward LLP and Hogan & Hartson L.L.P., dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to Cooley Godward LLP and Hogan & Hartson L.L.P. representation letters in customary form and shall deliver any such letters obtained to Cooley Godward LLP and Hogan & Hartson L.L.P.

        (b) Subject to the limitations contained in Section 7.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

        (c) No party to this Agreement knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (d) The Company will use all reasonable best efforts to cause the proxy statement/prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company, its Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.3. If any event relating to the Company or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the proxy statement/prospectus, or if the Company becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the proxy statement/prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the proxy statement/ prospectus, or if Parent becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the proxy statement/prospectus, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC.

    Section 7.4  AFFILIATE AGREEMENTS.

        (a) The Company shall, prior to the Effective Time, deliver to Parent a list setting forth the names and addresses of all Persons who are, at the time of the Company Stockholders Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the list furnished pursuant to this Section 7.4(a) to execute a written agreement on or prior to the Effective Time, in substantially the form of EXHIBIT 7.4(A) hereto.

        (b) Parent shall, prior to the Effective Time, deliver to the Company a list setting forth the names and addresses of all Persons who are, at the time of the Company Stockholders Meeting, in Parent's reasonable judgment, "affiliates" of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall furnish such information and documents as the Company may reasonably request for the purpose of reviewing such list. Parent shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the list furnished pursuant to this Section 7.4(b) to execute a written agreement at or prior to the Effective Time, in substantially the form of EXHIBIT 7.4(B) hereto.

    Section 7.5 EMPLOYEE STOCK OPTIONS, INCENTIVE AND BENEFIT PLANS. From and after the Effective Time and through December 31, 2001, employees of the Company and its Subsidiaries shall be provided with employee benefits that are at least as favorable to them as those provided to employees of the Company and its Subsidiaries immediately prior to the Effective Time. Except as prohibited by applicable law, to the extent employees of the Company participate in employee benefit plans maintained by Parent, Parent shall cause employees of Company and its Subsidiaries to be credited with service with Company and each of its Subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its Subsidiaries after the Effective Time to the extent of their service with Company and its Subsidiaries.

    Section 7.6 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act,
(b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for under the pooling of interests method of accounting. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries if the Board of Directors of Parent determines that so doing would materially impair the benefit intended to be obtained by Parent in the Merger.

    Section 7.7 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

    Section 7.8 TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

    Section 7.9  NO SOLICITATION.

        (a) From and after the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement pursuant to
    Article IX, the Company will not, and shall not permit any of its or any of its Subsidiaries' officers or directors to, or authorize any of its or any of its Subsidiaries' employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action intended to facilitate, the making of any proposal that constitutes a Takeover Proposal from any Person, or engage in or continue discussions or negotiations with any third party relating to a Takeover Proposal by or involving such third party, nor shall the Company approve the taking of any action prohibited by the provisions of this sentence above. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and its Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal,
    (ii) file a Form 8-K with the SEC with respect to the entering into of this Agreement, including any exhibits deemed appropriate with respect thereto, or (iii) effect a Change in Company Recommendation during the Window Period, if and only to the extent that, in any such case as is referred to in clause (iii) (A) the Company has received during the Window Period a bona fide written Takeover Proposal from a third party not solicited by the Company in violation of this Section 7.9 and such Takeover Proposal constitutes a Superior Proposal, (B) the Company has furnished to Parent a Notice of Superior Proposal in accordance with Section 7.9(b)(iii) and
    (C) Parent does not, within 48 hours of Parent's receipt of the Notice of Superior Proposal, deliver to the Company a binding, written offer to acquire 100% of the equity securities of the Company (by merger or otherwise) that the Board of Directors of the Company determines in its good faith judgment (after receipt of written advice of its financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal. The Company agrees that it will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
    Section 7.9.

        (b) During the Window Period, and at any time thereafter if the Board of Directors of the Company shall have effected a Change in Company Recommendation, the Company may engage in discussions or negotiations with, or provide information to, any Person in response to a bona fide written Takeover Proposal by any such Person not solicited by the Company in violation of this Section 7.9, if and only to the extent that, (i) such Takeover Proposal constitutes a Superior Proposal, (ii) prior to providing any non-public information or data to any person in connection with a Takeover Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms as least as stringent as those contained in the Confidentiality Agreement referred to in Section 7.2 and (iii) at least
    48 hours prior to providing any non-public information or data to any Person in connection with a Takeover Proposal or entering into discussions or negotiations with any Person in connection with a Takeover Proposal, the Company notifies Parent of such Takeover Proposal, any such non-public information requested from the Company, or any such discussions or negotiations sought to be initiated or continued with, any of the Company's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers (a "Notice of Superior Proposal"). Notwithstanding any provision of this Agreement to the contrary, in the event that subsequent to the date of this Agreement and prior to the earlier of (x) the expiration of the Window Period and (y) such time as this Agreement becomes available on the SEC's EDGAR system, any Person makes an unsolicited request for a copy of this Agreement, the Company shall be permitted to provide such Person with a copy of this Agreement.

        (c) Nothing in this Section 7.9 shall (i) permit the Company to terminate this Agreement or (ii) affect any other obligation of the Company under this Agreement.

    Section 7.10 PUBLIC ANNOUNCEMENTS. The Company and Parent will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or similar applicable self-regulatory organization.

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
    Section 7.11 INDEMNIFICATION AND INSURANCE. Parent and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company (the "Indemnified Parties") as provided in its certificate of incorporation or bylaws or in any agreement shall be assumed by Parent at the Effective Time and shall survive the Merger and shall continue in full force and effect as direct obligations of both the Surviving Corporation and Parent in accordance with their terms. Without limiting the generality of the foregoing, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of the Company, unless such modification is required by law. In addition, for a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms equivalent in all material respects to those applicable to the current directors and officers of the Company; PROVIDED, HOWEVER, that in no event will Parent be required to expend an annual premium for such coverage in excess of 200% of the annual premium currently paid by the Company and PROVIDED, FURTHER, that if the annual premium payable for such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding such amount. The provisions of this Section 7.11 are (a) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
(b) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

    Section 7.12 ACCOUNTANTS' "COMFORT" LETTERS. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

    Section 7.13 ADDITIONAL REPORTS. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 5.4 and
6.4 that it files with the SEC on or after the date hereof, and each of the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    Section 7.14 TERMINATION OF COMPANY ESPP The Board of Directors of the Company shall adopt resolutions dated at least one day prior to the Effective Time (a) authorizing the Company ESPP participants to use their accumulated payroll deductions to purchase Company Common Stock thereunder, (b) terminating the Company ESPP participants' rights under the then-ongoing offering under the ESPP and (c) addressing any other matter required to be addressed by the Board of

Directors of the Company under the Company ESPP to effect the provisions contemplated in Section 3.1(f) hereof.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    Section 8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived if waived in writing by both Parent and the Company:

        (a) The holders of issued and outstanding shares of Company Common Stock shall have duly adopted and approved this Agreement, all in accordance with applicable law.

        (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

        (c) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

        (d) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other Company Required Approvals and Parent Required Approvals shall have been obtained, except where the failure to obtain such other Company Required Approvals and Parent Required Approvals would not have a Material Adverse Effect on the Company or Parent, as the case may be.

        (e) Each of the Company and Parent shall have received an opinion of its tax counsel, Cooley Godward LLP and Hogan & Hartson L.L.P., respectively, in form and substance reasonably satisfactory to it, and dated as of the Effective Time, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code; PROVIDED, HOWEVER, that if either tax counsel to Parent (Hogan & Hartson L.L.P.) or tax counsel to the Company (Cooley Godward LLP) does not render such opinion or renders but withdraws such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company (Cooley Godward LLP) renders, and does not withdraw, such opinion to Parent or tax counsel to Parent (Hogan & Hartson L.L.P.) renders, and does not withdraw, such opinion to the Company. In rendering such opinions, Cooley Godward LLP and Hogan & Hartson L.L.P. may rely upon representations of officers of the Company and Parent referred to in
    Section 7.3(a)(v).

    Section 8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived if waived in writing by the Company:

        (a) The representations and warranties of Parent and Sub contained herein shall be accurate in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date with the same effect as though made as of the Closing Date except (i) for inaccuracies arising from changes or actions contemplated by this Agreement,
    (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date (subject to the qualification set forth in clause (iii) below) and (iii) where any such failure of the representations and warranties to be true and correct in all respects would not constitute a Material Adverse Effect on Parent;

        (b) Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date;

        (c) During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect on Parent;

        (d) The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the Nasdaq, subject only to official notice of issuance; and

        (e) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying that the conditions of Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

    Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger is subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived if waived in writing by Parent:

        (a) The representations and warranties of the Company contained herein shall be accurate in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date with the same effect as though made as of the Closing Date except (i) for inaccuracies arising from changes or actions contemplated by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date (subject to the qualification set forth in clause (iii) below) and
    (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not constitute a Material Adverse Effect on the Company;

        (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date;

        (c) During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect on the Company; and

        (d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying that the conditions of Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.

                                   ARTICLE IX
                    TERMINATION; WAIVER; AMENDMENT; CLOSING

    Section 9.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of this Agreement by the stockholders of the Company:

        (a)  by the mutual written consent of the Company and Parent;

        (b) by either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 2000; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before such date;

        (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

        (d) by either the Company or Parent if (i) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal to approve this Agreement, and (ii) the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to obtain such approval;

        (e) by Parent, if the Company shall have failed to include in the proxy statement/prospectus the Company Recommendation or effected a Change in Company Recommendation (or the Company's board of directors has resolved to take any such action), whether or not permitted by the terms hereof, which Change in Company Recommendation shall not have been rescinded or reversed prior to such termination, or shall have failed to call the Company Stockholders Meeting in accordance with Section 4.1 promptly following the effectiveness of the Registration Statement, or shall have materially breached any of its obligations under Section 7.9;

        (f) by the Company if there shall have been a material breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.2(a) or
    Section 8.2(b) would not be satisfied as of the time of such breach, and such breach shall not have been cured within 30 days after written notice thereof shall have been received by Parent; provided that the Company shall not itself be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to permit the termination of this Agreement by Parent pursuant to Section 9.1(g);

        (g) by Parent if there shall have been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.3(a) or
    Section 8.3(b) would not be satisfied as of the time of such breach, and such breach shall not have been cured within 30 days after written notice thereof shall have been received by the Company; provided that Parent shall not itself be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to permit the termination of this Agreement by the Company pursuant to Section 9.1(f);

        (h) by Parent if (i) any of the Principal Stockholders breaches in any material respect its voting and nonsolicitation obligations under Sections
    1.1 and 1.5 of the Voting Agreements, or (ii) any executive officer of the Company who is a party to an Employment Agreement has ceased to be an employee of the Company (other than by reason of death or disability) at or prior to the Effective Time and shall not prior to such termination become re-employed by the Company; and

        (i) by Parent if the SEC does not accept the Merger as a pooling of interests transaction for financial accounting purposes.

    In the event of termination of this Agreement pursuant to this Section 9.1, this Agreement shall terminate, and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of a willful breach of this Agreement or as provided for in the Confidentiality Agreement (which shall survive such termination).

    Section 9.2  TERMINATION FEE.

        (a) In the event that a Company Termination Fee Event (as defined below) occurs, then the Company shall pay Parent a fee equal to $5,000,000 (the "Company Termination Fee") payable by wire transfer of same day funds at the applicable time set forth below. A "Company Termination Fee Event" shall mean, after a Takeover Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the stockholders of the Company generally (and shall not have been withdrawn) or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (and shall not have withdrawn such announcement or publicly announced that it will not make or pursue a Takeover Proposal), the occurrence of any one of the following:

           (i)  a termination of this Agreement by either party pursuant to
       Section 9.1(d) (provided that the basis for termination is the failure of the Company's Stockholders to approve and adopt this Agreement at a vote duly taken) followed by the entering into of a Company Acquisition within 9 months following any such termination; or

           (ii)  a termination of this Agreement by Parent pursuant to
       Section 9.1(e);

PROVIDED, HOWEVER that no Company Termination Fee Event shall be deemed to have occurred pursuant to any of the preceding clauses if, at the time of termination, Parent shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and as a result the Company would be entitled to terminate this Agreement pursuant to
Section 9.1(f) or there shall have occurred a Material Adverse Effect on Parent. In the event of a Company Termination Fee Event describe in clause (i) of this
Section 9.2(a), the Company Termination Fee will be payable upon the consummation of the Company Acquisition described therein, and in the event of a Company Termination Fee Event described in clause (ii) of this Section 9.2(a), the Company Termination Fee will be payable within two business days following such termination.

        (b)  Each party acknowledges that the agreements contained in this
    Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay any Company Termination Fee when due pursuant to this Section 9.2, and, in order to obtain such payment, Parent commences a suit that results in a final and non-appealable judgment against the Company for the such Company Termination Fee, the Company shall pay to Parent its costs and expenses actually incurred (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

        (c) Notwithstanding the foregoing provisions of this Section 9.2, in no event shall a Termination Fee or any other amount be payable by the Company upon or following any termination of this Agreement pursuant to Section 9.1 except upon the occurrence of a Company Termination Fee Event entitling Parent to the payment of a Termination Fee hereunder.

        (d) In addition to the foregoing, upon the occurrence of a Company Termination Fee Event the Company shall, at the time any related Termination Fee is due and payable and upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, reimburse Parent for up to $1,000,000 of all out of pocket costs, fees and expenses reasonably incurred by Parent or Sub or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers).

    Section 9.3 AMENDMENT OR SUPPLEMENT. At any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof with respect to the Common Exchange Ratio provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of the Company.

    Section 9.4 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, the Company and Parent may: (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                                 MISCELLANEOUS

    Section 10.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the representations and warranties made by the Company in this Agreement or in any instrument to be delivered pursuant to this Agreement shall survive until (but not beyond) the Effective Time.

    Section 10.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fee in connection with any HSR Act filing, (ii) the expenses and compensation of the Exchange Agent and (iii) the expenses incurred in connection with the printing and mailing of the proxy statement/prospectus shall be shared equally by the Company and Parent and
(b) all transfer taxes shall be paid by the Company. Prior to the signing hereof, the Company has provided Parent with information on all third-party legal, financial and accounting advisory fees and any other fees incurred. All stockholders of the Company shall bear their own expenses in connection herewith.

    Section 10.3 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

    Section 10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    Section 10.5 NOTICES. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be effective
(a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.5 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.5:

        (a)  if to Parent or Sub, to:
           TeleTech Holdings, Inc.
           1700 Lincoln Street, Suite 1400
           Denver, CO 80203
           Attention: Chief Financial Officer
           Telephone: (303) 894-4000
           Fax: (303) 894-7321
           TeleTech Holdings, Inc.
           1700 Lincoln Street, Suite 1400
           Denver, CO 80203
           Attention: General Counsel
           Telephone: (303) 894-4000
           Fax: (303) 894-7321
           with a copy to:
           Hogan & Hartson L.L.P.
           1200 17th Street, Suite 1500
           Denver, CO 80202
           Attention: Steven A. Cohen
           Telephone: (303) 899-7300
           Facsimile: (303) 899-7333

        (b)  if to the Company to:
           Newgen Results Corporation
           12680 High Bluff Drive, Suite 300
           San Diego, CA 92130
           Attention: Samuel Simkin
           Telephone: (858) 481-7545
           Fax: (858) 481-4151
           with a copy to:
           Cooley Godward LLP
           4365 Executive Drive, Suite 1100
           San Diego, CA 92121-2128
           Attention: M. Wainwright Fishburn Jr.
           Telephone: (619) 550-5000
           Fax: (619) 453-3555

    Section 10.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    Section 10.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    Section 10.8 ENFORCEMENT OF AGREEMENT. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

    Section 10.9 MISCELLANEOUS. This Agreement, along with the Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and except for the provisions of Section 7.11 hereof, is not intended to and shall not confer upon any Person other than the parties hereto and the Company's stockholders any rights or remedies hereunder.

    Section 10.10 HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    Section 10.11 FINDERS OR BROKERS. Except for Chase H&Q with respect to the Company, a copy of whose engagement agreement with the Company has been provided to Parent, and Morgan Stanley & Co. Incorporated with respect to Parent, a copy of whose engagement agreement with Parent has been or will be provided to the Company, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                                       PARENT
                                                       TELETECH HOLDINGS, INC.

                                                       By:             /s/ MICHAEL E. FOSS
                                                            -----------------------------------------
                                                                      Name: Michael E. Foss
                                                                           Title:  CFO

                                                       SUB
                                                       NG ACQUISITION CORP.

                                                       By:             /s/ MICHAEL E. FOSS
                                                            -----------------------------------------
                                                                      Name: Michael E. Foss
                                                                        Title:  President

                                                       COMPANY
                                                       NEWGEN RESULTS CORPORATION

                                                       By:                /s/ SAM SIMKIN
                                                            -----------------------------------------
                                                                         Name: Sam Simkin
                                                              Title:  Senior Vice President & Chief
                                                                        Financial Officer

                                                                         ANNEX B

                            PRIMARY VOTING AGREEMENT

    THIS PRIMARY VOTING AGREEMENT, dated as of August 21, 2000 (the "Agreement"), is entered into among TeleTech Holdings, Inc., a Delaware corporation ("Parent"), and certain stockholders of Newgen Results Corporation, a Delaware corporation (the "Company") whose names appear on SCHEDULE I hereto (collectively, the "Stockholders").

                                  WITNESSETH:

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, NG Acquisition Corp., a Delaware corporation ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite such Stockholder's name on SCHEDULE I hereto (the "Owned Shares") which shares constitute in the aggregate not less than forty percent (40%) of the issued and outstanding shares of Company Common Stock as of the date hereof;

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and the Stockholders are also entering into that certain Secondary Voting Agreement, dated as of the date hereof, setting forth certain covenants of the Stockholders with respect to certain additional shares of Company Common Stock beneficially held by the Stockholders (the "Secondary Voting Agreement");

    WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement and the Secondary Voting Agreement; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement and the Secondary Voting Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Stockholders, severally and not jointly, hereby agree as follows:

                                   ARTICLE I
                         TRANSFER AND VOTING OF SHARES;
                      OTHER COVENANTS OF THE STOCKHOLDERS

    SECTION 1.1. VOTING OF SHARES. Each Stockholder agrees, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, that such Stockholder shall vote its Owned Shares (i) in favor of the approval and adoption of the Merger Agreement (as amended from time to time) and (ii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Parent or its nominees to vote such Owned Shares directly solely with respect to the matters referred to in this
Section 1.1.

    SECTION 1.2. NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement, each Stockholder shall not during the term of this Agreement
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Owned Shares unless such transfer or Encumbrance is done subject to the voting requirements set forth in Section 1.1 and subject to any such transferee or the beneficiary of any such Encumbrance executing a Proxy (as defined below), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Owned Shares or any interest therein on terms that would, at the time of entering into such contract, option or other agreement or understanding or with the passage of time, violate clause (i) above, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Owned Shares, (iv) deposit such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, each Stockholder may transfer all or any of such Stockholder's Owned Shares to any trust, partnership or similar vehicle formed for estate, tax or family planning purposes of which such Stockholder controls the vote, provided that as a condition of such transfer, such Stockholder notifies Parent and provides the Parent with documentation reasonably satisfactory to Parent as to the consent of the transferee to be bound by all of the provisions of this Agreement.

    SECTION 1.3. PROXY. Each Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of such Stockholder's Owned Shares and constitutes and agrees to execute the proxy in the form attached hereto as EXHIBIT A (the "Proxy").

    SECTION 1.4. STOP TRANSFER. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof) and acknowledges that Parent and the Company may notify the Company's transfer agent of the terms hereof.

    SECTION 1.5. NO SOLICITATION. From and after the date hereof and continuing until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to Article IX thereof, each Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably, be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of this Agreement, each Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to a Takeover Proposal, and each Stockholder will promptly communicate to Parent the terms of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Nothing in this
Section 1.5 shall be a limitation on any Stockholder or Representative thereof serving as a director of the Company or as an officer of the Company acting at the direction of the Board of Directors of the Company and in such capacity taking any action on behalf of the Company that the Company is permitted to take under Section 7.9 of the Merger Agreement, each of whom in his capacity as a director or an officer of the Company shall be subject to the terms and provisions of Section 7.9 of the Merger Agreement.

                                   ARTICLE II
                                   DISCLOSURE

    SECTION 2.1. DISCLOSURE. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in the proxy statement/prospectus (including all documents and schedules filed with the SEC) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

    Each Stockholder hereby represents and warrants to Parent as follows:

    SECTION 3.1. DUE AUTHORIZATION, ETC. Such Stockholder has all requisite personal or corporate power and authority to execute, deliver and perform this Agreement, to appoint Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Parent as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the. availability of equitable remedies, including specific performance, is subject to the, discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Stockholder of the transactions contemplated hereby.

    SECTION 3.2.  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not,
(i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate the articles of incorporation, bylaws or similar organizational documents to which such Stockholder is subject, (iii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Owned Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (iii) and (iv), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

    (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations at permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

    SECTION 3.3. TITLE TO SHARES. Such Stockholder is the sole record and beneficial owner of its Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement or the Merger Agreement or as otherwise disclosed by such Stockholder to Parent.

    SECTION 3.4. NO FINDER'S FEES. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder the payment of which could become the obligation of the Company or Parent. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to the Stockholders as follows:

    SECTION 4.1. DUE ORGANIZATION, AUTHORIZATION, ETC. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                   ARTICLE V
                            ALTERNATIVE DISPOSITIONS

    SECTION 5.1 PROFIT CAPTURE. In the event that any of the Owned Shares are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Takeover Proposal that is entered into within 9 months of a Qualifying Termination of the Merger Agreement (as defined below) and such Takeover Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the stockholders of the Company generally (and shall not have been withdrawn) or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make such Takeover Proposal (and shall not have withdrawn such announcement or publicly announced that it will not make or pursue such Takeover Proposal) prior to a Qualifying Termination of the Merger Agreement (as defined below) (an "Alternative Disposition") then, subject to Section 5.4 below, each Stockholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, 50% of the Profit (as defined below) received or receivable from such Alternative Disposition with respect to all of such Stockholder's Owned Shares. As used in this Section 5.1, "Profit" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration (as defined below) received or receivable with respect to a Stockholder's Owned Shares over (ii) the Current Transaction Consideration (as defined below) received or receivable with respect to a Stockholder's Owned Shares.

    SECTION 5.2 DEFINITIONS; INTERPRETATION. "Alternative Transaction Consideration" shall mean on a per share basis determined at the time the Board of Directors of the Company approves an Alternative Disposition, all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by each Stockholder in connection with an Alternative Disposition (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Stockholder is required to devote, and under which the Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company or the acquiror in such Alternative Disposition), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder as a part of or in connection with the Alternative Disposition. "Current Transaction Consideration" shall mean on a per share basis the lower of (i) $18 per share of Company Common Stock or (ii) the value per share of Company Common Stock calculated pursuant to the terms of Section 3.1(b) of the Merger Agreement on the date on which the Qualifying Termination Occurs (the "Termination Date") expressed as a dollar amount based on what the Parent's Closing Date Price and the Common Exchange Ratio would be if the Termination Date were the Closing Date under the Merger Agreement. "Qualifying Termination of the Merger Agreement" means a termination of the Merger Agreement other than pursuant to Sections 9.1(a), 9.1(c), 9.1(f) or 9.1(i) thereof. For purposes of determining Profit under this Article V, (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to the Stockholders, (ii) all deferred payments or consideration shall be discounted at a market rate to reflect the net present value thereof as determined by the above-referenced independent expert,
(iii) all contingent payments will be assumed to have been paid and (iv) if less than all of the Owned Shares are subject to the Alternative Disposition, then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of the Owned Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of the Owned Shares. In the event any contingent payments included in the determination of Profit ultimately are not paid pursuant to an Alternative Disposition, then Parent shall reimburse Stockholder for any amounts paid to Parent hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non-payment, unless the Stockholder has not used its best efforts to receive such contingent payments.

    SECTION 5.3 ALTERNATIVE DISPOSITION WITH PARENT. In the event that after the date of this Agreement and following the delivery by the Company to Parent of a Notice of Superior Proposal under Section 7.9(b)(iii) of the Merger Agreement, the amount of consideration to be received by the Stockholders in connection with the Merger should be increased in a transaction (a "Second Transaction") beyond the amount otherwise receivable by the Stockholders in accordance with the Merger Agreement as in effect on the date hereof (the "Existing Consideration") then each Stockholder shall either tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds 50% of the Profit payable from such Second Transaction with respect to all of such Stockholder's Owned Shares. As used in this Section 5.3, Profit shall mean an amount equal to the excess, if any, of (i) the Second Transaction Consideration (as defined below) received or receivable with respect to a Stockholder's Owned Shares over (ii) the Existing Consideration received or receivable with respect to a Stockholder's Owned Shares. "Second Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder in respect of its Owned Shares in connection with or as a result of the Second Transaction.

    SECTION 5.4 PAYMENT OF PROFIT. In the event that the Alternative Transaction Consideration received or receivable in an Alternative Disposition is solely cash or cash equivalents, each Stockholder shall pay all amounts due and owing by it pursuant to this Article V within three business days after receipt of any such consideration. In the event that the Alternative Transaction Consideration received or receivable in an Alternative Disposition is other than cash or cash equivalents, Parent shall make available to each Stockholder a loan for payment of the amounts due and owing pursuant to this Article V. In the event that the Alternative Transaction Consideration received or receivable in an Alternative Disposition is in a combination of cash or cash equivalents and consideration other than cash or cash equivalents, then each Stockholder shall pay all amounts due and owing by it pursuant to this Article V within three business days after receipt of any such consideration to the extent of the cash or cash equivalents received and, to the extent that such cash or cash equivalents are insufficient to cover the amounts due and owing pursuant to this
Article V, Parent shall make available to each Stockholder a loan for the shortfall. In the event loans from Parent are required hereunder, Parent and each Stockholder shall agree on the terms and conditions of such loan which terms and conditions shall include the following: (i) each loan shall bear interest at the rate of ten percent (10%) per annum and (ii) each loan shall be secured by a the grant of a security interest in or pledge of the Alternative Transaction Consideration received or receivable in an Alternative Disposition. Subject to the foregoing, Parent and each Stockholder shall agree on any other terms and conditions of any such loan, including the maturity date thereof (which shall in any event be no later than six months following the closing of the Alternative Disposition). If the parties do not reach agreement on any such additional loan terms within fifteen days of the closing of the Alternative Disposition and Parent shall have negotiated such terms in good faith, all amounts due pursuant to this Article V shall be paid within sixty days of the closing of the Alternative Disposition.

    SECTION 5.5 TERMINATION. This Article V shall terminate and be of no further force and effect upon the expiration of the Window Period, provided that no Qualifying Change in Company Recommendation has been made.

                                   ARTICLE VI
                                 MISCELLANEOUS

    SECTION 6.1. DEFINITIONS. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

    SECTION 6.2. TERMINATION. Unless a Qualifying Change in Company Recommendation has been made during the Window Period, in which case the provisions of Article V of this Agreement shall survive until such time as the Stockholders have no further payment obligations pursuant to Article V, this Agreement shall terminate and be of no further force and effect (i) by the unanimous written consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon (x) the Effective Time or
(y) the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

    SECTION 6.3. FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement. Each Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement.

    SECTION 6.4. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to such Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

    SECTION 6.5. NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 6.6. SPECIFIC PERFORMANCE. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury. would be caused to Parent for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

    SECTION 6.7. NOTICE. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be effective
(i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.7 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered to the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)  If to Parent:        TeleTech Holdings, Inc.
                                1700 Lincoln Street, Suite 1400
                                Denver, CO 80203
                                Attention: Chief Financial Officer
                                Telephone: (303) 894-4000
                                Fax: (303) 894-7321

                                TeleTech Holdings, Inc.
                                1700 Lincoln Street, Suite 1400
                                Denver, CO 80203
                                Attention: General Counsel
                                Telephone: (303) 894-4000
                                Fax: (303) 894-7321

           with a copy to:      Hogan & Hartson L.L.P.
                                1200 17th Street, Suite 1500
                                Denver, CO 80202
                                Facsimile: 303-899-7333
                                Attention: Steven A. Cohen

    (b) If to a Stockholder, at the address or facsimile number set forth below such Stockholder's name on SCHEDULE I hereto.

    SECTION 6.8. EXPENSES. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

    SECTION 6.9. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 6.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

    SECTION 6.11. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

    SECTION 6.12. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

    SECTION 6.13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

    SECTION 6.14. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 6.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be executed as of the date first written above.

                                                       TELETECH HOLDINGS, INC.

                                                       By:             /s/ MICHAEL E. FOSS
                                                            -----------------------------------------
                                                                      Name: Michael E. Foss
                                                                  TITLE: CHIEF FINANCIAL OFFICER

                                                       STOCKHOLDERS
                                                       INFORMATION ASSOCIATES, L.P.

                                                       By:   Trident Capital Management, L.L.C., its
                                                                         general partner

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       INFORMATION ASSOCIATES, C.V.

                                                       By:   Trident Capital Management, L.L.C., its
                                                                    investment general partner

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       INFORMATION ASSOCIATES-II, L.P.

                                                       By:  Trident Capital Management-II, L.L.C., its
                                                                         general partner

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       IA-II AFFILIATES FUND, L.L.C.

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       BANK OF AMERICA VENTURES

                                                       By:              /s/ JESS R. MARZAK
                                                            -----------------------------------------
                                                                       Name: Jess R. Marzak
                                                                     TITLE: MANAGING DIRECTOR

                                                       BA VENTURE PARTNERS II

                                                       By:              /s/ JESS R. MARZAK
                                                            -----------------------------------------
                                                                       Name: Jess R. Marzak
                                                                      TITLE: GENERAL PARTNER

                                                       By:            /s/ BERNARD C. SIMKIN
                                                            -----------------------------------------
                                                                       Name: Bernard Simkin

                                                       JOHARI INVESTMENT CO. LTD.

                                                       By:               /s/ GARY SIMKIN
                                                            -----------------------------------------
                                                                        Name: Gary Simkin
                                                                         TITLE: PRESIDENT

                                                       CAPSTONE VENTURES, A Delaware Limited
                                                       Partnership

                                                       By:           Capstone Management, LLC

                                                       By:            /s/ EUGENE J. FISCHER
                                                            -----------------------------------------
                                                                     Name: Eugene J. Fischer

                                                       By:             /s/ GERALD BENOWITZ
                                                            -----------------------------------------
                                                                      Name: Gerald Benowitz

                                                       K & S IMPORTS, INC.

                                                       By:                /s/ SAM SIMKIN
                                                            -----------------------------------------
                                                                         Name: Sam Simkin
                                                                         TITLE: PRESIDENT

                                                       By:                /s/ SAM SIMKIN
                                                            -----------------------------------------
                                                                       Name: Samuel Simkin

                                                       By:              /s/ LESLIE SILVER
                                                            -----------------------------------------
                                                                       Name: Leslie Silver

                                   SCHEDULE I

NAME AND ADDRESS OF STOCKHOLDER                               NUMBER OF SHARES BENEFICIALLY OWNED
-------------------------------                               -----------------------------------
Information Associates, L.P. ...............................                 423,717
  2480 Sand Hill Road
  Menlo Park, CA 94025
Information Associates, C.V. ...............................                  11,824
  2480 Sand Hill Road
  Menlo Park, CA 94025
Information Associates - II, L.P. ..........................                 653,311
  2480 Sand Hill Road
  Menlo Park, CA 94025
IA-II Affiliates Fund, L.L.C. ..............................                  38,111
  2480 Sand Hill Road
  Menlo Park, CA 94025
BankAmerica Ventures .......................................                 693,908
  950 Tower Lane, Ste. 700
  Foster City, CA 94404
BA Venture Partners II .....................................                  77,100
  950 Tower Lane, Ste. 700
  Foster City, CA 94404
Bernard Simkin .............................................                 569,969
  c/o Newgen Results Corporation
  9449 Carroll Park Drive
  San Diego, CA 92121
Johari Investment Co. Ltd. .................................                 525,698
  c/o Newgen Results Corporation
  9449 Carroll Park Drive
  San Diego, CA 92121
Capstone Ventures ..........................................                 319,231
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025
Gerald Benowitz ............................................                 521,534
  5008 McGill Way
  San Diego, CA 92130
K & S Imports, Inc. ........................................                 189,052
  4722 Sun Valley Road
  Del Mar, CA 92104
Samuel Simkin ..............................................                  18,944
  4722 Sun Valley Road
  Del Mar, CA 92104
Leslie Silver ..............................................                 171,780
  4705 Reedly Terrace
  San Diego, CA 92130
                                                                           ---------
Total:......................................................               4,214,179
Percentage:.................................................                   40.00%

                                   EXHIBIT A
                               IRREVOCABLE PROXY

    By its execution hereof, and in order to secure its obligations under the Primary Voting Agreement (the "Primary Agreement") of even date herewith among TELETECH HOLDINGS, INC., a Delaware corporation and certain stockholders of NEWGEN RESULTS CORPORATION, a Delaware corporation (the "Company"), the undersigned (the "Stockholder") hereby irrevocably constitutes and appoints TELETECH HOLDINGS, INC. and NG ACQUISITION CORP., a Delaware corporation ("Sub"), and each of them and each of their successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Primary Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead, to demand that the Secretary call a special meeting of Stockholders of the Company for the purpose of considering any action related to the Merger Agreement and to vote each of the Owned Shares of the Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of Stockholders of the Company, and to sign on behalf of such Stockholder (as a Stockholder of the Company) any ballot, proxy, consent, certificate or other document relating to the Company that law permits or requires, in a manner consistent with Section 1.1 of the Primary Agreement. This Proxy is coupled with an interest and the Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. Capitalized terms used but not defined herein shall have the meaning set forth in the Primary Agreement. Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent and Sub, or any of their nominees, the power to carry out and give effect to the provisions of this Proxy.

    IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this
      day of             , 2000.

                                          --------------------------------------
                                          Name:

--------------------------------------------------------------------------------
                                          Address:
                                          --------------------------------------
                                          --------------------------------------
                                          --------------------------------------

                                                                         ANNEX C

                           SECONDARY VOTING AGREEMENT

    THIS SECONDARY VOTING AGREEMENT, dated as of August 21, 2000 (the "Agreement"), is entered into among TeleTech Holdings, Inc., a Delaware corporation ("Parent"), and certain stockholders of Newgen Results Corporation, a Delaware corporation (the "Company") whose names appear on SCHEDULE I hereto (collectively, the "Stockholders").

                                  WITNESSETH:

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, NG Acquisition Corp., a Delaware corporation ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into the Company (the "Merger");

    WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite such Stockholder's name on SCHEDULE I hereto (the "Owned Shares") which shares constitute in the aggregate approximately sixteen and one-half percent (16.5%) of the issued and outstanding shares of Company Common Stock as of the date hereof;

    WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and the Stockholders are also entering into that certain Primary Voting Agreement, dated as of the date hereof, setting forth certain covenants of the Stockholders with respect to certain additional shares of Company Common Stock beneficially held by the Stockholders (the "Primary Voting Agreement");

    WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement and the Primary Voting Agreement; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement and the Primary Voting Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Stockholders, severally and not jointly, hereby agree as follows:

                                   ARTICLE I
                         TRANSFER AND VOTING OF SHARES;
                      OTHER COVENANTS OF THE STOCKHOLDERS

    SECTION 1.1. VOTING OF SHARES. Subject to Section 1.6, each Stockholder agrees, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, that such Stockholder shall vote its Owned Shares (i) in favor of the adoption and approval of the Merger Agreement (as amended from time to time) and (ii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Parent or its nominees to vote such Owned Shares directly solely with respect to the matters referred to in this Section 1.1.

    SECTION 1.2. NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement, each Stockholder shall not during the term of this Agreement
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Owned Shares unless such transfer or Encumbrance is done subject to the voting requirements set forth in Section 1.1 and subject to any such transferee or the beneficiary of any such Encumbrance executing a Proxy (as defined below),
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Owned Shares or any interest therein on terms that would, at the time of entering into such contract, option or other agreement or understanding or with the passage of time, violate clause (i) above, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Owned Shares, (iv) deposit such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, each Stockholder may transfer all or any of such Stockholder's Owned Shares to any trust, partnership or similar vehicle formed for estate, tax or family planning purposes of which such Stockholder controls the vote, provided that as a condition of such transfer, such Stockholder notifies Parent and provides the Parent with documentation reasonably satisfactory to Parent as to the consent of the transferee to be bound by all of the provisions of this Agreement.

    SECTION 1.3. PROXY. Subject to Section 1.6, each Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of such Stockholder's Owned Shares and constitutes and agrees to execute the proxy in the form attached hereto as EXHIBIT A (the "Proxy").

    SECTION 1.4. STOP TRANSFER. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof) and acknowledges that Parent and the Company may notify the Company's transfer agent of the terms hereof.

    SECTION 1.5. NO SOLICITATION. From and after the date hereof and continuing until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to Article IX thereof, each Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably, be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of this Agreement, each Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to a Takeover Proposal, and each Stockholder will promptly communicate to Parent the terms of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Nothing in this
Section 1.5 shall be a limitation on any Stockholder or Representative thereof serving as a director of the Company or as an officer of the Company acting at the direction of the Board of Directors of the Company and in such capacity taking any action on behalf of the Company that the Company is permitted to take under Section 7.9 of the Merger Agreement, each of whom in his capacity as a director or an officer of the Company shall be subject to the terms and provisions of Section 7.9 of the Merger Agreement.

    SECTION 1.6 TERMINATION. If during the Window Period, the Board of Directors makes a Qualifying Change in Company Recommendation, Sections 1.1, 1.3 and 1.5 hereof, and the Proxy executed by each Stockholder, shall terminate and be of no further force and effect.

                                   ARTICLE II
                                   DISCLOSURE

    SECTION 2.1. DISCLOSURE. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in the proxy statement/prospectus (including all documents and schedules filed with the SEC) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

    Each Stockholder hereby represents and warrants to Parent as follows:

    SECTION 3.1. DUE AUTHORIZATION, ETC. Such Stockholder has all requisite personal or corporate power and authority to execute, deliver and perform this Agreement, to appoint Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Parent as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the. availability of equitable remedies, including specific performance, is subject to the, discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Stockholder of the transactions contemplated hereby.

    SECTION 3.2.  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not,
(i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate the articles of incorporation, bylaws or similar organizational documents to which such Stockholder is subject, (iii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Owned Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (iii) and (iv), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

    (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority

(other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations at permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

    SECTION 3.3. TITLE TO SHARES. Such Stockholder is the sole record and beneficial owner of its Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement or the Merger Agreement or as otherwise disclosed by such Stockholder to Parent.

    SECTION 3.4. NO FINDER'S FEES. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder the payment of which could become the obligation of the Company or Parent. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to the Stockholders as follows:

    SECTION 4.1. DUE ORGANIZATION, AUTHORIZATION, ETC. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                   ARTICLE V
                            ALTERNATIVE DISPOSITIONS

    SECTION 5.1 PROFIT CAPTURE. In the event that any of the Owned Shares are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Takeover Proposal that is entered into within 9 months of a Qualifying Termination of the Merger Agreement (as defined below) and such Takeover Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the stockholders of the Company generally (and shall not have been withdrawn) or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make such Takeover Proposal (and shall not have withdrawn such announcement or publicly announced that it will not make or pursue such Takeover Proposal) prior to a Qualifying Termination of the Merger Agreement (as defined below) (an "Alternative Disposition") then, subject to Section 5.4 below, each Stockholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, 50% of the Profit (as defined below) received or receivable from such Alternative Disposition with respect to all of such Stockholder's Owned Shares. As used in this Section 5.1, "Profit" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration (as defined below) received or receivable with respect to a Stockholder's Owned Shares over (ii) the Current Transaction Consideration (as defined below) received or receivable with respect to a Stockholder's Owned Shares.

    SECTION 5.2 DEFINITIONS; INTERPRETATION. "Alternative Transaction Consideration" shall mean on a per share basis determined at the time the Board of Directors of the Company approves an Alternative Disposition, all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by each Stockholder in connection with an Alternative Disposition (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Stockholder is required to devote, and under which the Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company or the acquiror in such Alternative Disposition), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder as a part of or in connection with the Alternative Disposition. "Current Transaction Consideration" shall mean on a per share basis the lower of (i) $18 per share of Company Common Stock or (ii) the value per share of Company Common Stock calculated pursuant to the terms of Section 3.1(b) of the Merger Agreement on the date on which the Qualifying Termination Occurs (the "Termination Date") expressed as a dollar amount based on what the Parent's Closing Date Price and the Common Exchange Ratio would be if the Termination Date were the Closing Date under the Merger Agreement. "Qualifying Termination of the Merger Agreement" means a termination of the Merger Agreement other than pursuant to Sections 9.1(a), 9.1(c), 9.1(f) or 9.1(i) thereof. For purposes of determining Profit under this Article V, (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to the Stockholders, (ii) all deferred payments or consideration shall be discounted at a market rate to reflect the net present value thereof as determined by the above-referenced independent expert,
(iii) all contingent payments will be assumed to have been paid and (iv) if less than all of the Owned Shares are subject to the Alternative Disposition, then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of the Owned Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of the Owned Shares. In the event any contingent payments included in the determination of Profit ultimately are not paid pursuant to an Alternative Disposition, then Parent shall reimburse Stockholder for any amounts paid to Parent hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non-payment, unless the Stockholder has not used its best efforts to receive such contingent payments.

    SECTION 5.3 ALTERNATIVE DISPOSITION WITH PARENT. In the event that after the date of this Agreement and following the delivery by the Company to Parent of a Notice of Superior Proposal under Section 7.9(b)(iii) of the Merger Agreement, the amount of consideration to be received by the Stockholders in connection with the Merger should be increased in a transaction (a "Second Transaction") beyond the amount otherwise receivable by the Stockholders in accordance with the Merger Agreement as in effect on the date hereof (the "Existing Consideration") then each Stockholder shall either tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds 50% of the Profit payable from such Second Transaction with respect to all of such Stockholder's Owned Shares. As used in this Section 5.3, Profit shall mean an amount equal to the excess, if any, of (i) the Second Transaction Consideration (as defined below) received or receivable with respect to a Stockholder's Owned Shares over (ii) the Existing Consideration received or receivable with respect to a Stockholder's Owned Shares. "Second Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder in respect of its Owned Shares in connection with or as a result of the Second Transaction.

    SECTION 5.4 PAYMENT OF PROFIT. In the event that the Alternative Transaction Consideration received or receivable in an Alternative Disposition is solely cash or cash equivalents, each Stockholder shall pay all amounts due and owing by it pursuant to this Article V within three business days after receipt of any such consideration. In the event that the Alternative Transaction Consideration received or receivable in an Alternative Disposition is other than cash or cash equivalents, Parent shall make available to each Stockholder a loan for payment of the amounts due and owing pursuant to this Article V. In the event that the Alternative Transaction Consideration received or receivable in an Alternative Disposition is in a combination of cash or cash equivalents and consideration other than cash or cash equivalents, then each Stockholder shall pay all amounts due and owing by it pursuant to this Article V within three business days after receipt of any such consideration to the extent of the cash or cash equivalents received and, to the extent that such cash or cash equivalents are insufficient to cover the amounts due and owing pursuant to this
Article V, Parent shall make available to each Stockholder a loan for the shortfall. In the event loans from Parent are required hereunder, Parent and each Stockholder shall agree on the terms and conditions of such loan which terms and conditions shall include the following: (i) each loan shall bear interest at the rate of ten percent (10%) per annum and (ii) each loan shall be secured by a the grant of a security interest in or pledge of the Alternative Transaction Consideration received or receivable in an Alternative Disposition. Subject to the foregoing, Parent and each Stockholder shall agree on any other terms and conditions of any such loan, including the maturity date thereof (which shall in any event be no later than six months following the closing of the Alternative Disposition). If the parties do not reach agreement on any such additional loan terms within fifteen days of the closing of the Alternative Disposition and Parent shall have negotiated such terms in good faith, all amounts due pursuant to this Article V shall be paid within sixty days of the closing of the Alternative Disposition.

    SECTION 5.5 TERMINATION. This Article V shall terminate and be of no further force and effect upon the expiration of the Window Period, provided that no Qualifying Change in Company Recommendation has been made.

                                   ARTICLE VI
                                 MISCELLANEOUS

    SECTION 6.1. DEFINITIONS. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

    SECTION 6.2. TERMINATION. Unless a Qualifying Change in Company Recommendation has been made during the Window Period, in which case the provisions of Article V of this Agreement shall survive until such time as the Stockholders have no further payment obligations pursuant to Article V, this Agreement shall terminate and be of no further force and effect (i) by the unanimous written consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon (x) the Effective Time or
(y) the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

    SECTION 6.3. FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement. Each Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement.

    SECTION 6.4. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to such Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

    SECTION 6.5. NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 6.6. SPECIFIC PERFORMANCE. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury. would be caused to Parent for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

    SECTION 6.7. NOTICE. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be effective
(i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.7 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered to the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)  If to Parent:             TeleTech Holdings, Inc.
                                 1700 Lincoln Street, Suite 1400
                                 Denver, CO 80203
                                 Attention: Chief Financial Officer
                                 Telephone: (303) 894-4000
                                 Fax: (303) 894-7321

                                 TeleTech Holdings, Inc.
                                 1700 Lincoln Street, Suite 1400
                                 Denver, CO 80203
                                 Attention: General Counsel
                                 Telephone: (303) 894-4000
                                 Fax: (303) 894-7321

  with a copy to:                Hogan & Hartson L.L.P.
                                 1200 17th Street, Suite 1500
                                 Denver, CO 80202
                                 Facsimile: 303-899-7333
                                 Attention: Steven A. Cohen

    (b) If to a Stockholder, at the address or facsimile number set forth below such Stockholder's name on SCHEDULE I hereto.

    SECTION 6.8. EXPENSES. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

    SECTION 6.9. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 6.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

    SECTION 6.11. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

    SECTION 6.12. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

    SECTION 6.13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

    SECTION 6.14. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 6.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be executed as of the date first written above.

                                                       TELETECH HOLDINGS, INC.

                                                       By:             /s/ MICHAEL E. FOSS
                                                            -----------------------------------------
                                                                      Name: Michael E. Foss
                                                                  TITLE: CHIEF FINANCIAL OFFICER

                                                       STOCKHOLDERS
                                                       INFORMATION ASSOCIATES, L.P.

                                                       By:   Trident Capital Management, L.L.C., its
                                                                         general partner

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       INFORMATION ASSOCIATES, C.V.

                                                       By:   Trident Capital Management, L.L.C., its
                                                                    investment general partner

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       INFORMATION ASSOCIATES-II, L.P.

                                                       By:  Trident Capital Management-II, L.L.C., its
                                                                         general partner

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       IA-II AFFILIATES FUND, L.L.C.

                                                       By:               /s/ JOHN MORANGE
                                                            -----------------------------------------
                                                                        Name: John Morange
                                                                     TITLE: MANAGING DIRECTOR

                                                       BANK OF AMERICA VENTURES

                                                       By:              /s/ JESS R. MARZAK
                                                            -----------------------------------------
                                                                       Name: Jess R. Marzak
                                                                     TITLE: MANAGING DIRECTOR

                                                       BA VENTURE PARTNERS II

                                                       By:              /s/ JESS R. MARZAK
                                                            -----------------------------------------
                                                                       Name: Jess R. Marzak
                                                                      TITLE: GENERAL PARTNER

                                                       By:            /s/ BERNARD C. SIMKIN
                                                            -----------------------------------------
                                                                       Name: Bernard Simkin

                                                       JOHARI INVESTMENT CO. LTD.

                                                       By:               /s/ GARY SIMKIN
                                                            -----------------------------------------
                                                                        Name: Gary Simkin
                                                                         TITLE: PRESIDENT

                                                       CAPSTONE VENTURES, A Delaware Limited
                                                       Partnership

                                                       By:           Capstone Management, LLC

                                                       By:            /s/ EUGENE J. FISCHER
                                                            -----------------------------------------
                                                                     Name: Eugene J. Fischer

                                                       By:             /s/ GERALD BENOWITZ
                                                            -----------------------------------------
                                                                      Name: Gerald Benowitz

                                                       K & S IMPORTS, INC.

                                                       By:                /s/ SAM SIMKIN
                                                            -----------------------------------------
                                                                         Name: Sam Simkin
                                                                         TITLE: PRESIDENT

                                                       By:                /s/ SAM SIMKIN
                                                            -----------------------------------------
                                                                       Name: Samuel Simkin

                                                       By:              /s/ LESLIE SILVER
                                                            -----------------------------------------
                                                                       Name: Leslie Silver

                                   SCHEDULE I

NAME AND ADDRESS OF STOCKHOLDER                               NUMBER OF SHARES BENEFICIALLY OWNED
-------------------------------                               -----------------------------------
Information Associates, L.P. ...............................                 175,191
  2480 Sand Hill Road
  Menlo Park, CA 94025
Information Associates, C.V. ...............................                   4,890
  2480 Sand Hill Road
  Menlo Park, CA 94025
Information Associates - II, L.P. ..........................                 270,119
  2480 Sand Hill Road
  Menlo Park, CA 94025
IA-II Affiliates Fund, L.L.C. ..............................                  15,758
  2480 Sand Hill Road
  Menlo Park, CA 94025
BankAmerica Ventures .......................................                 286,904
  950 Tower Lane, Ste. 700
  Foster City, CA 94404
BA Venture Partners II .....................................                  31,879
  950 Tower Lane, Ste. 700
  Foster City, CA 94404
Bernard Simkin .............................................                 235,661
  c/o Newgen Results Corporation
  9449 Carroll Park Drive
  San Diego, CA 92121
Johari Investment Co. Ltd. .................................                 217,356
  c/o Newgen Results Corporation
  9449 Carroll Park Drive
  San Diego, CA 92121
Capstone Ventures ..........................................                 131,990
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025
Gerald Benowitz ............................................                 215,634
  5008 McGill Way
  San Diego, CA 92130
K & S Imports, Inc. ........................................                  78,166
  4722 Sun Valley Road
  Del Mar, CA 92104
Samuel Simkin ..............................................                   7,834
  4722 Sun Valley Road
  Del Mar, CA 92104
Leslie Silver ..............................................                  71,025
  4705 Reedly Terrace
  San Diego, CA 92130
                                                                           ---------
Total:......................................................               1,742,407
Percentage:.................................................                   16.54%

                                   EXHIBIT A
                               IRREVOCABLE PROXY

    By its execution hereof, and in order to secure its obligations under the Secondary Voting Agreement (the "Secondary Agreement") of even date herewith among TELETECH HOLDINGS, INC., a Delaware corporation and certain stockholders of NEWGEN RESULTS CORPORATION, a Delaware corporation (the "Company"), the undersigned (the "Stockholder") hereby irrevocably constitutes and appoints TELETECH HOLDINGS, INC. and NG ACQUISITION CORP., a Delaware corporation ("Sub"), and each of them and each of their successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Secondary Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead, to demand that the Secretary call a special meeting of Stockholders of the Company for the purpose of considering any action related to the Merger Agreement and to vote each of the Owned Shares of the Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of Stockholders of the Company, and to sign on behalf of such Stockholder (as a Stockholder of the Company) any ballot, proxy, consent, certificate or other document relating to the Company that law permits or requires, in a manner consistent with Section 1.1 of the Secondary Agreement. This Proxy is coupled with an interest and the Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. Capitalized terms used but not defined herein shall have the meaning set forth in the Secondary Agreement. Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent and Sub, or any of their nominees, the power to carry out and give effect to the provisions of this Proxy.

    IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this
      day of             , 2000.

                                          --------------------------------------
                                          Name:

--------------------------------------------------------------------------------
                                          Address:
                                          --------------------------------------
                                          --------------------------------------
                                          --------------------------------------

                                                                         ANNEX D

                                   CHASE H&Q
                      A Division of Chase Securities Inc.

One Bush Street
San Francisco, CA 94104
Tel  415-371-3000

August 21, 2000

CONFIDENTIAL

The Board of Directors
Newgen Results Corporation
12680 High Bluff Drive, Suite 300
San Diego, CA 92130

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Newgen Results Corporation ("Newgen" or the "Company") of the consideration to be received, pursuant to the Agreement and Plan of Merger dated as of August 21, 2000 (the "Agreement") between TeleTech Holdings, Inc. ("TeleTech"), NG Acquisition Corp. ("Merger Sub"), and Newgen. The Agreement provides, among other things, for the merger of the Merger Sub with and into the Company (the "Proposed Transaction"), as a result of which the Company will become a wholly-owned subsidiary of TeleTech. As set forth more fully in the Agreement, as a result of the Proposed Transaction, each share of Common Stock, par value $0.01 per share, of Newgen will be converted into the right to receive that number of shares of Common Stock, par value $0.01 per share, of TeleTech determined by dividing $18.00 by "Parent's Closing Date Price". Parent's Closing Date Price is defined in the Agreement as the average of the closing prices of TeleTech Common Stock for the 20 consecutive trading days through and including the trading day two days prior to the Closing Date, as defined in the Agreement; provided, however, that Parent's Closing Date Price shall not be greater than $37.50 or less than $22.50. The Agreement provides for holders of Newgen Common Stock to receive a cash payment in lieu of fractional shares of TeleTech Common Stock to which they would otherwise be entitled. For the purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code and that the Proposed Transaction will be accounted for as a pooling of interests.

    Chase Securities Inc. ("Chase"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In May 1999, Chase acted as lead underwriter in a public offering of 3,725,000 shares of Newgen common stock and received customary fees and commissions in connection therewith. We have acted as a financial advisor to the Board of Directors of Newgen in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

                                     [LOGO]
    SAN FRANCISCO - NEW YORK - BOSTON - ATLANTA - NEWPORT BEACH - SAN DIEGO MEMBERS NEW YORK STOCK EXCHANGE - AMERICAN STOCK EXCHANGE - PACIFIC STOCK
                                    EXCHANGE

The Board of Directors
Newgen Results Corporation
Page 2

    In the past, we have provided investment banking and other financial advisory services to Newgen and have received fees for rendering these services. In the ordinary course of business, Chase acts as a market maker and broker in the publicly traded securities of Newgen and receives customary compensation in connection therewith, and also provides research coverage for Newgen. In the ordinary course of business, Chase actively trades in the equity and derivative securities of Newgen and TeleTech for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Chase may in the future provide additional investment banking or other financial advisory services to TeleTech.

    In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

     (i) reviewed the publicly available consolidated financial statements of TeleTech for recent years and interim periods to date and certain other relevant financial and operating data of TeleTech (including its capital structure) made available to us from published sources and from the internal records of TeleTech;

     (ii) reviewed certain internal financial and operating information relating to TeleTech prepared by the management of TeleTech;

    (iii) discussed the past and current business, financial condition and prospects of TeleTech with certain members of senior management;

     (iv) reviewed the publicly available consolidated financial statements of Newgen for recent years and interim periods to date and certain other relevant financial and operating data of Newgen made available to us from published sources and from the internal records of Newgen;

     (v) reviewed certain internal financial and operating information relating to Newgen prepared by the senior management of Newgen;

     (vi) discussed the past and current business, financial condition and prospects of Newgen with certain members of senior management;

    (vii) reviewed the recent reported prices and trading activity for the common stocks of TeleTech and Newgen and compared such information and certain financial information for TeleTech and Newgen with similar information for certain other companies engaged in businesses we consider comparable;

   (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     (ix) reviewed the Agreement dated August 21, 2000;

     (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning TeleTech and Newgen considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or

The Board of Directors
Newgen Results Corporation
Page 3

liabilities of TeleTech or Newgen, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of TeleTech and Newgen. For purposes of this opinion, we have assumed that neither TeleTech nor Newgen is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. We have relied upon the assessment by the respective managements' of Newgen and TeleTech of their ability to retain key employees of Newgen. We have also relied upon, without independent verification, the assessment by the respective managements' of Newgen and TeleTech of: (i) the strategic, financial and other benefits expected to result from the Proposed Transaction; (ii) the timing and risks associated with the integration of Newgen and TeleTech; and (iii) the validity of, and risks associated with, Newgen's and Teletech's existing and future technologies, services or business models. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which TeleTech common stock or Newgen common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

    It is understood that this letter is for the information of the Board of Directors of Newgen in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any filing (in respect of the Proposed Transaction) by Newgen of the Proxy Statement/Prospectus with the United States Securities and Exchange Commission. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

    Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received in the Proposed Transaction is fair, from a financial point of view, to the stockholders of Newgen.

Very truly yours,
CHASE SECURITIES INC.
/s/ DAVID GOLDEN
--------------------------------------
David Golden
Managing Director

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Delaware General Corporation Law, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

    Although the Delaware General Corporation Law permits a corporation to indemnify any person referred to above against expenses (including attorney fees) that are actually and reasonably incurred by such person ("Expenses"), in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is for such Expenses only permitted to the extent that the Court of Chancery, or the court in which the action or suit was brought, determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the Court of Chancery, or such other court, deems proper.

    The determination, with respect to a person who is a director or officer at the time of such determination, as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

    The Delaware General Corporation Law also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding covered by the statute, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, the Delaware General Corporation Law provides for the general authorization of advancement of a director's or officer's litigation expenses, subject to an undertaking by such person to repay any such advancements if such person is ultimately found not to have been entitled to reimbursement for such expenses and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. TeleTech's Restated Certificate of Incorporation provides that TeleTech shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. TeleTech also is authorized to secure insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, TeleTech maintains liability insurance for the benefit of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBIT NO.             EXHIBIT DESCRIPTION
-----------             -------------------
         2.1            Agreement and Plan of Merger, dated as of August 21, 2000, by and among TeleTech Holdings, Inc., NG Acquisition Corp.
                        and Newgen Results Corporation (included in this
                        Registration Statement as Annex A to the proxy
                        statement/prospectus)

         5.1*           Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares of common stock being registered

         8.1*           Opinion of Hogan & Hartson L.L.P. regarding the
                        qualification of the merger as a reorganization for federal income tax purposes and related federal income tax
                        consequences

         8.2*           Opinion of Cooley Godward LLP regarding the qualification of the merger as a reorganization for federal income tax
                        purposes and related federal income tax consequences

        23.1            Consent of Arthur Andersen LLP (TeleTech)

        23.2            Consent of Arthur Andersen LLP (Newgen)

        23.3            Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

        23.4            Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

        23.5            Consent of Cooley Godward LLP (included in Exhibit 8.2)

        23.6            Consent of Chase H&Q (included in this Registration
                        Statement as Annex D to the proxy statement/prospectus)

        24.1            Power of attorney (included on signature page)

        99.1            Newgen--Form of Proxy

        99.2 Primary Voting Agreement, dated as of August 21, 2000, by and between TeleTech and certain stockholders of Newgen
                        (included in this Registration Statement as Annex B to the proxy statement/prospectus)

        99.3            Secondary Voting Agreement, dated as of August 21, 2000, by and between TeleTech and certain stockholders of Newgen
                        (included in this Registration Statement as Annex C to the proxy statement/prospectus)

------------------------

*   to be filed by amendment

ITEM 22. UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and TeleTech being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on October 5, 2000.

                                                       TELETECH HOLDINGS, INC.

                                                       BY:            /S/ SCOTT D. THOMPSON
                                                            -----------------------------------------
                                                                        Scott D. Thompson
                                                                     CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott D. Thompson and Michael E. Foss, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-4 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed on October 5, 2000 by the following persons in the capacities indicated:

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                /s/ SCOTT D. THOMPSON                  Chief Executive Officer
     -------------------------------------------         (Principal Executive Officer)
                  Scott D. Thompson

                 /s/ MICHAEL E. FOSS                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and
                   Michael E. Foss                       Accounting Officer)

               /s/ KENNETH D. TUCHMAN                  Chairman of the Board
     -------------------------------------------
                 Kenneth D. Tuchman

                /s/ JAMES E. BARLETT                   Director
     -------------------------------------------
                  James E. Barlett

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                  /s/ ROD DAMMEYER                     Director
     -------------------------------------------
                    Rod Dammeyer

             /s/ DR. GEORGE H. HEILMEIER               Director
     -------------------------------------------
               Dr. George H. Heilmeier

                                                       Director
     -------------------------------------------
                 Morton H. Meyerson

                 /s/ ALAN SILVERMAN                    Director
     -------------------------------------------
                   Alan Silverman

                /s/ SCOTT D. THOMPSON                  Director
     -------------------------------------------
                  Scott D. Thompson

                                 EXHIBIT INDEX

EXHIBIT NO.             EXHIBIT DESCRIPTION
-----------             -------------------
         2.1            Agreement and Plan of Merger, dated as of August 21, 2000, by and among TeleTech Holdings, Inc., NG Acquisition Corp.
                        and Newgen Results Corporation (included in this
                        Registration Statement as Annex A to the proxy
                        statement/prospectus)

         5.1*           Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares of common stock being registered

         8.1*           Opinion of Hogan & Hartson L.L.P. regarding the
                        qualification of the merger as a reorganization for federal income tax purposes and related federal income tax
                        consequences

         8.2*           Opinion of Cooley Godward LLP regarding the qualification of the merger as a reorganization for federal income tax
                        purposes and related federal income tax consequences

        23.1            Consent of Arthur Andersen LLP (TeleTech)

        23.2            Consent of Arthur Andersen LLP (Newgen)

        23.3            Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

        23.4            Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

        23.5            Consent of Cooley Godward LLP (included in Exhibit 8.2)

        23.6            Consent of Chase H&Q (included in this Registration
                        Statement as Annex D to the proxy statement/prospectus)

        24.1            Power of attorney (included on signature page)

        99.1            Newgen--Form of Proxy

        99.2            Form of Primary Voting Agreement, dated as of August 21,
                        2000, by and between TeleTech and certain stockholders of Newgen (included in this Registration Statement as Annex B to the proxy statement/prospectus)

        99.3            Form of Secondary Voting Agreement, dated as of August 21,
                        2000, by and between TeleTech and certain stockholders of Newgen (included in this Registration Statement as Annex C to the proxy statement/prospectus)

------------------------

*   to be filed by amendment